Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

dated as of

January 5, 2023

by and among

STONEBRIDGE Acquisition CorpORATION,

STONEBRIDGE ACQUISITION PTE. LTD.,

and

DIGIASIA BIOS PTE. LTD.

and

Prashant Gokarn, solely in his capacity as the Management Representative

TABLE OF CONTENTS

Page

Article I CERTAIN DEFINITIONS		3

1.01	Definitions	3
1.02	Construction	19
1.03	Knowledge	20

Article II THE AMALGAMATION; CLOSING		21

2.01	The Amalgamation	21
2.02	Effects of the Amalgamation	21
2.03	Closing	21
2.04	Organizational Documents of Acquiror and the Amalgamated Company	22
2.05	Directors and Officers of Acquiror and the Amalgamated Company	22

Article III EFFECTS OF THE AMALGAMATION		23

3.01	Effect on Securities	23
3.02	Equitable Adjustments	24
3.03	Delivery of Amalgamation Consideration	24
3.04	Lost Securities	25
3.05	Treatment of Company Options	25
3.06	Earnout	26
3.07	Cash in Lieu of Fractional Shares	29
3.08	Payment of Expenses	29

Article IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY		30

4.01	Corporate Organization of the Company	30
4.02	Subsidiaries	30
4.03	Due Authorization	30
4.04	No Conflict	31
4.05	Governmental Authorities; Consents	31
4.06	Capitalization	32
4.07	Financial Statements	33
4.08	Undisclosed Liabilities	34
4.09	Litigation and Proceedings	34
4.10	Compliance with Laws	35
4.11	Intellectual Property	36
4.12	Contracts; No Defaults	39

4.13	Company Benefit Plans	40
4.14	Labor Matters	42
4.15	Taxes	43
4.16	Brokers’ Fees	45
4.17	Insurance	45
4.18	Real Property; Assets	46
4.19	Environmental Matters	47
4.20	Absence of Changes	48
4.21	Affiliate Agreements	48
4.22	Internal Controls	48
4.23	Permits	48
4.24	Registration Statement	48
4.26	No Additional Representations and Warranties	49
4.27	Company Shareholder Support Agreement	49

Article V REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND AMALGAMATION SUB		50

5.01	Corporate Organization	50
5.02	Due Authorization	50
5.03	No Conflict	52
5.04	Litigation and Proceedings	52
5.05	Compliance with Laws	52
5.06	Employee Benefit Plans	53
5.07	Governmental Authorities; Consents	54
5.08	Financial Ability; Trust Account	54
5.09	Taxes	55
5.10	Brokers’ Fees	56
5.11	Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act	56
5.12	Business Activities; Absence of Changes	58
5.13	Registration Statement	60
5.14	No Outside Reliance	60
5.15	Capitalization	61
5.16	Nasdaq Stock Market Quotation	62
5.17	Contracts; No Defaults	62
5.18	Title to Property	63

2

5.19	Investment Company Act	63
5.20	Affiliate Agreements	63
5.21	Sponsor Support Agreement	63

Article VI COVENANTS OF THE COMPANY		63

6.01	Conduct of Business	63
6.02	Inspection	67
6.03	No Acquiror	67
6.04	No Claim Against the Trust Account	67
6.05	Proxy Solicitation; Other Actions	68
6.06	Non-Solicitation; Acquisition Proposals	69

Article VII COVENANTS OF ACQUIROR		72

7.01	Conduct of Acquiror During the Interim Period	72
7.02	Trust Account	74
7.03	Inspection	75
7.04	Acquiror Nasdaq Listing	75
7.05	Acquiror Public Filings	75
7.06	Section 16 Matters	75

Article VIII JOINT COVENANTS		77

8.01	Support of Transaction	77
8.02	Preparation of Registration Statement; Extraordinary General Meeting; Solicitation of Company Requisite Approval	78
8.03	Tax Matters	80
8.04	Confidentiality; Publicity	80
8.05	Post-Closing Cooperation; Further Assurances	81
8.06	Additional Insurance and Indemnity Matters	81
8.07	Antitrust Regulatory Approvals	82
8.08	Employee Matters	84
8.09	Transaction Financing	85

Article IX CONDITIONS TO OBLIGATIONS		86

9.01	Conditions to Obligations of All Parties	86
9.02	Additional Conditions to Obligations of Acquiror	87
9.03	Additional Conditions to the Obligations of the Company	88

Article X TERMINATION/EFFECTIVENESS		89

10.01	Termination	89
10.02	Effect of Termination	90

3

Article XI MISCELLANEOUS		90

11.01	Waiver	90
11.02	Notices	91
11.03	Assignment	91
11.04	Rights of Third Parties	92
11.05	Expenses	92
11.06	Governing Law	92
11.07	Captions; Counterparts	92
11.08	Schedules and Exhibits	92
11.09	Entire Agreement	92
11.10	Amendments	92
11.11	Severability	93
11.12	Dispute Resolution.	93
(a)	WAIVER OF TRIAL BY JURY	94
11.13	Enforcement	94
11.14	Non-Recourse	94
11.15	Nonsurvival of Representations, Warranties and Covenants	94
11.16	Management Representative	95
11.17	Acknowledgments	96

Exhibits

Exhibit A – Form of Amalgamation Proposal

Exhibit B – Form of PubCo Charter

Exhibit C – Form of Acquiror Incentive Plan

Exhibit D – Form of Amalgamated Company Constitution

Exhibit E – Form of Earnout Escrow Agreement

Exhibit F – Form of Director Nomination Agreement

Exhibit G – Form of Company Shareholder Lock-Up Agreement

Exhibit H – Form of Registration Rights Agreement

4

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”), dated as of January 5, 2023, is entered into by and among StoneBridge Acquisition Corporation, a Cayman Islands exempted company limited by shares (prior to the Effective Time, “Acquiror” and, at and after the Effective Time, “PubCo”), StoneBridge Acquisition Pte. Ltd., a Singapore private company limited by shares, with company registration number 202239721R and a direct wholly owned subsidiary of Acquiror (“Amalgamation Sub”), DigiAsia Bios Pte. Ltd., a Singapore private company limited by shares, with company registration number 201730295C (the “Company”), and Prashant Gokarn (the “Management Representative”), solely in his capacity as the Management Representative pursuant to the designation in Section 11.16. Except as otherwise indicated, capitalized terms used but not defined herein shall have the meanings set forth in Article I of this Agreement.

RECITALS

WHEREAS, Acquiror is a special purpose acquisition company incorporated to acquire one or more operating businesses through a Business Combination;

WHEREAS, Amalgamation Sub is a newly formed, wholly owned, direct subsidiary of Acquiror, and was formed for the sole purpose of the Amalgamation;

WHEREAS, upon the terms and subject to the conditions of this Agreement and in accordance with the Singapore Companies Act and other applicable Law, the parties hereto intend to enter into a business combination transaction by which Amalgamation Sub and the Company will amalgamate under Section 215A of the Singapore Companies Act (the “Amalgamation”), with the Company surviving the Amalgamation as the amalgamated company (the Company, in its capacity as the company surviving the Amalgamation, is sometimes referred to as the “Amalgamated Company”) and becoming a wholly owned Subsidiary of PubCo;

WHEREAS, immediately following the Amalgamation, the Amalgamated Company will be the holder of 99.99% of the issued and outstanding capital stock of PT Digi Asia Bios, a company organized under the laws of the Republic of Indonesia (“PT DAB”), and the Founder, individually, will be the holder of the remaining 0.01% of the issued and outstanding capital stock of PT DAB;

WHEREAS, as soon as practicable following the Effective Time and pursuant to or in connection with the Amalgamation, each Company Shareholder will be entitled to receive amalgamation consideration in the form of shares in PubCo, as more fulsomely described in this Agreement;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, the Sponsor has entered into that certain Sponsor Support Agreement (the “Sponsor Support Agreement”) with Acquiror and the Company;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, certain Company Shareholders have entered into that certain Company Shareholder Support Agreement (the “Company Shareholder Support Agreement”) with Acquiror and Amalgamation Sub;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, in connection with the Transactions, Acquiror, the Company and certain Company Shareholders who will receive PubCo’s Ordinary Shares pursuant to Article III, have entered into that certain Registration Rights Agreement (the “Registration Rights Agreement”), to be effective upon the Closing;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, the members of the Management Earnout Group have appointed Prashant Gokarn as the Management Representative pursuant to that certain Management Representative Agreement (the “Management Representative Agreement”);

WHEREAS, pursuant hereto, Acquiror has committed to obtain at least Thirty Million Dollars ($30,000,000) of Transaction Financing;

WHEREAS, in connection with the Amalgamation, Acquiror shall adopt the second amended and restated memorandum and articles of association (the “PubCo Charter”) in the form set forth on Exhibit B, to provide for, among other things an increase in the number of PubCo’s Ordinary Shares;

WHEREAS, prior to the Closing, the Company shall take such steps to convert all Company Preferred Shares, and any other preferred shares in the capital of the Company, into Company Ordinary Shares in accordance with the Company’s Governing Documents;

WHEREAS, at the Closing, the Company Ordinary Shares will be exchanged for PubCo’s Ordinary Shares;

WHEREAS, pursuant to the Acquiror Organizational Documents, Acquiror is required to provide an opportunity to its shareholders to have their Acquiror Ordinary Shares redeemed for the consideration, and on the terms and subject to the conditions and limitations, set forth in this Agreement, the Acquiror Organizational Documents, the Trust Agreement, and the Proxy Statement in conjunction with, inter alia, obtaining approval from the shareholders of Acquiror for the Business Combination (the “Offer”);

WHEREAS, prior to the consummation of the Transactions, Acquiror shall, subject to obtaining the Acquiror Shareholder Approval, adopt the equity incentive plan (the “Acquiror Incentive Plan”) in the form set forth on Exhibit C;

WHEREAS, prior to the consummation of the Transactions, certain Company Shareholders shall enter into Company Shareholder Lock-Up Agreements, to provide for, among things a lock-up of such Company Shareholders’ PubCo’s Ordinary Shares received from the Amalgamation until the earlier of (i) nine months after the Closing or (ii) the first time the last reported sale price of PubCo’s Ordinary Shares equals or exceeds $12.50 per share (subject to equitable adjustment) for any 20 trading days within any consecutive 30 trading-day period, in the form set forth on Exhibit G;

WHEREAS, each of the parties intends that, for U.S. federal income tax purposes, (i) this Agreement shall constitute a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations promulgated thereunder and (ii) either the Amalgamation shall constitute a “reorganization” within the meaning of Section 368(a) of the Code or the Transactions shall constitute a transaction that qualifies under Section 351 of the Code (the “Intended Tax Treatment”); and

WHEREAS, the respective boards of directors or similar governing bodies of each of Acquiror, Amalgamation Sub and the Company have each (i) approved and declared advisable the Transactions upon the terms and subject to the conditions of this Agreement and in accordance with the Singapore Companies Act, the Cayman Companies Act and other applicable Law, and (ii) recommended to their respective shareholders the approval and adoption of this Agreement and the Transactions.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Acquiror, Amalgamation Sub and the Company, intending to be legally bound, hereby agree as follows:

Article I
CERTAIN DEFINITIONS

1.01         Definitions. As used herein, the following terms shall have the following meanings:

“Acquiror” has the meaning specified in the preamble hereto.

“Acquiror Affiliate Agreement” has the meaning specified in Section 5.20.

“Acquiror and Amalgamation Sub Representations” means the representations and warranties of each of Acquiror and Amalgamation Sub expressly and specifically set forth in Article V of this Agreement, as qualified by the Acquiror and Amalgamation Sub Schedules. For the avoidance of doubt, the Acquiror and Amalgamation Sub Representations are solely made by Acquiror and Amalgamation Sub.

“Acquiror and Amalgamation Sub Schedules” means the disclosure schedules of Acquiror and Amalgamation Sub.

“Acquiror Benefit Plans” has the meaning set forth in Section 5.06.

“Acquiror Board” means the board of directors of Acquiror.

“Acquiror Board Recommendation” has the meaning specified in Section 8.02(d).

“Acquiror Cure Period” has the meaning specified in Section 10.01(c).

“Acquiror Incentive Plan” has the meaning specified in the recitals hereto.

“Acquiror Incentive Plan Proposal” has the meaning specified in Section 8.02(c).

“Acquiror Ordinary Shares” means Acquiror’s Class A ordinary shares, par value $0.0001 per share, and Acquiror’s Class B ordinary shares, par value $0.0001 per share.

“Acquiror Organizational Documents” means the Acquiror’s amended and restated memorandum and articles of association, in each case as may be amended from time to time in accordance with the terms of this Agreement and the Cayman Companies Act.

“Acquiror Private Placement Warrants” means “Private Placement Warrants,” as defined in the most recent Acquiror SEC Reports prior to the date of this Agreement.

“Acquiror Public Warrant” means “Public Warrants,” as defined in the most recent Acquiror SEC Reports prior to the date of this Agreement.

“Acquiror SEC Reports” has the meaning specified in Section 5.11(a).

“Acquiror Shareholder” means a holder of Acquiror Ordinary Shares.

“Acquiror Shareholder Approval” has the meaning specified in Section 5.02(b).

“Acquiror Units” means the units of the Acquiror issued in connection with its initial public offering, which such units are comprised of one Acquiror Class A Ordinary Share and one-half of one Acquiror Public Warrant.

“Acquiror Warrants” means, collectively, the Acquiror Public Warrants and the Acquiror Private Placement Warrants.

“Acquisition Proposal” has the meaning specified in Section 6.06(b).

“ACRA” means the Singapore Accounting and Corporate Regulatory Authority.

“Action” means any claim, action, suit, assessment, arbitration or proceeding, in each case that is by or before any Governmental Authority.

“Additional Proposals” has the meaning specified in Section 8.02(c).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by, or is under common control with, such specified Person.

“Agreement” has the meaning specified in the preamble hereto.

“Amalgamated Company” has the meaning specified in the recitals hereto.

“Amalgamated Company Constitution” means the form of constitution set forth on Exhibit D.

"Amalgamated Company Ordinary Share" means an ordinary share of the Amalgamated Company.

“Amalgamating Entities” has the meaning specified in Section 2.01.

“Amalgamation” has the meaning specified in Section 2.01.

“Amalgamation Documents” has the meaning specified in Section 2.03.

"Amalgamation Objection" has the meaning specified in Section 6.08(f).

“Amalgamation Proposal” has the meaning specified in Section 2.03.

“Amalgamation Sub” has the meaning specified in the preamble hereto.

“Amendment Proposal” has the meaning specified in Section 8.02(c).

“Ancillary Agreements” means this Agreement, the PubCo Charter, the Earnout Escrow Agreement, the Company Shareholder Support Agreement, the Sponsor Support Agreement, the Company Shareholder Lock-Up Agreement, the Management Representative Agreement, the Registration Rights Agreement and the Director Nomination Agreement and all the agreements, documents, instruments and certificates entered into in connection herewith or therewith and any and all exhibits and schedules thereto.

“Anti-Corruption Laws” means any applicable Laws relating to anti-bribery or anti-corruption (governmental or commercial), including the U.S. Foreign Corrupt Practices Act, as amended (FCPA), the UK Bribery Act 2010 and the U.S. Travel Act, 18 U.S.C. § 1952.

“Antitrust Law” means any applicable foreign antitrust Laws and all other applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Audited Financial Statements” has the meaning specified in Section 6.05.

“Business Combination” has the meaning ascribed to such term in the Acquiror’s Organizational Documents.

“Business Combination Proposal” has the meaning set forth in Section 7.07.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Singapore are authorized or required by Law to close.

“Cayman Companies Act” means the Companies Act (As Revised) of the Cayman Islands.

“Claim” means any demand, claim, action, legal, judicial or administrative proceeding (whether at law or in equity) or arbitration.

“Closing” has the meaning specified in Section 2.03.

“Closing Date” has the meaning specified in Section 2.03.

“Closing Share Price” means $10.00 per share.

“Code” has the meaning specified in the recitals hereto.

“Company” has the meaning specified in the preamble hereto.

“Company Advance Shareholder Approval” means (other than the Company Requisite Approval) the approval of this Agreement and the transactions contemplated hereby, pursuant to and in accordance with the terms and conditions of the Company’s Governing Documents.

“Company Affiliate Agreement” has the meaning specified in Section 4.21.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Board” means the board of directors of the Company.

"Company Board Recommendation" has the meaning specified in Section 8.02(e).

“Company Certificate of Incorporation” means the certificate of incorporation of the Company.

“Company Cure Period” has the meaning specified in Section 10.01(b).

“Company Group” means the (1) Company, (2) PT DAB and its Subsidiaries (as set forth on Schedule 4.02), (3) PT SOLUSI PASTI INDONESIA, (4) PT TRI DIGI FIN, and (5) PT REYHAN PUTRA MANDIRI.

“Company Intellectual Property” means all Owned Intellectual Property and all Intellectual Property used in, or necessary for the conduct of the business of the Company, as currently conducted.

“Company Option” has the meaning specified in Section 3.05(a).

“Company Ordinary Shares” has the meaning specified in Section 4.06(a).

“Company Preferred Shares” has the meaning specified in Section 4.06(a).

“Company Preferred Shares Conversion” has the meaning specified in Section 3.01(a).

“Company Representations” means the representations and warranties of the Company expressly and specifically set forth in Article IV of this Agreement, as qualified by the Company Schedules. For the avoidance of doubt, the Company Representations are solely made by the Company.

“Company Requisite Approval” means the approval of the Amalgamation, the Amalgamation Proposal and the transactions contemplated thereby, by a special resolution passed by a majority of not less than three-fourths of such members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy present at a general meeting of the holders of the Company Shares pursuant to and in accordance with the terms and conditions of the Company’s Governing Documents and applicable Law.

“Company Schedules” means the disclosure schedules of the Company.

“Company Security” and “Company Securities” have the meanings specified in Section 3.03(a).

“Company Share Plan” means the Company’s employee share ownership plan.

“Company Shareholder” means the holder of either a Company Ordinary Share or a Company Preferred Share.

“Company Shareholder Lock-Up Agreements” has the meaning specified in Section 9.02(g).

“Company Shareholder Support Agreement” has the meaning specified in the recitals hereto.

"Company Shareholders' Meeting" has the meaning specified in Section 8.02(e).

"Company Shareholders' Written Resolution" has the meaning specified in Section 8.02(e).

“Company Shares” means, collectively, the Company Ordinary Shares and the Company Preferred Shares.

“Company Software” means all Company- or Company Subsidiary-owned and third party Software used in, or necessary for the conduct of, the business of the Company or any of the Company’s Subsidiaries, as currently conducted.

“Company Subsidiary” means a Subsidiary of the Company.

“Confidential Data” means all data for which the Company is required by Law, Contract or privacy policy to keep confidential or private, including all such data transmitted to the Company by customers of the Company or Persons that interact with the Company.

“Confidentiality Agreement” has the meaning specified in Section 11.09.

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders (other than any Company Benefit Plans).

“Consolidated Financial Statements” has the meaning specified in Section 6.05.

“Copyleft Terms” has the meaning specified in Section 4.11(g).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Action” means an inaction or action by the Company, including the establishment of any policy, procedure or protocol, in response to COVID-19 or any COVID-19 Measures (i) that is consistent with the past practice of the Company in response to COVID-19 prior to the date of this Agreement (but only to the extent in compliance with applicable Law), or (ii) that would, given the totality of the circumstances under which the Company acted or did not act, be unreasonable for Acquiror to withhold, condition or delay consent with respect to such action or inaction (whether or not Acquiror has a consent right with respect thereto).

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority, including the Singapore Ministry of Health, the U.S. Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19.

“DAB Balance Sheet” has the meaning specified in Section 4.07(a)(v).

“Director Nomination Agreement” has the meaning specified in Section 9.02(e).

“DTC” means The Depository Trust Company.

“Earnout Escrow Account” has the meaning specified in Section 3.06(b)(i).

“Earnout Escrow Agent” has the meaning specified in Section 3.06(b)(i).

“Earnout Escrow Agreement” has the meaning specified in Section 3.06(b)(i).

“Earnout Shares” means the Acquiror Ordinary Shares that have been placed into escrow and are subject to forfeiture pursuant to Section 3.06.

“Effective Time” has the meaning specified in Section 2.03.

“Environmental Laws” means any and all applicable Laws relating to pollution, protection of the environment (including natural resources) and human health and safety, or the use, storage, emission, disposal or release of or exposure to Hazardous Materials.

“Equity Value” means Five Hundred Million ($500,000,000).

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” has the meaning specified in Section 4.13(e).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exchange Ratio” means the ratio determined by dividing (a) the Per Share Amalgamation Consideration Value, by (b) the Closing Share Price.

“Extraordinary General Meeting” means a meeting of the holders of Acquiror Ordinary Shares to be held for the purpose of approving the Proposals.

“Financial Derivative/Hedging Arrangement” means any transaction (including an agreement with respect thereto) which is a rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option or any combination of these transactions.

“Financial Statements” has the meaning specified in Section 4.07.

“Founder” means Alexander Rusli.

“Fraud” means an actual, intentional and knowing common law fraud (and not a constructive fraud, negligent misrepresentation or omission, or any form of fraud premised on recklessness or negligence), as finally determined by a court of competent jurisdiction, by (a) the Company with respect to the Company Representations and Warranties (as qualified by the Company Schedules), or (b) Acquiror or Amalgamation Sub with respect to the Acquiror and Amalgamation Sub Representations (as qualified by Acquiror and Amalgamation Sub Schedules); provided that (and without limiting any of the other elements for establishing such common law fraud) such fraud shall in no event be deemed to exist in the absence of actual conscious awareness (and not imputed or constructive knowledge) by or on behalf of the Named Party sought to be held liable therefor, on the date the particular representation or warranty is made hereunder, both (i) of the particular fact, event or condition that gives rise to a breach of the applicable representation or warranty contained herein, and (ii) that such fact, event or condition actually constitutes a breach of such representation or warranty, all with the express intention of such Named Party to deceive and mislead the other party hereto.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a Singapore company limited by shares are its certificate of incorporation and constitution and the “Governing Documents” of a Cayman Islands exempted company are its memorandum and articles of association (as amended and/or restated), register of members, register of officers and directors, register of mortgages and charges, and certificate of incorporation.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, arbitrator, court or tribunal.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, issued or entered by or with any Governmental Authority.

“Hazardous Material” means any material, substance or waste that is listed, regulated, or defined as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant” (or words of similar intent or meaning) under applicable Environmental Laws, including but not limited to petroleum, petroleum by-products, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable or explosive substances, mold, per- and polyfluoroalkyl substances or pesticides.

“IFAS” means Indonesian Financial Accounting Standards (Indonesian SAK) which is comprised of the Statements of Financial Accounting Standards (PSAK) and Interpretation of Financial Accounting Standards (ISAK) issued by the Financial Accounting Standards Boards of the Institute of Indonesia Chartered Accountants (DSAK-IAI).

“IFRS” means the International Financial Reporting Standards as issued by the International Accounting Standards Board.

“Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) amounts owing as deferred purchase price for property or services, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) contingent reimbursement obligations with respect to letters of credit, bankers’ acceptance or similar facilities (in each case to the extent drawn), (e) payment obligations of a third party secured by (or for which the holder of such payment obligations has an existing right, contingent or otherwise, to be secured by) any Lien, other than a Permitted Lien, on assets or properties of such Person, whether or not the obligations secured thereby have been assumed, (f) obligations under capitalized leases, (g) obligations under any Financial Derivative/Hedging Arrangement, (h) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (g) above and (i) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall not include accounts payable to trade creditors and accrued expenses arising in the ordinary course of business.

“Indonesian Audited Financial Statements” has the meaning specified in Section 4.07(a).

“Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Regulatory Consent Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the U.S. Department of Justice or the U.S. Federal Trade Commission or any subpoena, interrogatory or deposition.

“Information Memorandum” means the circular to Company Shareholders with respect to, inter alia, the Company Requisite Approval.

“Intellectual Property” means all intellectual property rights created, arising, or protected under applicable Law, including all: (i) patents, patent applications, patentable inventions and other patent rights (including any divisionals, continuations, continuations-in-part, reissues and reexaminations thereof) (collectively, “Patents”); (ii) trademarks, service marks, trade dress, trade names, taglines, social media identifiers (such as a Twitter® handle), brand names, logos, corporate names and other source identifiers and all goodwill related thereto; (iii) copyrights and designs; (iv) internet domain names; (v) trade secrets, know-how, inventions, processes, procedures, database rights, source code, confidential business information and other proprietary information and rights (collectively, “Trade Secrets”) and (vi) rights in Software.

“Intended Tax Treatment” has the meaning specified in the recitals hereto.

“Interim Period” has the meaning specified in Section 6.01.

“International Trade Laws” means any Law relating to international trade, including: (i) import laws and regulations administered by U.S. Customs and Border Protection, (ii) export control regulations issued by the U.S. Department of State pursuant to the International Traffic in Arms Regulations (22 C.F.R. 120 et seq.) and/or the U.S. Department of Commerce pursuant to the Export Administration Regulations (15 C.F.R. 730 et seq.); (iii) sanctions laws and regulations as administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control (31 C.F.R. Part 500 et seq.); (iv) U.S. anti-boycott laws and requirements (Section 999 of the Code, or related provisions, or under the Export Administration Act, as amended, 50 U.S.C. App. Section 2407 et seq.).

“IT Systems” means the Software, systems, servers, computers, hardware, firmware, middleware, networks, data communications lines, routers, hubs, switches and all other information technology and telecommunications assets, systems, and equipment, and all associated documentation, in each case, owned, used, held for use, leased, outsourced or licensed by or for the Company or one of the Companies Subsidiaries for use in the conduct of its respective business as it is currently conducted.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, subleased, licensed or otherwise occupied by the Company or any of the Company’s Subsidiaries.

“Letter of Transmittal” has the meaning specified in Section 3.03(a).

“Lien” means any mortgage, deed of trust, pledge, hypothecation, easement, right of way, purchase option, right of first refusal, covenant, restriction, security interest, title defect, encroachment or other survey defect, or other lien or encumbrance of any kind, except for any restrictions arising under any applicable Securities Laws.

“Management Earnout Group” means the individuals listed on Schedule 3.06.

“Management Representative” has the meaning specified in Section 11.16(a).

“Management Representative Agreement” has the meaning specified in the Recitals hereto.

“Material Adverse Effect” means any event, change or circumstance that has a material adverse effect on (i) the assets, business, results of operations or financial condition of the Company or any of the Company’s Subsidiaries, taken as a whole; provided, however, that in no event would any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect”: (a) any change in applicable Laws, the SFRS, or IFRS after the date hereof or any official interpretation thereof, (b) any change in interest rates or economic, political, business, financial, commodity, currency or market conditions generally, (c) the announcement or the execution of this Agreement, the pendency or consummation of the Amalgamation or the performance of this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, partners, providers and employees (provided, that the exceptions in this clause (c) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 9.02(a)), (d) any change generally affecting any of the industries or markets in which the Company or any of the Company’s Subsidiaries operate or the economy as a whole, (e) the compliance with the terms of this Agreement or the taking of any action required by this Agreement or with the prior written consent of Acquiror (provided, that the exceptions in this clause (e) shall not be deemed to apply to references to “Material Adverse Effect” in the representations and warranties set forth in Section 4.04 and, to the extent related thereto, the condition in Section 9.02(a)), (f) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster, pandemic, weather condition, explosion fire, act of God or other force majeure event, including, for the avoidance of doubt, COVID-19 and any Law, directive, pronouncement or guideline issued by a Governmental Authority, the U.S. Centers for Disease Control and Prevention, the World Health Organization or any industry group providing for business closures, changes to business operations, “sheltering-in-place” or other restrictions that relate to, or arise out of, an epidemic, pandemic or disease outbreak (including the COVID-19 pandemic) or any change in such Law, directive, pronouncement or guideline or interpretation thereof following the date of this Agreement or the Company’s or the Company’s Subsidiaries’ compliance therewith, (g) any national or international political or social conditions in countries in which, or in the proximate geographic region of which, the Company or any of the Company’s Subsidiaries operate, including the engagement by the United States or such other countries in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack (including any internet or “cyber” attack or hacking) upon the United States or such other country, or any territories, possessions, or diplomatic or consular offices of the United States or such other countries or upon any United States or such other country military installation, equipment or personnel, (h) any failure of the Company or any of the Company’s Subsidiaries to meet any projections, forecasts or budgets or (i) any actions taken, or failures to take action, or such other changes or events, in each case, which Acquiror has requested or to which it has consented; provided, that clause (h) shall not prevent or otherwise affect a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in, or contributed to, or would reasonably be expected to result in or contribute to, a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect); provided, further, that, except in the case of clause (a), (b), (d), (f) and (g), such event, change or circumstance does not have a disproportionate impact on the Company and the Company’s Subsidiaries, taken as a whole, as compared to other industry participants or (ii) the ability of the Company to consummate the Transactions.

“Material Contracts” has the meaning specified in Section 4.12(a).

“Material Permits” has the meaning specified in Section 4.23.

“Multiemployer Plan” has the meaning specified in Section 4.13(e).

“Named Parties” means (i) with respect to this Agreement, the Company, Acquiror and Amalgamation Sub (and their permitted successors and assigns), and (ii) with respect to any Ancillary Agreement, the parties named in the preamble thereto (and their permitted successors and assigns), and “Named Party” means any of them.

“Nasdaq” means the Nasdaq Capital Market.

“Net Income” means, for any period, the aggregate amount of net income of the PubCo.

“NYSE” means the New York Stock Exchange.

“Offer” has the meaning specified in the recitals hereto.

“Open Source Materials” has the meaning specified in Section 4.11(f).

"Other Amalgamation Documents" has the meaning specified in Section 6.08(a)(i).

“Outstanding Acquiror Expenses” has the meaning specified in Section 3.08(b).

“Outstanding Company Expenses” has the meaning specified in Section 3.08(a).

“Owned Company Software” means all Software owned or purported to be owned, in whole or in part, by the Company or one of the Company’s Subsidiaries.

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned, in whole or in part, by the Company or one of the Company’s Subsidiaries and includes the Owned Company Software.

“PCAOB” means the Public Company Accounting Oversight Board and any division or subdivision thereof.

“Per Share Amalgamation Consideration” means with respect to any Company Ordinary Share held by a Company Shareholder, issued and outstanding immediately prior to the Effective Time, including those issued in connection with the Company Preferred Shares Conversion, a number of PubCo’s Ordinary Shares equal to (a) the Per Share Amalgamation Consideration Value divided by (b) the Closing Share Price.

“Per Share Amalgamation Consideration Value” means (a) the Equity Value divided by (b) the total number of Company Ordinary Shares issued and outstanding as of immediately prior to the Effective Time, including (i) Company Ordinary Shares issued upon the Company Preferred Shares Conversion, and (ii) any Company Ordinary Shares issued, issuable or vested upon accelerated vesting of any Company Options.

“Permits” means all permits, licenses, certificates of authority, authorizations, approvals, registrations and other similar consents issued by or obtained from a Governmental Authority.

“Permitted Liens” means (i) statutory or common law Liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen, construction contractors and other similar Liens (A) that arise in the ordinary course of business, (B) that relate to amounts not yet delinquent or (C) that are being contested in good faith through appropriate Actions, and either are not material or appropriate reserves for the amount being contested have been established in accordance with SFRS or IFRS, as applicable, (ii) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) Liens for Taxes not yet due and payable or which are being contested in good faith through appropriate Actions to the extent appropriate reserves have been established in accordance with SFRS or IFRS, as applicable, (iv) non-monetary Liens, encumbrances and restrictions on real property (including easements, covenants, rights of way and similar restrictions of record) that do not materially interfere with the present uses of such real property, (v) non-exclusive licenses of Owned Intellectual Property entered into in the ordinary course of business, (vi) Liens that secure obligations that are reflected as liabilities on the balance sheet included in the Unaudited Financial Statements or Liens the existence of which is referred to in the notes to the balance sheet included in the Unaudited Financial Statements, (vii) in the case of Leased Real Property, matters that would be disclosed by an accurate survey or inspection of such Leased Real Property, which do not materially interfere with the current use or occupancy of any Leased Real Property, (viii) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities, which do not materially interfere with the current use or occupancy of any Leased Real Property, (ix) statutory Liens of landlords for amounts that (A) are not due and payable, (B) are being contested in good faith by appropriate proceedings and either are not material or appropriate reserves for the amount being contested have been established in accordance with SFRS or IFRS, as applicable, or (C) may thereafter be paid without penalty and (x) Liens described on Schedule 1.01(b) or incurred in connection with activities permitted under Section 6.01 hereof (including, for the avoidance of doubt, any refinancings of existing indebtedness of the Company).

“Person” means any individual, firm, corporation, partnership (limited or general), limited liability company, incorporated or unincorporated association, joint venture, joint stock company, governmental agency or instrumentality or other entity of any kind.

“Personal Information” means any personal information that specifically identifies, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, any particular individual or household.

“PIPE” has the meaning specified in Section 8.09.

“Privacy and Security Requirements” means, to the extent applicable to the Company, (a) any Laws relating to privacy and data security, including the Personal Data Protection Act 2012, laws regulating the Processing of Protected Data; (b) the Payment Card Industry Data Security Standard issued by the PCI Security Standards Council, as it may be amended from time to time (“PCI DSS”); (c) all Contracts between the Company and any Person that is applicable to the PCI DSS, privacy, data security and/or the Processing of Protected Data; and (d) all policies and procedures applicable to the Company relating to the PCI DSS, privacy, data security and/or the Processing of Protected Data, including without limitation all website and mobile application privacy policies and internal information security procedures.

“Processing” means the creation, collection, use (including, without limitation, for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection, safeguarding, access, disposal or disclosure or other activity regarding data (whether electronically or in any other form or medium).

“Proposals” has the meaning specified in Section 8.02(c).

“Protected Data” means Personal Information and Confidential Data.

“Provisional Financial Statements” has the meaning specified in Section 4.07(a)(v).

“Proxy Statement” means the proxy statement filed by Acquiror as part of the Registration Statement with respect to the Extraordinary General Meeting for the purpose of soliciting proxies from Acquiror Shareholders to approve the Proposals (which shall also provide the Acquiror Shareholders with the opportunity to redeem their Acquiror Ordinary Shares in conjunction with a shareholder vote on the Business Combination).

“PT DAB” has the meaning specified in the recitals hereto.

“PubCo” has the meaning specified in the recitals hereto.

“PubCo Board” means the board of directors of PubCo.

“PubCo Charter” has the meaning specified in the recitals hereto.

“PubCo Option” has the meaning specified in Section 3.05(a).

“PubCo’s Ordinary Shares” means PubCo’s Ordinary Shares, par value $0.0001 per share, entitling the holder of each such share to 1 vote per share.

“Real Estate Lease Documents” has the meaning specified in Section 4.18(b).

“Redeeming Shareholder” means an Acquiror Shareholder who demands that Acquiror redeem its Acquiror Ordinary Shares for cash in connection with the Offer and in accordance with the Acquiror Organizational Documents.

“Registered Intellectual Property” has the meaning specified in Section 4.11(a).

“Registration Rights Agreement” has the meaning specified in the recitals hereto.

“Registration Statement” has the meaning specified in Section 8.02(a).

"Regulatory Approvals" means any approvals required from any Governmental Authority and/or under any applicable Laws relating to the transactions contemplated by this Agreement, including but not limited to the approvals required from the Regulatory Consent Authorities under Section 8.07.

“Regulatory Consent Authorities” means the Antitrust Division of the U.S. Department of Justice or the U.S. Federal Trade Commission, as applicable.

“Release Notice” has the meaning specified in Section 3.06(b)(ii).

“Representative” means, as to any Person, any of the officers, directors, managers, employees, agents, counsel, accountants, financial advisors, lenders, debt financing sources and consultants of such Person.

"Restructuring" means: (i) the completion of the conversion of (a) the convertible loan agreement dated March 2, 2020 between the Company (as lender) and PT DAB (as borrower), and (b) the convertible loan agreement originally dated February 27, 2019 between the Company (as lender) and PT DAB (as borrower) as amended and restated on March 2, 2020, such that the Company will hold 99.99% of the shares of PT DAB after the aforementioned conversion; (ii) the conversion of status from local company to foreign investment company of PT DAB; (iii) the issuance of new shares and transfer shares of PT DAB to PT Swa Daya Tek, such that PT DAB will ultimately own 85% of PT Tri Digi Fin; (iv) the transfer shares of PT Digi Investama Asia to PT DAB, such that PT DAB will ultimately own 20% of PT Reyhan Putra Mandiri; (v) the exchange of existing shares of Maxwell Universal Group Inc. to its noteholders into Company Ordinary Shares; (vi) the exchange of existing shares of Genesis Global Pte. Ltd. to its noteholders into Company Ordinary Shares; (vii) any internal restructuring by a Company Shareholder to its appointed entity; and (viii) the issuance of (a) 289 Company Ordinary Shares by the Company to PT Reliance Capital Management, (b) 44 Company Ordinary Shares by the Company to KFC Ventures Pte. Ltd., (c) 15 Company Ordinary Shares by the Company to Kubera Pte. Ltd., and (d) 73 Company Ordinary Shares by the Company to Pay Square Capital Pte. Ltd.

“Retained Agents” has the meaning specified in Section 11.16(a).

“Schedules” means the Acquiror and Amalgamation Sub Schedules and the Company Schedules.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Laws” means the securities laws of any state, federal or foreign entity and the rules and regulations promulgated thereunder.

"SFRS” means the financial reporting standards issued by the Singapore Accounting Standards Council, consistently applied.

“Share Issuance Proposal” has the meaning specified in Section 8.02(c).

“Shareholder Action” has the meaning specified in Section 7.09.

“Singapore Companies Act” means the Companies Act 1967, of Singapore, as amended, and the rules and regulations promulgated thereunder.

“Software” means any and all (a) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts and other documentation used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Sponsor” means, individually, StoneBridge Acquisition Sponsor LLC, a Delaware limited liability company.

“Sponsor Support Agreement” has the meaning specified in the recitals hereto.

“Sponsor Share Conversion” shall have the meaning given to it in Section 3.01(b).

“Subsidiary” means, with respect to a Person, any corporation or other organization (including a limited liability company or a general or limited partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

“Substitute Awards” has the meaning specified in Section 3.05(b).

“Surviving Provisions” has the meaning specified in Section 10.02.

“Tax” means any federal, state, provincial, territorial, local, foreign and other net income, alternative or add-on minimum, franchise, gross income, adjusted gross income or gross receipts, employment, withholding, payroll, ad valorem, transfer, franchise, license, excise, severance, stamp, occupation, premium, personal property, real property, capital stock, capital share, profits, disability, registration, value added, estimated, customs duties, escheat, sales, use, or other tax, governmental fee or other like assessment in the nature of a tax, together with any interest, penalty, addition to tax or additional amount imposed with respect thereto by a Governmental Authority.

“Tax Return” means any return, report, statement, refund, claim, declaration, information return, statement, estimate or other document filed or required to be filed with a Governmental Authority respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

“Term Sheets has the meaning specified in Section 8.09.

“Terminating Acquiror Breach” has the meaning specified in Section 10.01(c).

“Terminating Company Breach” has the meaning specified in Section 10.01(b).

“Termination Date” has the meaning specified in Section 10.01(b).

“Transaction Financing” has the meaning specified in Section 8.09.

“Transaction Investor” means any investor in the Transaction Financing.

“Transaction Proposal” has the meaning specified in Section 8.02(c).

“Transactions” means the transactions contemplated by this Agreement to occur at or prior to the Closing on the Closing Date, including the Amalgamation.

“Treasury Regulations” means the regulations promulgated under the Code.

“Trust Account” has the meaning specified in Section 5.08(a).

“Trust Agreement” has the meaning specified in Section 5.08(a).

“Trustee” has the meaning specified in Section 5.08(a).

“Unaudited Financial Statements” has the meaning specified in Section 6.05.

“Unit Separation” means, the election of any holder of an Acquiror Unit, to separate such Acquiror Unit into Acquiror Ordinary Shares and Acquiror Public Warrants.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as mutually determined by the Acquiror and the Company, each acting reasonably.

“Willful Breach” means, with respect to any agreement, a party’s knowing and intentional material breach of any of its representations or warranties as set forth in such agreement, or such party’s material breach of any of its covenants or other agreements set forth in such agreement, which material breach constitutes, or is a consequence of, a purposeful act or failure to act by such party with the knowledge that the taking of such act or failure to take such act would cause a material breach of such agreement.

“Withholding Amount” has the meaning specified in Section 3.06(a).

1.02         Construction.

(a)            Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article”, “Section”, “Schedule”, “Exhibit” and “Annex” refer to the specified Article, Section, Schedule, Exhibit or Annex of or to this Agreement unless otherwise specified, (v) the word “including” shall mean “including without limitation”, (vi) the word “or” shall be disjunctive but not exclusive and (vii) all references to money refer to the lawful currency of the United States.

(b)            When used herein, “ordinary course of business” means an action taken, or omitted to be taken, in the ordinary and usual course of the Company’s or the Acquiror’s business, as applicable, consistent with past practice (including, for the avoidance of doubt, recent past practice in light of COVID-19). Notwithstanding anything to the contrary contained in this Agreement, nothing herein shall prevent the Company from taking or failing to take any COVID-19 Actions and (x) no such COVD-19 Actions shall be deemed to violate or breach this Agreement in any way, (y) all such COVID-19 Actions shall be deemed to constitute an action taken in the ordinary course of business and (z) no such COVID-19 Actions shall serve as a basis for Acquiror to terminate this Agreement or assert that any of the conditions to the Closing contained herein have not been satisfied.

(c)            Any reference in this Agreement to “PubCo” shall also mean Acquiror to the extent the matter relates to the pre-Closing period and any reference to “Acquiror” shall also mean “PubCo” to the extent the matter relates to the post-Closing period (including, for the purposes of this Section 1.02(c), the Effective Time).

(d)            Unless the context of this Agreement otherwise requires, references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto.

(e)            Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(f)            The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction shall be applied against any party.

(g)            Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(h)            All accounting terms used herein and not expressly defined herein shall have the meanings given to them under SFRS or IFRS, as applicable.

(i)            The phrases “delivered,” “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been (A) provided no later than one calendar day prior to the date of this Agreement to the party to which such information or material is to be provided or furnished (i) in the virtual “data room” set up by the Company in connection with this Agreement or (ii) by delivery to such party or its legal counsel via electronic mail or hard copy form, or (B) with respect to Acquiror, filed with the SEC by Acquiror on or prior to the date hereof.

1.03         Knowledge. As used herein, the phrase “to the knowledge” shall mean the actual knowledge of, in the case of the Company, Founder and Prashant Gokarn and, in the case of Acquiror, Bhargava Marepally and Prabhu Antony.

Article II
THE AMALGAMATION; CLOSING

2.01         The Amalgamation. As of the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, Amalgamation Sub and the Company (Amalgamation Sub and the Company sometimes being referred to herein as the “Amalgamating Entities” and each an “Amalgamating Entity”) shall amalgamate and continue as one company (the “Amalgamation”), with the Company being the surviving corporation in the Amalgamation under the existing name of the Company, following which the separate corporate existence of Amalgamation Sub shall cease and the Company shall continue as the Amalgamated Company after the Amalgamation as a direct, wholly owned subsidiary of Acquiror.

2.02         Effects of the Amalgamation. The Amalgamation shall have the effects set forth in this Agreement and the applicable provisions of the Singapore Companies Act. Without limiting the generality of the foregoing and subject thereto, at and after the Effective Time, in accordance with Section 215G of the Singapore Companies Act (a) all the property, rights and privileges of each Amalgamating Entity shall be transferred to and vest in the Amalgamated Company, (b) all the liabilities and obligations of each Amalgamating Entity shall be transferred to and become the liabilities and obligations of the Amalgamated Company, (c) all proceedings pending by or against each Amalgamating Entity may be continued by or against the Amalgamated Company, (d) any conviction, ruling, order or judgement in favor of or against each Amalgamating Entity may be enforced by or against the Amalgamated Company and (e) the shares and rights of the members in each Amalgamating Entity shall be converted into the shares and rights provided for in the Amalgamation Proposal.

2.03         Closing. Subject to the terms and conditions of this Agreement, the closing of the Amalgamation (the “Closing”) shall take place electronically through the exchange of documents via e-mail or facsimile on the date which is three (3) Business Days after the date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date.” Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, the Company and Amalgamation Sub shall execute and cause to be lodged with ACRA, the Amalgamation Proposal (substantially in the form of attached hereto as Exhibit A) (the “Amalgamation Proposal”), the Other Amalgamation Documents and such other documents as may be required in accordance with the applicable provisions of the Singapore Companies Act or by any other applicable Law (together with the Amalgamation Proposal and the Other Amalgamation Documents, the “Amalgamation Documents”) to make the Amalgamation effective no later than 10:00 AM Singapore Standard Time on the Closing Date (such time being the “Effective Time”) (which, for the avoidance of doubt, shall be the date set forth in the notice of amalgamation confirming the Amalgamation under section 215F of the Singapore Companies Act issued by ACRA).

2.04         Organizational Documents of Acquiror and the Amalgamated Company.

(a)            At the Closing, the Acquiror Organizational Documents shall be amended and restated in their entirety to be the PubCo Charter until thereafter supplemented or amended in accordance with their terms and the Cayman Companies Act.

(b)            At the Closing by virtue of the Amalgamation, the constitution of the Amalgamated Company, as in effect immediately prior to the Effective Time, shall be the Amalgamated Company Constitution until thereafter supplemented or amended in accordance with its terms and the Singapore Companies Act.

2.05         Directors and Officers of Acquiror and the Amalgamated Company.

(a)            Except as otherwise directed in writing by the Company, and conditioned upon the occurrence of the Closing, subject to any limitation with respect to any specific individual imposed under applicable Laws and the listing requirements of Nasdaq (for the avoidance of doubt, after giving effect to any exemptions available to a controlled company), Acquiror shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause, effective as of the Closing, the PubCo Board to consist of: a total of seven (7) directors; three (3) directors nominated by the Company; two (2) directors nominated by the Sponsor (who shall be the persons contemplated to be on the PubCo Board pursuant to the Director Nomination Agreement); and two (2) directors to be independent directors chosen by the Company. On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to the Company with such individuals elected as members of the PubCo Board as of the Closing, which indemnification agreements shall continue to be effective immediately following the Closing.

(b)            Except as otherwise directed in writing by the Company, and conditioned upon the occurrence of the Closing, Acquiror shall take all actions necessary or appropriate (including securing resignations or removals and making such appointments as are necessary) to cause the Persons constituting the officers of the Company prior to the Effective Time to be the officers of Acquiror (and holding the same titles as held at the Company) until the earlier of their resignation or removal or until their respective successors are duly appointed.

(c)            The directors of PubCo elected pursuant to the Proxy Statement shall be the directors of the Amalgamated Company from and after the Effective Time, in each case, to hold office in accordance with the Governing Documents of the Amalgamated Company. The Company shall take all necessary action prior to the Effective Time such that (i) each director of the Company in office immediately prior to the Effective Time shall cease to be a director immediately following the Effective Time (including by causing each such director to tender an irrevocable resignation as a director, effective as of the Effective Time) and (ii) certain directors or executive officers of the Company, determined by the Company and communicated in writing to Acquiror prior to the Closing Date, shall be appointed to the Board of Directors of the Amalgamated Company, effective as of immediately following the Effective Time, and, as of such time, shall be the only directors of the Amalgamated Company (including by causing the Company Board to adopt resolutions prior to the Effective Time that expand or decrease the size of the Company Board, as necessary, and appoint such persons to the vacancies resulting from the incumbent directors’ respective resignations or, if applicable, the newly created directorships upon any expansion of the size of the Company Board).  Each person appointed as a director of the Amalgamated Company pursuant to the preceding sentence shall remain in office as a director of the Amalgamated Company until his or her successor is elected and qualified or until his or her earlier resignation or removal.

(d)            Except as otherwise directed in writing by the Company, the Persons constituting the officers of the Company prior to the Effective Time shall continue to be the officers of the Amalgamated Company (and holding the same titles as held at the Company) until the earlier of their resignation or removal or until their respective successors are duly appointed.

Article III
EFFECTS OF THE AMALGAMATION

3.01         Effect on Securities. Subject to the provisions of this Agreement:

(a)            immediately prior to the Sponsor Share Conversion and prior to the Effective Time, each Company Preferred Share that is issued and outstanding immediately prior to such time shall automatically convert into a number of Company Ordinary Shares in accordance with the Governing Documents of the Company (collectively, the “Company Preferred Shares Conversion”). All Company Preferred Shares converted into Company Ordinary Shares shall no longer be outstanding and shall cease to exist, and each holder of Company Preferred Shares shall thereafter cease to have any rights with respect to such securities;

(b)            immediately prior to the Effective Time, each Acquiror Class B Ordinary Share that is issued and outstanding as of such time shall automatically convert in accordance with the terms of the Acquiror Organizational Documents into one Acquiror Class A Ordinary Share (the “Sponsor Share Conversion”). All of Acquiror Class B Ordinary Shares converted into Acquiror Class A Ordinary Shares shall no longer be outstanding and shall cease to exist, and each holder of such Acquiror Class B Ordinary Shares shall thereafter cease to have any rights with respect to such securities;

(c)            at the Effective Time (and, for the avoidance of doubt, following the Company Preferred Shares Conversion, and immediately following the consummation of the Sponsor Share Conversion), by virtue of the Amalgamation and without any action on the part of any Company Shareholder, subject to and in consideration of the terms and conditions set forth herein (including without limitation delivery of the release contemplated by Section 3.03(a)(ii)), (i) each Company Ordinary Share that is issued and outstanding immediately prior to the Effective Time, shall be cancelled and converted into, and shall thereafter represent the right of each Company Shareholder to receive, as consideration for such Company Share, the applicable Per Share Amalgamation Consideration and (ii) in consideration thereof, the Acquiror shall issue the Per Share Amalgamation Consideration to the respective Company Shareholder. All of the Company Ordinary Shares converted into the right to receive consideration as described in this Section 3.01(c) shall no longer be outstanding and shall cease to exist, and each holder of Company Ordinary Shares shall thereafter cease to have any rights with respect to such securities, except the right to receive the applicable consideration described in this Section 3.01(c) into which such Company Ordinary Share shall have been converted into in the Amalgamation;

(d)            at the Effective Time, by virtue of the Amalgamation and without any action on the part of any holder thereof, each ordinary share of Amalgamation Sub shall be converted into and become one validly issued ordinary share of the Amalgamated Company and all such shares shall constitute the only outstanding share capital of the Amalgamated Company as of immediately following the Effective Time and accordingly, PubCo shall become, pursuant to the Amalgamation and the cancellation of the Company Ordinary Shares, the holder of all Amalgamated Company Ordinary Shares; and

(e)            at the Effective Time, by virtue of the Amalgamation and without any action on the part of any holder thereof, each Company Ordinary Share held in the treasury of the Company immediately prior to the Effective Time shall be cancelled and no payment or distribution shall be made with respect thereto.

3.02         Equitable Adjustments. If, between the date of this Agreement and the Closing, the outstanding Company Ordinary Shares, Company Preferred Shares or Acquiror Ordinary Shares shall have been changed into a different number of shares or a different class, by reason of any stock or share dividend, subdivision, reclassification, reorganization, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, or if there shall have been any breach of Section 5.15(a) of this Agreement by Acquiror with respect to the number of its issued and outstanding Acquiror Ordinary Shares (or any other issued and outstanding equity security interests in Acquiror) or rights to acquire Acquiror Ordinary Shares (or any other equity security interests in Acquiror), then any number, value (including dollar value) or amount contained herein which is based upon the number of Company Ordinary Shares, Company Preferred Shares or Acquiror Ordinary Shares (or any other equity security interests in Acquiror), as applicable, will be appropriately adjusted to provide to the holders of Company Ordinary Shares, the holders of Company Preferred Shares or the holders of Acquiror Ordinary Shares, as applicable, the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this Section 3.02 shall not be construed to permit Acquiror, the Company or Amalgamation Sub to take any action with respect to their respective securities that is prohibited by the terms and conditions of this Agreement.

3.03         Delivery of Amalgamation Consideration.

(a)            At least fifteen (15) Business Days prior to the target Closing Date agreed between the parties, Acquiror shall provide to the Company, who shall cause to be delivered to each holder of record of Company Ordinary Shares and Company Preferred Shares at the address provided to Acquiror by the Company, a letter of transmittal (the “Letter of Transmittal”), which shall (i) have customary representations and warranties as to title, authorization, execution and delivery, (ii) have a customary release of all claims against PubCo and the Company arising out of or related to such holder’s ownership of Company Ordinary Shares or Company Preferred Shares), (iii) include the agreement of the members of the Management Earnout Group to the appointment of the Management Representative pursuant to Section 11.16 hereof with respect to matters relating to the Earnout Shares, and (iv) specify that delivery shall be effected, and risk of loss and title to the Company Ordinary Shares and Company Preferred Shares, as applicable, shall pass, only upon delivery of the Company Ordinary Shares and Company Preferred Shares, as applicable, to Acquiror (including all certificates representing Company Ordinary Shares and Company Preferred Shares (each, a “Company Security” and, collectively, the “Company Securities”), to the extent such Company Ordinary Shares or Company Preferred Shares are certificated), together with instructions thereto.

(b)            Upon the receipt of a Letter of Transmittal (accompanied with all Company Securities representing Company Ordinary Shares and Company Preferred Shares, to the extent such Company Ordinary Shares and Company Preferred Shares are certificated) duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by Acquiror, the holder of such Company Ordinary Shares and Company Preferred Shares, as applicable, shall be entitled to receive in exchange therefor, and conditioned upon the occurrence of the Closing, the consideration described in Section 3.01(c) into which such Company Ordinary Shares and Company Preferred Shares, as applicable, have been converted pursuant to Section 3.01(c) (after giving effect to Sections 3.01(a) and 3.01(b)). Until surrendered as contemplated by this Section 3.03(b) together with the delivery of a duly, completely and validly executed Letter of Transmittal, each Company Ordinary Share and Company Preferred Share shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the consideration described in Section 3.01(c) which the holders of Company Ordinary Shares and Company Preferred Shares, as applicable, were entitled to receive in respect of such shares pursuant to this Section 3.03(b).

3.04         Lost Securities. In the event any Company Security has been lost, stolen, mutilated or destroyed, upon the delivery of a duly, completely and validly executed Letter of Transmittal with respect to the shares formerly represented by such Company Security, the making of an affidavit of that fact by the Person claiming such Company Security to be lost, stolen, mutilated or destroyed and, if required by Acquiror, the provision by such Person of a customary indemnity against any claim that may be made against Acquiror with respect to such Company Security, Acquiror shall issue or pay in exchange for such lost, stolen, mutilated or destroyed Company Security the consideration issuable or payable in respect thereof as determined in accordance with this Article III.

3.05         Treatment of Company Options.

(a)            Effective as of the Effective Time, each option to purchase Company Ordinary Shares (a “Company Option”) granted under any Company Share Plan that is outstanding and unexercised immediately prior to the Effective Time (other than Company Options that are held by the Founder or his controlled Affiliates), whether or not then vested or exercisable, shall be assumed by the PubCo and shall be converted into a share option (a “PubCo Option”) to acquire PubCo’s Ordinary Shares in accordance with this Section 3.05(a). Each such PubCo Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Company Option immediately prior to the Effective Time (but taking into account any changes thereto provided for in the applicable Company Share Plan, in any award agreement or in such Company Option by reason of this Agreement or the Transactions). As of the Effective Time, each such PubCo Option as so assumed and converted shall be for that number of PubCo’s Ordinary Shares determined by multiplying the number of Company Ordinary Shares subject to such Company Option immediately prior to the Effective Time by the Exchange Ratio, which product shall be rounded down to the nearest whole number of shares, at a per share exercise price determined by dividing the per share exercise price of such Company Option immediately prior to the Effective Time by the Exchange Ratio, which quotient shall be rounded down to the nearest whole cent. The Company shall terminate the Company Share Plan as of the Effective Time. As of the Effective Time, all Company Options shall no longer be outstanding and each holder of PubCo Options shall cease to have any rights with respect to such Company Options, except as set forth in this Section 3.05(a).

(b)            Notwithstanding the foregoing, the conversions described in this Section 3.05 will be subject to such modifications, if any, as are required to cause the conversion to be made in a manner consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D).  Following the Effective Time, each PubCo Option shall be subject to the Acquiror Incentive Plan (and considered “Substitute Awards” for purposes thereof) and to the same terms and conditions, including, without limitation, any vesting conditions, as had applied to the corresponding Company Option as of immediately prior to the Effective Time, except for such terms rendered inoperative by reason of the Transactions, subject to such adjustments as reasonably determined by the PubCo Board to be necessary or appropriate to give effect to the conversion or the Transactions.

3.06         Earnout.

(a)            Delivery of the Earnout Shares. At the Closing and immediately prior to the Effective Time, PubCo shall issue electronically through DTC, using DTC’s Deposit/Withdrawal At Custodian System, to the Earnout Escrow Agent (as defined below), Five Million (5,000,001) PubCo Ordinary Shares (as such shares may be adjusted for any share split, reverse share split, recapitalization, reclassification, reorganization, exchange, subdivision or combination (the “Earnout Shares”)), issued in the name of PubCo as treasury shares, which shares shall be released, in the proportions set forth on Schedule 3.06 among the Management Earnout Group, in accordance with the terms and conditions of this Section 3.06. Effective as of the Closing, the Management Earnout Group shall have the right to vote, in the proportions set forth on Schedule 3.06, each of the Earnout Shares until such Earnout Shares are forfeited as if the Management Earnout Group was the owner of record of such Earnout Shares. Until Earnout Shares have been released or been forfeited hereunder, an amount equal to any dividends or distributions that would have been payable to the Management Earnout Group if the Earnout Shares had been released prior to the record date for such dividends or distributions shall be delivered by Pubco to the Earnout Escrow Agent for the benefit of the Management Earnout Group with respect to the Earnout Shares (the “Withholding Amount”). If any securities of Pubco or any other Person are included in the Withholding Amount, then any dividends or distributions in respect of or in exchange for any of such securities in the Withholding Amount, whether by way of stock splits or otherwise, shall be delivered to the Earnout Escrow Agent and included in the “Withholding Amount”, and will be released to the Management Earnout Group upon the release of the corresponding securities. If and when the Earnout Shares are released in accordance with this Section 3.06, the Earnout Escrow Agent shall release to each member of the Management Earnout Group, in the proportions set forth on Schedule 3.06, the aggregate amount of the Withholding Amount attributable to such Earnout Shares that have been released and, if applicable, shall continue to withhold any remaining Withholding Amount that is attributable to such Earnout Shares that have not yet been released until such Earnout Shares are released, in which case such remaining Withholding Amount shall be released to the Management Earnout Group. If all or any portion of the Earnout Shares are forfeited to PubCo in accordance with this Section 3.06, then the portion of the Withholding Amount attributable to the portion of the Earnout Shares that have been forfeited to PubCo shall be automatically forfeited to Pubco without consideration and with no further action required of any person.

(b)            Procedures Applicable to the Earnout of the Earnout Shares.

(i)            Upon receipt of the Earnout Shares, an escrow agent (the “Earnout Escrow Agent”) will place such Earnout Shares in an escrow account (the “Earnout Escrow Account”) established pursuant to an escrow agreement in the form attached hereto as Exhibit E, to be entered into at the Closing by Acquiror, the Sponsor, the Management Representative and the Earnout Escrow Agent (the “Earnout Escrow Agreement”).

(ii)            Promptly upon the occurrence of any triggering event described in Section 3.06(c) below, PubCo and Management Representative shall prepare and deliver, or cause to be prepared and delivered, a joint written share release instruction to the Earnout Escrow Agent (a “Release Notice”), which Release Notice shall set forth in reasonable detail the triggering event giving rise to the requested release and the specific release instructions with respect thereto (including the number of Earnout Shares to be released and the identity of the person to whom they should be released).

(iii)            The Earnout Shares that are to be released from the Earnout Escrow Account and distributed to each member of the Management Earnout Group shall be distributed to each member of the Management Earnout Group in the proportions set forth on Schedule 3.06.

(iv)            For the avoidance of doubt, any Earnout Shares to be released and distributed pursuant to this Section 3.06 to Management Earnout Group shall be distributed and released as PubCo’s Ordinary Shares.

(c)            Release of Earnout Shares. The Earnout Shares shall be released and delivered as follows:

(i)            One Million Five Hundred Thousand (1,500,000) Earnout Shares will be released from the Earnout Escrow Account and distributed to each member of the Management Earnout Group in the proportions set forth on Schedule 3.06 in accordance with Section 3.06(b)(ii) upon receipt of the applicable Release Notice by the Earnout Escrow Agent on the six-month anniversary of the Closing Date.

(ii)            One Million One Hundred Sixty-Six Thousand Six Hundred Sixty-Sixty Seven (1,166,667) Earnout Shares will be released from the Earnout Escrow Account, and distributed to each member of the Management Earnout Group in the proportions set forth on Schedule 3.06 in accordance with Section 3.06(b)(ii) upon receipt of the applicable Release Notice by the Earnout Escrow Agent, if: (x) the VWAP of PubCo’s Ordinary Shares equals or exceeds $11.50 per share for twenty (20) trading days of any thirty (30) consecutive trading days, commencing after the Closing, or (y) if PubCo consummates a transaction which results in the shareholders of PubCo having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $11.50 per share (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the PubCo Board);

(iii)            One Million One Hundred Sixty-Six Thousand Six Hundred Sixty-Sixty Seven (1,166,667) Earnout Shares will be released from the Earnout Escrow Account, and distributed to each member of the Management Earnout Group in the proportions set forth on Schedule 3.06 in accordance with Section 3.06(b)(ii) upon receipt of the applicable Release Notice by the Earnout Escrow Agent, if: (x) the VWAP of PubCo’s Ordinary Shares equals or exceeds $12.50 per share for twenty (20) trading days out of any thirty (30) consecutive trading days, commencing after the Closing, or (y) if PubCo consummates a transaction which results in the shareholders of PubCo having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $12.50 per share (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the PubCo Board);

(iv)            the final One Million One Hundred Sixty-Six Thousand Six Hundred Sixty-Sixty Seven (1,166,667) Earnout Shares will be released from the Earnout Escrow Account, and distributed to each member of the Management Earnout Group in the proportions set forth on Schedule 3.06 in accordance with Section 3.06(b)(ii) upon receipt of the applicable Release Notice by the Earnout Escrow Agent, if: (x) the VWAP of PubCo’s Ordinary Shares equals or exceeds $15.00 per share for twenty (20) trading days out of any thirty (30) consecutive trading days, commencing after the Closing, or (y) if PubCo consummates a transaction which results in the shareholders of PubCo having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $15.00 per share (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the PubCo Board); and

(v)            if the conditions set forth in either Section 3.06(c)(ii), (iii) or (iv) have not been satisfied following the fifth (5th) anniversary of the Closing Date, any Earnout Shares remaining in the Earnout Escrow Account shall be automatically released to PubCo for cancellation and the members of the Management Earnout Group shall not have any right to receive such Earnout Shares or any benefit therefrom.

(d)            The number of PubCo’s Ordinary Shares to be issued and released pursuant to Section 3.06(a), Section 3.06(b) and Section 3.06(c) and the VWAP price per share triggering events set forth in Section 3.06(c), shall be equitably adjusted for any share dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event affecting the Acquiror Ordinary Shares after the date of this Agreement.

3.07            Cash in Lieu of Fractional Shares. Notwithstanding anything to the contrary contained herein, no fractional PubCo’s Ordinary Shares or certificates or scripts representing such fractional shares shall be issued upon the conversion of Company Ordinary Shares pursuant to Section 3.01(c), and any such fractional shares or interests therein shall not entitle the owner thereof to vote or to any other rights of a holder of PubCo’s Ordinary Shares. In lieu of the issuance of any such fractional share, each Person who would otherwise be entitled to a fraction of a PubCo Ordinary Share (after aggregating all fractional shares of PubCo Ordinary Shares that otherwise would be received by such Person) shall have the number of PubCo Ordinary Shares issued to such Person rounded up in the aggregate to the nearest whole number of shares of PubCo Ordinary Shares.

3.08            Payment of Expenses.

(a)            No sooner than five or later than two Business Days prior to the Closing Date, the Company shall provide to Acquiror a written report setting forth a list of the following fees and expenses incurred by or on behalf of the Company or the Company Shareholders in connection with the conduct of the Company’s sale process (including the evaluation and negotiation of business combinations with other third parties) and preparation, negotiation and execution of this Agreement and the consummation of the Transactions (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company or the Company Shareholders incurred in connection with the Transactions and (ii) the fees and expenses of any other agents, advisors, consultants, experts and financial advisors employed by the Company in connection with the Transactions (collectively, the “Outstanding Company Expenses”). On the Closing Date, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Expenses.

(b)            No sooner than five or later than two Business Days prior to the Closing Date, Acquiror shall provide to the Company a written report setting forth a list of all unpaid fees and disbursements of Acquiror, Amalgamation Sub or the Sponsor for outside counsel and fees and expenses of Acquiror, Amalgamation Sub or the Sponsor or for any other agents, advisors, consultants, experts and financial advisors employed by or on behalf of Acquiror, Amalgamation Sub or the Sponsor in connection with Acquiror’s initial public offering (including any deferred underwriter fees), the Transactions (including repayment of the outstanding balance of any and all promissory notes issued by Acquiror to Sponsor in respect of amounts (approximately $2,000,000 as of the Closing Date) actually paid by Sponsor into the Trust Account for the purpose of extending the period in which Acquiror may consummate a business combination pursuant to Article 49.7 of the Amended and Restated Memorandum and Articles of Acquiror) or other proposed business combination with other third parties (together with written invoices and wire transfer instructions for the payment thereof) (collectively, the “Outstanding Acquiror Expenses”). On the Closing Date, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Acquiror Expenses.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the Company Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant, and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), the Company represents and warrants to Acquiror and Amalgamation Sub as follows:

4.01        Corporate Organization of the Company.

(a)            The Company has been duly incorporated, is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has the requisite corporate entity power and authority to own, lease and operate its assets and properties and to conduct its business as it is now being conducted. The Governing Documents of the Company previously made available by the Company to Acquiror are true, correct and complete and are in effect as of the date of this Agreement.

(b)            The Company is licensed or duly qualified and in good standing as a foreign or extra-provincial company (or other entity, if applicable) in each jurisdiction in which the ownership of its property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, except where the failure to be so licensed or qualified has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.02         Subsidiaries. A complete list of each Company Subsidiary and its jurisdiction of incorporation, formation or organization, outstanding equity securities, and holders of equity securities (including respective numbers and percentages), as applicable, is set forth on Schedule 4.02. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdictions of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Company Subsidiary is duly licensed or qualified and in good standing as a foreign corporation or extra-provincial company (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing has not had and would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.03         Due Authorization.

(a)            As of the date of this Agreement, the Company has obtained the Company Advance Shareholder Approval. Other than the Company Requisite Approval, the Company has all requisite company power and authority to execute and deliver this Agreement and each Ancillary Agreement to this Agreement to which it is a party and (subject to the approvals described in Section 4.05 and the Company Requisite Approval) to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Company Board and upon receipt of the Company Requisite Approval, no other company proceeding on the part of the Company is necessary to authorize this Agreement or such Ancillary Agreements or the Company’s performance hereunder or thereunder. This Agreement has been, and each such Ancillary Agreement will be, duly and validly executed and delivered by the Company and, assuming due authorization and execution by each other party hereto and thereto, constitutes, or will constitute, as applicable, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Company Advance Shareholder Approval and the Company Requisite Approval are the only votes of the holders of any class or series of shares in the capital of the Company required to approve and adopt this Agreement and approve the Transactions.

4.04         No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.05 or on Schedule 4.05, the execution, delivery and performance of this Agreement and each Ancillary Agreement to this Agreement to which it is a party by the Company and the consummation of the transactions contemplated hereby and thereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Governing Documents of the Company, (b) conflict with or result in any violation of any provision of any Law, Permit or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract of the type required to be disclosed in Section 4.12(a), or any Leased Real Property document to which the Company or any of the Company’s Subsidiaries is a party or by which any of them or any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties, equity interests or assets of the Company or any of the Company’s Subsidiaries, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.05         Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Acquiror contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority or notice, approval, consent waiver or authorization from any Governmental Authority is required on the part of the Company or its Subsidiaries with respect to the Company’s execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, except for (a) the filing of the Amalgamation Documents with ACRA and the issuance of the notice of the amalgamation by ACRA in respect of the Amalgamation, each in accordance with the Singapore Companies Act, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Transactions, and (c) as otherwise disclosed on Schedule 4.05.

4.06         Capitalization.

(a)            As of the date hereof, the issued and outstanding share capital of the Company consists of: (i) 11,230 ordinary shares (the “Company Ordinary Shares”) and (ii) 1,404 series A preferred shares (the “Company Preferred Shares”).

(b)            Except as set forth on Schedule 4.06(b), the Company owns of record and beneficially all the issued and outstanding equity interests of the Company’s Subsidiaries free and clear of all Liens (other than Permitted Liens).

(c)            All of the issued and outstanding Company Ordinary Shares and Company Preferred Shares and all of the equity interests of the Company’s Subsidiaries (i) have been duly authorized and validly issued and allotted and are fully paid, (ii) were issued in compliance in all material respects with applicable Law, including the Singapore Companies Act and all applicable Securities Laws, and including any filings and returns required under any applicable Law to be delivered or made by the Company or any of the Company’s Subsidiaries, as applicable, in respect of such offer, sale, transfer or issuance, and all requirements set forth in (A) the Governing Documents of the Company or any of the Company’s Subsidiaries, and (B) any other applicable Contracts governing the issuance or allotment of such securities, (iii) were not issued in breach or violation of any preemptive rights or Contract, and (iv) except as set forth on Schedule 4.06(c), are fully vested. Set forth on Schedule 4.06(c) is a true, correct and complete list of each holder of Company Ordinary Shares, Company Preferred Shares or other equity interests of the Company (other than Company Options) and each of the Company’s Subsidiaries, and the number of Company Ordinary Shares, Company Preferred Shares or other equity interests held by each such holder as of the date hereof. Except as set forth in this Section 4.06 or on Schedule 4.06(c) or pursuant to the Company Share Plan, as of the date hereof, there are no other Company Ordinary Shares, Company Preferred Shares or other equity interests of the Company authorized, reserved, issued or outstanding.

(d)            Except as set forth on Schedule 4.06(d) for (i) Company Options granted pursuant to the Company Share Plan, and (ii) the Company Preferred Shares as of the date hereof there are (x) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Company Ordinary Shares or the equity interests of the Company, or any other Contracts to which the Company is a party or by which the Company is bound obligating the Company to issue or sell any shares in the capital of, other equity interests in or debt securities of, the Company and (y) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in the Company. As of the date hereof, except as set forth on Schedule 4.06(d) there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any securities or equity interests of the Company. Except as set forth on Schedule 4.06(d), there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which the Company’s shareholders may vote. Except as set forth on Schedule 4.06(d), as of the date hereof the Company is not party to any shareholders’ agreement, voting agreement or registration rights agreement relating to its equity interests. With respect to each Company Option, Schedule 4.06(d) sets forth, as of the date hereof, the name of the holder of such Company Option, the number of vested and unvested shares or equity equivalent covered by such Company Option, the date of grant and the cash exercise price, strike price or offset amount per share/unit of such Company Option. The Company has made available to Acquiror true and complete copy of the form of agreement evidencing each Company Option, and has also delivered any other option agreements to the extent there are variations from the form of agreement, specifically identifying the Person(s) to whom such variant forms apply. The Company has made available to Acquiror a true and complete copy of the Company Share Plan and form of agreement evidencing each Company Option, and has also delivered any other option agreements and to the extent there are variations from the form of agreement, specifically identifying the Person(s) to whom such variant forms apply. Each Company Option (A) was granted, in compliance, in all material respects, with all applicable Laws and all of the terms and conditions of the Company Share Plan pursuant to which it was issued, (B) has an exercise price per Share equal to or greater than the fair market value of a Share at the close of business on the date of such grant, (C) has a grant date identical to the date on which the Company’s Board or compensation committee actually awarded such Company Option, (D) qualifies for the tax and accounting treatment afforded to such Company Option in the Company’s tax returns and the Company’s financial statements, respectively, and (E) does not trigger any liability for the holder thereof under Section 409A of the Code.

4.07         Financial Statements.

(a)           Attached as Schedule 4.07(a) are:

(i)            the consolidated audited balance sheets of the PT DAB and its Subsidiaries as of December 31, 2021 and the audited statements of operations and statements of cash flows of the Company for the year ended December 31, 2021, together with the auditor’s reports thereon;

(ii)           the audited balance sheets of the PT SOLUSI PASTI INDONESIA as of December 31, 2021 and the audited statements of operations and statements of cash flows of the Company for the year ended December 31, 2021, together with the auditor’s reports thereon;

(iii)          the audited balance sheets of the PT TRI DIGI FIN as of December 31, 2021 and the audited statements of operations and statements of cash flows of the Company for the year ended December 31, 2021, together with the auditor’s reports thereon;

(iv)          the audited balance sheets of the PT REYHAN PUTRA MANDRI as of December 31, 2021 and the audited statements of operations and statements of cash flows of the Company for the year ended December 31, 2021, together with the auditor’s reports thereon;

clause (i) – (iv) collectively, the “Indonesian Audited Financial Statements”; and

(v)           the unaudited balance sheet of the Company as of December 31, 2021 and the unaudited statements of cash flows of the Company as of December 31, 2021 (the “DAB Balance Sheet” and collectively with the Indonesian Financial Statements, the “Provisional Financial Statements”).

(b)            The Provisional Financial Statements present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company Group as of the dates and for the periods indicated in such Provisional Financial Statements in conformity with (1) IFAS, with respect to the Indonesian Audited Financial Statements, and (2) SFRS, with respect to the DAB Balance Sheet (except, in the case of the DAB Balance Sheet, for the absence of footnotes and other presentation items and normal year-end adjustments) and were derived from the books and records of the Company.

(c)            The Company Board would, as of the date hereof and assuming all Company Preferred Shares had been converted to Company Ordinary Shares prior to the date hereof, be able to give a solvency statement in relation to each of the Company and the Amalgamated Company in accordance with Section 215I and Section 215J of the Singapore Companies Act, respectively, to effect the Amalgamation, and the Company is not aware of any fact, matter or circumstance that has occurred or is reasonably expected to occur which would render the Company Board unable to give such solvency statement when required to do so in connection with the Amalgamation.

4.08         Undisclosed Liabilities. There is no liability, debt or obligation against the Company or any of the Company’s Subsidiaries that would be required to be set forth or reserved for on a balance sheet of the Company (and the notes thereto) prepared in accordance with SFRS or IFRS, as applicable, consistently applied and in accordance with past practice, except for liabilities or obligations (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Unaudited Financial Statements in the ordinary course of business, (c) disclosed in the Company Schedules, (d) arising under or related to this Agreement and/or the performance by the Company of its obligations hereunder (including, for the avoidance of doubt, any Outstanding Company Expenses), or (e) that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.09         Litigation and Proceedings. Except as set forth in Schedule 4.09, there are no pending or, to the knowledge of the Company, threatened, Actions and, to the knowledge of the Company, there are no pending or threatened investigations against the Company or any of the Company’s Subsidiaries, or otherwise affecting the Company, the Company’s Subsidiaries, or their respective assets, including any condemnation or similar proceedings, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Company, the Company’s Subsidiaries, nor any of their respective property, assets or businesses is subject to any Governmental Order, or, to the knowledge of the Company, any continuing investigation by, any Governmental Authority, in each case that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no unsatisfied judgment or any open injunction binding upon the Company or any of its Subsidiaries which would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to consummate the Transactions.

4.10        Compliance with Laws.

(a)            Except (i) with respect to compliance with Environmental Laws (as to which certain representations and warranties are made solely pursuant to Section 4.19) and compliance with Tax Laws (which are being made solely pursuant to Sections 4.13 and  4.15), and (ii) where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of the Company’s Subsidiaries are, and since December 31, 2019 have been, in compliance in all material respects with all applicable Laws. Neither the Company nor any of the Company’s Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law by the Company or any of the Company’s Subsidiaries at any time since December 31, 2019, which violation would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)            Since December 31, 2019, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there has been no action taken by the Company or any of the Company’s Subsidiaries or, to the knowledge of Company, any officer, director, manager, employee, agent or representative of the Company or any of the Company’s Subsidiaries, in each case, acting on behalf of the Company or any of the Company’s Subsidiaries, as applicable, in violation of any applicable Anti-Corruption Law, (ii) neither the Company nor any of the Company’s Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) none of the Company or the Company’s Subsidiaries have conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law, and (iv) none of the Company or any of the Company’s Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

(c)            Since December 31, 2019, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there has been no action taken by the Company or any of the Company’s Subsidiaries, or, to the knowledge of the Company, any officer, director, manager, employee, agent or representative of the Company or any of the Company’s Subsidiaries, in each case, acting on behalf of the Company or any of the Company’s Subsidiaries, as applicable, in violation of any applicable International Trade Laws, (ii) neither the Company nor any of the Company’s Subsidiaries has been convicted of violating any International Trade Laws or subjected to any investigation by a Governmental Authority for violation of any applicable International Trade Laws, (iii) none of the Company or any of the Company’s Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any International Trade Laws, and (iv) none of the Company or any of the Company’s Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable International Trade Law.

4.11         Intellectual Property.

(a)            Schedule 4.11(a) sets forth, as of the date hereof, a true and complete list, including owner, jurisdiction, and serial and application numbers, of all Patents, all registered copyrights, all registered trademarks, all domain name registrations and all pending registration applications for any of the foregoing, in each case, that are owned by the Company or any of the Company’s Subsidiaries (the “Registered Intellectual Property”), all of which, to the knowledge of the Company, are valid, enforceable and subsisting. Except (i) as set forth on Schedule 4.11(a) or (ii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company or one of the Company’s Subsidiaries is the sole and exclusive owner of all right, title and interest in and to all Registered Intellectual Property set forth on Schedule 4.11(a) and all other Owned Intellectual Property free and clear of all Liens, other than Permitted Liens.

(b)            Except (i) as set forth on Schedule 4.11(b) or (ii) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, as of the date hereof, no Actions are pending or, to the Company’s knowledge, threatened in writing (including unsolicited offers to license Patents) against the Company or any of the Company’s Subsidiaries by any third party claiming infringement, misappropriation or other violation of Intellectual Property owned by such third party or by the Company or one of the Company’s Subsidiaries, or in the conduct of the Company’s or one of the Company’s Subsidiaries’ business. Except (x) as set forth on Schedule 4.11(b) or (y) except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of the Company’s Subsidiaries is a party to any pending Actions, as of the date of this Agreement, claiming infringement, misappropriation or other violation by any third party of any Owned Intellectual Property. Except as set forth on Schedule 4.11(b), within the five (5) years preceding the date of this Agreement, the Company, the Company’s Subsidiaries, their products and services and the conduct of their respective businesses have, to the knowledge of the Company, not infringed, misappropriated or otherwise violated the Intellectual Property of any third party, except for such infringements, misappropriations, dilutions and other violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any Owned Intellectual Property except for such infringements, misappropriations, dilutions and other violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, the Company or one of the Company’s Subsidiaries either owns, has a valid license to use or otherwise has the lawful right to use, all of the Company Intellectual Property and Company Software and IT Systems used in or necessary to conduct its business, except for such Company Intellectual Property and Company Software and IT Systems with respect to which the lack of such ownership, license or right to use would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and none of the foregoing will be materially adversely impacted by (nor will require the payment or grant of additional material amounts or material consideration as a result of) the execution, delivery, or performance of this Agreement or any Ancillary Agreement the consummation of the transactions contemplated hereby or thereby.

(c)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and the Company Subsidiaries have undertaken commercially reasonable efforts to protect the confidentiality of any Trade Secrets included in the Owned Intellectual Property.

(d)            No director, officer or employee of the Company or any of the Company’s Subsidiaries has any ownership interest in any of the Owned Intellectual Property, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company and the Company’s Subsidiaries have implemented policies whereby employees and contractors of the Company and the Company’s Subsidiaries who create or develop any Intellectual Property in the course of their employment or provision of services for the Company or one of the Company’s Subsidiaries, as applicable, are required to assign to the Company all of such employee’s or contractor’s rights therein, and all such employees and contractors have executed valid written agreements pursuant to which such Persons have assigned (or are obligated to assign) to the Company or one of the Company’s Subsidiaries all of such employee’s or contractor’s rights in and to such Intellectual Property that did not vest automatically in the Company or one of the Company’s Subsidiaries by operation of law (and, in the case of contractors, to the extent such Intellectual Property was intended to be proprietary to the Company or one of the Company’s Subsidiaries), except in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(e)            Except as set forth on Schedule 4.11(e), or otherwise as would not materially adversely affect the Owned Intellectual Property, no government funding and no facilities or other resources of any university, college, other educational institution or research center were used in the development of any Owned Intellectual Property.

(f)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to the knowledge of the Company, the Company and each of the Company’s Subsidiaries is in material compliance with the terms and conditions (other than attribution or notice requirements) of all material licenses for “free software,” “open source software” or under a similar licensing or distribution term (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Affero General Public License (AGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) and the Apache License) (“Open Source Materials”) used by the Company and the Company’s Subsidiaries in any way.

(g)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, none of the Company or any of the Company’s Subsidiaries has (i) incorporated Open Source Materials into, or combined Open Source Materials with, any Owned Intellectual Property or Owned Company Software, (ii) distributed Open Source Materials in conjunction with any Owned Intellectual Property or Owned Company Software or (iii) used Open Source Materials in or with any Owned Intellectual Property or Owned Company Software (including any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) licensed for the purpose of making derivative works or (C) redistributable at no charge), in each case of the foregoing clauses (i), (ii) and (iii), in such a way that grants or otherwise requires the Company or any of the Company’s Subsidiaries to (x) disclose, distribute, license, grant rights or otherwise provide to any third party any material Owned Intellectual Property, including the source code for any Owned Company Software, or (y) otherwise imposes any limitation, restriction or condition on the right or ability of the Company to use, distribute or enforce any Owner Intellectual Property or Owned Company Software (collectively, “Copyleft Terms”).

(h)            Except as set forth on Schedule 4.11(h) or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) with respect to all material Owned Company Software, the Company or one of the Company’s Subsidiaries is in actual possession or control of the applicable material source code, object code, documentation, and know-how to the extent required for use, distribution, development, enhancement, maintenance and support of such Owned Company Software, (ii) neither the Company nor any of the Company’s Subsidiaries have disclosed source code for Owned Company Software to a third party other than to employees or contractors pursuant to a written agreement that protects the Company’s or the applicable Company Subsidiary’s rights in such source code and obligates the employee or contractor to maintain the confidentiality of the source code, (iii) to the knowledge of the Company, no Person other than the Company or one of the Company’s Subsidiaries is in possession of, or has rights to possess, any source code for Owned Company Software (other than contractors engaged to develop or maintain Owned Company Software), and (iv) except as set forth on Schedule 4.11(h) or under non-exclusive licenses granted by the Company or one of the Company’s Subsidiaries to contractors engaged to perform services for the Company or one of the Company’s Subsidiaries or to customers in the ordinary course of business, no Person other than the Company or one of the Company’s Subsidiaries has any rights to use any Owned Company Software.

(i)            In connection with its collection, storage, transfer (including without limitation, any transfer across national borders) and/or use of any information or Protected Data, the Company and each of the Company’s Subsidiaries is and has been, in compliance in all material respects with all Privacy and Security Requirements. The Company and the Company’s Subsidiaries have commercially reasonable physical, technical, organizational and administrative security measures and policies in place to protect the confidentiality, integrity and availability of all systems, information and Protected Data maintained and collected by it or on its behalf. Except as set forth in Schedule 4.11(i), neither the Company nor any of the Company’s Subsidiaries have experienced any security incident that has compromised the integrity or availability of the Company’s or any Company’s Subsidiaries’ network, systems, data or information. The Company and each Company Subsidiary is and has been, to the Company’s knowledge, in compliance in all material respects with all Privacy and Security Requirements relating to data loss, theft and breach of security notification obligations. Neither the Company nor any Company Subsidiary has received, nor provided, any notice of any claims, actions, investigations, inquiries or alleged violations of Privacy and Security Requirements or any other security incidents.

(j)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the IT Systems are operational and adequate and sufficient for the current and reasonably anticipated future needs of the business of the Company or any of the Company’s Subsidiaries, (ii) to the knowledge of the Company, there have been no unauthorized intrusions or breaches of the security, or material failures of the IT Systems currently used to provide material products to customers in the conduct of their business as it is currently conducted during the two-year period preceding the date hereof, (iii) the Company and each of the Company’s Subsidiaries has in place adequate and commercially reasonable security controls and backup and disaster recovery plans and procedures in place, (iv) to the knowledge of the Company, there have been no unauthorized intrusions or breaches of the IT Systems in the two-year period preceding the date hereof that, pursuant to any legal requirement, would require the Company or any of the Company’s Subsidiaries to notify customers or employees of such breach or intrusion.

4.12         Contracts; No Defaults.

(a)           Schedule 4.12(a) contains a listing of all Contracts (other than purchase orders) described in clauses (i) through (ix) below to which, as of the date of this Agreement, the Company or one of the Company’s Subsidiaries is a party or by which their respective assets are bound (together with all material amendments, waivers or other changes thereto) (collectively, the “Material Contracts”). True, correct and complete copies of the Material Contracts have been delivered to or made available to Acquiror or its agents or representatives.

(i)            each employee collective bargaining Contract;

(ii)            any Contract pursuant to which the Company or any of the Company’s Subsidiaries (A) licenses or is granted rights from a third party under Intellectual Property that is material to the business of the Company or one of the Company’s Subsidiaries excluding click-wrap, shrink-wrap, off-the-shelf software licenses and any other software licenses that are commercially available on reasonable terms to the public generally with license, maintenance, support and other fees less than $500,000 per year or (B) licenses or grants to a third party to any rights in or to use Owned Intellectual Property or Owned Company Software (excluding non-exclusive licenses granted to customers, contractors, suppliers or service providers in the ordinary course of business);

(iii)          any Contract which restricts in any material respect or contains any material limitations on the ability of the Company or any of the Company’s Subsidiaries to compete in any line of business or in any geographic territory, in each case excluding customary confidentiality agreements (or clauses) or non-solicitation agreements (or clauses);

(iv)          any Contract under which the Company or any of the Company’s Subsidiaries has created, incurred, assumed or guaranteed Indebtedness, has the right to draw upon credit that has been extended for Indebtedness, or has granted a Lien on its assets, whether tangible or intangible, to secure any Indebtedness, in each case, in an amount in excess of $5,000,000;

(v)           any Contract that is a definitive purchase and sale or similar agreement entered into in connection with an acquisition or disposition by the Company since June 30, 2022 involving consideration in excess of $5,000,000 of any Person or of any business entity or division or business of any Person (including through merger or consolidation or the purchase of a controlling equity interest in or substantially all of the assets of such Person or by any other manner), but excluding any Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(vi)          any Contract with outstanding obligations for the sale or purchase of personal property, fixed assets or real estate having a value individually, with respect to all sales or purchases thereunder, in excess of $5,000,000 in any calendar year, in each case, other than sales or purchases in the ordinary course of business;

(vii)         any Contract not made in the ordinary course of business and not disclosed pursuant to any other clause under this Section 4.12 and expected to result in revenue or require expenditures in excess of $5,000,000 in the calendar year ending December 31, 2022; and

(viii)        any joint venture Contract, partnership agreement, limited liability company agreement or similar Contract that is material to the business of the Company or any of the Company’s Subsidiaries.

(b)           Except for any Material Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date and except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, (i) such Material Contracts are in full force and effect and represent the legal, valid and binding obligations of the Company or the Company Subsidiary party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of the Company, are enforceable by the Company or the Company Subsidiary to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of the Company or the Company Subsidiary party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any Material Contract, (iii) since June 30, 2022, neither the Company nor any Company Subsidiary has received any written or, to the knowledge of the Company, oral claim or notice of material breach of or material default under any Material Contract, (iv) to the knowledge of the Company, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any Material Contract by the Company or the Company Subsidiary party thereto (in each case, with or without notice or lapse of time or both) and (v) since June 30, 2022 through the date hereof, neither the Company nor any Company Subsidiary has received written notice from any customer or supplier that is a party to any Material Contract that such party intends to terminate or not renew any Material Contract.

4.13         Company Benefit Plans.

(a)           Schedule 4.13(a) sets forth an accurate and complete list of each material Company Benefit Plan. “Company Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974 (“ERISA”), and each equity-based, retirement, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability plan, program, policy or Contract, and each other material employee compensation or benefit plan, program, policy or Contract that is maintained, sponsored or contributed to (or required to be contributed to) by the Company or any of the Company’s Subsidiaries pursuant to which the Company or one of the Company’s Subsidiaries has or may have any material liabilities.

(b)           The Company has made available or made available to Acquiror accurate summaries of each material Company Benefit Plan.

(c)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each Company Benefit Plan and each Contract with any consultant and independent contractor has been administered in compliance with its terms and all applicable Laws, including ERISA and the Code and (ii) all contributions required to be made under the terms of any Company Benefit Plan and any Contract with any consultant and independent contractor as of the date this representation is made have been timely made or, if not yet due, have been properly reflected in the Company’s financial statements or the financial statements of the applicable Company Subsidiary.

(d)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Company Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (i) has received a favorable determination or opinion letter as to its qualification or (ii) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. To the knowledge of the Company, no event has occurred that would reasonably be expected to result in the loss of the tax-qualified status of such plans.

(e)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its ERISA Affiliates sponsored, maintained, contributed to or was required to contribute to, at any point during the six (6) year period prior to the date hereof, a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other defined pension plans, in each case, that is subject to Title IV of ERISA or Section 412 of the Code. At any point during the six (6) year period prior to the date hereof, neither the Company nor any of the Company’s Subsidiaries has had any liability under Title IV of ERISA on account of being considered a single employer under Section 414 of the Code with any other Person. No circumstance or condition exists that would reasonably be expected to result in an actual obligation of the Company or any of the Company’s Subsidiaries to pay money to any Multiemployer Plan or other pension plan that is subject to Title IV of ERISA and that is maintained by an ERISA Affiliate of the Company. No Company Benefit Plan or Contract with any consultant and independent contractor provides post-employment health insurance benefits other than as required under Section 4980B of the Code. For purposes of this Agreement, “ERISA Affiliate” means any entity (whether or not incorporated) that, together with the Company or any of the Company’s Subsidiaries, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

(f)            Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, with respect to the Company Benefit Plans and Contracts with consultants and independent contractors, no administrative investigation, audit or other administrative proceeding by the Department of Labor, the Internal Revenue Service or other Governmental Authorities is pending or, to the knowledge of the Company, threatened.

(g)           There have been no “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and no breaches of fiduciary duty (as determined under ERISA) with respect to any Company Benefit Plan. There is no proceeding (other than routine and uncontested claims for benefits) pending or, to the knowledge of the Company, threatened, with respect to any Company Benefit Plan, Contract with any consultant and independent contractor or against the assets of any Company Benefit Plan or such Contract.

(h)           Except as set forth in Schedule 4.13(h), the consummation of the Transactions, alone or together with any other event, will not (i) result in a payment or benefit becoming due or payable, to any current or former employee, director, independent contractor or consultant, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any of the Company’s Subsidiaries to any current or former employee, director, independent contractor or consultant or (v) limit the ability of the Company or any of the Company’s Subsidiaries to terminate any Company Benefit Plan or Contract with any consultant or independent contractor.

(i)            No amount or benefit that could be, or has been, received by any current or former employee, officer or director of the Company or one of the Company’s Subsidiaries who is a “disqualified individual” within the meaning of Section 280G of the Code could reasonably be expected to be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code) as a result of the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of the Company’s Subsidiaries has agreed to pay, gross up or otherwise indemnify any employee, director or contractor for any tax imposed under Section 4999 of the Code, 409A of the Code or otherwise.

4.14         Labor Matters.

(a)            (i) Neither the Company nor any of the Company’s Subsidiaries is a party to or bound by any labor agreement, collective bargaining agreement, or any other labor-related agreements or arrangements with any labor union, labor organization or works council and no such agreements or arrangements are currently being negotiated by the Company or any of the Company’s Subsidiaries, (ii) no labor union or organization, works council or group of employees of the Company or any of the Company’s Subsidiaries has made a pending written demand for recognition or certification and (iii) there are no representation or certification proceedings or petitions seeking a representation proceeding pending or, to the knowledge of the Company, threatened in writing to be brought or filed with the Ministry of Manpower or National Labor Relations Board or any other applicable labor relations authority.

(b)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company and each of the Company’s Subsidiaries (i) is, and since January 1, 2022 has been, in compliance in all material respects with all applicable Laws regarding employment and employment practices, including, without limitation, all laws respecting terms and conditions of employment, health and safety, employee classification, non-discrimination, wages and hours, immigration, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, pay equity, overtime pay, employee leave issues, the proper classification of employees and independent contractors, the proper classification of exempt and non-exempt employees, and unemployment insurance, (ii) has not been adjudged to have committed any unfair labor practice as defined by the Ministry of Manpower or National Labor Relations Board or received written notice of any unfair labor practice complaint against it pending before the Ministry of Manpower or National Labor Relations Board that remains unresolved and (iii) since January 1, 2022, has not experienced any actual or, to the knowledge of the Company, threatened arbitrations, grievances, labor disputes, strikes, lockouts, picketing, hand-billing, slowdowns or work stoppages against or affecting the Company or any of the Company’s Subsidiaries.

(c)           Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Company is not delinquent in payments to any employees or former employees for any services or amounts required to be reimbursed or otherwise paid.

(d)           To the knowledge of the Company, no employee of the Company at the level of head of business line or above is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, non-competition agreement, restrictive covenant or other obligation: (i) to the Company or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by the Company or (B) to the knowledge or use of Trade Secrets or proprietary information.

(e)           To the knowledge of the Company, all employees of the Company and each of the Company’s Subsidiaries are legally permitted to be employed by the Company in the jurisdiction in which such employees are employed in their current job capacities.

(f)            Neither the Company nor any of the Company’s Subsidiaries has incurred any material liability or obligation under the Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local Law that remains unsatisfied.

4.15         Taxes. With respect to the following representations and warranties set forth in this Section 4.15 (other than Section 4.15(j)), except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)           All Tax Returns required by Law to be filed by the Company or any of the Company’s Subsidiaries have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings).

(b)           All amounts of Taxes shown due on any Tax Returns of the Company or any of the Company’s Subsidiaries and all other amounts of Taxes owed by the Company and the Company’s Subsidiaries have been timely paid.

(c)           The Company and each of the Company’s Subsidiaries has (i) withheld all amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority.

(d)           Neither the Company nor any of the Company’s Subsidiaries is currently engaged in any audit, administrative or judicial proceeding with a taxing authority with respect to Taxes. Neither the Company nor any of the Company’s Subsidiaries has received any written notice from a taxing authority of a proposed deficiency of an amount of Taxes, other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where the Company or any of the Company’s Subsidiaries does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, Taxes of the Company or any of the Company’s Subsidiaries, and no written request for any such waiver or extension is currently pending.

(e)           Neither the Company, the Company’s Subsidiaries, nor any predecessor thereof has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.

(f)            Except with respect to deferred revenue or prepaid subscription revenues collected by the Company or any of the Company’s Subsidiaries in the ordinary course of business, neither the Company nor any of the Company’s Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issued or executed prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) prepaid amount received prior to the Closing; (E) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing; or (F) Section 965 of the Code.

(g)           There are no Liens with respect to Taxes on any of the assets of the Company or any of the Company’s Subsidiaries, other than Permitted Liens.

(h)           Neither the Company nor any of the Company’s Subsidiaries has any liability for the Taxes of any other Person (other than the Company or any of the Company’s Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor.

(i)            Neither the Company nor any of the Company’s Subsidiaries is a party to or bound by, nor does it have any obligation to, any Governmental Authority or other Person (other than the Company or any of the Company’s Subsidiaries) under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(j)            Neither the Company nor any of the Company’s Subsidiaries has made an election under Section 1362(a) of the Code to be treated as an “S corporation” for U.S. federal, state or local income tax purposes.

(k)            Neither the Company nor any of the Company’s Subsidiaries is, and none of them has been at any time during the five (5) year period ending on the Closing Date, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(l)            The Company and each of the Company’s Subsidiaries is in compliance with applicable United States and foreign transfer pricing Laws and regulations in all material respects, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company.

(m)            To the knowledge of the Company, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(n)            Neither the Company nor any of the Company’s Subsidiaries has elected to be classified for U.S. federal income Tax purposes as a partnership.

(o)            Other than the representations and warranties set forth in Section 4.13, this Section 4.15 contains the exclusive representations and warranties of the Company with respect to Tax matters. Nothing in this Section 4.15 shall be construed as providing a representation or warranty with respect to (i) other than the representations and warranties set forth in Section 4.15(f), any taxable period (or portion thereof) beginning following the Closing Date or (ii) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute.

4.16         Brokers’ Fees. Except as described on Schedule 4.16, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement based upon arrangements made by the Company or any of the Company’s Subsidiaries for which the Company or any of the Company Subsidiaries has any obligation.

4.17         Insurance. Schedule 4.17 contains a list of all material policies or programs of self-insurance of property, fire and casualty, product liability, workers’ compensation and other forms of insurance held by, or for the benefit of, the Company or the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies or comprehensive summaries of such insurance policies have been made available to Acquiror. With respect to each such insurance policy required to be listed on Schedule 4.17, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) all premiums due have been paid (other than retroactive or retrospective premium adjustments and adjustments in the respect of self-funded general liability and automobile liability fronting programs, self-funded health programs and self-funded general liability and automobile liability front programs, self-funded health programs and self-funded workers’ compensation programs that are not yet, but may be, required to be paid with respect to any period end prior to the Closing Date), (ii) the policy is legal, valid, binding and enforceable in accordance with its terms and, except for policies that have expired under their terms in the ordinary course, is in full force and effect, (iii) neither the Company nor any of the Company’s Subsidiaries is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and, to the Company’s knowledge, no event has occurred which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification, under the policy, and to the knowledge of the Company, no such action has been threatened and (iv) as of the date hereof, no written notice of cancellation, non-renewal, disallowance or reduction in coverage or claim or termination has been received other than in connection with ordinary renewals.

4.18         Real Property; Assets.

(a)           Neither the Company nor any of the Company’s Subsidiaries owns any real property. Neither the Company nor any of the Company’s Subsidiaries is a party to any agreement or option to purchase any real property or material interest therein.

(b)           Schedule 4.18(b) contains a true, correct and complete list of all Leased Real Property. The Company has made available to Acquiror true, correct and complete copies of the leases, subleases, licenses and occupancy agreements (including all modifications, amendments, supplements, guaranties, extensions, renewals, waivers, side letters and other agreements relating thereto) for the Leased Real Property to which the Company or any of the Company’s Subsidiaries is a party (the “Real Estate Lease Documents”), and such deliverables comprise all Real Estate Lease Documents relating to the Leased Real Property.

(c)           Except as set forth in Schedule 4.18(c), each Real Estate Lease Document (i) is a legal, valid, binding and enforceable obligation of the Company or one of the Company’s Subsidiaries and, to the knowledge of the Company, the other parties thereto, as applicable, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity, and each such Real Estate Lease Document is in full force and effect, (ii) has not been amended or modified except as reflected in the Real Estate Lease Documents made available to Acquiror and (iii) to the knowledge of the Company, covers the entire estate it purports to cover and, subject to securing the consents or approvals, if any, required under the Real Estate Lease Documents to be obtained from any landlord, or lender to landlord (as applicable), in connection with the execution and delivery of this Agreement by the Company or the consummation of the transaction contemplated hereby by the Company, upon the consummation of the transactions contemplated by this Agreement, will entitle Acquiror or its Subsidiaries to the exclusive use (subject to the terms of the respective Real Estate Lease Documents in effect with respect to the Leased Real Property), occupancy and possession of the premises specified in the Real Estate Lease Documents for the purpose specified in the Real Estate Lease Documents.

(d)           No material default or breach by (i) the Company or one of the Company’s Subsidiaries or (ii) to the knowledge of the Company, any other parties thereto, as applicable, presently exists under any Real Estate Lease Documents. Neither the Company nor any of the Company’s Subsidiaries has received written or, to the knowledge of the Company, oral notice of default or breach under any Real Estate Lease Document which has not been cured. To the knowledge of the Company, no event has occurred that, and no condition exists which, with notice or lapse of time or both, would constitute a material default or breach under any Real Estate Lease Document by the Company, one of the Company’s Subsidiaries, or by the other parties thereto. Neither the Company nor any of the Company’s Subsidiaries has subleased or otherwise granted any Person the right to use or occupy any Leased Real Property or portion thereof which is still in effect. Neither the Company nor any of the Company’s Subsidiaries have collaterally assigned or granted any other security interest in the Leased Real Property or any interest therein which is still in effect. The Company or one of the Company’s Subsidiaries has a good and valid leasehold title to each Leased Real Property subject only to Permitted Liens.

(e)           Neither the Company nor any of the Company’s Subsidiaries has received any written notice that remains outstanding as of the date of this Agreement that the current use and occupancy of the Leased Real Property and the improvements thereon (i) are prohibited by any Lien or law other than Permitted Liens or (ii) are in material violation of any of the recorded covenants, conditions, restrictions, reservations, easements or agreements applicable to such Leased Real Property.

4.19         Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(a)           the Company and each of the Company’s Subsidiaries is and, during the last three (3) years, has been in material compliance with all Environmental Laws;

(b)           there has been no release of any Hazardous Materials at, in, on or under any Leased Real Property or in connection with the Company’s or any of the Company’s Subsidiaries' operations off-site of the Leased Real Property or, to the knowledge of the Company, at, in, on or under any formerly owned or leased real property during the time that the Company or one of the Company’s Subsidiaries owned or leased such property;

(c)           neither the Company nor any of the Company’s Subsidiaries is subject to and neither has received any Governmental Order relating to any non-compliance with Environmental Laws by the Company or any of the Company’s Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials;

(d)           no Action is pending or, to the knowledge of the Company, threatened and no investigation is pending or, to the knowledge of the Company, threatened with respect to the Company’s or any of the Company’s Subsidiaries’ compliance with or liability under Environmental Law;

(e)           the Company has made available to Acquiror all material environmental reports (including any Phase One or Phase Two environmental site assessments), audits, correspondence or other documents relating to the Leased Real Property or any formerly owned or operated real property or any other location for which the Company or any of the Company’s Subsidiaries may be liable in its possession, custody or control.

(f)            Notwithstanding any other provision of this Article IV, this Section 4.19 contains the exclusive representations and warranties of the Company with respect to environmental matters.

4.20         Absence of Changes. Except (i) as set forth on Schedule 4.20 and (ii) in connection with the Transactions, from June 30, 2022 through and including the date of this Agreement, the Company and each of the Company’s Subsidiaries (1) has, in all material respects, conducted its business and operated its properties in the ordinary course of business (including, for the avoidance of doubt, recent past practice in light of COVID-19), and (2) has not taken any action that is both material to the Company or one of the Company’s Subsidiaries and would require the consent of Acquiror pursuant to Section 6.01 if such action had been taken after the date hereof.

4.21         Affiliate Agreements. Except as set forth on Schedule 4.21 and except for, in the case of any employee, officer or director, any employment or indemnification Contract or Contract with respect to the issuance of equity in the Company, neither the Company nor any of the Company’s Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of any of the Company or any of the Company’s Subsidiaries, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of the capital shares or equity interests of any of the Company or any of the Company’s Subsidiaries, or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing (each of the foregoing, a “Company Affiliate Agreement”).

4.22         Internal Controls. The Company and each of the Company’s Subsidiaries maintains a system of internal accounting controls designed to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations; (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with SFRS or IFRS, as applicable, and to maintain asset accountability; (c) access to assets is permitted only in accordance with management’s general or specific authorization; and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.23         Permits. The Company and each of the Company’s Subsidiaries has obtained and holds all material Permits (the “Material Permits”) that are required to own, lease or operate its properties and assets and to conduct its business as currently conducted, except where the failure to obtain the same would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (a) each Material Permit is in full force and effect in accordance with its terms, (b) no outstanding written notice of revocation, cancellation or termination of any Material Permit has been received by the Company or any of the Company’s Subsidiaries, (c) to the knowledge of the Company, none of such Permits upon its termination or expiration in the ordinary due course will not be renewed or reissued in the ordinary course of business upon terms and conditions substantially similar to its existing terms and conditions, (d) there are no Actions pending or, to the knowledge of the Company, threatened, that seek the revocation, cancellation, limitation, restriction or termination of any Material Permit and (e) the Company and the Company’s Subsidiaries are in material compliance with all Material Permits applicable thereto.

4.24         Registration Statement. None of the information relating to the Company or any of the Company’s Subsidiaries supplied by the Company, or by any other Person acting on behalf of the Company, in writing specifically for inclusion or incorporation by reference in the Registration Statement will, as of the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, notwithstanding the foregoing provisions of this Section 4.24, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Registration Statement that were not supplied by or on behalf of the Company for use therein.

4.25         Operation of the Business during COVID-19. None of the Company’s or the Company’s Subsidiaries’ actions and inactions prior to the date of this Agreement in response to COVID-19: (i) has resulted in the Company experiencing any material business interruption or material losses, or (ii) if taken following the date of this Agreement would constitute a Material Adverse Effect or a material breach of the covenants set forth in Section 6.01.

4.26         No Additional Representations and Warranties. Except as otherwise expressly provided in this Article IV (as modified by the Company Schedules), the Company expressly disclaims any representations or warranties of any kind or nature, express or implied, including as to the condition, value or quality of the Company, the Company’s Subsidiaries, or their respective assets, and the Company specifically disclaims any representation or warranty with respect to merchantability, usage, suitability or fitness for any particular purpose with respect to the Company’s or the Company’s Subsidiaries' assets, or as to the workmanship thereof, or the absence of any defects therein, whether latent or patent, it being understood that such subject assets are being acquired “as is, where is” on the Closing Date, and in their present condition, and Acquiror and Amalgamation Sub shall rely on their own examination and investigation thereof. None of the Company’s Affiliates or any of their respective directors, officers, employees, shareholders, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or its Affiliates, and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or its Affiliates.

4.27         Company Shareholder Support Agreement. Company has delivered to Acquiror true, correct and complete copies of Company Shareholder Support Agreements duly executed by Company Shareholders who hold, in the aggregate, at least seventy-five percent (75%) of the fully-diluted outstanding share capital of the Company as of the date hereof. The Company Shareholder Support Agreements are in full force and effect and have not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by any Company Shareholder. The Company Shareholder Support Agreements are a legal, valid and binding obligations, to the knowledge of Company, of each party thereto. To the Company’s Knowledge, neither the execution or delivery by any party thereto of, nor the performance of any party’s obligations under the Company Shareholder Support Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law. To the Company’s Knowledge, no event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of any Company Shareholder under any term or condition of the Company Shareholder Support Agreement.

Article V
REPRESENTATIONS AND WARRANTIES
OF ACQUIROR AND AMALGAMATION SUB

Except as set forth in the Acquiror and Amalgamation Sub Schedules to this Agreement (each of which qualifies (a) the correspondingly numbered representation, warranty or covenant if specified therein and (b) such other representations, warranties or covenants where its relevance as an exception to (or disclosure for purposes of) such other representation, warranty or covenant is reasonably apparent), each of Acquiror and Amalgamation Sub represents and warrants to the Company as follows:

5.01         Corporate Organization.

(a)           Acquiror is duly incorporated and is validly existing as a company in good standing under the Laws of its jurisdiction of incorporation and has the corporate power and authority to own, lease or operate its assets and properties and to conduct its business as it is now being conducted. The copies of the Acquiror Organizational Documents previously delivered by Acquiror to the Company are true, correct and complete and are in effect as of the date of this Agreement. Acquiror is, and at all times has been, in compliance with all restrictions, covenants, terms and provisions set forth in its Governing Documents. Acquiror is duly licensed or qualified and in good standing as a foreign company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified has not and would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Amalgamation Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.

(b)           Amalgamation Sub is duly incorporated, is validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has the requisite corporate entity power and authority enter into this Agreement and perform its obligations hereunder. Other than Amalgamation Sub, Acquiror has no other Subsidiaries or any equity or other interests in any other Person.

5.02         Due Authorization.

(a)           Each of Acquiror and Amalgamation Sub has all requisite corporate or entity power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and (subject to the approvals described in Section 5.07) (in the case of Acquiror), upon receipt of the Acquiror Shareholder Approval and effectiveness of the PubCo Charter, to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and such Ancillary Agreements by each of Acquiror and Amalgamation Sub and the consummation of the transactions contemplated hereby and thereby have been duly, validly and unanimously authorized by all requisite action and (in the case of Acquiror), except for the Acquiror Shareholder Approval, no other corporate or equivalent proceeding on the part of Acquiror or Amalgamation Sub is necessary to authorize this Agreement or such Ancillary Agreements or Acquiror’s or Amalgamation Sub’s performance hereunder or thereunder. This Agreement has been, and each such Ancillary Agreement will be, duly and validly executed and delivered by each of Acquiror and Amalgamation Sub and, assuming due authorization and execution by each other party hereto and thereto, this Agreement constitutes, and each such Ancillary Agreement will constitute, a legal, valid and binding obligation of each of Acquiror and Amalgamation Sub, enforceable against each of Acquiror and Amalgamation Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)            The approval by (A) an ordinary resolution in accordance with the Governing Documents of the Acquiror requiring the affirmative vote of a simple majority of the votes cast at the Extraordinary General Meeting, with the holders of (x) the Acquiror Class B Ordinary Shares voting separately as a single class and (y) the Acquiror Class A Ordinary Shares and the Acquiror B Ordinary Shares voting together as a single class, in person or represented by proxy and entitled to vote thereon, is required to approve: (i) the Transaction Proposal, (ii) the Share Issuance Proposal, and (iii) the Acquiror Incentive Plan Proposal, in each case, assuming a quorum is present; and (B) a special resolution in accordance with the Governing Documents of the Acquiror requiring the affirmative vote of at least two-thirds majority of the votes cast at the Extraordinary General meeting, with the holders (x) the Acquiror Class B Ordinary Shares voting separately as a single class and (y) the Acquiror Class A Ordinary Shares and (z) the Acquiror Class B Ordinary Shares voting together as a single class, in person or represented by proxy and entitled to vote thereon, is required to approve the Amendment Proposal, in each case assuming a quorum is present (the approval by Acquiror Shareholders of all of the foregoing, collectively, the “Acquiror Shareholder Approval”). The Acquiror Shareholder Approval are the only votes of any of Acquiror’s capital shares necessary in connection with the entry into this Agreement by Acquiror, and the consummation of the transactions contemplated hereby (including the Closing).

(c)            The Acquiror Board has duly adopted resolutions: (i) determining that this Agreement and the transactions contemplated hereby (including the approval of the PubCo Charter) are fair to, advisable and in the best interests of Acquiror and its shareholders; (ii) determined that the fair market value of the Company is equal to at least 80% of the amount held in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) as of the date hereof; (iii) approved the transactions contemplated by this Agreement as a Business Combination; (iv) approved this Agreement, the Transaction Financing and the transactions contemplated hereby and thereby (including the PubCo Charter), the execution and delivery by Acquiror of this Agreement, and Acquiror’s performance of its obligations under this Agreement, and consummation of the transactions contemplated hereby and thereby and (v) resolved to recommend to the shareholders of Acquiror approval of each of the matters requiring Acquiror Shareholder Approval. The Board of Directors of Amalgamation Sub has duly adopted resolutions (i) approving this Agreement and the transactions contemplated hereby, the execution and delivery by Amalgamation Sub of this Agreement and Amalgamation Sub’s performance of its obligations under this Agreement and consummation of the transactions contemplated hereby, (ii) declared this Agreement and the merger to be advisable and in the best interests of Amalgamation Sub and its sole shareholder and (iii) recommended that Acquiror approve and adopt this Agreement and the Amalgamation in its capacity as the sole shareholder of Amalgamation Sub.

5.03         No Conflict. The execution, delivery and performance of this Agreement by each of Acquiror and Amalgamation Sub and (in the case of Acquiror), upon receipt of the Acquiror Shareholder Approval and the effectiveness of the PubCo Charter, the consummation of the transactions contemplated hereby do not and will not (a) conflict with or violate any provision of, or result in the breach of, the Acquiror Organizational Documents, any Governing Documents Amalgamation Sub, (b) conflict with or result in any violation of any provision of any Law or Governmental Order applicable to each of Acquiror or Amalgamation Sub or any of their respective properties or assets, (c) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or acceleration of, or a right of termination, cancellation, modification, acceleration or amendment under, accelerate the performance required by, or result in the acceleration or trigger of any payment, posting of collateral (or right to require the posting of collateral), time of payment, vesting or increase in the amount of any compensation or benefit payable pursuant to, any of the terms, conditions or provisions of any Contract to which each of Acquiror or Amalgamation Sub or any their respective Subsidiaries is a party or by which any of their respective assets or properties may be bound or affected or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Amalgamation Sub, except (in the case of clauses (b), (c) or (d) above) for such violations, conflicts, breaches or defaults which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Amalgamation Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

5.04         Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened, Actions and, to the knowledge of Acquiror, there are no pending or threatened investigations, in each case, against Acquiror, or otherwise affecting Acquiror or its assets, including any condemnation or similar proceedings, which, if determined adversely, could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Amalgamation Sub to enter into, perform its obligations under this Agreement and consummate the Transactions. There is no unsatisfied judgment or any open injunction binding upon Acquiror which could, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Amalgamation Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

5.05         Compliance with Laws.

(a)            Except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Amalgamation Sub to enter into, perform its obligations under this Agreement and consummate the Transactions, Acquiror and its Subsidiaries are, and since the date of incorporation of Acquiror have been, in compliance in all material respects with all applicable Laws. Neither Acquiror nor its Subsidiaries has received any written notice from any Governmental Authority of a violation of any applicable Law by Acquiror or its Subsidiaries at any time since the date of incorporation of Acquiror, which violation would reasonably be expected to have a material adverse effect on the ability of Acquiror or Amalgamation Sub to enter into, perform its obligations under this Agreement and consummate the Transactions.

(b)           Since the date of incorporation of Acquiror, (i) there has been no action taken by Acquiror, its Subsidiaries, or, to the knowledge of Acquiror, any officer, director, manager, employee, agent or representative of Acquiror or its Subsidiaries, in each case, acting on behalf of the Acquiror or its Subsidiaries, in violation of any applicable Anti-Corruption Law, (ii) neither Acquiror nor its Subsidiaries has been convicted of violating any Anti-Corruption Laws or subjected to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws, (iii) neither Acquiror nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Law and (iv) neither Acquiror nor its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable Anti-Corruption Law.

(c)           Since the date of incorporation of Acquiror, and except where the failure to be, or to have been, in compliance with such Laws would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Acquiror or Amalgamation Sub to enter into and perform its obligations under this Agreement and consummate the Transactions, (i) there has been no action taken by Acquiror, its Subsidiaries, or, to the knowledge of Acquiror, any officer, director, manager, employee, agent or representative of Acquiror or its Subsidiaries, in each case, acting on behalf of the Acquiror or its Subsidiaries, in violation of any applicable International Trade Laws, (ii) neither Acquiror nor its Subsidiaries has been convicted of violating any International Trade Laws or subjected to any investigation by a Governmental Authority for violation of any applicable International Trade Laws, (iii) neither Acquiror nor its Subsidiaries has conducted or initiated any internal investigation or made a voluntary, directed, or involuntary disclosure to any Governmental Authority regarding any alleged act or omission arising under or relating to any noncompliance with any International Trade Laws and (iv) neither Acquiror nor its Subsidiaries has received any written notice or citation from a Governmental Authority for any actual or potential noncompliance with any applicable International Trade Law.

5.06         Employee Benefit Plans. Except as set forth on Schedule 5.06, or as may be contemplated by the Acquiror Incentive Plan Proposal, neither Acquiror, Amalgamation Sub, nor any of their respective Subsidiaries maintains, contributes to or has any obligation or liability, or could reasonably be expected to have any obligation or liability, under, any “employee benefit plan” as defined in Section 3(3) of ERISA or any other material, written plan, policy, program, arrangement or agreement (other than standard employment agreements that can be terminated at any time without severance or termination pay and upon notice of not more than 60 days or such longer period as may be required by applicable Law) providing compensation or benefits to any current or former director, officer, employee, independent contractor or other service provider, including, without limitation, all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock or other stock-based compensation plans, policies, programs, practices or arrangements, but not including any plan, policy, program, arrangement or agreement that covers only former directors, officers, employees, independent contractors and service providers and with respect to which Acquiror, Amalgamation Sub or any of their respective Subsidiaries have no remaining obligations or liabilities (collectively, the “Acquiror Benefit Plans”) and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in combination with another event) will (i) result in any material compensatory payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director, officer or employee of Acquiror, Amalgamation Sub or any of their respective Subsidiaries, or (ii) result in the acceleration, vesting or creation of any rights of any shareholder, director, officer or employee of Acquiror, Amalgamation Sub or any of their respective Subsidiaries to payments or benefits or increases in any existing payments or benefits or any loan forgiveness.

5.07         Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, approval or authorization of, or designation, declaration or filing with, any Governmental Authority is required on the part of Acquiror or Amalgamation Sub with respect to Acquiror’s or Amalgamation Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for any applicable Antitrust Law, Securities Laws, Nasdaq and the filing and effectiveness of the Amalgamation Documents and the PubCo Charter.

5.08         Financial Ability; Trust Account.

(a)           Set forth on Schedule 5.08 is a true and accurate record, as of the date identified on Schedule 5.08, of the balance invested in a trust account at Morgan Stanley (the “Trust Account”), maintained by Continental Stock Transfer & Trust Company, a New York corporation, acting as trustee (the “Trustee”), pursuant to the Investment Management Trust Agreement, dated July 15, 2021, by and between Acquiror and the Trustee (the “Trust Agreement”). The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, the Trustee, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated. There are no side letters and there are no agreements, Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Acquiror SEC Reports to be inaccurate or (ii) entitle any Person (other than any Acquiror Shareholder who is a Redeeming Shareholder) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement, Acquiror Organizational Documents and Acquiror’s final prospectus dated July 16, 2021. Amounts in the Trust Account are invested in U.S. Government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940. Acquiror has performed all material obligations required to be performed by it to date under, and is not in material default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. There are no Actions pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to the Acquiror Organizational Documents shall terminate, and, as of the Effective Time, Acquiror shall have no obligation whatsoever pursuant to the Acquiror Organizational Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. Following the Effective Time, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is a Redeeming Shareholder.

(b)           As of the date hereof, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its respective obligations hereunder, Acquiror has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror on the Closing Date.

(c)           As of the date hereof, Acquiror does not have, or have any present intention, agreement, arrangement or understanding to enter into or incur, any obligations with respect to or under any Indebtedness.

5.09         Taxes.

(a)           All income Tax and other material Tax Returns required by Law to be filed by Acquiror have been duly and timely filed (after giving effect to any valid extensions of time in which to make such filings).

(b)           All material amounts of Taxes shown due on any Tax Returns of Acquiror and all other material amounts of Taxes owed by Acquiror have been timely paid.

(c)           Acquiror has (i) withheld all material amounts of Taxes required to have been withheld by it in connection with amounts paid to any employee, independent contractor, creditor, shareholder or any other third party, and (ii) remitted such amounts required to have been remitted to the appropriate Governmental Authority.

(d)           Acquiror is not currently engaged in any material audit, administrative or judicial proceeding with a taxing authority with respect to Taxes. Acquiror has not received any written notice from a taxing authority of a proposed deficiency of a material amount of Taxes, other than any such deficiencies that have since been resolved. No written claim has been made by any Governmental Authority in a jurisdiction where Acquiror does not file a Tax Return that such entity is or may be subject to Taxes by that jurisdiction in respect of Taxes that would be the subject of such Tax Return, which claim has not been resolved. There are no outstanding agreements extending or waiving the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes of Acquiror, and no written request for any such waiver or extension is currently pending.

(e)           To the knowledge of Acquiror, there are no facts, circumstances or plans that, either alone or in combination, could reasonably be expected to prevent the Transactions from qualifying for the Intended Tax Treatment.

(f)           Acquiror has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code) in the prior two years.

(g)           Acquiror will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date and made prior to the Closing; (B) ruling by, or written agreement with, a Governmental Authority (including any closing agreement pursuant to Section 7121 of the Code or any similar provision of Tax Law) issued or executed prior to the Closing; (C) installment sale or open transaction disposition made prior to the Closing; (D) prepaid amount received prior to the Closing; (E) intercompany transaction or excess loss accounts described in the Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) that existed prior to the Closing; or (F) Section 965 of the Code.

(h)           There are no Liens with respect to Taxes on any of the assets of Acquiror, other than Permitted Liens.

(i)            Acquiror has no liability for the Taxes of any other Person (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (ii) as a transferee or successor.

(j)            Acquiror is not a party to or bound by, nor does it have any obligation to, any Governmental Authority or other Person under any Tax allocation, Tax sharing or Tax indemnification agreements (except, in each case, for any such agreements that are commercial contracts not primarily relating to Taxes).

(k)           Acquiror is and has since formation been treated as a corporation for U.S. federal (and applicable state and local) income Tax purposes.

(l)            Other than the representations and warranties set forth in Section 5.06, this Section 5.09 contains the exclusive representations and warranties of Acquiror with respect to Tax matters. Nothing in this Section 5.09 shall be construed as providing a representation or warranty with respect to (i) other than the representations and warranties set forth in Section 5.09(g), any taxable period (or portion thereof) beginning following the Closing Date or (ii) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute.

5.10         Brokers’ Fees. Except for fees described on Schedule 5.10 (including the amounts owed with respect thereto), no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission (including any deferred underwriting commission) in connection with the transactions contemplated by this Agreement (including the Transaction Financing) or as a result of the Closing, in each case, including based upon arrangements made by Acquiror or Amalgamation Sub or any of their respective Affiliates, including the Sponsor.

5.11         Acquiror SEC Reports; Financial Statements; Sarbanes-Oxley Act. Except as set forth on Schedule 5.11,

(a)            Acquiror has filed in a timely manner all required registration statements, reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC since the date of incorporation of the Acquiror (collectively, as they have been amended since the time of their filing and including all exhibits thereto, the “Acquiror SEC Reports”). None of the Acquiror SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The audited financial statements and unaudited interim financial statements (including, in each case, the notes and schedules thereto) included in the Acquiror SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with accounting principles generally accepted in the United States ("U.S. GAAP") applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto and except with respect to unaudited statements as permitted by Form 10-Q of the SEC), and fairly present (subject, in the case of the unaudited interim financial statements included therein, to normal year-end adjustments and the absence of complete footnotes) in all material respects the financial position of Acquiror as of the respective dates thereof and the results of their operations and cash flows for the respective periods then ended.

(b)           Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror and other material information required to be disclosed by Acquiror in the reports and other documents that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such material information is accumulated and communicated to Acquiror’s principal executive officer and its principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act. Such disclosure controls and procedures are effective.

(c)           Acquiror has established and maintains a system of internal controls. Such internal controls are sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror’s financial statements for external purposes in accordance with U.S. GAAP.

(d)           Marcum LLP, who have certified certain financial statements of the Company is an independent registered public accounting firm as required by the Securities Act.

(e)           Acquiror maintains a system of internal control over financial reporting (as such term is defined in Rule 13a-15(f) under the Exchange Act) that (i) complies with the requirements of the Exchange Act, (ii) has been designed by Acquiror’s principal executive officer and principal financial officer, or under their supervision, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and (iii) is sufficient to provide reasonable assurance that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (C) access to assets is permitted only in accordance with management’s general or specific authorization; and (D) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences; and, except as disclosed on Schedule 5.11, Acquiror’s internal control over financial reporting is effective and Acquiror is not aware of any material weaknesses in its internal control over financial reporting.

(f)            Since the date of Acquiror’s latest audited financial statements filed with the SEC, there has been no change in Acquiror’s internal control over financial reporting that has materially and adversely affected, or is reasonably likely to materially and adversely affect, the Acquiror’s internal control over financial reporting.

(g)           There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h)           Except as disclosed on Schedule 5.11(h), neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

(i)            As of the date hereof, there are no outstanding SEC comments from the SEC with respect to any Acquiror SEC Reports. None of the Acquiror SEC Reports filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

5.12         Business Activities; Absence of Changes.

(a)           Since its incorporation, Acquiror has not conducted any business activities other than activities directed toward the accomplishment of a Business Combination. Except as set forth in the Acquiror Organizational Documents, there is no agreement, commitment or Governmental Order binding upon Acquiror or to which Acquiror is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or any acquisition of property by Acquiror or the conduct of business by Acquiror as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Acquiror or Amalgamation Sub to enter into and perform its obligations under this Agreement and consummate the Transactions.

(b)           Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Transactions, Acquiror has no interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c)           Except for (i) this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.01) and (ii) with respect to fees and expenses of Acquiror’s legal, financial and other advisors, Acquiror is not, and at no time has been, party to any Contract with any other Person that would require payments by Acquiror in excess of $150,000 monthly, $250,000 in the aggregate annually with respect to any individual Contract or more than $500,000 in the aggregate annually when taken together with all other Contracts (other than this Agreement and the agreements expressly contemplated hereby (including any agreements permitted by Section 7.01)).

(d)           There is no liability, debt or obligation against Acquiror or its Subsidiaries, except for liabilities and obligations (i) reflected or reserved for on Acquiror’s consolidated balance sheet for the quarterly period ended September 30, 2022 or disclosed in the notes thereto (other than any such liabilities not reflected, reserved or disclosed as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole) or (ii) that have arisen since the date of Acquiror’s consolidated balance sheet for the quarterly period September 30, 2022 in the ordinary course of the operation of business of Acquiror and its Subsidiaries (other than any such liabilities as are not and would not be, in the aggregate, material to Acquiror and its Subsidiaries, taken as a whole).

(e)           Since its organization, Amalgamation Sub has not conducted any business activities other than activities directed toward the accomplishment of the Amalgamation. Except as set forth in Amalgamation Sub’s Governing Documents, there is no agreement, commitment, or Governmental Order binding upon Amalgamation Sub or to which Amalgamation Sub is a party which has had or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Amalgamation Sub or any acquisition of property by Amalgamation Sub or the conduct of business by Amalgamation Sub as currently conducted or as contemplated to be conducted as of the Closing other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a material adverse effect on the ability of Amalgamation Sub to enter into and perform its obligations under this Agreement.

(f)            Amalgamation Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(g)           Amalgamation Sub was formed solely for the purpose of effecting the Amalgamation and has not engaged in any business activities or conducted any operations other than in connection with the Amalgamation and has no, and at all times prior to the Effective Time except as contemplated by this Agreement or the Ancillary Agreements to this Agreement, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(h)           Since the date of Acquiror’s formation through and including the date of this Agreement, (i) there has not been any change, development, condition, occurrence, event or effect relating to the Acquiror or its Subsidiaries that, individually or in the aggregate, resulted in, or would reasonably be expected to result in, a material adverse effect on the ability of Acquiror or Amalgamation Sub to enter into and perform its obligations under this Agreement and consummate the Transactions and (ii) Acquiror and its Subsidiaries have not taken any action that would require the consent of the Company pursuant to Section 7.01 if such action had been taken after the date of this Agreement.

5.13         Registration Statement. As of the time the Registration Statement becomes effective under the Securities Act, the Registration Statement (together with any amendments or supplements thereto) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement.

5.14         No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, Acquiror and Amalgamation Sub and its other Affiliates and any of its and their respective directors, officers, employees, shareholders, stockholders, partners, members or Representatives, acknowledge and agree that Acquiror and Amalgamation Sub have made their own investigation of the Company and that they are relying only on that investigation and the specific representations and warranties set forth in this Agreement, and not on any other representation or statement made by the Company nor any of its Affiliates or any of their respective directors, officers, employees, shareholders, stockholders, partners, members, agents or Representatives, and that none of such persons is making or has made any representation or warranty whatsoever, express or implied, other than those expressly given by the Company in Article IV, including without limitation any other implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Acquiror and Amalgamation Sub Schedules or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror and Amalgamation Sub pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties of the Company expressly set forth in Article IV or any certificate delivered in accordance with Section 9.02(c), with all faults and without any other representation or warranty of any nature whatsoever.

5.15         Capitalization.

(a)           Except as set forth on Schedule 5.15, as of the date hereof, the authorized share capital of Acquiror consists of (i) 1,000,000 shares of preference shares, with a par value of $0.0001 per share, (ii) 200,000,000 Class A ordinary shares with a par value of $0.0001 per share, and (iii) 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. Each whole Acquiror Warrant entitles the holder thereof to purchase one Acquiror Ordinary Share at an exercise price of $11.50 per share on the terms and conditions set forth in the applicable Acquiror Warrant agreements. As of the date hereof, (a) no preference shares of Acquiror are issued and outstanding; (b) 20,000,000 Class A ordinary shares are issued and outstanding; (c) 5,000,000 Class B ordinary shares are issued and outstanding; (d) Acquiror has, after giving effect to the Unit Separation, issued 18,000,000 Acquiror Warrants, consisting of 10,000,000 Acquiror Public Warrants (including 10,000,000 Acquiror Warrants that have not been separated from the outstanding Acquiror Units) and 8,000,000 Acquiror Private Placement Warrants, of which 7,000,000 Acquiror Private Placement Warrants are held by the Sponsor; and (e) 20,000,000 Acquiror Units remain outstanding. All of the issued and outstanding Acquiror Ordinary Shares and Acquiror Warrants (including the Acquiror Ordinary Shares underlying the Acquiror Warrants) (i) have been duly authorized and validly issued and are fully paid and nonassessable, (ii) were issued in compliance in all material respects with applicable Law, (iii) were not issued in breach or violation of any preemptive rights or Contract and (iv) are fully vested and not otherwise subject to a substantial risk of forfeiture within the meaning of Code Section 83.

(b)           Except for this Agreement and the Acquiror Warrants there are (i) no subscriptions, calls, options, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Ordinary Shares or any other equity interests of Acquiror, or any other Contracts to which Acquiror is a party or by which Acquiror is bound obligating (or in lieu of a cash payment, allowing) Acquiror to issue or sell any capital shares of, other equity interests in or debt securities of, Acquiror, and (ii) no equity equivalents, stock appreciation rights, phantom stock ownership interests or similar rights in Acquiror. Except as otherwise required by Acquiror’s Organizational Documents in order to consummate the transactions contemplated hereby, there are no outstanding contractual obligations of Acquiror to repurchase, redeem or otherwise acquire any securities or equity interests of Acquiror. There are no outstanding bonds, debentures, notes or other indebtedness of Acquiror having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter for which Acquiror’s shareholders may vote. Acquiror is not a party to any shareholders’ agreement, voting agreement or registration rights agreement relating to Acquiror Ordinary Shares or any other equity interests of Acquiror. Acquiror does not own any capital stock or any other equity interests in any other Person or has any right, option, warrant, conversion right, stock appreciation right, redemption right, repurchase right, agreement, arrangement or commitment of any character under which a Person is or may become obligated to issue or sell, or give any right to subscribe for or acquire, or in any way dispose of, any of the capital shares or other equity interests, or any securities or obligations exercisable or exchangeable for or convertible into any of the capital shares or other equity interests, of such Person. There are no securities or instruments issued by or to which Acquiror is a party containing anti-dilution or similar provisions that will be triggered by the consummation of the Transactions, in each case, that have not been, or will not be, waived on or prior to the Closing Date.

(c)           As of the date hereof, the issued and paid up capital of Amalgamation Sub is $1.00 and consists of 1 ordinary share beneficially held (and held of record) solely by Acquiror as of the date of this Agreement.

5.16         Nasdaq Stock Market Quotation. The Acquiror Units, the Acquiror Public Warrants and the issued and outstanding Acquiror Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbols “APACU” (with respect to the Acquiror Units), “APAC” (with respect to the Acquiror Ordinary Shares), and “APACW” (with respect to the Acquiror Public Warrants). Acquiror is in compliance with the rules of Nasdaq and there is no action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by Nasdaq, the Financial Industry Regulatory Authority or the SEC with respect to any intention by such entity to deregister the Acquiror Units, the Acquiror Ordinary Shares or the Acquiror Public Warrants or terminate the listing of such on Nasdaq. None of Acquiror or its Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Units, the Acquiror Ordinary Shares or the Acquiror Public Warrants under the Exchange Act.

5.17         Contracts; No Defaults.

(a)           Schedule 5.17 contains a listing of all Contracts including every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement) to which, as of the date of this Agreement, Acquiror or one or more of its Subsidiaries is a party or by which any of their respective assets are bound. True, correct and complete copies of the Contracts listed on Schedule 5.17 have been delivered to or made available to the Company or its agents or representatives.

(b)           Each Contract of a type required to be listed on Schedule 5.17, whether or not set forth on Schedule 5.17, was entered into at arm’s length and in the ordinary course of business. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 5.17(a), whether or not set forth on Schedule 5.17, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of Acquiror or its Subsidiaries party thereto and, to the knowledge of Acquiror, represent the legal, valid and binding obligations of the other parties thereto, and, to the knowledge of Acquiror, are enforceable by Acquiror or its Subsidiaries to the extent a party thereto in accordance with their terms, subject in all respects to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law), (ii) none of Acquiror, its Subsidiaries or, to the knowledge of Acquiror, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) since the dates of their respective incorporations, neither Acquiror nor its Subsidiaries have received any written or, to the knowledge of Acquiror, oral claim or notice of material breach of or material default under any such Contract, (iv) to the knowledge of Acquiror, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by Acquiror or its Subsidiaries or, to the knowledge of Acquiror, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) since the dates of their respective incorporations, through the date hereof, neither Acquiror nor its Subsidiaries have received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

5.18         Title to Property. Neither Acquiror nor any of its Subsidiaries (a) owns or leases any real or personal property or (b) is a party to any agreement or option to purchase any real property, personal property or other material interest therein.

5.19            Investment Company Act. Neither Acquiror nor any of its Subsidiaries is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

5.20         Affiliate Agreements. Except as set forth on Schedule 5.20, none of Acquiror or its Subsidiaries is a party to any transaction, agreement, arrangement or understanding with any (i) present or former executive officer or director of any of Acquiror or its Subsidiaries, (ii) beneficial owner (within the meaning of Section 13(d) of the Exchange Act) of 5% or more of Acquiror Ordinary Shares or equity interests of any of the Company or (iii) Affiliate, “associate” or member of the “immediate family” (as such terms are respectively defined in Rules 12b-2 and 16a-1 under the Exchange Act) of any of the foregoing (each of the foregoing, an “Acquiror Affiliate Agreement”).

5.21         Sponsor Support Agreement. Acquiror has delivered to the Company a true, correct and complete copy of the Sponsor Support Agreement. The Sponsor Support Agreement is in full force and effect and has not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror. The Sponsor Support Agreement is a legal, valid and binding obligation of Acquiror and, to the knowledge of Acquiror, each other party thereto and neither the execution or delivery by any party thereto of, nor the performance of any party’s obligations under, the Sponsor Support Agreement violates any provision of, or results in the breach of or default under, or requires any filing, registration or qualification under, any applicable Law. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any term or condition of the Sponsor Support Agreement.

Article VI
COVENANTS OF THE COMPANY

6.01         Conduct of Business. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement in accordance with its terms (the “Interim Period”), the Company shall, and shall cause the Company’s Subsidiaries to, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement (including any actions required to be taken by the Company or any of the Company's Subsidiaries to complete the Restructuring and perform its obligations under this Agreement and to consummate the Transactions) or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, (i) use commercially reasonable efforts to conduct and operate its business in the ordinary course, and to preserve intact the current business organization and ongoing businesses of the Company and the Company’s Subsidiaries, and maintain the existing relations and goodwill of the Company and the Company’s Subsidiaries with customers, suppliers, joint venture partners, distributors and creditors of the Company and the Company’s Subsidiaries, and (ii) use commercially reasonable efforts to maintain all insurance policies of the Company and the Company’s Subsidiaries or substitutes therefor. Without limiting the generality of the foregoing, except as set forth on Schedule 6.01, as expressly contemplated by this Agreement or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld or delayed), or as may be required by Law, the Company shall not, and the Company shall cause the Company’s Subsidiaries not to, during the Interim Period, except as otherwise contemplated by this Agreement:

(a)           change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries;

(b)           (i) make, declare or pay any dividend or distribution (whether in cash, shares or property) to the shareholders of the Company or any of the Company’s Subsidiaries in their capacities as shareholders, (ii) effect any recapitalization, reclassification, split or other change in its capitalization, or (iii) except pursuant to the Company Share Plan repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any of its capital shares or other equity interests;

(c)           Enter into, or amend or modify any material term of (in a manner adverse to the Company or any of the Company’s Subsidiaries), terminate (excluding any expiration in accordance with its terms), or waive or release any material rights, claims or benefits under, any Material Contract (or any Contract, that if existing on the date hereof, would have been a Material Contract), any Real Estate Lease Document related to the Leased Real Property or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or any of the Company’s Subsidiaries is a party or by which one of them is bound, other than entry into, amendments of, modifications of, terminations of, or waivers or releases under, such agreements in the ordinary course of business;

(d)           sell, transfer, license, sublicense, covenant not to assert, lease, pledge or otherwise encumber or subject to any Lien, abandon, cancel, let lapse or convey or dispose of any assets, properties or business of the Company or the Company’s Subsidiaries (including Owned Intellectual Property and Owned Company Software), except for (i) dispositions of obsolete or worthless assets, (ii) sales of tangible inventory in the ordinary course of business and (iii) sales, abandonment, lapses of tangible assets or tangible items or tangible materials in an amount not in excess of $10,000,000 in the aggregate, other than (1) Permitted Liens or (2) pledges and encumbrances on property and assets in the ordinary course of business and that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

(e)           except as set forth on Schedule 6.01(e) or otherwise required pursuant to Company Benefit Plans, in effect on the date of this Agreement, applicable Law, or policies or Contracts of the Company or the Company’s Subsidiaries in effect on the date of this Agreement, (i) grant any material increase in compensation, benefits or severance to any employee, director or service provider of the Company or one of the Company’s Subsidiaries other than any such individual with an annual base salary of less than $250,000, (ii) adopt, enter into or materially amend any Company Benefit Plan, or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which the Company or one of the Company’s Subsidiaries is a party or by which it is bound, (iii) grant or provide any severance, termination payments, bonus, change of control, retention, or benefits to any employee of the Company or any of the Company’s Subsidiaries, except in connection with the promotion or hiring (to the extent permitted by clause (iv) of this paragraph) or separation of any employee in the ordinary course of business or the firing of any employee, (iv) hire any employee of the Company or one of the Company’s Subsidiaries or any other individual who is providing or will provide services to the Company or one of the Company’s Subsidiaries other than any employee with an annual base salary of less than $250,000 (except to replace terminated employees) in the ordinary course of business, (v) adopt, enter into or materially amend Contracts with any consultants or independent contractors that involve consideration of more than $5,000,000 in the aggregate or (vi) take any action to accelerate the vesting, payment or funding of any cash compensation, payment or benefit;

(f)            (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase a material portion of the assets or equity of, any corporation, partnership, limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or the Company’s Subsidiaries (other than the transactions contemplated by this Agreement);

(g)           make any capital expenditures (or commitment to make any capital expenditures) that in the aggregate exceed $10,000,000, other than any capital expenditure (or series of related capital expenditures) consistent in all material respects with the Company’s or the Company’s Subsidiaries’ annual capital expenditure budget for periods following the date hereof, made available to Acquiror or any capitalized Contract costs associated with new or existing customers;

(h)           make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any material change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person, except advances to directors, employees or officers of the Company or the Company’s Subsidiaries in the ordinary course of business or as required under any provisions of the Governing Documents of the Company or any of the Company’s Subsidiaries or any indemnification agreement to which the Company or one of the Company’s Subsidiaries is a party, in each case as in effect as of the date hereof;

(i)            make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, or enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes);

(j)            take any action, or knowingly fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(k)           acquire any fee interest in real property;

(l)            enter into, renew or amend in any material respect any Company Affiliate Agreement;

(m)          waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability, other than in the ordinary course of business or that otherwise do not exceed $15,000,000 in the aggregate;

(n)           incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness in excess of $10,000,000, other than in connection with borrowings, extensions of credit and other financial accommodations under the Company’s existing credit facilities, notes and other existing Indebtedness and, in each case, any refinancings thereof, provided, that, in no event shall any such borrowing, extension of credit or other financial accommodation be subject to any prepayment fee or penalty or similar arrangement or amend, restate or modify in a manner materially adverse to the Company any terms of or any agreement with respect to any such outstanding Indebtedness (when taken as a whole); provided, further, that any action permitted under this Section 6.01(n) shall be deemed not to violate Section 6.01(b) or Section 6.01(c);

(o)           enter into any material new line of business outside of the business currently conducted by the Company or the Company’s Subsidiaries as of the date of this Agreement (it being understood that this Section 6.01(o) shall not restrict the Company from extending its business into new geographies);

(p)           make any material change in financial accounting methods, principles or practices, except insofar as may have been required by a change in SFRS or IFRS (including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization) or applicable Law;

(q)           (i) disclose any source code for any Owned Company Software or any other material Trade Secrets to any Person (other than pursuant to a written agreement sufficient to protect the confidentiality thereof) or (ii) subject any Owned Intellectual Property or Owned Company Software to Copyleft Terms; and

(r)            enter into any agreement to do any action prohibited under this Section 6.01.

6.02         Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Company by third parties that may be in the Company’s possession from time to time, and except for any information which (x) relates to interactions with prospective buyers of the Company or the negotiation of this Agreement and the transactions contemplated hereby or (y) in the judgment of legal counsel of the Company would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which the is bound, the Company shall afford to Acquiror and its Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, in such manner as to not interfere with the normal operation of the Company, to all of its and the Company’s Subsidiaries’ properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments and analyses and, as reasonably requested by Acquiror or its Representatives, appropriate officers and employees of the Company, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of the Company and the Company’s Subsidiaries that are in the possession of the Company as such Representatives may reasonably request, in each case, as necessary to facilitate consummation of the transactions contemplated by this Agreement; provided, however, that (i) such access may be limited to the extent the Company reasonably determines, in light of COVID-19 or COVID-19 Measures, that such access would jeopardize the health and safety of any employee of the Company and (ii) nothing in this Agreement shall be deemed to provide Acquiror and its Representatives with the right to have access to any of the offices or information of any of the equityholders of the Company, that is not otherwise related to the Company, the Company’s Subsidiaries, or the transactions contemplated by this Agreement or any Ancillary Agreement. Acquiror hereby agrees that, during the Interim Period, (x) it shall not contact any employee (excluding executive officers), customer, supplier, distributor or other material business relation of the Company or any Company Subsidiary or (y) conduct or perform any invasive or subsurface investigations of the properties or facilities of the Company or its Affiliates, in each case, without the prior written consent of the Company. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by Acquiror and its Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

6.03         No Acquiror Ordinary Share Transactions. From and after the date of this Agreement until the Effective Time, except as otherwise contemplated by this Agreement, the Company shall not engage in any transactions involving the securities of Acquiror without the prior consent of Acquiror if the Company possesses material nonpublic information of the Acquiror.

6.04         No Claim Against the Trust Account. The Company acknowledges that Acquiror is a special purpose acquisition company with the power and privileges to effect a merger, asset acquisition, reorganization or similar business combination involving the Company and one or more businesses or assets, and the Company has read Acquiror’s final prospectus, dated July 16, 2021, and other Acquiror SEC Reports, the Acquiror Organizational Documents, and the Trust Agreement and understands that Acquiror has established the Trust Account described therein for the benefit of Acquiror’s public shareholders and that disbursements from the Trust Account are available only in the limited circumstances set forth therein. The Company further acknowledges and agrees that Acquiror’s sole assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities, and that substantially all of these proceeds have been deposited in the Trust Account for the benefit of its public shareholders. The Company further acknowledges that, if the transactions contemplated by this Agreement are not consummated by January 20, 2023 (or April 20, 2023, upon Sponsor’s or its Affiliates or designees exercise of its option to extend the period of time to consummate a business combination, which the Sponsor has undertaken to do in the Sponsor Support Agreement), or such later date as approved by the shareholders of Acquiror to complete a Business Combination, Acquiror will be obligated to return to its shareholders the amounts being held in the Trust Account. Accordingly, the Company (on behalf of itself and its Affiliates) hereby waives any past, present or future claim of any kind against, and any right to access, the Trust Account, any trustee of the Trust Account and Acquiror to collect from the Trust Account any monies that may be owed to them by Acquiror or any of its Affiliates for any reason whatsoever, and will not seek recourse against the Trust Account at any time for any reason whatsoever. This Section 6.04 shall survive the termination of this Agreement for any reason.

6.05         Proxy Solicitation; Other Actions.

(a)           The Company will provide to Acquiror, for inclusion in the Registration Statement, to be filed by Acquiror hereunder, Company Group consolidated audited financial statements, including balance sheets, statements of operations, statements of redeemable preferred stock and shareholders’ deficit and statements of cash flows as of and for the years ended December 31, 2021 and 2020 (or such other periods as are required by the SEC for the purposes of the Registration Statement), together with the auditor’s reports thereon (the “Audited Financial Statements”), and the unaudited financial statements including balance sheets, statements of operations, statements of redeemable preferred stock and shareholders’ deficit and statements of cash flows as of and for the nine-month period ended September 30, 2022 (or such other periods as are required by the SEC for the purposes of the Registration Statement) (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Consolidated Financial Statements”), in each case, prepared in accordance with U.S. GAAP and Regulation S-X under the Securities Act (except (x) as otherwise noted therein to the extent permitted by Regulation S-X under the Securities Act and (y) in the case of the Unaudited Financial Statements, subject to normal and recurring year-end adjustments and the absence of notes thereto) and audited in accordance with the auditing standards of the PCAOB. The Company shall be available to, and the Company shall use reasonable best efforts to make its officers and employees available to, in each case, during normal business hours and upon reasonable advanced notice, Acquiror and its counsel in connection with responding in a timely manner to comments on the Registration Statement from the SEC.

(b)           From and after the date on which the Registration Statement becomes effective under the Securities Act, the Company will give Acquiror prompt written notice of any action taken or not taken by the Company or of any development regarding the Company, in any such case which, to the knowledge of the Company, would cause the Registration Statement to contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided that, if any such action shall be taken or fail to be taken or such development shall otherwise occur, Acquiror and the Company shall cooperate fully to cause an amendment or supplement to be made promptly to the Registration Statement, such that the Registration Statement no longer contains an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements, in light of the circumstances under which they were made, not misleading; provided further, however, that no information received by Acquiror pursuant to this Section 6.05 shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Company Schedules.

6.06         Non-Solicitation; Acquisition Proposals.

(a)           Except as expressly permitted by this Section 6.06, from the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 10.01, the Company shall not, and shall use its reasonable best efforts to cause its Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning, or provide access to its properties, books and records or any confidential information or data to, any Person relating to any proposal, offer, inquiry or request for information that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal, (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Acquisition Proposal, (iv) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, exchange agreement, joint venture agreement, partnership agreement, option agreement or other similar agreement for or relating to any Acquisition Proposal or (v) resolve or agree to do any of the foregoing. The Company also agrees that immediately following the execution of this Agreement it shall use commercially reasonable efforts to cause its Representatives to, cease any solicitations, discussions or negotiations with any Person (other than the Parties and their respective Representatives) conducted heretofore in connection with an Acquisition Proposal or any inquiry or request for information that could reasonably be expected to lead to, or result in, an Acquisition Proposal. The Company also agrees that within three (3) Business Days of the execution of this Agreement, the Company shall request each Person (other than the Parties and their respective Representatives) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company (and with whom the Company has had contact in the three (3) months prior to the date of this Agreement regarding the acquisition of the Company) to return or destroy all confidential information furnished to such Person by or on behalf of it or any of its subsidiaries prior to the date hereof and terminate access to any physical or electronic data room maintained by or on behalf of the Company. The Company shall promptly (and in any event within one Business Day) notify, in writing, Acquiror of the receipt of any inquiry, proposal, offer or request for information received after the date hereof that constitutes, or could reasonably be expected to result in or lead to, any Acquisition Proposal. The Company shall promptly (and in any event within two Business Days) keep Acquiror reasonably informed of any material developments with respect to any such inquiry, proposal, offer, request for information or Acquisition Proposal (including any material changes thereto). Without limiting the foregoing, it is understood that any violation of the restrictions contained in this Section 6.06 by any of the Company’s Representatives acting on the Company’s behalf shall be deemed to be a breach of this Section 6.06 by the Company.

(b)           For purposes of this Section 6.06, “Acquisition Proposal” means any proposal or offer from any Person or “group” (as defined in the Exchange Act) (other than Acquiror, Amalgamation Sub or their respective Affiliates) relating to, in a single transaction or series of related transactions, (A) any direct or indirect acquisition or purchase of a business that constitutes 20% or more of the net revenues, net income or assets of the Company, (B) any direct or indirect acquisition of 20% or more of the consolidated assets of the Company (based on the fair market value thereof, as determined in good faith by the Company Board), including through the acquisition of one or more subsidiaries of the Company owning such assets, (C) acquisition of beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the total voting power of the equity securities of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of the total voting power of the equity securities of the Company, or any merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Company Subsidiary whose business constitutes 20% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole) or (D) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization or other similar transaction) of 20% or more of the total voting power of the equity securities of the Company.

6.07         Company Preferred Shares Conversion. If and to the extent that any Company Preferred Shares remain outstanding as of immediately prior to the Effective Time, the Company shall ensure that all Company Preferred Shares, and any other preferred shares in the capital of the Company, are duly converted into Company Ordinary Shares in accordance with the Company’s Governing Documents.

6.08         Amalgamation.

(a)           Prior to the Closing, each of the Company and Amalgamation Sub shall take all such actions as are reasonably necessary so that the Amalgamation shall be consummated in accordance with the terms and subject to the conditions set forth in this Agreement. Without limiting the generality of the foregoing:

(i)            as soon as practicable following the execution of this Agreement, the Company and Amalgamation Sub shall begin drafting (or cause its auditors to begin drafting) directors’ declarations, statements of material interests of directors, solvency statements, accompanying auditors’ reports and such other information relating to the Amalgamation as is or may be required under the Singapore Companies Act, in each case with respect to the Amalgamation (the “Other Amalgamation Documents”);

(ii)            as soon as practicable after the Registration Statement becomes effective, each of the Company and Amalgamation Sub shall:

(1)            so far as they are lawfully able, exercise their powers to cause the boards of directors of each of Amalgamation Sub and the Company, respectively, to approve the Amalgamation and make solvency statements and/or declarations in respect of Amalgamation Sub and/or the Company (as the case may be);

(2)            dispatch the Amalgamation Documents to its shareholders in accordance with the Singapore Companies Act;

(3)            dispatch the notice of Amalgamation Proposal to its secured creditors (if any) in accordance with the Singapore Companies Act and such other creditors of the Company and/or Amalgamation Sub as may be agreed between Acquiror and the Company; and

(4)            cause the notice of Amalgamation Proposal to be published in one daily English-language newspaper of general circulation in Singapore in accordance with the Singapore Companies Act;

(iii)            as soon as practicable following the execution of this Agreement, each of the Company and Amalgamation Sub shall take all steps reasonably necessary to secure the pre-clearance of the Amalgamation by ACRA;

(iv)            each of the Company and Amalgamation Sub shall provide to Acquiror evidence reasonably satisfactory to Acquiror that ACRA has no further comments on the relevant Amalgamation Documents following ACRA’s review, that the Amalgamation Documents may be filed pursuant to Section 215E of the Singapore Companies Act and that promptly following such filing ACRA will confirm the Amalgamation has become effective; and

(v)            the Company shall pay the fee prescribed by ACRA to effect the Amalgamation and lodge with ACRA the prescribed form relating to the Amalgamation, the Amalgamation Proposal, the required directors’ declarations, the required solvency statements, the required declaration of the directors of each of the Company and Amalgamation Sub that the Amalgamation has been approved by the shareholders of the Company and Amalgamation Sub, respectively, the required declarations regarding no prejudice to creditors, and the constitution of the amalgamated entity, in each case relating to the Amalgamation and in accordance with the Singapore Companies Act by no later than 10:00 AM Singapore Standard Time on the Closing Date.

(b)           The Company and Amalgamation Sub shall, and the Company shall cause each of the Company’s Subsidiaries to, (i) cause the Amalgamation Documents when delivered to shareholders, secured creditors or such other creditors as may be agreed between Acquiror and the Company or lodged with ACRA, to comply in all material respects with all Laws applicable thereto (including the Singapore Companies Act) and rules and regulations promulgated by ACRA, (ii) respond as promptly as reasonably practicable to and resolve all comments received from the ACRA concerning the Amalgamation Documents, and (iii) cause the Amalgamation to be declared effective under the Singapore Companies Act by no later than 10:00 AM Singapore Standard Time on the Closing Date.

(c)           Any filing of, or amendment or supplement to, the Amalgamation Documents will be mutually prepared and agreed upon by the Company, Acquiror and Amalgamation Sub. Each of the Company and Amalgamation Sub will advise the Company, PubCo and Acquiror, promptly after receiving notice thereof, of the time when the Amalgamation has become effective under the Singapore Companies Act or of any request by the ACRA for amendment of the Amalgamation Documents or comments thereon and responses thereto or requests by ACRA for additional information and responses thereto, and shall provide the Company, PubCo and Acquiror a reasonable opportunity to provide comments and amendments to any such filing. Acquiror, PubCo, Amalgamation Sub and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) any response to comments of ACRA or its staff with respect to the Amalgamation Documents and any amendment to the Amalgamation Documents filed in response thereto.

(d)           Each of the Acquiror, PubCo, Amalgamation Sub and the Company shall ensure that all of the information supplied by it or on its behalf for inclusion or incorporation by reference in the Amalgamation Documents will, at the time the Amalgamation Documents are (i) sent to shareholders, secured creditors and such other creditors as may be agreed between Acquiror and the Company, in each case, of the Company or Amalgamation Sub, as applicable or (ii) lodged with ACRA, be true, accurate and not misleading.

(e)           If at any time prior to the Effective Time the Company, PubCo, Amalgamation Sub or Acquiror becomes aware that any information relating to the Company, PubCo, Amalgamation Sub, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers set forth in the Amalgamation Documents is required to be amended, so that the Amalgamation Documents would not fail to be true, accurate or not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing and/or correcting such information shall be promptly lodged with ACRA and, to the extent required by the Singapore Companies Act, disseminated to the shareholders and secured creditors of the Company and Amalgamation Sub.

(f)            If at any time prior to the Effective Time the Company, PubCo, Amalgamation Sub or Acquiror becomes aware that any member or creditor of the Company or Amalgamation Sub or any other person to whom the Company or Amalgamation Sub is under an obligation, intends to object or has objected to the Amalgamation Proposal (or the notification of publication thereof) (each, an “Amalgamation Objection”), Acquiror, the Company, PubCo and Amalgamation Sub shall discuss in good faith how to address any such Amalgamation Objection and the Company shall, and shall cause its Subsidiaries to, use their respective reasonable efforts to deal with such Amalgamation Objection (whether by paying or discharging obligations to the applicable creditors or otherwise) so that no member or creditor of the Company or Amalgamation Sub, or other person to whom the Company or Amalgamation Sub is under an obligation, is able to delay the Amalgamation or cause the Amalgamation not to be consummated.

Article VII
COVENANTS OF ACQUIROR

7.01         Conduct of Acquiror During the Interim Period.

(a)           During the Interim Period, except as set forth on Schedule 7.01 or as expressly contemplated by this Agreement or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld or delayed), Acquiror shall not and each shall not permit any of its Subsidiaries to:

(i)            change, modify or amend the Trust Agreement, the Acquiror Organizational Documents or the Governing Documents of Amalgamation Sub;

(ii)            (A) make, declare, set aside or pay any dividends on, or make any other distribution (whether in cash, stock or property) in respect of any of its outstanding capital stock or other equity interests; (B) split, combine, reclassify, subdivide or otherwise change any of its capital stock or other equity interests; or (C) other than the redemption of any Acquiror Ordinary Shares required by the Offer, repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital shares of, or other equity interests in, Acquiror;

(iii)            make, revoke or change any material Tax election, adopt or change any material Tax accounting method or period, file any amendment to a material Tax Return, enter into any agreement with a Governmental Authority with respect to a material amount of Taxes, settle or compromise any examination, audit or other Action with a Governmental Authority of or relating to any material Taxes or settle or compromise any claim or assessment by a Governmental Authority in respect of material Taxes, consent to any extension or waiver of the statutory period of limitations applicable to any claim or assessment in respect of Taxes, or enter into any Tax sharing or similar agreement (excluding any commercial contract not primarily related to Taxes);

(iv)            take any action, or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Transactions from qualifying for the Intended Tax Treatment;

(v)            enter into, renew or amend in any material respect, any Acquiror Affiliate Agreement (or any Contract, that if existing on the date hereof, would have constituted an Acquiror Affiliate Agreement);

(vi)            enter into, or amend or modify any material term of (in a manner adverse to Acquiror or any of its Subsidiaries, including the Company), terminate excluding any expiration in accordance with its terms, or waive or release any material rights, claims or benefits under, any Contract of a type required to be listed on Schedule 5.17 (or any Contract, that if existing on the date hereof, would have been required to be listed on Schedule 5.17) or any collective bargaining or similar agreement (including agreements with works councils and trade unions and side letters) to which Acquiror or its Subsidiaries is a party or by which it is bound;

(vii)            waive, release, compromise, settle or satisfy any pending or threatened claim (which shall include, but not be limited to, any pending or threatened Action) or compromise or settle any liability;

(viii)            incur, create, assume, refinance, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness except in connection with the Transaction Financing;

(ix)            (A) other than in connection with the Transaction Financing, offer, issue, deliver, grant or sell, or authorize or propose to offer, issue, deliver, grant or sell, any capital stock of, or other equity interests in, Acquiror or any of its Subsidiaries or any securities convertible into, or any rights, warrants or options to acquire, any such capital stock or equity interests, other than in connection with the exercise of any Acquiror Warrants outstanding on the date hereof, or (B) other than pursuant to the Sponsor Support Agreement, amend, modify or waive any of the terms or rights set forth in, any warrant agreement with respect to Acquiror Warrants, including any amendment, modification or reduction of the warrant price set forth therein;

(x)            except as contemplated by the Acquiror Incentive Plan Proposal, (i) adopt or amend any Acquiror Benefit Plan, or enter into any employment contract or collective bargaining agreement or (ii) hire any employee of Acquiror or its Subsidiaries or any other individual who is providing or will provide services to Acquiror or its Subsidiaries;

(xi)            (i) fail to maintain its existence or acquire by merger or consolidation with, or merge or consolidate with, or purchase the assets or equity of, any corporation, partnership (limited or general), limited liability company, association, joint venture or other business organization or division thereof; or (ii) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Acquiror or its Subsidiaries (other than the transactions contemplated by this Agreement);

(xii)            make any capital expenditures;

(xiii)            make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of any other Person;

(xiv)            enter into any new line of business outside of the business currently conducted by Acquiror and its Subsidiaries as of the date of this Agreement;

(xv)            make any change in financial accounting methods, principles or practices, except insofar as may have been required by a change in U.S. GAAP including pursuant to standards, guidelines and interpretations of the Financial Accounting Standards Board or any similar organization, or applicable Law;

(xvi)            voluntarily fail to maintain, cancel or materially change coverage under any insurance policy in form and amount equivalent in all material respects to the insurance coverage currently maintained with respect to Acquiror and its Subsidiaries and their assets and properties; or

(xvii)            except in connection with the Transaction Financing, enter into any agreement to do any action prohibited under this Section 7.01.

(b)            During the Interim Period, Acquiror shall, and shall cause its Subsidiaries to comply with, and continue performing under, as applicable, the Acquiror Organizational Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

7.02         Trust Account. Prior to or at the Closing (subject to the satisfaction or waiver of the conditions set forth in Article IX), Acquiror shall make appropriate arrangements to cause the funds in the Trust Account to be disbursed in accordance with the Trust Agreement, and the funds received in the Transaction Financing to be disbursed, for the following uses: (a) the redemption of any Acquiror Ordinary Shares in connection with the Offer; (b) the payment of the Outstanding Company Expenses and Outstanding Acquiror Expenses pursuant to Section 3.08; and (c) the balance after payment and disbursement of the amounts required under the foregoing clauses (a) and (b) to be disbursed to PubCo.

7.03         Inspection. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to Acquiror or its Subsidiaries by third parties that may be in Acquiror’s or its Subsidiaries’ possession from time to time, and except for any information which in the opinion of legal counsel of Acquiror would result in the loss of attorney-client privilege or other privilege from disclosure or would conflict with any applicable Law or confidentiality obligations to which Acquiror or any of its Subsidiaries is bound, Acquiror shall afford to the Company, its Affiliates and their respective Representatives reasonable access during the Interim Period, during normal business hours and with reasonable advance notice, to all of their respective properties, books, projections, plans, systems, Contracts, commitments, Tax Returns, records, commitments, analyses and appropriate officers and employees of Acquiror, and shall furnish such Representatives with all financial and operating data and other information concerning the affairs of Acquiror that are in the possession of Acquiror as such Representatives may reasonably request. The parties shall use commercially reasonable efforts to make alternative arrangements for such disclosure where the restrictions in the preceding sentence apply. All information obtained by the Company, its Affiliates and their respective Representatives under this Agreement shall be subject to the Confidentiality Agreement prior to the Effective Time.

7.04         Acquiror Nasdaq Listing.

(a)           From the date hereof through the Closing, Acquiror shall use reasonable best efforts to ensure Acquiror remains listed as a public company on, and for Acquiror Ordinary Shares to be listed on, Nasdaq.

(b)           Acquiror shall use reasonable best efforts to cause PubCo’s Ordinary Shares to be issued in connection with the Transactions (including the Earnout Shares) to be approved for listing on Nasdaq as promptly as practicable following the issuance thereof, subject to official notice of issuance, prior to the Closing Date.

(c)           Notwithstanding the foregoing, if requested by the Company (acting reasonably), the Parties shall instead use their reasonable best efforts to have such listing instead be on the NYSE.

7.05         Acquiror Public Filings. From the date hereof through the Closing, Acquiror will use reasonable best efforts to keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Securities Laws.

7.06         Section 16 Matters. Prior to the Closing, the Acquiror Board, or an appropriate committee of “non-employee directors” (as defined in Rule 16b-3 under the Exchange Act) thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition of Acquiror Ordinary Shares pursuant to this Agreement (including the Earnout Shares) and the other agreements contemplated hereby, by any person owning securities of the Company who is expected to become a director or officer (as defined under Rule 16a-1(f) under the Exchange Act) of Acquiror following the Closing shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder.

7.07         Exclusivity. During the Interim Period, each Party shall not take, nor shall it permit any of its Affiliates or Representatives to take, whether directly or indirectly, any action to solicit, initiate, continue or engage in discussions or negotiations with, or enter into any agreement with, or encourage, respond, provide information to or commence due diligence with respect to, any Person (other than the Company (for the Acquiror) and the Acquiror (for the Company), its shareholders and/or any of their Affiliates or Representatives), concerning, relating to or which is intended or is reasonably likely to give rise to or result in, any offer, inquiry, proposal or indication of interest, written or oral relating to any Business Combination (a “Business Combination Proposal”) other than among the Company and the Acquiror, and their respective shareholders and their respective Affiliates and Representatives. Each Party shall, and shall cause its Affiliates and Representatives to, immediately cease any and all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to, or which is reasonably likely to give rise to or result in, a Business Combination Proposal other than between the Company and the Acquiror.

7.08         Certain Transaction Agreements. Unless otherwise approved in writing by the Company (such approval not to be unreasonably withheld, conditioned or delayed), the Acquiror shall not permit any amendment or modification to be made to, or any waiver (in whole or in part) of, or provide consent to (including consent to termination) any provision or remedy under, or any replacement of the Sponsor Support Agreement. Acquiror shall use its reasonable best efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary to satisfy in all material respects on a timely basis all conditions and covenants applicable to Acquiror in the Sponsor Support Agreement and otherwise comply with its obligations thereunder and to enforce its rights under each such agreement. Without limiting the generality of the foregoing, Acquiror shall give the Company prompt written notice of: (A) any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could give rise to any breach or default) by any party to the Sponsor Support Agreement; and (B) the receipt of any written notice or other written communication from any other party to the Sponsor Support Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party under any such agreement or any provisions of any such agreement.

7.09         Shareholder Action. Acquiror shall notify the Company promptly in connection with a written threat to file, or filing by, an Action related to this Agreement or the Transaction by any of its shareholders or holders of any Acquiror Warrants against Acquiror or its Subsidiaries or against any of their respective directors or officers (any such action, a “Shareholder Action”). Acquiror shall keep the Company reasonably apprised of the defense, settlement, prosecution or other developments with respect to any such Shareholder Action. Acquiror shall give the Company the opportunity to participate in, subject to a customary joint defense agreement, but not control the defense of any such litigation, to give due consideration to the Company’s advice with respect to such litigation and to not settle any such litigation without the prior written consent of the Company, such consent not to be unreasonably withheld, delayed or conditioned; provided that, for the avoidance of doubt, Acquiror shall bear all of its costs of investigation and all of its defense and attorneys’ and other professionals’ fees related to such Shareholder Action.

7.10         Written Consent of Amalgamation Sub. Acquiror shall promptly after the execution of this Agreement, and in any event no later than the end of the day following the date of this Agreement, deliver its written consent, as the sole shareholder of Amalgamation Sub, approving and adopting this Agreement and the Amalgamation Documents in accordance with the Singapore Companies Act and any other applicable Law and the Governing Documents of Amalgamation Sub, and Acquiror shall promptly deliver to the Company evidence of such action taken by written consent.

7.11         Incentive Equity Plan. Prior to the Closing Date, Acquiror shall approve, and subject to approval of the shareholders of Acquiror, adopt, the Acquiror Incentive Plan.

7.12         Obligations as an Emerging Growth Company and a Controlled Company. Acquiror shall, at all times during the period from the date hereof until the Closing: (a) take all actions necessary to continue to qualify as an “emerging growth company” within the meaning of the JOBS Act and to qualify, at the Effective Time, as a “controlled” company under the rules of Nasdaq; and (b) not take any action that would cause Acquiror to not qualify as an “emerging growth company” within the meaning of the JOBS Act or, at the Effective Time, as a “controlled” company under the rules of Nasdaq.

Article VIII
JOINT COVENANTS

8.01         Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, including the obligations of the Company and Acquiror with respect to the notifications, filings, reaffirmations and applications described in Section 8.07, which obligations shall control to the extent of any conflict with the succeeding provisions of this Section 8.01, Acquiror and the Company shall each, and shall each cause their respective Subsidiaries to: (a) use commercially reasonable efforts to assemble, prepare and file any information (and, as needed, to supplement such information) as may be reasonably necessary to obtain as promptly as practicable all governmental and regulatory consents required to be obtained in connection with the Transactions, (b) use commercially reasonable efforts to obtain all material consents and approvals of third parties that any of Acquiror, the Company, or their respective Affiliates are required to obtain in order to consummate the Transactions, including any required approvals of parties to material Contracts with the Company, and (c) take such other action as may reasonably be necessary or as another party may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable. Notwithstanding the foregoing, in no event shall Acquiror, Amalgamation Sub or the Company be obligated to bear any expense or pay any fee or grant any concession in connection with obtaining any consents, authorizations or approvals pursuant to the terms of any Contract to which the Company is a party or otherwise in connection with the consummation of the Transactions.

8.02         Preparation of Registration Statement; Extraordinary General Meeting; Solicitation of Company Requisite Approval.

(a)           Promptly following the date hereof, Acquiror shall cause to be filed with the SEC a registration statement on Form F-4 (as amended or supplemented from time to time, and including the Proxy Statement contained therein, the “Registration Statement”) in connection with the registration under the Securities Act of PubCo’s Ordinary Shares to be issued under this Agreement (including the Earnout Shares), which Registration Statement will also contain the Proxy Statement. Each of Acquiror and the Company shall use its reasonable best efforts to cause the Registration Statement and the Proxy Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the Amalgamation. Acquiror acknowledges that the Company has furnished all information concerning the Company as may reasonably be requested by Acquiror in connection with such actions and the preparation of the Registration Statement and the Proxy Statement. Promptly after the Registration Statement is declared effective under the Securities Act, Acquiror will cause the Proxy Statement to be mailed to shareholders of Acquiror.

(b)           Each of Acquiror and the Company shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed), any response to comments of the SEC or its staff with respect to the Registration Statement and any amendment to the Registration Statement filed in response thereto. If Acquiror or the Company becomes aware that any information contained in the Registration Statement shall have become false or misleading in any material respect or that the Registration Statement is required to be amended in order to comply with applicable Law, then (i) such party shall promptly inform the other parties and (ii) Acquiror, on the one hand, and the Company, on the other hand, shall cooperate and mutually agree upon (such agreement not to be unreasonably withheld or delayed) an amendment or supplement to the Registration Statement. Acquiror and the Company shall use reasonable best efforts to cause the Registration Statement, as so amended or supplemented, to be filed with the SEC and the Proxy Statement to be disseminated to the holders of Acquiror Ordinary Shares, as applicable, in each case pursuant to applicable Law and subject to the terms and conditions of this Agreement and the Acquiror Organizational Documents. Acquiror shall provide the other parties with copies of any written comments, and shall inform such other parties of any oral comments, that Acquiror receives from the SEC or its staff with respect to the Registration Statement promptly after the receipt of such comments and shall give the other parties a reasonable opportunity to review and comment on any proposed written or oral responses to such comments prior to responding to the SEC or its staff.

(c)           Acquiror agrees to include provisions in the Proxy Statement and to take reasonable action related thereto with respect to (i) approval of the Amalgamation (the “Transaction Proposal”), (ii) approval of the PubCo Charter (the “Amendment Proposal”), (iii) approval of the issuance of PubCo’s Ordinary Shares in connection with the Transactions (including pursuant to the consummation of the Transaction Financing) in accordance with this Agreement, in each case to the extent required by Nasdaq listing rules (the “Share Issuance Proposal”), (iv) the adoption of the Acquiror Incentive Plan (the “Acquiror Incentive Plan Proposal”), (v) the nomination of the director nominees specified in the Director Nomination Agreements for the Company’s Board of Director, and (vi) the adoption and approval of each other proposal that either the SEC or Nasdaq (or the respective staff members thereof) indicates is necessary in its comments to the Registration Statement or in correspondence related thereto, and any other proposals reasonably necessary or appropriate to consummate the transaction contemplated hereby (the “Additional Proposals” and together with the Agreement Proposal, Amalgamation Proposal, Amendment Proposal, Acquiror Incentive Plan Proposal and the Share Issuance Proposal, the “Proposals”). The Acquiror Incentive Plan Proposal shall provide that an aggregate number of PubCo’s Ordinary Shares equal to 5% of the fully diluted outstanding PubCo’s Ordinary Shares immediately after the Closing shall be reserved for issuance pursuant to the Acquiror Incentive Plan, subject to annual increases as provided therein. Without the prior written consent of the Company, the Proposals shall be the only matters (other than procedural matters) which Acquiror shall propose to be acted on by Acquiror’s shareholders at the Extraordinary General Meeting.

(d)           Acquiror shall use reasonable best efforts to, as promptly as practicable, and in compliance with applicable Law and its respective Governing Documents (i) establish the record date for, duly call, give notice of, convene and hold the Extraordinary General Meeting in accordance with the Cayman Companies Act, (ii) cause the Proxy Statement to be disseminated to Acquiror’s shareholders and (iii) solicit proxies from the holders of Acquiror Ordinary Shares to vote in favor of each of the Proposals. Acquiror shall, through the Acquiror Board, recommend to its shareholders that they approve each of the Proposals (the “Acquiror Board Recommendation”) and shall include the unqualified Acquiror Board Recommendation in the Proxy Statement. The Acquiror Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Acquiror Board Recommendation. Notwithstanding the foregoing provisions of this Section 8.02(d), if on a date for which the Extraordinary General Meeting is scheduled, Acquiror has not received proxies representing a sufficient number of Acquiror Ordinary Shares to obtain the Acquiror Shareholder Approval, whether or not a quorum is present, Acquiror shall have the right to make one or more successive postponements or adjournments of the Extraordinary General Meeting.

(e)           The Company shall solicit and obtain the Company Requisite Approval by way of passing a resolution of the Company Shareholders by written means in accordance with the Singapore Companies Act ("Company Shareholders' Written Resolution") as soon as practicable after the Registration Statement becomes effective. In the event the Company is not able to obtain the Company Shareholders’ Written Resolution, the Company shall duly call, give notice of, convene and hold a meeting of the Company Shareholders (including any adjournment thereof, the “Company Shareholders’ Meeting”) as promptly as practicable after the Registration Statement becomes effective, for the purpose of obtaining the Company Requisite Approval (including any adjournment of such meeting for the purpose of soliciting additional proxies in favor of this Agreement) and such other matter(s) as may be mutually agreed by Acquiror and the Company. In connection therewith, Acquiror and the Company shall use reasonable best efforts to, as promptly as practicable, (i) cause the Information Memorandum to be disseminated to the Company Shareholders in compliance with applicable Law, (ii) solicit written consents from the Company Shareholders to give the Company Requisite Approval and (iii) obtain the Company Requisite Approval in compliance with all applicable Law and the Company’s Governing Documents (including if necessary any adjournment or postponement of such meeting for the purpose of establishing a quorum). The Company shall, through the Company Board, prior to the holding of the Company Shareholders' Meeting resolve that the Amalgamation is in the best interest of the Company (the “Company Board Recommendation”) and shall include the Company Board Recommendation in the Information Memorandum. The Company Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Company Board Recommendation. The Company will provide Acquiror with copies of all shareholder consents it receives within one (1) Business Day of receipt of the Company Requisite Approval. Unless this Agreement has been terminated in accordance with its terms, the Company’s obligation to solicit written consents from the Company Shareholders to give the Company Requisite Approval in accordance with this Section 8.02(e) shall not be limited or otherwise affected by the making, commencement, disclosure, announcement or submission of any Acquisition Proposal.

8.03         Tax Matters.

(a)           Transfer Taxes. Notwithstanding anything to the contrary contained herein, the Company shall pay all transfer, documentary, sales, use, stamp, registration, value added or other similar Taxes incurred in connection with the Transactions (“Transfer Taxes”). The Company shall, at its own expense, file all necessary Tax Returns with respect to all such Taxes, and, if required by applicable Law, Acquiror will join in the execution of any such Tax Returns. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Taxes.

(b)           Tax Treatment. Acquiror, Amalgamation Sub and the Company intend that the Transactions shall qualify for the Intended Tax Treatment. None of the parties or their respective Affiliates shall knowingly take or cause to be taken, or knowingly fail to take or knowingly cause to be failed to be taken, any action that would reasonably be expected to prevent qualification for such Intended Tax Treatment. Each party shall, unless otherwise required by a final determination within the meaning of Section 1313(a) of the Code (or any similar state, local or non-U.S. final determination) or a change in applicable Law, or based on a change in the facts and circumstances underlying the Transactions from the terms described in this Agreement, cause all Tax Returns to be filed on a basis of treating the Amalgamation as a “reorganization” within the meaning of Section 368(a) of the Code and, if applicable, the Transactions as a transaction that qualifies under Section 351 of the Code. Each of the parties agrees to use reasonable best efforts to promptly notify all other parties of any challenge to the Intended Tax Treatment by any Governmental Authority.

(c)           The Company, Acquiror and Amalgamation Sub hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(d)           On or prior to the Closing Date, the Company shall deliver to Acquiror a certification from the Company pursuant to Treasury Regulations Section 1.1445-2(c) dated no more than thirty (30) days prior to the Closing Date and signed by a responsible corporate officer of the Company.

8.04         Confidentiality; Publicity.

(a)           Acquiror acknowledges that the information being provided to it in connection with this Agreement and the consummation of the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, the terms of which are incorporated herein by reference.

(b)           None of Acquiror, the Company or any of their respective Affiliates shall make any public announcement or issue any public communication regarding this Agreement or the transactions contemplated hereby, or any matter related to the foregoing, without first obtaining the prior consent of the Company or Acquiror, as applicable (which consent shall not be unreasonably withheld, conditioned or delayed), except if such announcement or other communication is required by applicable Law or legal process (including pursuant to the Securities Law or the rules of any national securities exchange), in which case Acquiror or the Company, as applicable, shall use their commercially reasonable efforts to coordinate such announcement or communication with the other party, prior to announcement or issuance and allow the other party a reasonable opportunity to comment thereon (which shall be considered by Acquiror or the Company, as applicable, in good faith); provided, however, that, notwithstanding anything contained in this Agreement to the contrary, each party and its Affiliates may make announcements and may provide information regarding this Agreement and the transactions contemplated hereby to its and their Affiliates, and its and their respective investors, directors, officers, employees, managers and advisors without the consent of any other party hereto; and provided further that, subject to Section 6.02 and this Section 8.04, the foregoing shall not prohibit any party hereto from communicating with third parties to the extent necessary for the purpose of seeking any third party consent.

8.05         Post-Closing Cooperation; Further Assurances. Following the Closing, each party shall, on the request of any other party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement and the transactions contemplated hereby.

8.06         Additional Insurance and Indemnity Matters.

(a)           Prior to the Closing, Acquiror and the Company shall reasonably cooperate in order to obtain directors’ and officers’ liability insurance for PubCo and the Company that shall be effective as of Closing and will cover (i) those Persons who were directors and officers of the Company prior to the Closing and (ii) those Persons who will be the directors and officers of PubCo and its Subsidiaries (including the directors and officers of the Company) at and after the Closing on terms not less favorable than the better of (a) the terms of the current directors’ and officers’ liability insurance in place for the Company’s directors and officers and (b) the terms of a typical directors’ and officers’ liability insurance policy for a company whose equity is listed on Nasdaq which policy has a scope and amount of coverage that is reasonably appropriate for a company of similar characteristics (including the line of business and revenues) as PubCo and its Subsidiaries (including the Amalgamated Company).

(b)           From and after the Effective Time, PubCo and the Amalgamated Company shall, to the fullest extent permitted under applicable Law, indemnify and hold harmless each present and former director or officer of the Company, or any other person that may be a director or officer of the Company prior to the Effective Time, against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any actual or threatened Action or other action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time or relating to the enforcement by any such Person of his or her rights under this Section 8.06, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company, would have been permitted under applicable Law and its Governing Documents in effect on the date of this Agreement to indemnify such Person, and shall advance expenses (including reasonable attorneys’ fees and expenses) of any such Person as incurred to the fullest extent permitted under applicable Law (including, without limitation, in connection with any action, suit or proceeding brought by any such Person to enforce his or her rights under this Section 8.06). Without limiting the foregoing, PubCo shall, and shall cause the Amalgamated Company and its Subsidiaries to, (i) maintain for a period of not less than six years from the Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of officers and directors that are no less favorable to those Persons than the provisions of such Governing Documents as of the date of this Agreement and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. PubCo shall assume, and be liable for, and shall cause the Amalgamated Company and their respective Subsidiaries to honor, each of the covenants in this Section 8.06.

(c)           Notwithstanding anything contained in this Agreement to the contrary, this Section 8.06 shall survive the consummation of the Amalgamation indefinitely and shall be binding, jointly and severally, on PubCo and the Amalgamated Company and all successors and assigns of PubCo and the Amalgamated Company. In the event that PubCo, the Amalgamated Company or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person or effects any division transaction, then, and in each such case, PubCo and the Amalgamated Company shall ensure that proper provision shall be made so that the successors and assigns of PubCo or the Amalgamated Company, as the case may be, shall succeed to the obligations set forth in this Section 8.06. The obligations of PubCo and the Amalgamated Company under this Section 8.06 shall not be terminated or modified in such a manner as to materially and adversely affect any present and former director or officer of the Company, or other person that may be a director or officer of the Company prior to the Effective Time, to whom this Section 8.06 applies without the consent of the affected Person. The rights of each person entitled to indemnification or advancement hereunder shall be in addition to, and not in limitation of, any other rights such Person may have under the Company Governing Documents, any other indemnification arrangement, any applicable law, rule or regulation or otherwise. The provisions of this Section 8.06 are expressly intended to benefit, and are enforceable by, each Person entitled to indemnification or advancement hereunder and their respective successors, heirs and representatives, each of whom is an intended third-party beneficiary of this Section 8.06.

8.07         Antitrust Regulatory Approvals.

(a)           Each of Acquiror and the Company shall furnish to the other as promptly as reasonably practicable all information required for any application or other filing to be made by such other party pursuant to any Antitrust Law, if applicable. Each of Acquiror and the Company shall substantially comply with any Information or Document Requests.

(b)           Each of Acquiror and the Company shall exercise its reasonable best efforts to (i) prevent the entry in any Action brought by a Regulatory Consent Authority or any other Person of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated by this Agreement and (ii) if any such Governmental Order is issued in any such Action, cause such Governmental Order to be lifted.

(c)           Each of Acquiror and the Company shall cooperate in good faith with the Regulatory Consent Authorities and exercise its reasonable best efforts to undertake promptly any and all action required to complete lawfully the transactions contemplated by this Agreement as soon as practicable (but in any event prior to the Termination Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove any impediment under Antitrust Law or the actual or threatened commencement of any proceeding in any forum by or on behalf of any Regulatory Consent Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Amalgamation. Without limiting the generality of the foregoing, each of Acquiror and the Company shall, and shall cause its respective Subsidiaries (as applicable) to, (i) propose, negotiate, commit to and effect, by consent decree, hold separate orders or otherwise, the sale, divesture, disposition, or license of any investments, assets, properties, products, rights, services or businesses of such party or any interest therein, and (ii) otherwise take or commit to take any actions that would limit such party’s freedom of action with respect to, or its or their ability to retain any assets, properties, products, rights, services or businesses of such party, or any interest or interests therein; provided, that any such action contemplated by this Section 8.07(c) is conditioned upon the consummation of the Amalgamation. Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.07 or any other provision of this Agreement shall require or obligate the Company’s Affiliates and investors, the Acquiror’s Affiliates and investors, including the Sponsor, their respective Affiliates and any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates and investors, including the Sponsor, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates and investors including, the Sponsor, or of any such investment fund or investment vehicle to take any action in connection with avoiding, preventing, eliminating or removing any impediment under Antitrust Law with respect to the Transactions, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect such Person’s or entity’s freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of such Person or entity or any of such entity’s Subsidiaries or Affiliates, or any interest therein.

(d)           Each of the Acquiror and the Company shall promptly notify the other of any substantive communication with, and furnish to such other party copies of any notices or written communications received by, Acquiror or the Company, as applicable, or any of its respective Affiliates and any third party or Governmental Authority with respect to the transactions contemplated by this Agreement, and each of the Acquiror and the Company shall permit counsel to such other party an opportunity to review in advance, and each of Acquiror and the Company shall consider in good faith the views of such other party’s counsel in connection with, any proposed communications by Acquiror or the Company, as applicable, and/or its respective Affiliates to any Governmental Authority concerning the transactions contemplated by this Agreement; provided that neither Acquiror nor the Company shall enter into any agreement with any Governmental Authority without the written consent of such other party. Each of the Acquiror and the Company agrees to provide, to the extent permitted by the applicable Governmental Authority, such other party and its counsel the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Any materials exchanged in connection with this Section 8.07 may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or the Acquiror, as applicable, or other competitively sensitive material; provided, that each of Acquiror and the Company may, as it deems advisable and necessary, designate any materials provided to such other party under this Section 8.07 as “outside counsel only.” Notwithstanding anything in this Agreement to the contrary, nothing in this Section 8.07 or any other provision of this Agreement shall require or obligate the Company or any of its investors or Affiliates to, and Acquiror shall not, without the prior written consent of the Company, agree or otherwise be required to, take any action with respect to the Company, or such investors or Affiliates, including selling, divesting, or otherwise disposing of, licensing, holding separate, or taking or committing to take any action that limits in any respect its freedom of action with respect to, or its ability to retain, any business, products, rights, services, licenses, assets or properties of the Company or such investors or Affiliates, or any interest therein.

(e)           Acquiror shall be responsible for all filing fees payable to the Regulatory Consent Authorities in connection with the transactions contemplated by this Agreement.

(f)            Each of Acquiror and the Company shall not, and shall cause its respective Subsidiaries (as applicable) not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets, or take any other action, if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation, or the taking of any other action, would reasonably be expected to: (i) impose any delay in the obtaining of, or increase the risk of not obtaining, any authorizations, consents, orders or declarations of any Regulatory Consent Authorities or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transaction contemplated hereby; (iii) increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) delay or prevent the consummation of the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, the restrictions and obligations set forth in this Section 8.07(f) shall not apply to or be binding upon Acquiror’s Affiliates, the Sponsor, their respective Affiliates or any investment funds or investment vehicles affiliated with, or managed or advised by, Acquiror’s Affiliates, the Sponsor, or any portfolio company (as such term is commonly understood in the private equity industry) or investment of Acquiror’s Affiliates, the Sponsor, or any such investment fund or investment vehicle.

8.08         Employee Matters. The Company and the Acquiror shall cooperate in good faith to identify those employees of the Company who shall enter into new employment agreements in a form to be reasonably agreed upon between the Company and the Acquiror to be effective on the Closing Date.

8.09         Transaction Financing.

(a)           Acquiror shall obtain, to the Company’s satisfaction, transaction financing (the “Transaction Financing”), in the form of a firm written commitment to provide equity, convertible debt or equity-linked financing to PubCo, from Transaction Investors, to be agreed by the Acquiror and the Company, in the amount of at least Thirty Million Dollars ($30,000,000). This shall be made up of a combination of non-redeemed funds in the Trust Account, equity financing in the form of a private investment in public equity (“PIPE”) by institutions and family offices, convertible debt and a pre-paid advance on convertible debt (borrowed money). At least Twenty Million Dollars ($20,000,000) of such amount shall be funded at Closing, and the remaining Ten Million Dollars ($10,000,000) shall be funded within three (3) months after Closing. For the avoidance of doubt, Acquiror hereby agrees and acknowledges that Acquiror is solely responsible and is committed to arranging Transaction Financing of at least Thirty Million Dollars ($30,000,000), with at least Twenty Million Dollars ($20,000,000) of such amount to be arranged at Closing, and the remaining Ten Million ($10,000,000) to be funded within three (3) months after Closing.

(b)           Further, Acquiror shall obtain, to the Company’s satisfaction, a further equity line of credit (“ELOC”) in the amount of One Hundred Million Dollars ($100,000,000), which can be drawn down over a period of twenty-four (24) months from Closing, at the Company’s option, subject to the terms and conditions of such ELOC.

(c)           Schedule 8.09(c) sets forth a complete list of term sheets (“Term Sheets”) that Acquiror has received and accepted from the Transaction Investors as of the date hereof pursuant to which the Transaction Investors have given written commitment to provide equity, convertible debt or equity-linked financing to PubCo. Except as set forth in the Term Sheets (and the definitive agreements to be entered into pursuant to such Term Sheets), there are no conditions precedent to the obligations of the Transaction Investors to provide the Transaction Financing or any contingencies that would permit the Transaction Investors to reduce the total amount of the Transaction Financing.

(d)           Acquiror does not have any reason to believe that it will be unable to satisfy on a timely basis all conditions to be satisfied by it in the Term Sheets (and the definitive agreements to be entered into pursuant to such Term Sheets) at the time it is required to consummate the Closing hereunder. Except as set forth in the definitive agreements to be entered into pursuant to the Term Sheets, none of the Term Sheets have been modified, altered or amended, nor, to the knowledge of Acquiror, is any such amendment, modification, withdrawal, termination or rescission currently contemplated or the subject of current discussions. None of the commitments under the Term Sheets have been withdrawn, terminated or rescinded prior to the date of this Agreement. Notwithstanding the foregoing, the Company agrees and acknowledges that the Term Sheets are non-binding and indicative in nature, do not constitute agreements, solicitations of offers, or any commitment for capital. The Company further agrees and acknowledges that the Term Sheets are subject to contract in form and substance satisfactory to the applicable Transaction Investor, following completion of such Transaction Investor’s due diligence, compliance, internal approval processes and other conditions set forth in the applicable definitive agreements.

(e)            Each party shall keep the other party fully informed of their respective efforts (including the full disclosure and prior notification of the actual or potential sources of financing with which each party discusses the Transaction Financing), and neither party shall enter into a binding agreement with respect to any Transaction Financing except with the written approval of the other Party.

(f)            In order to induce certain to be identified counterparties to provide the Transaction Financing, the Sponsor will agree to assign for the benefit of such potential counterparties 50% of the Acquiror Private Placement Warrants held by the Sponsor on the date hereof. In the event of such Acquiror Private Placement Warrants not being awarded to any identified counterparty, the PubCo Board shall have the discretion to allot them to any Party identified by them.

Article IX
CONDITIONS TO OBLIGATIONS

9.01         Conditions to Obligations of All Parties. The obligations of the parties hereto to consummate, or cause to be consummated, the Amalgamation are subject to the satisfaction of the following conditions, any one or more of which may be waived (if legally permitted) in a joint writing duly executed by all of such parties:

(a)            No Prohibition. There shall not have been enacted or promulgated any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions.

(b)           Offer Completion. The Offer shall have been completed in accordance with the terms hereof, the Acquiror Organizational Documents and the Proxy Statement.

(c)            Net Tangible Assets. The Acquiror shall not have redeemed Acquiror Ordinary Shares in the Offer in an amount that would cause Acquiror to have less than $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(d)           Acquiror Shareholder Approval. The Acquiror Shareholder Approval shall have been obtained.

(e)            Listing. PubCo’s Ordinary Shares to be issued in connection with the Transactions (including the Earnout Shares) shall have been approved for listing on Nasdaq subject only to official notice of issuance thereof.

(f)            No Amalgamation Objection. No Amalgamation Objection shall have been raised, or any such Amalgamation Objection which has been raised shall have been addressed such that no member or creditor of the Company or Amalgamation Sub, or other person to whom the Company or Amalgamation Sub is under an obligation, shall have the ability to delay the Amalgamation or cause the Amalgamation not to be consummated.

(g)           Company Requisite Approval. The Company Requisite Approval shall have been obtained.

(h)           Regulatory Approvals. All Regulatory Approvals shall have been obtained.

9.02         Additional Conditions to Obligations of Acquiror. The obligations of Acquiror to consummate, or cause to be consummated, the Amalgamation are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror:

(a)            Representations and Warranties.

(i)            Each of the representations and warranties of the Company contained in the first sentence of Section 4.01(a) (Corporate Organization of the Company), Section 4.03 (Due Authorization), Section 4.06 (Capitalization) and Section 4.16 (Brokers’ Fees) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) in all material respects as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date).

(ii)            Each of the representations and warranties of the Company contained in this Agreement (other than the representations and warranties of the Company described in Section 9.02(a)(i)) shall be true and correct (without giving any effect to any limitation as to “materiality” or “Material Adverse Effect” or any similar limitation set forth therein) as of the date hereof and as of the Closing Date as though then made (except to the extent such representations and warranties expressly relate to an earlier date, and in such case, shall be true and correct on and as of such earlier date), except, in either case, where the failure of such representations and warranties to be so true and correct, individually or in the aggregate, has not had, and would not reasonably be expected to result in, a Material Adverse Effect.

(b)           Agreements and Covenants. Each of the covenants of the Company to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)           Officer’s Certificate. The Company shall have delivered to Acquiror a certificate signed by an officer of the Company, dated the Closing Date, certifying on behalf of the Company that:

(i)            to the knowledge and belief of such officer, the conditions specified in Section 9.02(a) and Section 9.02(b) have been fulfilled; and

(ii)            the Consolidated Financial Statements, which shall be attached to such certificate as Schedule 1 thereto, present fairly, in all material respects, the consolidated financial position, results of operations, income (loss), changes in equity and cash flows of the Company Group as of the dates and for the periods indicated in such Consolidated Financial Statements in conformity with U.S. GAAP and the auditing standards of the PCAOB.

(d)           Earnout Escrow Agreement. The Management Representative shall deliver to the Company a duly executed counterpart of the Earnout Escrow Agreement.

(e)            Company Shareholder Support Agreement. The transactions contemplated by the Company Shareholder Support Agreement to occur at or prior to the Closing shall have been consummated in accordance with the terms of the Company Shareholder Support Agreement.

(f)            Director Nomination Agreement. The Company shall deliver to Acquiror a counterpart of the Director Nomination Agreement, the form of which is attached hereto as Exhibit F (the “Director Nomination Agreement”) duly executed by Company, which shall be effective immediately following the Effective Time.

(g)           Company Shareholder Lock-Up Agreements. Company shall deliver to Acquiror duly executed counterparts of the Company Shareholder Lock-Up Agreements, the form of which is attached hereto as Exhibit G (the “Company Shareholder Lock-Up Agreements”).

9.03         Additional Conditions to the Obligations of the Company. The obligation of the Company to consummate the Amalgamation is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)            Representations and Warranties.

(i)            Each of the representations and warranties of Acquiror and Amalgamation Sub contained in this Agreement (other than the representations and warranties of Acquiror and Amalgamation Sub contained in Section 5.15 (Capitalization)) (without giving effect to any limitation as to “materiality”, “material adverse effect” or any similar limitation set forth therein) shall be true and correct in all material respects as of the date hereof and as of the Closing Date, as if made anew at and as of that time, except with respect to representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date.

(ii)            The representations and warranties of Acquiror and Amalgamation Sub contained in Section 5.15 (Capitalization) shall be true and correct in all respects, as of the date hereof and as of the Closing Date (immediately prior to the effectiveness of the PubCo Charter), as if made anew at and as of that time.

(b)           Agreements and Covenants. Each of the covenants of Acquiror to be performed or complied with as of or prior to the Closing shall have been performed or complied with in all material respects.

(c)           Officer’s Certificate. Acquiror and Amalgamation Sub shall have delivered to the Company a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.03(a) and Section 9.03(b) have been fulfilled.

(d)           PubCo Charter. The Acquiror Organizational Documents shall be amended and restated in the form of the PubCo Charter.

(e)           Sponsor Support Agreement. The transactions contemplated by the Sponsor Support Agreement to occur at or prior to the Closing shall have been consummated in accordance with the terms of the Sponsor Support Agreement.

(f)            Earnout Escrow Agreement. Acquiror shall deliver to the Company a duly executed counterpart of the Earnout Escrow Agreement, including the deposit of the Earnout Shares.

(g)           Director Nomination Agreement. Acquiror shall deliver to the Company a duly executed counterpart of the Director Nomination Agreement.

(h)           Company Shareholder Lock-Up Agreements. Acquiror shall deliver to the Company a duly executed counterpart of each Company Shareholder Lock-Up Agreement.

(i)            Minimum Cash Condition. The aggregate cash available to Acquiror at the Closing from the Trust Account and the Transaction Financing (after giving effect to the redemption of any Acquiror Ordinary Shares in connection with the Offer but prior to the payment of the Outstanding Acquiror Expenses and the Outstanding Company Expenses) shall equal or exceed Twenty Million Dollars ($20,000,000).

Article X
TERMINATION/EFFECTIVENESS

10.01       Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

(a)           by written consent of the Company and Acquiror;

(b)           prior to the Closing, by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.02(a) or Section 9.02(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date Acquiror provides written notice of such violation or breach and the Termination Date) after receipt by the Company of notice from Acquiror of such breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, (ii) the Closing has not occurred on or before June 30, 2023 (such applicable date, the “Termination Date”), or (iii) the consummation of the Amalgamation is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if the failure of Acquiror or Amalgamation Sub to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; provided further that the right to terminate this Agreement under Section 10.01(b)(ii) shall not be available if Acquiror has materially breached its obligations under Section 7.04;

(c)           prior to the Closing, by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Amalgamation Sub set forth in this Agreement, such that the conditions specified in Section 9.03(a) or Section 9.03(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror or Amalgamation Sub, as applicable, through the exercise of its commercially reasonable efforts, then, for a period of up to 30 days (or any shorter period of the time that remains between the date the Company provides written notice of such violation or breach and the Termination Date) after receipt by Acquiror of notice from the Company of such breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period, (ii) the Closing has not occurred on or before the Termination Date, (iii) the consummation of the Amalgamation is permanently enjoined or prohibited by the terms of a final, non-appealable Governmental Order or a statute, rule or regulation; provided, that the right to terminate this Agreement under Section 10.01(c)(ii) shall not be available if the Company’s material failure to fulfill any obligation under this Agreement has been the primary cause of, or primarily resulted in, the failure of the Closing to occur on or before such date; or

(d)           by written notice from either the Company or Acquiror to the other if the Acquiror Shareholder Approval is not obtained at the Extraordinary General Meeting (subject to any adjournment or recess of the meeting).

10.02       Effect of Termination. Except as otherwise set forth in this Section 10.02, in the event of the termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors, employees, shareholders or stockholders, other than liability of any party hereto for any Willful Breach of this Agreement by such party occurring prior to such termination subject to Section 6.05. The provisions of Sections 6.05, 8.04, 10.02 and Article XI (collectively, the “Surviving Provisions”) and the Confidentiality Agreement, and any other Section or Article of this Agreement referenced in the Surviving Provisions, which are required to survive in order to give appropriate effect to the Surviving Provisions, shall in each case survive any termination of this Agreement. Notwithstanding the foregoing, a failure by Acquiror and Amalgamation Sub to close in accordance with this Agreement when they are obligated to do so shall be deemed to be a Willful Breach of this Agreement.

Article XI
MISCELLANEOUS

11.01       Waiver. Any party to this Agreement may, to the fullest extent permitted by applicable law at any time prior to the Closing and before or after shareholder adoption of this Agreement, by action taken by its board of directors, or officers thereunto duly authorized, waive any of the terms or conditions of this Agreement, or by action taken by its board of directors and without further action on the part of its shareholders to the extent permitted by applicable law, agree to an amendment or modification to this Agreement in the manner contemplated by Section 11.10 and by an agreement in writing executed in the same manner (but not necessarily by the same Persons) as this Agreement.

11.02       Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx (or other nationally recognized overnight delivery service) or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

(a)          If to Acquiror or Amalgamation Sub, to:

Stonebridge Acquisition Corporation

One World Trade Center

Suite 8500

New York, NY 10007

Attn: Bhargav Marepally

with a copy to (which shall not constitute notice):

Winston & Strawn LLP

800 Capitol St., Suite 2400

Houston, TX 77002-2925

Attn: Michael J. Blankenship; Louis B. Savage

(b)          If to the Company to:

DigiAsia Bios Pte. Ltd.

1 Raffles Place #28-02, One Raffles Place Singapore (048616)

Attn. Prashant Gokarn

with a copy to (which shall not constitute notice):

PT Digi Asia Bios

Prudential Centre 5th Floor Unit F-G, Jl. Casablanca Raya Kav. 88, Menteng Dalam, Kec. Tebet, Daerah Khusus Ibukota Jakarta 12870

Attn. Alexander Rusli

or to such other address or addresses as the parties may from time to time designate in writing.

11.03       Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 11.03 shall be null and void, ab initio.

11.04       Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) in the event the Closing occurs, the present and former officers and directors of the Company and Acquiror (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 8.06 and (b) the past, present and future directors, officers, employees, incorporators, members, partners, shareholders, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Sections 11.14 and 11.16.

11.05       Expenses. Except as otherwise provided herein (including Section  3.08, Section 8.07(e)) and Section 8.03(a)), each party hereto shall bear its own expenses incurred in connection with this Agreement and the transactions herein contemplated whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

11.06       Governing Law. This Agreement, the Transactions and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without reference or regards to its principles or rules of conflict of laws, except Sections 5-1401 and 5-1402 of the New York General Obligations Law.

11.07       Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.08       Schedules and Exhibits. The Schedules and Exhibits referenced herein are a part of this Agreement as if fully set forth herein. All references herein to Schedules and Exhibits shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the Schedules with reference to any section or schedule of this Agreement shall be deemed to be a disclosure with respect to all other sections or schedules to which such disclosure may apply solely to the extent the relevance of such disclosure is reasonably apparent on the face of the disclosure in such Schedule. Certain information set forth in the Schedules is included solely for informational purposes.

11.09       Entire Agreement. This Agreement (together with the Schedules and Exhibits to this Agreement) and that certain Confidentiality Agreement, dated July 14, 2022 between Acquiror and the Company (the “Confidentiality Agreement”), constitute the entire agreement among the parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated by this Agreement exist between the parties except as expressly set forth or referenced in this Agreement and the Confidentiality Agreement.

11.10       Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement. The approval of this Agreement by the shareholders of any of the parties shall not restrict the ability of the board of directors of any of the parties to terminate this Agreement in accordance with Section 10.01 or to cause such party to enter into an amendment to this Agreement pursuant to this Section 11.10.

11.11       Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

11.12       Dispute Resolution.

(a)           WAIVER OF TRIAL BY JURY. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)           Any unresolved controversy or claim arising out of or relating to this Agreement, except as otherwise provided in this Agreement, shall be submitted to arbitration by one arbitrator mutually agreed upon by the parties, and if no agreement can be reached within thirty (30) days after names of potential arbitrators have been proposed by the American Arbitration Association (the “AAA”), then by one arbitrator having reasonable experience in de-SPAC merger transactions of the type provided for in this Agreement and who is chosen by the AAA. The arbitration shall take place in New York City, in accordance with the AAA rules then in effect, and judgment upon any award rendered in such arbitration will be binding and may be entered in any court having jurisdiction thereof. There shall be limited discovery prior to the arbitration hearing as follows: (a) exchange of witness lists and copies of documentary evidence and documents relating to or arising out of the issues to be arbitrated, (b) depositions of all party witnesses, and (c) such other depositions as may be allowed by the arbitrators upon a showing of good cause. Depositions shall be conducted in accordance with the New York State Code of Civil Procedure, the arbitrator shall be required to provide in writing to the parties the basis for the award or order of such arbitrator, and a court reporter shall record all hearings, with such record constituting the official transcript of such proceedings. The language of the arbitration shall be English.

Each party will bear its own costs in respect of any disputes arising under this Agreement.

11.13       Enforcement. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without posting a bond or other security or proof of damages, prior to the valid termination of this Agreement in accordance with Section 10.01, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 11.13(a) shall not be required to provide any bond or other security in connection with any such injunction. Each of the parties to this Agreement consents to personal jurisdiction for any equitable action sought in the U.S. District Court for the District of the Southern District of New York or any court of the State of New York having subject matter jurisdiction.

11.14       Non-Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Named Parties, and then only with respect to the specific obligations set forth herein or in an Ancillary Agreement with respect to such Named Party. Except to the extent a Named Party to this Agreement or an Ancillary Agreement and then only to the extent of the specific obligations undertaken by such Named Party in this Agreement or in the applicable Ancillary Agreement, (a) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any named party to this Agreement or any Ancillary Agreement, and (b) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Amalgamation Sub under this Agreement or any Ancillary Agreement of or for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

11.15       Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein or in any Ancillary Agreement that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing, and (b) this Article XI.

11.16       Management Representative.

(a)           Each party of the Management Earnout Group shall be deemed to have irrevocably appointed the Management Representative as its representative and attorney-in-fact to serve as the Management Representative for and on behalf of the Management Earnout Group with respect to matters relating to the Earnout Shares, including (i) sending or receiving notices or communications, (ii) entering into amendments or providing waivers of this Agreement or other Ancillary Agreements, (iii) making decisions with respect to the distribution and allocation of the Earnout Shares, (iv) retaining counsel, experts and other agents (any representatives so retained, the “Retained Agents”), and (v) entering into any settlement or submitting any dispute relating to the Earnout Shares. Notwithstanding the foregoing, the Management Representative shall have no obligation to act. The Management Representative shall have no liability to any party of the Management Earnout Group (or any other Person) with respect to actions taken or omitted to be taken in its capacity as the Management Representative. In the absence of bad faith by the Management Representative, the Management Representative shall be entitled to conclusively rely on the opinions and advice of any Retained Agents; and the fact that any act was taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of good faith. The Management Representative may resign at any time after giving 30 days’ notice to the Company and the Management Earnout Group; provided, however, in the event of the resignation or removal of the Management Representative, a successor management representative shall be appointed by the Management Representative.

(b)           The Management Representative shall be reimbursed by PubCo for any and all reasonable and documented expenses, disbursements, costs and advances (including fees and disbursements of Retained Agents) incurred by the Management Representative in his capacity as such.

(c)           To the fullest extent permitted by Law, PubCo shall indemnify the Management Representative and hold the Management Representative harmless against any actions, suits, proceedings, claims, costs, amounts paid in settlement, liabilities, losses, damages, and other expenses arising out of or in connection with the acceptance or administration of the Management Representative’s duties hereunder.

(d)           A decision, act, consent or instruction of the Management Representative shall constitute a decision of the Management Earnout Group and shall be final, binding and conclusive upon each party of the Management Earnout Group. Acquiror is hereby entitled to rely on all statements, representations and decisions of the Management Representative and shall have no liability to the Management Earnout Group and the Management Representative in connection with any actions taken or not taken in reliance on such statements, representations and decisions of the Management Representative.

11.17       Acknowledgments. Each of the parties acknowledges and agrees (on its own behalf and on behalf of its respective Affiliates and its and their respective Representatives) that: (i) it has conducted its own independent investigation of the financial condition, results of operations, assets, liabilities, properties and projected operations of the other parties (and their respective Subsidiaries) and has been afforded satisfactory access to the books and records, facilities and personnel of the other parties (and their respective Subsidiaries) for purposes of conducting such investigation; (ii) the Company Representations constitute the sole and exclusive representations and warranties of the Company in connection with the transactions contemplated hereby; (iii) the Acquiror and Amalgamation Sub Representations constitute the sole and exclusive representations and warranties of Acquiror and Amalgamation Sub; (iv) except for the Company Representations by the Company, the Acquiror and Amalgamation Sub Representations by Acquiror and Amalgamation Sub, none of the parties hereto or any other Person makes, or has made, any other express or implied representation or warranty with respect to any party hereto (or any party’s Affiliates) or the transactions contemplated by this Agreement and all other representations and warranties of any kind or nature expressed or implied (including (x) regarding the completeness or accuracy of, or any omission to state or to disclose, any information, including in the estimates, projections or forecasts or any other information, document or material provided to or made available to any party hereto or their respective Affiliates or Representatives in certain “data rooms,” management presentations or in any other form in expectation of the Transactions, including meetings, calls or correspondence with management of any party hereto (or any party’s Subsidiaries), and (y) any relating to the future or historical business, condition (financial or otherwise), results of operations, prospects, assets or liabilities of any party hereto (or its Subsidiaries), or the quality, quantity or condition of any party’s or its Subsidiaries’ assets) are specifically disclaimed by all parties hereto and their respective Subsidiaries and all other Persons (including the Representatives and Affiliates of any party hereto or its Subsidiaries); and (v) each party hereto and its respective Affiliates and its and their respective Representatives are not relying on and have not relied on, any representations or warranties in connection with the Transactions or otherwise except the Company Representations by the Company, the Acquiror and Amalgamation Sub Representations by Acquiror and Amalgamation Sub (each of which is being made solely by the Person expressly making such representation in the applicable Ancillary Agreement and not by any other Person).

[signature pages follow]

IN WITNESS WHEREOF, Acquiror, Amalgamation Sub, the Company and the Management Representative have caused this Agreement to be executed and delivered as of the date first written above.

STONEBRIDGE ACQUISITION CORPORATION

By:
Name:
Title:

STONEBRIDGE ACQUISITION PTE. LTD.

By:
Name:
Title:

DIGIASIA BIOS PTE. LTD.

By:
Name:
Title:

MANAGEMENT REPRESENTATIVE

Name:

EXHIBIT A

FORM OF AMALGAMATION PROPOSAL

AMALGAMATION PROPOSAL

(in compliance with Section 215B of the Companies Act 1967)

PROPOSED AMALGAMATION OF DIGIASIA BIOS pte. ltd.

AND STONEBRIDGE ACQUISITION Pte. Ltd.

TO BE EFFECTED ON TERMS SET OUT IN THIS AMALGAMATION PROPOSAL

IN ACCORDANCE WITH SECTION 215A OF THE

COMPANIES ACT 1967

1.	PRELIMINARY

1.1	Definitions. In this Amalgamation Proposal, except to the extent that the context otherwise requires:

1.1.1	the following expressions shall bear the following respective meanings, namely:

"Amalgamated Company"	:	DAB, following SAPL and DAB amalgamating and continuing as one company, under the existing name of DAB, following the Amalgamation taking effect on the Amalgamation Date;
"Amalgamation"	:	The amalgamation of SAPL and DAB, as described in this Amalgamation Proposal;
"Amalgamation Date"	:	[●] or such other date as may be notified to the Registrar of Companies appointed under the Companies Act (and includes any Deputy or Assistant Registrar of Companies);
"Amalgamation Objection"	:	An objection by any member or creditor of DAB or SAPL or any other person to whom DAB or SAPL is under an obligation, to this Amalgamation Proposal;
"Amalgamation Proposal"	:	This proposal made in accordance with Section 215B of the Companies Act;
"Business Combination Agreement"	:

The business combination agreement dated [●] entered into between DAB, SAC, SAPL and Prashant Gokarn (as the Management Representative) in connection with the business combination transaction to be undertaken upon the terms and subject to the conditions hereof, as amended, modified or supplemented from time to time;

"Closing Share Price"	:	US$10.00 per share;
"Companies Act"	:	Companies Act 1967 of Singapore;
"Company Option"	:	Each option to purchase DAB Shares granted under DAB’s employee share ownership plan;
"Company Preferred Shares Conversion"	:

Each preferred share in the capital of DAB issued and outstanding immediately prior to the Effective Time being converted into a number of ordinary shares in the capital of DAB in accordance with the constitution of DAB and the Shareholders' Agreement;

"Company Requisite Approval"	:

The approval of the Amalgamation, this Amalgamation Proposal and the transactions contemplated hereby, by a special resolution passed by a majority of not less than three-fourths of such shareholders as, being entitled to do so, vote in person or, where proxies are allowed, by proxy present at a general meeting of the holders of the DAB Shares pursuant to and in accordance with the terms and conditions of the constitution of DAB and applicable Law;

"DAB"	:	DigiAsia Bios Pte. Ltd. (Company Registration No. 201730295C), a private company limited by shares incorporated in Singapore;
"DAB Shareholders"	:

Collectively, the holders of any shares in the capital of DAB immediately prior to the Amalgamation taking effect, and each a "DAB Shareholder". The names of the DAB Shareholders as at the date of this Amalgamation Proposal are set out in Schedule 2;

"DAB Shares"	:	Ordinary shares in the capital of DAB;
"Earnout Shares"	:	The SAC Shares that have been placed into escrow and are subject to forfeiture in accordance with the terms of the Business Combination Agreement;
"Effective Time"	:	Has the meaning set forth in the Business Combination Agreement;
"Equity Value"	:	Five Hundred Million (US$500,000,000);
"Exchange Act"	:	U.S. Securities Exchange Act of 1934, as amended;
"Governmental Authority"	:

Any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality;

"Governmental Order"	:	Any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, issued or entered by or with any Governmental Authority;
"Law"	:	Any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority;
"Management Representative"	:	Has the meaning set forth in the Business Combination Agreement;
"Offer"	:	Has the meaning set forth in the Business Combination Agreement;
"Per Share Amalgamation Consideration"	:

With respect to any DAB Share held by a DAB Shareholder issued and outstanding immediately prior to the Effective Time including those issued in connection with the Company Preferred Shares Conversion, a number of ordinary shares in SAC equal to (a) the Per Share Amalgamation Consideration Value divided by (b) the Closing Share Price;

"Per Share Amalgamation Consideration Value"	:

(a) The Equity Value divided by (b) the total number of DAB Shares issued and outstanding as of immediately prior to the Effective Time, including (i) DAB Shares issued upon the Company Preferred Shares Conversion, and (ii) any DAB Shares issued, issuable or vested upon accelerating vesting of any Company Options;

"Proxy Statement"	:	The proxy statement filed by SAC as part of the registration statement on Form F-4 (as may be amended or supplemented from time to time) with the SEC pursuant to the Business Combination Agreement;
"Regulatory Approvals"	:	Any approvals required from any Governmental Authority and/or under any applicable Laws relating to the transactions contemplated by the Business Combination Agreement;
"SAC"	:	StoneBridge Acquisition Corporation, an exempted company incorporated in the Cayman Islands on 2 February 2021, and the sole shareholder of SAPL;
"SAC Governing Documents"	:

The memorandum and articles of association (as amended and/or restated), register of members, register of officers and directors, register of mortgages and charges, and certificate of incorporation of SAC;

"SAC Organisational Documents"	:

SAC's amended and restated memorandum and articles of association, in each case as may be amended from time to time in accordance with the terms of the Business Combination Agreement and the Companies Act (As Revised) of the Cayman Islands;

"SAC Shareholder Approval"	:

Approval by (a) an ordinary resolution in accordance with the SAC Governing Documents requiring the affirmative vote of a simple majority of the votes cast at a meeting of the holders of SAC Shares, with the holders of (i) SAC's Class A ordinary shares voting separately as a single class and (ii) SAC's Class A ordinary shares and Class B ordinary shares voting together as a single class, in person or represented by proxy and entitled to vote thereon, is required to approve: (A) the Amalgamation, (B) the issuance of SAC Shares in connection with the Transactions, and (C) the adoption of the equity incentive plan, in each case, assuming a quorum is present; and (b) a special resolution in accordance with the SAC Governing Documents requiring the affirmative vote of at least two-thirds majority of the votes cast at the meeting of the holders of SAC Shares, with the holders (i) SAC's Class B ordinary shares voting separately as a single class and (ii) SAC's Class A ordinary shares and (iii) SAC's Class B ordinary shares voting together as a single class, in person or represented by proxy and entitled to vote thereon, is required to approve the second amended and restated memorandum and articles of association of SAC, in each case assuming a quorum is present;

"SAC Shares"	:	SAC's Class A ordinary shares, par value US$0.0001 per share, and SAC's Class B ordinary shares, par value US$0.0001 per share;
"SAPL"	:	StoneBridge Acquisition Pte. Ltd. (Company Registration No. 202239721R), a private company limited by shares incorporated in Singapore;

"SAPL Shares"	:	Ordinary shares in the capital of SAPL;
"SEC"	:	The United States Securities and Exchange Commission;
"Shareholders' Agreement"		The shareholders' agreement relating to DAB dated on 2 March 2020 entered into between DAB and the DAB Shareholders;
"Transactions"	:	Collectively, the Amalgamation and each of the other transactions contemplated by the Business Combination Agreement;
"S$"	:	The lawful currency for the time being of Singapore;
"US$"	:	The lawful currency for the time being of the United States; and
"%" or "per cent."	:	Per centum or percentage;

1.1.2	words importing the singular shall, where applicable, include the plural and vice versa, and words importing the masculine gender shall, where applicable, include the feminine and neuter genders. Words importing persons shall include corporations;

1.1.3	any reference to any enactment is a reference to that enactment as for the time being amended or re-enacted. Any word defined under the Companies Act or any statutory modification thereof and used herein shall, where applicable, have the meaning assigned to it under the Companies Act or any modification thereof, as the case may be; and

1.1.4	any reference in this Amalgamation Proposal to a time of day shall be a reference to Singapore time unless otherwise stated.

1.2	SAPL is a private company limited by shares incorporated in Singapore on 8 November 2022 with Company Registration No. 202239721R. As at the date of this Amalgamation Proposal, SAPL has one (1) ordinary share in issue.

DAB is a private company limited by shares incorporated in Singapore on 23 October 2017 with Company Registration No. 201730295C. As at the date of this Amalgamation Proposal, DAB has [● ordinary shares] in issue.

1.3	Reasons for the Amalgamation. The Amalgamation is being undertaken in connection with and pursuant to the business combination transaction to be undertaken upon the terms and subject to the conditions of the Business Combination Agreement.

1.4	Section 215B Companies Act. This Amalgamation Proposal contains all the details required under Section 215B of the Companies Act. Subject to the conditions in paragraph 6.1 being fulfilled, the Amalgamation shall become effective on the Amalgamation Date.

2.	TERMS AND CONDITIONS OF THE AMALGAMATION

Terms. With effect from the Amalgamation Date:

2.1	SAPL and DAB will amalgamate and DAB, as the Amalgamated Company following such Amalgamation, will continue as the surviving legal entity with the same name, in particular, but without limitation:

2.1.1	all the property, rights and privileges of SAPL shall be transferred to and vest in, and all property, rights and privileges of DAB shall continue with, the Amalgamated Company;

2.1.2	all the liabilities and obligations of SAPL shall be transferred to and become the liabilities and obligations of, and all liabilities and obligations of DAB shall continue with, the Amalgamated Company;

2.1.3	all proceedings pending by or against SAPL may be continued by or against, and all proceedings pending by or against DAB shall continue to be continuable by or against, the Amalgamated Company;

2.1.4	any conviction, ruling, order or judgment in favour of or against SAPL may be enforced by or against, and any conviction, ruling, order or judgment in favour of or against DAB shall continue to be enforceable by or against, the Amalgamated Company; and

2.1.5	the shares and rights of the members in each of SAPL and DAB shall be converted into the shares and rights provided for in this Amalgamation Proposal.

2.2	SAPL will cease to exist as a separate legal entity;

2.3	all of the SAPL Shares which are in issue will be converted into ordinary shares in the capital of the Amalgamated Company in the manner set out in paragraph 3.5.1 below;

2.4	all of the DAB Shares held by the DAB Shareholders will be cancelled and the DAB Shareholders will receive consideration in the form of SAC Shares in the manner set out in paragraph 3.5.2 below; and

2.5	except as set out in this Amalgamation Proposal, the Amalgamation does not involve:

2.5.1	the making of any payment to any shareholder or director of SAPL or DAB;

2.5.2	the sale or cancellation of any of DAB's assets (including any shares in its subsidiaries);

2.5.3	consideration for the issuance of the SAC Shares other than the cancellation of the DAB Shares held by the DAB Shareholders pursuant to paragraph 3.5.2 below; or

2.5.4	any change in the share capital, net asset position, balance sheet and profit and loss account of DAB resulting directly from the Amalgamation.

3.	AMALGAMATED COMPANY DETAILS

3.1	Name. The name of the Amalgamated Company as at the Amalgamation Date will be the same as the name of DAB as at the date immediately preceding the Amalgamation Date, i.e. DigiAsia Bios Pte. Ltd.

3.2	Registered Office. The registered office of the Amalgamated Company as at the Amalgamation Date will be the same as the registered office of DAB as at the date immediately preceding the Amalgamation Date, i.e. 1 Raffles Place, #28-02, One Raffles Place, Singapore 048616.

3.3	Directors. The proposed board of directors of the Amalgamated Company will be as follows:

Full Name	Residential or Alternate Address
Alexander Rusli	Jl. Lebak Bulus IV/7A RT 007/004, Cilandak Barat Cilandak, Jakarta Selatan 12430, Indonesia
Prashant Gokarn	341 Bukit Timah Road, #14-01, Honolulu Tower, Singapore 259719
Rudiantara	Jl. Sumenep No. 5, RT 011 RW 004 Menteng, Jakarta 10310, Indonesia
[●]	[●]
[●]	[●]
[●]	[●]
[●]	[●]
[●]	[●]

3.4	Share Structure.

3.4.1	The number of shares in the capital of the Amalgamated Company (after the conversion of the SAPL Shares held by SAC into shares in the capital of the Amalgamated Company pursuant to paragraph 3.5.1 below and the cancellation of all the DAB Shares held by the DAB Shareholders pursuant to paragraph 3.5.2 below) will be one (1) ordinary share, all of which will be held by SAC.

3.4.2	The rights, privileges, limitations and conditions that will be attached to each ordinary share in the capital of the Amalgamated Company as at the Amalgamation Date are set out in the constitution of the Amalgamated Company (the "Constitution").

3.4.3	All of the shares in the capital of the Amalgamated Company are transferable in accordance with the relevant provisions of the Constitution i.e. regulations 20 to 24 as set out below:

20.

Subject to the restrictions of this Constitution, any Member may transfer all or any of his shares, but every transfer must be in writing and in the usual common form, or in any other form which the Directors may approve. The instrument of transfer of a share shall be signed both by the transferor and by the transferee, and by the witness or witnesses thereto and the transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register of Members in respect thereof. Shares of different classes shall not be comprised in the same instrument of transfer.

Form of Transfer.

21.	(1)

To enable the Company to lodge a notice of transfer of shares with the Registrar under Section 128(1)(a) of the Act, the following items in relation to the transfer of shares must be delivered by the transferor to the Office of the Company:

Documents to be delivered by the transferor to the
		(a)	the instrument of transfer;	Company.

		(b)	a fee not exceeding S$1 as the Directors from time to time may require;

		(c)	the certificate of the shares to which the instrument of transfer relates; and

		(d)	any other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer.

(2)

Upon receipt of the items referred to in paragraph (1), the Company must, subject to regulation 23, lodge with the Registrar a notice of transfer of shares in accordance with Section 128 of the Act and retain the instrument of transfer referred to in regulation 20. All instruments of transfer which shall be registered shall be retained by the Company, but any instrument of transfer which the Directors may refuse to register shall (except in any case of fraud) be returned to the party presenting the same.

Retention of Transfers.

22.

No share shall in any circumstances be transferred to any infant or bankrupt or person who is mentally disordered and incapable of managing himself or his affairs, but nothing herein contained shall be construed as imposing on the Company any liability in respect of the registration of such transfer if the Company has no actual knowledge of the same.

Infant, bankrupt or mentally disordered.

23.	The Directors may, in their absolute discretion, decline to lodge a notice of transfer of shares with the Registrar if:		Directors' power
	(a)	the shares are not fully paid shares;	to decline to
lodge a notice
	(b)	the Directors do not approve of the transferee; or	of transfer.

	(c)	the Company has a lien on the shares,

but shall in such event, within thirty (30) days after the date on which the transfer was lodged with the Company send to the transferor and transferee notice of the refusal.

24.

The lodging of any notice of transfer of shares with the Registrar for the purpose of updating the Register of Members may be suspended at any time and for any period as the Directors may from time to time determine, but not for more than a total of thirty (30) days in any Year.

Suspension of lodgement of notice of transfer.

3.4.4	Constitution. A copy of the proposed Constitution is attached as Schedule 1 to this Amalgamation Proposal.

3.5	Conversion of SAPL Shares and Cancellation of DAB Shares. Subject to the Amalgamation becoming effective:

3.5.1	all of the SAPL Shares held by SAC immediately prior to the Amalgamation Date, will be automatically converted into one (1) ordinary share in the capital of the Amalgamated Company; and

3.5.2	all of the DAB Shares held by each DAB Shareholder immediately prior to the Amalgamation Date will be automatically cancelled (such cancellation of DAB Shares of which shall not be deemed to be a reduction of share capital within the meaning of the Companies Act) converted into, and shall thereafter represent the right of each DAB Shareholder to receive, as consideration for such DAB Shares, the applicable Per Share Amalgamation Consideration and in consideration thereof, SAC shall issue the Per Share Amalgamation Consideration to the respective DAB Shareholder, the result of which will be that SAC will hold one (1) ordinary shares in the capital of the Amalgamated Company, being all the ordinary shares in the capital of the Amalgamated Company.

4.	PAYMENT TO BE MADE TO ANY SHAREHOLDER OR DIRECTOR OF SAPL

4.1	There will not be any payment made to any shareholder of SAPL.

4.2	There will not be any payment made to any director of SAPL.

5.	PAYMENT TO BE MADE TO ANY SHAREHOLDER OR DIRECTOR OF DAB

5.1	Save as provided in paragraph 3.5 above, there will not be any payment made to any shareholder of DAB in relation to the Amalgamation.

5.2	The following shareholders of DAB are wholly-owned and controlled by directors of DAB:

5.2.1	Vamberry Assets Limited, which is wholly-owned and controlled by Alexander Rusli; and

5.2.2	Grand Mavericks Limited, which is wholly-owned and controlled by Prashant Gokarn,

and accordingly, save as provided in paragraph 3.5 above, there will not be any payment made to any director of DAB or any entity owned or controlled by a director of DAB in relation to the Amalgamation.

6.	ARRANGEMENTS TO COMPLETE AMALGAMATION

6.1	The arrangements necessary to complete the Amalgamation and to provide for the subsequent management and operation of the Amalgamated Company are:

6.1.1	the approval of SAC, as the sole shareholder of SAPL, of the Amalgamation and this Amalgamation Proposal in accordance with Section 215C of the Companies Act;

6.1.2	the approval by the DAB Shareholders of the Amalgamation and this Amalgamation Proposal in accordance with Section 215C of the Companies Act; and

6.1.3	the completion of the other procedures referred to in Sections 215A to 215J of the Companies Act, including:

(a)	the board of directors of each of SAPL and DAB having, prior to obtaining the approval of their respective shareholders:

(i)	resolved that the Amalgamation is in the best interest of SAPL and DAB (as the case may be); and

(ii)	made a solvency statement in relation to SAPL or DAB (as the case may be) in accordance with Section 215I of the Companies Act; and having made a solvency statement in relation to the Amalgamated Company in accordance with Section 215J of the Companies Act (collectively, the "Solvency Statements");

(b)	every director who voted in favour of the resolution and the making of the statements referred to in paragraph 6.1.3(a) above signing a declaration (a "Declaration" and collectively, the "Declarations") stating:

(i)	that, in his opinion, the conditions specified in paragraph 6.1.3(a)(i) above, Section 215I(1)(a) and (b) of the Companies Act (in relation to each of SAPL and DAB, as the case may be) and Section 215J(1)(a) and (b) of the Companies Act (in relation to the Amalgamated Company) are satisfied; and

(ii)	the grounds for that opinion;

(c)	the board of directors of each of SAPL and DAB sending to every shareholder of SAPL and DAB, not less than 21 days prior to obtaining the approval of their respective shareholders:

(i)	a copy of this Amalgamation Proposal;

(ii)	a copy of the Declarations given by the directors;

(iii)	a statement of any material interests of the directors, whether in that capacity or otherwise (if any); and

(iv)	such further information and explanation as may be necessary to enable a reasonable member of SAPL and DAB to understand the nature and implications, for SAPL and DAB and their respective members, of the Amalgamation;

(d)	the directors of each of SAPL and DAB having, not less than 21 days prior to obtaining the approval of their respective shareholders:

(i)	sent a copy of this Amalgamation Proposal to every secured creditor of each of SAPL and DAB (if any); and

(ii)	caused to be published in the Straits Times a notice of the Amalgamation, including a statement that:

(A)	copies of this Amalgamation Proposal are available for inspection by any member or creditor of SAPL and DAB at their respective registered offices during ordinary business hours; and

(B)	a member or creditor of SAPL and DAB is entitled to be supplied free of charge with a copy of this Amalgamation Proposal upon request to SAPL or DAB (as the case may be); and

(e)	for the purpose of effecting the Amalgamation, the following documents have to be filed with the Accounting and Corporate Regulatory Authority of Singapore, together with payment of the prescribed filing fee of S$[400]:

(i)	this Amalgamation Proposal;

(ii)	the Solvency Statements;

(iii)	the Declarations;

(iv)	a declaration signed by the directors of each of SAPL and DAB stating that the Amalgamation has been approved in accordance with the Companies Act and the constitution of each of SAPL and DAB (as the case may be); and

(v)	a declaration signed by the proposed directors of the Amalgamated Company stating that, where the proportion of the claims of the creditors of the Amalgamated Company in relation to the value of the assets of the Amalgamated Company is greater than the proportion of the claims of the creditors of SAPL and DAB (as the case may be) in relation to the value of the assets of SAPL and DAB (as the case may be), no creditor will be prejudiced by that fact.

6.2	In addition, the following conditions must be satisfied by or on the Amalgamation Date:

6.2.1	no court order being made under Section 215H of the Companies Act;

6.2.2	all Series A preferred shares in the capital of DAB having been converted into DAB Shares;

6.2.3	no Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Transactions being enacted or promulgated;

6.2.4	the Offer having been completed in accordance with the terms of the Business Combination Agreement, SAC Organisational Documents and the Proxy Statement;

6.2.5	SAC not having redeemed SAC Shares in the Offer in an amount that would cause SAC to have less than US$5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

6.2.6	the SAC Shareholder Approval having been obtained;

6.2.7	SAC Shares to be issued in connection with the Transactions (including the Earnout Shares) shall have been approved for listing on Nasdaq Capital Market subject only to official notice of issuance thereof;

6.2.8	no Amalgamation Objection having been raised, or any such Amalgamation Objection which has been raised having been addressed such that no shareholder or creditor of DAB or SAPL, or other person to whom DAB or SAPL is under an obligation, shall have the ability to delay the Amalgamation or cause the Amalgamation not to be consummated pursuant to this Amalgamation Proposal;

6.2.9	the Company Requisite Approval having been obtained; and

6.2.10	all Regulatory Approvals having been obtained.

7.	COUNTERPARTS

This Amalgamation Proposal may be signed in any number of counterparts, all of which taken together shall constitute one and the same Amalgamation Proposal. Each of the persons named below may sign this Amalgamation Proposal on behalf of the board of directors of SAPL and the board of directors of DAB respectively by executing any such counterpart.

Dated this [●] day of [●] [2023]

This proposal has been approved pursuant to the Meeting of the Board of Directors of SAPL held on the [●] day of [●] [2023].

Name: [●]

Director

on behalf of the board of directors of SAPL

This proposal has been approved pursuant to the Directors' Resolutions in Writing pursuant to Regulation 104 of the constitution of DAB dated the [●] day of [●] [2023].

Name: [●]

Director

on behalf of the board of directors of DAB

Signature page to Amalgamation Proposal

Schedule 1

Constitution

[●]

Schedule 2
DAB Shareholders

EXHIBIT B

FORM OF PUBCO CHARTER

THE COMPANIES ACT (AS RevisED)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

DigiAsia CORP.

(adopted by special resolution dated [ ])

THE COMPANIES ACT (AS Revised)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

MEMORANDUM OF ASSOCIATION

OF

DigiAsia CORP.

(adopted by special resolution dated [ ])

1	The name of the Company is DigiAsia Corp.

2	The Registered Office of the Company shall be at the offices of Conyers Trust Company (Cayman) Limited at SIX, 2nd Floor, Cricket Square, PO Box 2681, Grand Cayman KY1-1111, or at such other place within the Cayman Islands as the Directors may decide.

3	The objects for which the Company is established are unrestricted and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4	The liability of each Member is limited to the amount unpaid on such Member's shares.

5	The share capital of the Company is US$ [ • ] divided into [ • ] ordinary shares of a par value of US$0.0001 each and [ • ] preference shares of a par value of US$0.0001 each.

6	The Company has power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

7	Capitalised terms that are not defined in this Second Amended Memorandum of Association bear the respective meanings given to them in the Second Amended Articles of Association of the Company.

THE COMPANIES ACT (AS Revised)

OF THE CAYMAN ISLANDS

COMPANY LIMITED BY SHARES

SECOND AMENDED AND RESTATED

ARTICLES OF ASSOCIATION

OF

DigiAsia CORP.

(ADOPTED BY SPECIAL RESOLUTION DATED [ ], 2023)

1	Interpretation

1.1	In the Articles Table A in the First Schedule to the Statute does not apply and, unless there is something in the subject or context inconsistent therewith:

"Affiliate"	has the same meaning as in Rule 12b-2 promulgated under the Exchange Act.

"Applicable Law"	means, with respect to any person, all provisions of laws, statutes, ordinances, rules, regulations, permits, certificates, judgments, decisions, decrees or orders of any governmental authority applicable to such person.

"Articles"	means these second amended and restated articles of association of the Company.

"Audit Committee"	means the audit committee of the Company formed pursuant to the Articles, or any successor audit committee.

"Auditor"	means the person for the time being performing the duties of auditor of the Company (if any).

"clearing house"	a clearing house recognised by the laws of the jurisdiction in which the Shares (or depositary receipts therefor) are listed or quoted on a stock exchange or interdealer quotation system in such jurisdiction.

"Company"	means the above named company.

“Compensation Committee”	means the compensation committee of the board of directors of the Company established pursuant to the Articles, or any successor committee.

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"Designated Stock Exchange"	means any national securities exchange in the United States on which the securities are listed for trading, including the NASDAQ Stock Market LLC (Nasdaq Capital Market), the NYSE MKT LLC, the New York Stock Exchange LLC or any OTC market.

"Directors"	means the directors for the time being of the Company.

"Dividend"	means any dividend (whether interim or final) resolved to be paid on Shares pursuant to the Articles.

"Electronic Record"	has the same meaning as in the Electronic Transactions Law.

"Electronic Transactions Law"	means the Electronic Transactions Act (As Revised) of the Cayman Islands.

"Exchange Act"	means the United States Securities Exchange Act of 1934, as amended, or any similar U.S. federal statute and the rules and regulations of the SEC thereunder, all as the same shall be in effect at the time.

“Investor Group”	Means Sponsor and its Affiliates, [______],[1] and the respective successors and assigns of the foregoing.

"Member"	has the same meaning as in the Statute.

"Memorandum"	means the second amended and restated memorandum of association of the Company.

"Ordinary Resolution"	means a resolution passed by a simple majority of the Members as, being entitled to do so, vote in person or, where proxies are allowed, by proxy at a general meeting, and includes a unanimous written resolution. In computing the majority when a poll is demanded regard shall be had to the number of votes to which each Member is entitled by the Articles.

"Ordinary Share"	means an ordinary share of a par value of US$0.0001 in the share capital of the Company, designated as an Ordinary Share and having the rights provided for in these Articles.

1 NTD: Relevant Company investors to be included.

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"Preference Share"	means a preference share of a par value of US$0.0001 in the share capital of the Company, designated as a Preference Share, and having the rights provided for in these Articles.

"Register of Members"	means the register of Members maintained in accordance with the Statute and includes (except where otherwise stated) any branch or duplicate register of Members.

"Registered Office"	means the registered office for the time being of the Company.

"Seal"	means the common seal of the Company and includes every duplicate seal.

"SEC"	means the United States Securities and Exchange Commission.

"Share"	means any share in the capital of the Company, including an Ordinary Share, a Preference Share and shares of other classes and includes a fraction of a share in the Company.

“signed”	means a signature or representation of a signature affixed by mechanical means or an electronic symbol or process attached to or logically associated with an electronic communication and executed or adopted by a person with the intent to sign the electronic communication.

"Special Resolution"	has the same meaning as in the Statute, and includes a unanimous written resolution.

“Sponsor”	means StoneBridge Acquisition Sponsor, LLC, a Delaware limited liability company.

"Statute"	means the Companies Act (As Revised) of the Cayman Islands.

"Treasury Share"	means a Share held in the name of the Company as a treasury share in accordance with the Statute.

1.2	In the Articles:

(a)	words importing the singular number include the plural number and vice versa;

(b)	words importing the masculine gender include the feminine gender;

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(c)	words importing persons include corporations as well as any other legal or natural person;

(d)	"written" and "in writing" include all modes of representing or reproducing words in visible form, including in the form of an Electronic Record;

(e)	"shall" shall be construed as imperative and "may" shall be construed as permissive;

(f)	references to provisions of any law or regulation shall be construed as references to those provisions as amended, modified, re-enacted or replaced;

(g)	all references to money refer to the lawful currency of the United States, unless otherwise specified;

(h)	any phrase introduced by the terms "including", "include", "in particular" or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

(i)	the term "and/or" is used herein to mean both "and" as well as "or." The use of "and/or" in certain contexts in no respects qualifies or modifies the use of the terms "and" or "or" in others. The term "or" shall not be interpreted to be exclusive and the term "and" shall not be interpreted to require the conjunctive (in each case, unless the context otherwise requires);

(j)	headings are inserted for reference only and shall be ignored in construing the Articles;

(k)	any requirements as to delivery under the Articles include delivery in the form of an Electronic Record;

(l)	any requirements as to execution or signature under the Articles including the execution of the Articles themselves can be satisfied in the form of an electronic signature as defined in the Electronic Transactions Law;

(m)	sections 8 and 19(3) of the Electronic Transactions Law shall not apply;

(n)	the term "clear days" in relation to the period of a notice means that period excluding the day when the notice is received or deemed to be received and the day for which it is given or on which it is to take effect; and

(o)	the term "holder" in relation to a Share means a person whose name is entered in the Register of Members as the holder of such Share.

2	Commencement of Business

2.1	The business of the Company may be commenced as soon after incorporation of the Company as the Directors shall see fit.

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2.2	The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company, including the expenses of registration.

3	Issue of Shares and other Securities

3.1	Subject to the provisions, if any, in the Memorandum (and to any direction that may be given by the Company in general meeting) and, where applicable, the rules of the Designated Stock Exchange, the SEC and/or any competent regulatory authority or otherwise under Applicable Law, and without prejudice to any rights attached to any existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other rights or restrictions, whether in regard to Dividend or other distribution, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Statute and the Articles) vary such rights.

3.2	The Company may issue rights, options, warrants or convertible securities or securities of similar nature conferring the right upon the holders thereof to subscribe for, purchase or receive any class of Shares or other securities in the Company on such terms as the Directors may from time to time determine.

3.3	The Company shall not issue Shares to bearer form and shall only issue shares as fully paid.

4	Ordinary Shares

4.1	The holders of the Ordinary Shares shall be:

(a)	entitled to dividends in accordance with the relevant provisions of these Articles;

(b)	entitled to and are subject to the provisions in relation to winding up of the Company provided for in these Articles;

(c)	entitled to attend general meetings of the Company and shall be entitled to one vote for each Ordinary Share registered in his or her name in the Register of Members, both in accordance with the relevant provisions of these Articles.

4.2	All Ordinary Shares shall rank pari passu with each other in all respects.

5	Register of Members

5.1	The Company shall maintain or cause to be maintained the Register of Members in accordance with the Statute, provided that for so long as the securities of the Company are listed for trading on the Designated Stock Exchange, title to such securities may be evidenced and transferred in accordance with the laws applicable to and the rules and regulations of the Designated Stock Exchange.

5.2	The Directors may determine that the Company shall maintain one or more branch registers of Members in accordance with the Statute. The Directors may also determine which register of Members shall constitute the principal register and which shall constitute the branch register or registers, and to vary such determination from time to time.

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6	Closing Register of Members or Fixing Record Date

6.1	For the purpose of determining Members entitled to notice of, or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose, the Directors may, after notice has been given by advertisement in an appointed newspaper or any other newspaper or by any other means in accordance with the requirements of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, provide that the Register of Members shall be closed for transfers for a stated period which shall not in any case exceed forty days.

6.2	In lieu of, or apart from, closing the Register of Members, the Directors may fix in advance or arrears a date as the record date for any such determination of Members entitled to notice of, or to vote at any meeting of the Members or any adjournment thereof, or for the purpose of determining the Members entitled to receive payment of any Dividend or other distribution, or in order to make a determination of Members for any other purpose.

6.3	If the Register of Members is not so closed and no record date is fixed for the determination of Members entitled to notice of, or to vote at, a meeting of Members or Members entitled to receive payment of a Dividend or other distribution, the date on which notice of the meeting is sent or the date on which the resolution of the Directors resolving to pay such Dividend or other distribution is passed, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Article, such determination shall apply to any adjournment thereof.

7	Certificates for Shares

7.1	A Member shall only be entitled to a share certificate if the Directors resolve that share certificates shall be issued. Share certificates representing Shares, if any, shall be in such form as the Directors may determine. Share certificates shall be signed by one or more Directors or other person authorised by the Directors. The Directors may authorise certificates to be issued with the authorised signature(s) affixed by mechanical process. All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate. All certificates surrendered to the Company for transfer shall be cancelled and, subject to the Articles, no new certificate shall be issued until the former certificate representing a like number of relevant Shares shall have been surrendered and cancelled.

7.2	The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.

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7.3	If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating evidence, as the Directors may prescribe, and (in the case of defacement or wearing out) upon delivery of the old certificate.

7.4	Every share certificate sent in accordance with the Articles will be sent at the risk of the Member or other person entitled to the certificate. The Company will not be responsible for any share certificate lost or delayed in the course of delivery.

7.5	Share certificates shall be issued within the relevant time limit as prescribed by the Statute, if applicable, or as the Designated Stock Exchange, the SEC and/or any other competent authority or otherwise under Applicable Law may from time to time determine, whichever is shorter, after the allotment or, except in the case of a Share transfer which the Company is for the time being entitled to refuse to register and does not register, after lodgement of a Share transfer with the Company.

8	Transfer of Shares

8.1	Subject to the terms of the Articles, any Member may transfer all or any of his Shares by an instrument of transfer provided that such transfer complies with applicable rules of the Designated Stock Exchange, the SEC, federal and state securities laws of the United States and/or any other competent regulatory authority or otherwise under Applicable Law. If the Shares in question were issued in conjunction with rights, options or warrants issued pursuant to the Articles on terms that one cannot be transferred without the other, the Directors shall refuse to register the transfer of any such Share without evidence satisfactory to them of the like transfer of such option or warrant.

8.2	The instrument of transfer of any Share shall be in writing in the usual or common form or in a form prescribed by the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law or in any other form approved by the Directors and shall be executed by or on behalf of the transferor (and if the Directors so require, signed by or on behalf of the transferee) and may be under hand or, if the transferor or transferee is a clearing house or its nominee(s), by hand or by machine imprinted signature or by such other manner of execution as the Directors may approve from time to time. The transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the Register of Members.

8.3	The Directors may, in their absolute discretion, decline to register any transfer of Shares, subject to any applicable requirements imposed from time to time by the SEC and the Designated Stock Exchange.

9	Redemption, Repurchase and Surrender of Shares

9.1	Subject to the provisions, if any, in these Articles, the Memorandum, applicable law, including the Statute, and the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, the Company may issue Shares that are to be redeemed or are liable to be redeemed at the option of the Member or the Company. The redemption of such Shares shall be effected in such manner and upon such other terms as the Company may, by Special Resolution, determine before the issue of the Shares.

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9.2	Subject to the provisions of the Statute, the Company may purchase its own Shares (including any redeemable Shares) in such manner and on such other terms as the Directors may agree with the relevant Member, provided that the manner of purchase is in accordance with any applicable requirements imposed from time to time by the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under applicable Law.

9.3	The Company may make a payment in respect of the redemption or purchase of its own Shares in any manner permitted by the Statute, including out of capital.

9.4	The Directors may accept the surrender for no consideration of any fully paid Share.

10	Treasury Shares

10.1	The Directors may, prior to the purchase, redemption or surrender of any Share, determine that such Share shall be held as a Treasury Share.

10.2	The Directors may determine to cancel a Treasury Share or transfer a Treasury Share on such terms as they think proper (including, without limitation, for nil consideration).

11	Variation of Rights of Shares

11.1	Subject to Article 3.1, if at any time the share capital of the Company is divided into different classes of Shares, all or any of the rights attached to any class (unless otherwise provided by the terms of issue of the Shares of that class) may, whether or not the Company is being wound up, be varied without the consent of the holders of the issued Shares of that class where such variation is considered by the Directors not to have a material adverse effect upon such rights; otherwise, any such variation shall be made only with the consent in writing of the holders of not less than two thirds of the issued Shares of that class, or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of the Shares of that class. For the avoidance of doubt, the Directors reserve the right, notwithstanding that any such variation may not have a material adverse effect, to obtain consent from the holders of Shares of the relevant class. To any such meeting all the provisions of the Articles relating to general meetings shall apply mutatis mutandis, except that the necessary quorum shall be one person holding or representing by proxy at least one-third of the issued Shares of the class and that any holder of Shares of the class present in person or by proxy may demand a poll.

11.2	For the purposes of a separate class meeting, the Directors may treat two or more or all the classes of Shares as forming one class of Shares if the Directors consider that such class of Shares would be affected in the same way by the proposals under consideration, but in any other case shall treat them as separate classes of Shares.

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11.3	The rights conferred upon the holders of the Shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

12	Commission on Sale of Shares

The Company may, in so far as the Statute permits, pay a commission to any person in consideration of his subscribing or agreeing to subscribe (whether absolutely or conditionally) or procuring or agreeing to procure subscriptions (whether absolutely or conditionally) for any Shares. Such commissions may be satisfied by the payment of cash and/or the issue of fully or partly paid-up Shares. The Company may also on any issue of Shares pay such brokerage as may be lawful.

13	Non Recognition of Trusts

The Company shall not be bound by or compelled to recognise in any way (even when notified) any equitable, contingent, future or partial interest in any Share, or (except only as is otherwise provided by the Articles or the Statute) any other rights in respect of any Share other than an absolute right to the entirety thereof in the holder.

14	Lien on Shares

14.1	The Company shall have a first and paramount lien on all Shares (whether fully paid-up or not) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other person, whether a Member or not, but the Directors may at any time declare any Share to be wholly or in part exempt from the provisions of this Article. The registration of a transfer of any such Share shall operate as a waiver of the Company's lien thereon. The Company's lien on a Share shall also extend to any amount payable in respect of that Share.

14.2	The Company may sell, in such manner as the Directors think fit, any Shares on which the Company has a lien, if a sum in respect of which the lien exists is presently payable, and is not paid within fourteen clear days after notice has been received or deemed to have been received by the holder of the Shares, or to the person entitled to it in consequence of the death or bankruptcy of the holder, demanding payment and stating that if the notice is not complied with the Shares may be sold.

14.3	To give effect to any such sale the Directors may authorise any person to execute an instrument of transfer of the Shares sold to, or in accordance with the directions of, the purchaser. The purchaser or his nominee shall be registered as the holder of the Shares comprised in any such transfer, and he shall not be bound to see to the application of the purchase money, nor shall his title to the Shares be affected by any irregularity or invalidity in the sale or the exercise of the Company's power of sale under the Articles.

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14.4	The net proceeds of such sale after payment of costs, shall be applied in payment of such part of the amount in respect of which the lien exists as is presently payable and any balance shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the person entitled to the Shares at the date of the sale.

15	Call on Shares

15.1	Subject to the terms of the allotment and issue of any Shares, the Directors may make calls upon the Members in respect of any monies unpaid on their Shares (whether in respect of par value or premium), and each Member shall (subject to receiving at least fourteen clear days' notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares. A call may be revoked or postponed, in whole or in part, as the Directors may determine. A call may be required to be paid by instalments. A person upon whom a call is made shall remain liable for calls made upon him notwithstanding the subsequent transfer of the Shares in respect of which the call was made.

15.2	A call shall be deemed to have been made at the time when the resolution of the Directors authorising such call was passed.

15.3	The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

15.4	If a call remains unpaid after it has become due and payable, the person from whom it is due shall pay interest on the amount unpaid from the day it became due and payable until it is paid at such rate as the Directors may determine (and in addition all expenses that have been incurred by the Company by reason of such non-payment), but the Directors may waive payment of the interest or expenses wholly or in part.

15.5	An amount payable in respect of a Share on issue or allotment or at any fixed date, whether on account of the par value of the Share or premium or otherwise, shall be deemed to be a call and if it is not paid all the provisions of the Articles shall apply as if that amount had become due and payable by virtue of a call.

15.6	The Directors may issue Shares with different terms as to the amount and times of payment of calls, or the interest to be paid.

15.7	The Directors may, if they think fit, receive an amount from any Member willing to advance all or any part of the monies uncalled and unpaid upon any Shares held by him, and may (until the amount would otherwise become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such amount in advance.

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15.8	No such amount paid in advance of calls shall entitle the Member paying such amount to any portion of a Dividend or other distribution payable in respect of any period prior to the date upon which such amount would, but for such payment, become payable.

16	Forfeiture of Shares

16.1	If a call or instalment of a call remains unpaid after it has become due and payable the Directors may give to the person from whom it is due not less than fourteen clear days' notice requiring payment of the amount unpaid together with any interest which may have accrued and any expenses incurred by the Company by reason of such non-payment. The notice shall specify where payment is to be made and shall state that if the notice is not complied with the Shares in respect of which the call was made will be liable to be forfeited.

16.2	If the notice is not complied with, any Share in respect of which it was given may, before the payment required by the notice has been made, be forfeited by a resolution of the Directors. Such forfeiture shall include all Dividends, other distributions or other monies payable in respect of the forfeited Share and not paid before the forfeiture.

16.3	A forfeited Share may be sold, re-allotted or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale, re-allotment or disposition the forfeiture may be cancelled on such terms as the Directors think fit. Where for the purposes of its disposal a forfeited Share is to be transferred to any person the Directors may authorise some person to execute an instrument of transfer of the Share in favour of that person.

16.4	A person any of whose Shares have been forfeited shall cease to be a Member in respect of them and shall surrender to the Company for cancellation the certificate for the Shares forfeited and shall remain liable to pay to the Company all monies which at the date of forfeiture were payable by him to the Company in respect of those Shares together with interest at such rate as the Directors may determine, but his liability shall cease if and when the Company shall have received payment in full of all monies due and payable by him in respect of those Shares.

16.5	A certificate in writing under the hand of one Director or officer of the Company that a Share has been forfeited on a specified date shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the Share. The certificate shall (subject to the execution of an instrument of transfer) constitute a good title to the Share and the person to whom the Share is sold or otherwise disposed of shall not be bound to see to the application of the purchase money, if any, nor shall his title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

16.6	The provisions of the Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if it had been payable by virtue of a call duly made and notified.

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17	Transmission of Shares

17.1	If a Member dies, the survivor or survivors (where he was a joint holder), or his legal personal representatives (where he was a sole holder), shall be the only persons recognised by the Company as having any title to his Shares. The estate of a deceased Member is not thereby released from any liability in respect of any Share, for which he was a joint or sole holder.

17.2	Any person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may be required by the Directors, elect, by a notice in writing sent by him to the Company, either to become the holder of such Share or to have some person nominated by him registered as the holder of such Share. If he elects to have another person registered as the holder of such Share he shall sign an instrument of transfer of that Share to that person. The Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution, as the case may be.

17.3	A person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of a Member (or in any other case than by transfer) shall be entitled to the same Dividends, other distributions and other advantages to which he would be entitled if he were the holder of such Share. However, he shall not, before becoming a Member in respect of a Share, be entitled in respect of it to exercise any right conferred by membership in relation to general meetings of the Company and the Directors may at any time give notice requiring any such person to elect either to be registered himself or to have some person nominated by him be registered as the holder of the Share (but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by the relevant Member before his death or bankruptcy or liquidation or dissolution or any other case than by transfer, as the case may be). If the notice is not complied with within ninety days of being received or deemed to be received (as determined pursuant to the Articles), the Directors may thereafter withhold payment of all Dividends, other distributions, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

18	Amendments of Memorandum and Articles and Alteration of Capital

18.1	Subject to these Articles, the Company may by Ordinary Resolution:

(a)	increase its share capital by such sum, to be divided into shares of such classes and amount, as the Ordinary Resolution shall prescribe and with such rights, priorities and privileges annexed thereto, as the Company in general meeting may determine;

(b)	consolidate and divide all or any of its share capital into Shares of larger amount than its existing Shares, provided that any fractions of a share that result from such a consolidation or division of its share capital shall be automatically repurchased by the Company at (i) the market price on the date of such consolidation or division, in the case of any shares listed on a Designated Stock Exchange and (ii) a price to be agreed between the Company and the applicable Member in the case of any shares not listed on a Designated Stock Exchange;

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(c)	convert all or any of its paid-up Shares into stock, and reconvert that stock into paid-up Shares of any denomination;

(d)	by subdivision of its existing Shares or any of them divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum or into Shares without par value; and

(e)	cancel any Shares that at the date of the passing of the Ordinary Resolution have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the Shares so cancelled.

18.2	All new Shares created in accordance with the provisions of the preceding Article shall be subject to the same provisions of the Articles with reference to the payment of calls, liens, transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

18.3	Subject to the provisions of the Statute, the provisions of the Articles as regards the matters to be dealt with by Ordinary Resolution, the Company may by Special Resolution:

(a)	change its name;

(b)	alter or add to the Articles;

(c)	alter or add to the Memorandum with respect to any objects, powers or other matters specified therein; and

(d)	reduce its share capital or any capital redemption reserve fund.

19	Offices and Places of Business

Subject to the provisions of the Statute, the Company may by resolution of the Directors change the location of its Registered Office. The Company may, in addition to its Registered Office, maintain such other offices or places of business as the Directors determine.

20	General Meetings

20.1	All general meetings other than annual general meetings shall be called extraordinary general meetings.

20.2	The Company shall, in each year hold a general meeting as its annual general meeting, and shall specify the meeting as such in the notices calling it. Any annual general meeting shall be held at such time and place as the Directors shall approve. At these meetings the report of the Directors (if any) shall be presented.

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20.3	The Directors, the chief executive officer or the chairman or a co-chairman of the board of Directors may call general meetings, and they shall on a Members' requisition forthwith proceed to convene an extraordinary general meeting of the Company.

20.4	Business transacted at any extraordinary general meeting shall be limited to matters relating to the purpose or purposes stated in the notice of meeting.

20.5	A Members' requisition is a requisition of Members holding at the date of deposit of the requisition not less than ten per cent in par value of the issued Shares which as at that date carry the right to vote at general meetings of the Company.

20.6	The Members' requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the principal executive offices of the Company (with a copy forwarded to the Registered Office),and may consist of several documents in like form each signed by one or more requisitionists.

20.7	If the Directors do not within twenty-one days from the date of the deposit of the Members' requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of the requisitionists, may themselves convene a general meeting, but any meeting so convened shall be held no later than the day which falls three months after the expiration of the said twenty-one day period.

20.8	A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

20.9	Subject to these Articles, Members seeking to bring business before the annual general meeting or to nominate candidates for appointment as Directors at the annual general meeting must deliver notice to the principal executive offices of the Company not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the scheduled date of the annual general meeting. At an annual general meeting of the Company, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual general meeting, business must be (a) specified in a notice of meeting given by or at the direction of the board of Directors, (b) if not specified in a notice of meeting, otherwise brought before the meeting by the board of Directors or the chairman or co-chairmen or (c) otherwise properly brought before the meeting by a Member present in person who (1) (x) was a record owner of shares of the Company both at the time of giving the notice provided for in this Article 21 and at the time of the meeting, (y) is entitled to vote at the meeting, and (z) has complied with this Article 20.9 in all applicable respects or (2) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. The foregoing provision (z) shall be the exclusive means for a Member to propose business to be brought before an annual general meeting. The only matters that may be brought before an extraordinary general meeting are the matters specified in the notice of such meeting, and Members shall not be permitted to propose business to be brought before an extraordinary general meeting. For purposes of this Article 20.9, “present in person” shall mean that the Member proposing that the business be brought before the annual meeting of the Company, or a qualified representative of such proposing Member, appear at such annual general meeting. A “qualified representative” of such proposing Member shall be a duly authorized officer, manager or partner of such Member or any other person authorized by a writing executed by such Member or an electronic transmission delivered by such Member to act for such Member as proxy at the meeting of Members and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of Members. Members seeking to nominate persons for election to the board of Directors must comply with this Article 20.9.

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21	Notice of General Meetings

21.1	At least five clear days' notice shall be given of any general meeting. Every notice shall be exclusive of the day on which it is given or deemed to be given and of the day for which it is given. Every notice shall specify the place, the day and the hour of the meeting and the general nature of the business to be conducted at the general meeting and shall be given in the manner hereinafter mentioned or in such other manner if any as may be prescribed by the Company, provided that a general meeting of the Company shall, whether or not the notice specified in this Article has been given and whether or not the provisions of the Articles regarding general meetings have been complied with, be deemed to have been duly convened if it is so agreed:

(a)	in the case of an annual general meeting, by all of the Members (or their proxies) entitled to attend and vote thereat; and

(b)	in the case of an extraordinary general meeting, by a majority in number of the Members (or their proxies) having a right to attend and vote at the meeting, together holding not less than ninety-five per cent in par value of the Shares giving that right.

21.2	The notice convening an annual general meeting shall specify the meeting as such, and the notice convening a meeting to pass a Special Resolution shall specify the intention to propose the resolution as a Special Resolution. Notice of every general meeting shall be given to all Members other than such as, under the provisions hereof or the terms of issue of the Shares they hold, are not entitled to receive such notice from the Company.

21.3	In cases where instruments of proxy are sent out with a notice of general meeting, the accidental omission to send such instrument of proxy to, or the non-receipt of any such instrument of proxy by, any person entitled to receive notice shall not invalidate any resolution passed or any proceeding at any such meeting.

21.4	The accidental omission to give notice of a general meeting to, or the non-receipt of notice of a general meeting by, any person entitled to receive such notice shall not invalidate the proceedings of that general meeting.

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22	Proceedings at General Meetings

22.1	No business shall be transacted at any general meeting unless a quorum is present. The holders of a simple majority of the issued Shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorised representative or proxy shall be a quorum.

22.2	A person may participate at a general meeting by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other. Participation by a person in a general meeting in this manner is treated as presence in person at that meeting.

22.3	A resolution (including a Special Resolution) in writing (in one or more counterparts) signed by or on behalf of all of the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or, being corporations or other non-natural persons, signed by their duly authorised representatives) shall be as valid and effective as if the resolution had been passed at a general meeting of the Company duly convened and held.

22.4	If a quorum is not present within half an hour from the time appointed for the meeting to commence or if during such a meeting a quorum ceases to be present, the meeting, if convened upon a Members' requisition, shall be dissolved and in any other case it shall stand adjourned to the same day in the next week at the same time and/or place or to such other day, time and/or place as the Directors may determine, and if at the adjourned meeting a quorum is not present within half an hour from the time appointed for the meeting to commence, the meeting shall be dissolved.

22.5	The Directors may, at any time prior to the time appointed for the meeting to commence, appoint any person to act as chairman or as a co-chairman of a general meeting of the Company or, if the Directors do not make any such appointment, the chairman or co-chairmen, if any, of the board of Directors shall preside as chairman or as a co-chairman at such general meeting. If there are no such chairman or co-chairmen, or if they shall not be present within fifteen minutes after the time appointed for the meeting to commence, or are unwilling to act, the Directors present shall elect two of their number to be chairman or co-chairmen of the meeting.

22.6	If no Director or Directors are willing to act as chairman or as co-chairmen or if no Director is present within fifteen minutes after the time appointed for the meeting to commence, the Members present shall choose any of their number to be chairman or co-chairmen of the meeting.

22.7	The chairman or co-chairmen may, with the consent of a meeting at which a quorum is present (and shall if so directed by the meeting) adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

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22.8	When a general meeting is adjourned for thirty days or more, notice of the adjourned meeting shall be given as in the case of an original meeting. Otherwise it shall not be necessary to give any such notice of an adjourned meeting.

22.9	A resolution put to the vote of the meeting shall be decided on a poll.

22.10	A poll shall be taken as the chairman or co-chairmen direct, and the result of the poll shall be deemed to be the resolution of the general meeting at which the poll was demanded.

22.11	A poll demanded on the election of the co-chairmen or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken at such date, time and place as the chairman or co-chairmen of the general meeting direct, and any business other than that upon which a poll has been demanded or is contingent thereon may proceed pending the taking of the poll.

22.12	In the case of an equality of votes, the chairman or each co-chairmen shall be entitled to a second or casting vote.

23	Votes of Members

23.1	Subject to any rights or restrictions attached to any Shares, every Member present in person and every person representing a Member by proxy at a general meeting of the Company, shall have one vote for every Share of which he is the holder, registered in such Member’s name in the Register of Members. No cumulative voting shall be allowed.

23.2	In the case of joint holders the vote of the senior holder who tenders a vote, whether in person or by proxy (or, in the case of a corporation or other non-natural person, by its duly authorised representative or proxy), shall be accepted to the exclusion of the votes of the other joint holders, and seniority shall be determined by the order in which the names of the holders stand in the Register of Members.

23.3	A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote on a poll, by his committee, receiver, curator bonis, or other person on such Member's behalf appointed by that court, and any such committee, receiver, curator bonis or other person may on a poll, vote by proxy.

23.4	No person shall be entitled to vote at any general meeting unless he or she is registered as a Member on the record date for such meeting nor unless all calls or other monies then payable by him in respect of Shares have been paid.

23.5	No objection shall be raised as to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at the meeting shall be valid. Any objection made in due time in accordance with this Article shall be referred to the chairman or co-chairmen whose decision shall be final and conclusive.

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23.6	Votes may be cast either personally or by proxy (or in the case of a corporation or other non-natural person by its duly authorised representative or proxy). A Member may appoint more than one proxy or the same proxy under one or more instruments to attend and vote at a meeting. Where a Member appoints more than one proxy the instrument of proxy shall specify the number of Shares in respect of which each proxy is entitled to exercise the related votes.

23.7	A Member holding more than one Share need not cast the votes in respect of his Shares in the same way on any resolution and therefore may vote a Share or some or all such Shares either for or against a resolution and/or abstain from voting a Share or some or all of the Shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a Share or some or all of the Shares in respect of which he is appointed either for or against a resolution and/or abstain from voting a Share or some or all of the Shares in respect of which he is appointed.

24	Proxies

24.1	The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorised in writing, or, if the appointor is a corporation or other non-natural person, under the hand of its duly authorised representative. A proxy need not be a Member.

24.2	The Directors may, in the notice convening any meeting or adjourned meeting, or in an instrument of proxy sent out by the Company, specify the manner by which the instrument appointing a proxy shall be deposited and the place and the time (being not later than the time appointed for the commencement of the meeting or adjourned meeting to which the proxy relates) at which the instrument appointing a proxy shall be deposited. In the absence of any such direction from the Directors in the notice convening any meeting or adjourned meeting or in an instrument of proxy sent out by the Company, the instrument appointing a proxy shall be deposited physically at the Registered Office, or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company, not less than 48 hours before the time appointed for the meeting or adjourned meeting to commence at which the person named in the instrument proposes to vote.

24.3	The chairman or co-chairmen may in any event at their discretion declare that an instrument of proxy shall be deemed to have been duly deposited. An instrument of proxy that is not deposited in the manner permitted, or which has not been declared to have been duly deposited by the chairman or co-chairmen, shall be invalid.

24.4	The instrument appointing a proxy may be in any usual or common form (or such other form as the Directors may approve) and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked. An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

24.5	Votes given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given unless notice in writing of such death, insanity, revocation or transfer was received by the Company at the Registered Office, or at such other place as is specified for that purpose in the notice convening the meeting, or in any instrument of proxy sent out by the Company before the commencement of the general meeting, or adjourned meeting at which it is sought to use the proxy.

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25	Corporate Members

25.1	Any corporation or other non-natural person which is a Member may in accordance with its constitutional documents, or in the absence of such provision by resolution of its directors or other governing body, authorise such person as it thinks fit to act as its representative at any meeting of the Company or of any class of Members, and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation which he represents as the corporation could exercise if it were an individual Member.

25.2	If a clearing house (or its nominee(s)), being a corporation, is a Member, it may authorise such persons as it sees fit to act as its representative at any meeting of the Company or at any meeting of any class of Members provided that the authorisation shall specify the number and class of Shares in respect of which each such representative is so authorised. Each person so authorised under the provisions of this Article shall be deemed to have been duly authorised without further evidence of the facts and be entitled to exercise the same rights and powers on behalf of the clearing house (or its nominee(s)) as if such person was the registered holder of such Shares held by the clearing house (or its nominee(s)).

26	Clearing Houses

If a clearing house or depository (or its nominee) is a Member it may, by resolution of its directors, other governing body or authorised individual(s) or by power of attorney, authorise such person or persons as it thinks fit to act as its representative or representatives at any general meeting of the Company or at any general meeting of any class of Members; provided that, if more than one person is so authorised, the authorisation shall specify the number and class of Shares in respect of which each such person is so authorised. A person so authorised pursuant to this provision shall be entitled to exercise the same powers on behalf of the clearing house (or its nominee) which he or she represents as that clearing house (or its nominee) could exercise if it were an individual Member of the Company holding the number and class of Shares specified in such authorisation.

27	Shares that May Not be Voted

Shares and Treasury Shares in the Company that are beneficially owned by the Company shall not be voted, directly or indirectly, at any meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

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28	Directors

There shall be a board of Directors consisting of such number of Directors as fixed by the Directors from time to time (not less than one Director) provided however that the Company may by Ordinary Resolution increase or reduce the limits in the number of Directors.

29	Powers of Directors

29.1	Subject to the provisions of the Statute, the Memorandum and the Articles and to any directions given by Special Resolution, the business of the Company shall be managed by the Directors who may exercise all the powers of the Company. No alteration of the Memorandum or Articles and no such direction shall invalidate any prior act of the Directors which would have been valid if that alteration had not been made or that direction had not been given. A duly convened meeting of Directors at which a quorum is present may exercise all powers exercisable by the Directors.

29.2	All cheques, promissory notes, drafts, bills of exchange and other negotiable or transferable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall determine by resolution.

29.3	The Directors on behalf of the Company may pay a gratuity or pension or allowance on retirement to any Director who has held any other salaried office or place of profit with the Company or to his widow or dependants and may make contributions to any fund and pay premiums for the purchase or provision of any such gratuity, pension or allowance.

29.4	The Directors may exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and assets (present and future) and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the Company or of any third party.

29.5	The Directors may, from time to time, and except as required by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, adopt, institute, amend, modify or revoke the corporate governance policies or initiatives, which shall be intended to set forth the policies of the Company and the Directors on various corporate governance related matters, as the Directors shall determine by resolution from time to time.

30	Appointment and Removal of Directors

30.1	The Company may by Ordinary Resolution appoint any person to be a Director or may by Ordinary Resolution remove any Director.

30.2	Subject to these Articles, the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law, the Directors may appoint any person to be a Director, either to fill a vacancy or as an additional Director provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with the Articles as the maximum number of Directors.

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30.3	Subject to these Articles, the persons to be nominated for appointment as a Director shall be selected at the sole discretion of the Directors. In the exercise of such discretion, the Directors shall have regard to the terms of any agreements or other contractual arrangements that the Company is a party to from time to time.

30.4	Commencing at the Company’s first annual general meeting following the adoption of the Articles, and at each annual general meeting thereafter, Directors elected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the next succeeding annual general meeting after their election. All Directors shall hold office until the expiration of their respective terms of office and until their successors shall have been appointed and qualified. A Director appointed to fill a vacancy resulting from the death, resignation or removal of a Director shall serve for the remainder of the full term of the Director whose death, resignation or removal shall have created such vacancy and until his successor shall have been appointed and qualified.

30.5	A Director shall not be required to hold any Shares in the Company by way of qualification. A Director who is not a Member of the Company shall nevertheless be entitled to receive notice of and to attend and speak at general meetings of the Company.

31	Vacation of Office of Director

The office of a Director shall be vacated if:

(a)	the Director gives notice in writing to the Company that he resigns the office of Director; or

(b)	the Director absents himself (for the avoidance of doubt, without being represented by proxy) from three consecutive meetings of the board of Directors without special leave of absence from the Directors, and the Directors pass a resolution that he has by reason of such absence vacated office; or

(c)	the Director dies, becomes bankrupt or makes any arrangement or composition with his creditors generally; or

(d)	the Director is found to be or becomes of unsound mind; or

(e)	all of the other Directors (being not less than two in number) determine that he should be removed as a Director, either by a resolution passed by all of the other Directors at a meeting of the Directors duly convened and held in accordance with the Articles or by a resolution in writing signed by all of the other Directors.

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32	Proceedings of Directors

32.1	The quorum for the transaction of the business of the Directors shall be a majority of the authorized number of Directors. Meetings of Directors may be held at any place within or outside the Cayman Islands that has been designated by the Directors. In the absence of such a designation, meetings of the Directors shall be held at the principal executive office of the Company. Subject to the provisions of the Articles, the Directors may regulate their proceedings as they think fit. Questions arising at any meeting shall be decided by a majority of votes. In the case of an equality of votes, the chairman or each co-chairmen shall have a second or casting vote.

32.2	A person may participate in a meeting of the Directors or any committee of Directors by conference telephone or other communications equipment by means of which all the persons participating in the meeting can communicate with each other at the same time. Participation by a person in a meeting in this manner is treated as presence in person at that meeting. Unless otherwise determined by the Directors, the meeting shall be deemed to be held at the place where the chairman or co-chairmen are located at the start of the meeting (or to the extent that the co-chairmen are in more than one location as decided by the co-chairmen).

32.3	A resolution in writing (in one or more counterparts) signed by all the Directors or all the members of a committee of the Directors or, in the case of a resolution in writing relating to the removal of any Director or the vacation of office by any Director, all of the Directors other than the Director who is the subject of such resolution shall be as valid and effectual as if it had been passed at a meeting of the Directors, or committee of Directors as the case may be, duly convened and held.

32.1	A Director may, chairman or co-chairmen of the Board (if appointed) or other officer of the Company on the direction of a Director shall, call a meeting of the Directors by at least two days' notice in writing, in person, by telephone, electronic email, or in such other manner as the Directors may from time to time determine to every Director which notice shall set forth the general nature of the business to be considered unless notice is waived by all the Directors either at, before or after the meeting is held. All such waivers, consents, and approvals shall be filed with the corporate records or made part of the minutes of the meeting. To any such notice of a meeting of the Directors all the provisions of the Articles relating to the giving of notices by the Company to the Members shall apply mutatis mutandis.

32.2	The continuing Directors (or a sole continuing Director, as the case may be) may act notwithstanding any vacancy in their body, but if and so long as their number is reduced below the number fixed by or pursuant to the Articles as the necessary quorum of Directors the continuing Directors or Director may act for the purpose of increasing the number of Directors to be equal to such fixed number, or of summoning a general meeting of the Company, but for no other purpose.

32.3	The Directors may elect, by the affirmative vote of a majority of the Directors then in office, a chairman or co-chairmen of their board and determine the period for which they are to hold office; but if no such chairman or co-chairmen are elected, or if at any meeting the chairman or co-chairmen are not present within five minutes after the time appointed for the meeting to commence, the Directors present may choose two of their number to be chairman or co-chairmen of the meeting. The chairman or each co-chairmen of the Board may be a director or an officer of the Company. Subject to the provisions of these Articles and the direction of the Directors, the chairman or each co-chairmen of the Board shall perform all duties and have all powers which are commonly incident to the position of chairman or co-chairmen of a board or which are delegated to him or her by the Directors, preside at all general meetings and meetings of the Directors at which he or she is present and have such powers and perform such duties as the Directors may from time to time prescribe.

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32.4	All acts done by any meeting of the Directors or of a committee of the Directors shall, notwithstanding that it is afterwards discovered that there was some defect in the appointment of any Director, and/or that they or any of them were disqualified, and/or had vacated their office and/or were not entitled to vote, be as valid as if every such person had been duly appointed and/or not disqualified to be a Director and/or had not vacated their office and/or had been entitled to vote, as the case may be.

32.5	A Director may be represented at any meetings of the board of Directors by a proxy appointed in writing by him or her. The proxy shall count towards the quorum and the vote of the proxy shall for all purposes be deemed to be that of the appointing Director.

32.6	A committee appointed by the Directors may elect a chairman of its meetings. If no such chairman is elected, or if at any meeting the chairman is not present within five minutes after the time appointed for holding the same, the members present may choose one of their number to be chairman of the meeting.

32.7	A committee appointed by the Directors may meet and adjourn as it thinks proper. Questions arising at any meeting shall be determined by a majority of votes of the committee members present and in case of an equality of votes the chairman shall not have a second or casting vote.

33	Presumption of Assent

A Director who is present at a meeting of the board of Directors at which action on any Company matter is taken shall be presumed to have assented to the action taken unless his dissent shall be entered in the minutes of the meeting or unless he shall file his written dissent from such action with the person acting as chairman or as a co-chairman or secretary of the meeting before the adjournment thereof or shall forward such dissent by registered post to such person immediately after the adjournment of the meeting. Such right to dissent shall not apply to a Director who voted in favour of such action.

34	Directors' Interests

34.1	A Director may hold any other office or place of profit under the Company (other than the office of Auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

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34.2	A Director may act by himself or by, through or on behalf of his firm in a professional capacity for the Company and he or his firm shall be entitled to remuneration for professional services as if he were not a Director.

34.3	A Director may be or become a director or other officer of or otherwise interested in any company promoted by the Company or in which the Company may be interested as a shareholder, a contracting party or otherwise, and no such Director shall be accountable to the Company for any remuneration or other benefits received by him as a director or officer of, or from his interest in, such other company.

34.4	No person shall be disqualified from the office of Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director shall be in any way interested be or be liable to be avoided, nor shall any Director so contracting or being so interested be liable to account to the Company for any profit realised by or arising in connection with any such contract or transaction by reason of such Director holding office or of the fiduciary relationship thereby established. A Director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any Director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon. Any Director who enters into a contract or arrangement or has a relationship that is reasonably likely to be implicated under this Article or that would reasonably be likely to affect a Director’s status as an “Independent Director”, if applicable, under the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law shall disclose the nature of his or her interest in any such contract or arrangement in which he or she is interested or any such relationship.

34.5	A general notice that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for the purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

35	Minutes

The Directors shall cause minutes to be made in books kept for the purpose of recording all appointments of officers made by the Directors, all proceedings at meetings of the Company or the holders of any class of Shares and of the Directors, and of committees of the Directors, including the names of the Directors present at each meeting.

36	Delegation of Directors' Powers

36.1	The Directors may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more Directors. Any such delegation may be made subject to any conditions the Directors may impose and either collaterally with or to the exclusion of their own powers and any such delegation may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of a committee of Directors shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

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36.2	The Directors may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of the Company and may appoint any person to be a member of such committees, local boards or agencies. Any such appointment may be made subject to any conditions the Directors may impose, and either collaterally with or to the exclusion of their own powers and any such appointment may be revoked or altered by the Directors. Subject to any such conditions, the proceedings of any such committee, local board or agency shall be governed by the Articles regulating the proceedings of Directors, so far as they are capable of applying.

36.3	The Directors may adopt formal written charters for committees and, if so adopted, shall review and assess the adequacy of such formal written charters on an annual basis. Each of these committees shall be empowered to do all things necessary to exercise the rights of such committee set forth in the Articles and shall have such powers as the Directors may delegate pursuant to the Articles and as required by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law. Each of the Audit Committee, and the Compensation Committee, if established, shall consist of such number of Directors as the Directors shall from time to time determine (or such minimum number as may be required from time to time by the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law).

36.4	The Directors may by power of attorney or otherwise appoint any person to be the agent of the Company on such conditions as the Directors may determine, provided that the delegation is not to the exclusion of their own powers and may be revoked by the Directors at any time.

36.5	The Directors may by power of attorney or otherwise appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or authorised signatory of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under the Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney or other appointment may contain such provisions for the protection and convenience of persons dealing with any such attorneys or authorised signatories as the Directors may think fit and may also authorise any such attorney or authorised signatory to delegate all or any of the powers, authorities and discretions vested in him.

36.6	The Directors may appoint such officers of the Company (including, for the avoidance of doubt and without limitation, any chairman or co-chairmen of the board of Directors, chief executive officer, president, chief financial officer, vice-presidents, secretary, assistant secretary, treasurer or any other officers as may be determined by the Directors) as they consider necessary on such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal as the Directors may think fit. Unless otherwise specified in the terms of his appointment an officer of the Company may be removed by resolution of the Directors or Members. An officer of the Company may vacate his office at any time if he gives notice in writing to the Company that he resigns his office.

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37	No Minimum Shareholding

The Company in general meeting may fix a minimum shareholding required to be held by a Director, but unless and until such a shareholding qualification is fixed a Director is not required to hold Shares.

38	Remuneration of Directors

38.1	The remuneration to be paid to the Directors, if any, shall be such remuneration as the Directors shall determine.

38.2	The Directors shall also be entitled to be paid all travelling, hotel and other expenses properly incurred by them in connection with their attendance at meetings of Directors or committees of Directors, or general meetings of the Company, or separate meetings of the holders of any class of Shares or debentures of the Company, or otherwise in connection with the business of the Company or the discharge of their duties as a Director, or to receive a fixed allowance in respect thereof as may be determined by the Directors, or a combination partly of one such method and partly the other.

38.3	The Directors may by resolution approve additional remuneration to any Director for any services which in the opinion of the Directors go beyond his ordinary routine work as a Director. Any fees paid to a Director who is also counsel, attorney or solicitor to the Company, or otherwise serves it in a professional capacity shall be in addition to his remuneration as a Director.

39	Seal

39.1	The Company may, if the Directors so determine, have a Seal. The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors. Every instrument to which the Seal has been affixed shall be signed by at least one person who shall be either a Director or some officer of the Company or other person appointed by the Directors for the purpose.

39.2	The Company may have for use in any place or places outside the Cayman Islands a duplicate Seal or Seals each of which shall be a facsimile of the common Seal of the Company and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

39.3	A Director or officer, representative or attorney of the Company may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under seal or to be filed with the Registrar of Companies in the Cayman Islands or elsewhere wheresoever.

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40	Dividends, Distributions and Reserve

40.1	Subject to the Statute and these Articles and except as otherwise provided by the rights attached to any Shares, the Directors may resolve to pay Dividends and other distributions on Shares in issue and authorise payment of the Dividends or other distributions out of the funds of the Company lawfully available therefor. A Dividend shall be deemed to be an interim Dividend unless the terms of the resolution pursuant to which the Directors resolve to pay such Dividend specifically state that such Dividend shall be a final Dividend. The Directors shall establish an account to be called the “share premium account” and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any Share in the Company. Unless otherwise provided by the provisions of these Articles, the Directors may apply the share premium account in any manner permitted by the Statute and the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law. The Company shall at all times comply with the provisions of these Articles, the Statute and the rules and regulations of the Designated Stock Exchange, the SEC and/or any other competent regulatory authority or otherwise under Applicable Law in relation to the share premium account. No Dividend or other distribution shall be paid except out of the realised or unrealised profits of the Company, out of the share premium account or as otherwise permitted by law.

40.2	Except as otherwise provided by the rights attached to any Shares, all Dividends and other distributions shall be paid according to the par value of the Shares that a Member holds. If any Share is issued on terms providing that it shall rank for Dividend as from a particular date, that Share shall rank for Dividend accordingly.

40.3	The Directors may deduct from any Dividend or other distribution payable to any Member all sums of money (if any) then payable by him to the Company on account of calls or otherwise.

40.4	The Directors may resolve that any Dividend or other distribution be paid wholly or partly by the distribution of specific assets and in particular (but without limitation) by the distribution of shares, debentures, or securities of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional Shares and may fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the basis of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees in such manner as may seem expedient to the Directors.

40.5	Except as otherwise provided by the rights attached to any Shares, Dividends and other distributions may be paid in any currency. The Directors may determine the basis of conversion for any currency conversions that may be required and how any costs involved are to be met.

40.6	The Directors may, before resolving to pay any Dividend or other distribution, set aside such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the discretion of the Directors, be employed in the business of the Company.

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40.7	Any Dividend, other distribution, interest or other monies payable in cash in respect of Shares may be paid by wire transfer to the holder or by cheque or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the registered address of the holder who is first named on the Register of Members or to such person and to such address as such holder or joint holders may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent. Any one of two or more joint holders may give effectual receipts for any Dividends, other distributions, bonuses, or other monies payable in respect of the Share held by them as joint holders.

40.8	No Dividend or other distribution shall bear interest against the Company.

40.9	Any Dividend or other distribution which cannot be paid to a Member and/or which remains unclaimed after six months from the date on which such Dividend or other distribution becomes payable may, in the discretion of the Directors, be paid into a separate account in the Company's name, provided that the Company shall not be constituted as a trustee in respect of that account and the Dividend or other distribution shall remain as a debt due to the Member. Any Dividend or other distribution which remains unclaimed after a period of six years from the date on which such Dividend or other distribution becomes payable shall be forfeited and shall revert to the Company.

41	Capitalisation

The Directors may at any time capitalise any sum standing to the credit of any of the Company's reserve accounts or funds (including the share premium account and capital redemption reserve fund) or any sum standing to the credit of the profit and loss account or otherwise available for distribution; appropriate such sum to Members in the proportions in which such sum would have been divisible amongst such Members had the same been a distribution of profits by way of Dividend or other distribution; and apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid. In such event the Directors shall do all acts and things required to give effect to such capitalisation, with full power given to the Directors to make such provisions as they think fit in the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). The Directors may authorise any person to enter on behalf of all of the Members interested into an agreement with the Company providing for such capitalisation and matters incidental or relating thereto and any agreement made under such authority shall be effective and binding on all such Members and the Company.

42	Books of Account

42.1	The Directors shall cause proper books of account (including, where applicable, material underlying documentation including contracts and invoices) to be kept with respect to all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place, all sales and purchases of goods by the Company and the assets and liabilities of the Company. Such books of account must be retained for a minimum period of five years from the date on which they are prepared. Proper books shall not be deemed to be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company's affairs and to explain its transactions.

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42.2	The Directors shall determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right of inspecting any account or book or document of the Company except as conferred by Statute or authorised by the Directors or by the Company in general meeting.

42.3	The Directors may cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

43	Audit

43.1	The Directors may appoint an Auditor of the Company who shall hold office on such terms as the Directors determine.

43.2	Without prejudice to the freedom of the Directors to establish any other committee, if the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, and if required by the Designated Stock Exchange, the Directors shall establish and maintain an Audit Committee as a committee of the Directors and shall adopt a formal written Audit Committee charter and review and assess the adequacy of the formal written charter on an annual basis. The composition and responsibilities of the Audit Committee shall comply with the rules and regulations of the SEC and the Designated Stock Exchange. The Audit Committee shall meet at least once every financial quarter, or more frequently as circumstances dictate.

43.3	If the Shares (or depositary receipts therefor) are listed or quoted on the Designated Stock Exchange, the Company shall conduct an appropriate review of all related party transactions on an ongoing basis and shall utilise the Audit Committee for the review and approval of potential conflicts of interest.

43.4	The remuneration of the Auditor shall be fixed by the Audit Committee.

43.5	If the office of Auditor becomes vacant by resignation or death of the Auditor, or by his becoming incapable of acting by reason of illness or other disability at a time when his services are required, the Directors shall fill the vacancy and determine the remuneration of such Auditor.

43.6	Every Auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanation as may be necessary for the performance of the duties of the Auditor.

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43.7	Auditors shall, if so required by the Directors, make a report on the accounts of the Company during their tenure of office at the next annual general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an ordinary company, and at the next extraordinary general meeting following their appointment in the case of a company which is registered with the Registrar of Companies as an exempted company, and at any other time during their term of office, upon request of the Directors or any general meeting of the Members.

44	Notices

44.1	Notices shall be in writing and may be given by the Company to any Member either personally or by sending it by courier, post, cable, telex, fax or e-mail to him or her or to his or her address as shown in the Register of Members (or where the notice is given by e-mail by sending it to the e-mail address provided by such Member). Notice may also be served in accordance with the requirements of the Designated Stock Exchange.

44.2	Where a notice is sent by courier, service of the notice shall be deemed to be effected by delivery of the notice to a courier company, and shall be deemed to have been received on the third day (not including Saturdays or Sundays or legal holiday or a day on which banking institutions or trust companies are authorised or obligated by law to close in New York City and the Cayman islands) following the day on which the notice was delivered to the courier. Where a notice is sent by post, service of the notice shall be deemed to be effected by properly addressing, pre paying and posting a letter containing the notice, and shall be deemed to have been received on the fifth day (not including Saturdays or Sundays or public holidays in the Cayman Islands) following the day on which the notice was posted. Where a notice is sent by cable, telex or fax, service of the notice shall be deemed to be effected by properly addressing and sending such notice and shall be deemed to have been received on the same day that it was transmitted. Where a notice is given by e-mail service shall be deemed to be effected by transmitting the e-mail to the e-mail address provided by the intended recipient and shall be deemed to have been received on the same day that it was sent, and it shall not be necessary for the receipt of the e-mail to be acknowledged by the recipient.

44.3	A notice may be given by the Company to the person or persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member in the same manner as other notices which are required to be given under the Articles and shall be addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

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44.4	Notice of every general meeting shall be given in any manner authorised by the Articles to every holder of Shares carrying an entitlement to receive such notice on the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the Register of Members and every person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member where the Member but for his death or bankruptcy would be entitled to receive notice of the meeting, and no other person shall be entitled to receive notices of general meetings.

45	Winding Up

45.1	If the Company shall be wound up, the liquidator shall apply the assets of the Company in satisfaction of creditors' claims in such manner and order as such liquidator thinks fit. Subject to the rights attaching to any Shares, in a winding up:

(a)	if the assets available for distribution amongst the Members shall be insufficient to repay the whole of the Company's issued share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the Members in proportion to the par value of the Shares held by them; or

(b)	if the assets available for distribution amongst the Members shall be more than sufficient to repay the whole of the Company's issued share capital at the commencement of the winding up, the surplus shall be distributed amongst the Members in proportion to the par value of the Shares held by them at the commencement of the winding up subject to a deduction from those Shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise.

45.2	If the Company shall be wound up the liquidator may, subject to the rights attaching to any Shares and with the approval of a Special Resolution of the Company and any other approval required by the Statute, divide amongst the Members in kind the whole or any part of the assets of the Company (whether such assets shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like approval, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the Members as the liquidator, with the like approval, shall think fit, but so that no Member shall be compelled to accept any asset upon which there is a liability.

46	Indemnity and Insurance

46.1	Every Director and officer of the Company (which for the avoidance of doubt, shall not include auditors of the Company), together with every former Director and former officer of the Company (each an "Indemnified Person") shall be indemnified out of the assets of the Company against any liability, action, proceeding, claim, demand, costs, damages or expenses, including legal expenses, whatsoever which they or any of them may incur as a result of any act or failure to act in carrying out their functions other than such liability (if any) that they may incur by reason of their own actual fraud or wilful default. No Indemnified Person shall be liable to the Company for any loss or damage incurred by the Company as a result (whether direct or indirect) of the carrying out of their functions unless that liability arises through the actual fraud or wilful default of such Indemnified Person. No person shall be found to have committed actual fraud or wilful default under this Article unless or until a court of competent jurisdiction shall have made a finding to that effect.

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46.2	The Company shall advance to each Indemnified Person reasonable attorneys' fees and other costs and expenses incurred in connection with the defence of any action, suit, proceeding or investigation involving such Indemnified Person for which indemnity will or could be sought. In connection with any advance of any expenses hereunder, the Indemnified Person shall execute an undertaking to repay the advanced amount to the Company if it shall be determined by final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification pursuant to this Article. If it shall be determined by a final judgment or other final adjudication that such Indemnified Person was not entitled to indemnification with respect to such judgment, costs or expenses, then such party shall not be indemnified with respect to such judgment, costs or expenses and any advancement shall be returned to the Company (without interest) by the Indemnified Person.

46.3	The Directors, on behalf of the Company, may purchase and maintain insurance for the benefit of any Director or other officer of the Company against any liability which, by virtue of any rule of law, would otherwise attach to such person in respect of any negligence, default, breach of duty or breach of trust of which such person may be guilty in relation to the Company.

47	Financial Year

Unless the Directors otherwise prescribe, the financial year of the Company shall end on 31st December in each year and, following the year of incorporation, shall begin on 1st January in each year.

48	Transfer by Way of Continuation

If the Company is exempted as defined in the Statute, it shall, subject to the provisions of the Statute and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands. In furtherance of a resolution adopted pursuant to this Article, the Directors may cause an application to be made to the Registrar of Companies to deregister the Company in the Cayman Islands or such other jurisdiction in which it is for the time being incorporated, registered or existing and may cause all such further steps as they consider appropriate to be taken to effect the transfer by way of continuation of the Company.

49	Mergers and Consolidations

The Company shall have the power to merge or consolidate with one or more other constituent companies (as defined in the Statute) upon such terms as the Directors may determine and (to the extent required by the Statute) with the approval of a Special Resolution.

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50	Business Opportunities

50.1	In recognition and anticipation of the facts that: (a) directors, managers, officers, members, partners, managing members, employees and/or agents of one or more members of the Investor Group (each of the foregoing, an “Investor Group Related Person”) may serve as Directors and/or officers of the Company); and (b) the Investor Group engages, and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage and/or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, the provisions of this Article are set forth to regulate and define the conduct of certain affairs of the Company as they may involve the Members and the Investor Group Related Persons, and the powers, rights, duties and liabilities of the Company and its officers, Directors and Members in connection therewith.

50.2	To the fullest extent permitted by Applicable Law, the Investor Group and the Investor Group Related Persons shall have no duty, except and to the extent expressly assumed by contract, to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company. To the fullest extent permitted by Applicable Law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for either the Investor Group or the Investor Group Related Persons, on the one hand, and the Company, on the other. Except to the extent expressly assumed by contract, to the fullest extent permitted by Applicable Law, the Investor Group and the Investor Group Related Persons shall have no duty to communicate or offer any such corporate opportunity to the Company and shall not be liable to the Company or its Members for breach of any fiduciary duty as a Member, Director and/or officer of the Company solely by reason of the fact that such party pursues or acquires such corporate opportunity for itself, himself or herself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

50.3	Except as provided elsewhere in this Article, the Company hereby renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any potential transaction or matter which may be a corporate opportunity for both the Company and the Investor Group, about which a Director and/or officer of the Company who is also an Investor Group Related Person acquires knowledge.

50.4	To the fullest extent permitted by Applicable Law, the foregoing waiver of corporate opportunities by the Company shall not apply to any such corporate opportunity that is expressly offered to a Director or an officer of the Company in his or her capacity as such (which such opportunity the Company does not renounce an interest or expectancy in).

To the extent a court might hold that the conduct of any activity related to a corporate opportunity that is renounced in this Article to be a breach of duty to the Company or its Members, the Company hereby waives, to the fullest extent permitted by Applicable Law, any and all claims and causes of action that the Company may have for such activities. To the fullest extent permitted by Applicable Law, the provisions of this Article apply equally to activities conducted in the future and that have been conducted in the past.

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EXHIBIT C

FORM OF ACQUIROR INCENTIVE PLAN

DIGIASIA CORP.

2023 OMNIBUS INCENTIVE PLAN1

Section 1.         General.

The name of the Plan is the DigiAsia Corp. 2023 Omnibus Incentive Plan (the “Plan”). The Plan intends to: (i) encourage the profitability and growth of the Company through short-term and long-term incentives that are consistent with the Company’s objectives; (ii) give Participants an incentive for excellence in individual performance; (iii) promote teamwork among Participants; and (iv) give the Company a significant advantage in attracting and retaining key Employees, Directors, and Consultants. To accomplish such purposes, the Plan provides that the Company may grant Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, Performance-Based Awards (including performance-based Restricted Shares and Restricted Share Units), Other Share-Based Awards, Other Cash-Based Awards or any combination of the foregoing.

Section 2.         Definitions.

For purposes of the Plan, the following terms shall be defined as set forth below:

(a)            “Administrator” means the Board, or, if and to the extent the Board does not administer the Plan, the Committee appointed by the Board to administer the Plan in accordance with Section 3 of the Plan.

(b)            “Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified. An entity shall be deemed an Affiliate of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained.

(c)            “Award” means any Option, Share Appreciation Right, Restricted Share, Restricted Share Unit, Performance-Based Award, Other Share-Based Award, or Other Cash-Based Award granted under the Plan.

(d)            “Award Agreement” means any agreement, contract, or other instrument or document evidencing an Award. Evidence of an Award may be in written or electronic form, may be limited to notation on the books and records of the Company and, with the approval of the Administrator, need not be signed by a representative of the Company or a Participant. Any Shares that become issuable to the Participant pursuant to the Plan may be issued in certificate form in the name of the Participant or in book-entry form in the name of the Participant.

(e)            “Beneficial Owner” (or any variant thereof) has the meaning defined in Rule 13d-3 under the Exchange Act.

(f)            “Board” means the Board of Directors of the Company.

1 NTD: This form agreement to be updated prior to Closing following review by applicable local counsel in the jurisdictions where Participants will be working/located.

(g)            “Cause” shall have the meaning assigned to such term in any Company or Affiliate employment, severance, or similar agreement or Award Agreement with the Participant or, if no such agreement exists or the agreement does not define “Cause,” Cause means (i) any conduct, action or behavior by a Participant, whether or not in connection with the Participant’s employment, including, without limitation, the commission of any felony or a lesser crime involving dishonesty, fraud, misappropriation, theft, wrongful taking of property, embezzlement, bribery, forgery, extortion or other crime of moral turpitude, that has or may reasonably be expected to have a material adverse effect on the reputation or business of the Company, its Subsidiaries and Affiliates or which results in gain or personal enrichment of the Participant to the detriment of the Company, its Subsidiaries and Affiliates; (ii) a governmental authority has prohibited the Participant from working or being affiliated with the Company, its Subsidiaries and Affiliates or the business conducted thereby; (iii) the commission of any act by the Participant of gross negligence or malfeasance, or any willful violation of law, in each case, in connection with the Participant’s performance of his or her duties with the Company or a Subsidiary or Affiliate thereof; (iv) performance of the Participant’s duties in an unsatisfactory manner after a written warning and a ten (10) day opportunity to cure or failure to observe material policies generally applicable to employees after a written warning and a ten (10) day opportunity to cure; (v) breach of the Participant’s duty of loyalty to the Company Group; (vi) chronic absenteeism; (vii) substance abuse, illegal drug use, or habitual insobriety; or (viii) violation of obligations of confidentiality to any third party in the course of providing services to the Company, its Subsidiaries and Affiliates.

(h)            “Change in Capitalization” means any (i) merger, consolidation, reclassification, recapitalization, spin-off, spin-out, repurchase or other reorganization or corporate transaction or event, (ii) extraordinary dividend or share capitalization (whether in the form of cash, Shares or other property), share subdivision or share consolidation, (iii) combination or exchange of shares, (iv) other change in corporate structure, or (v) payment of any other distribution, which, in any such case, the Administrator determines, in its sole discretion, affects the Shares such that an adjustment pursuant to Section 5 of the Plan is appropriate.

(i)            “Change in Control” shall be deemed to have occurred if an event set forth in any one of the following paragraphs shall have occurred following the Effective Date:

(i)            any Person, other than the Company or a trustee or other fiduciary holding securities under an employee benefit plan of the Company, becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then issued and outstanding securities, excluding any Person who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below or any acquisition directly from the Company; or

(ii)            the following individuals cease for any reason to constitute a majority of the number of Directors then serving on the Board: individuals who, during any period of two (2) consecutive years, constitute the Board and any new Director (other than a Director whose initial assumption of office is in connection with an actual or threatened election contest, including, but not limited to, a consent solicitation, relating to the election of Directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the Directors then still in office who either were Directors at the beginning of the two (2) year period or whose appointment, election or nomination for election was previously so approved or recommended; or

(iii)            there is consummated a merger or consolidation of the Company or any Subsidiary thereof with any other company or corporation, other than a merger or consolidation (A) that results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the combined voting power of the voting securities of the Company (or such surviving entity or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof) outstanding immediately after such merger or consolidation, and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the Board of the entity surviving such merger or consolidation or, if the Company or the entity surviving such merger is then a subsidiary, the ultimate parent thereof; or

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(iv)            the consummation of a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than (A) a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least fifty percent (50%) of the combined voting power of the voting securities of which are owned directly or indirectly by shareholders of the Company following the completion of such transaction in substantially the same proportions as their ownership of the Company immediately prior to such sale or (B) a sale or disposition of all or substantially all of the Company’s assets immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the entity to which such assets are sold or disposed or, if such entity is a subsidiary, the ultimate parent thereof.

For each Award that constitutes deferred compensation under Code Section 409A, a Change in Control (where applicable) shall be deemed to have occurred under the Plan with respect to such Award only if a change in the ownership or effective control of the Company or a change in ownership of a substantial portion of the assets of the Company shall also constitute a “change in control event” under Code Section 409A.

Notwithstanding the foregoing, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the holders of Shares immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(j)            “Change in Control Price” shall have the meaning set forth in Section 12 of the Plan.

(k)            “Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor thereto. Any reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.

(l)            “Committee” means any committee or subcommittee the Board may establish to administer the Plan. Subject to the discretion of the Board, the Committee shall be composed entirely of individuals who meet the qualifications of a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and any other qualifications required by the applicable stock exchange on which the Shares are traded. If at any time or to any extent the Board shall not administer the Plan, then the functions of the Administrator specified in the Plan shall be exercised by the Committee. Except as otherwise provided in the Memorandum and Articles, or any charter establishing the Committee, any action of the Committee with respect to the administration of the Plan shall be taken by a majority vote at a meeting at which a quorum is duly constituted or unanimous written resolutions of the Committee’s members.

(m)            “Company” means DigiAsia Corp., a Cayman Islands exempted company (or any successor company or corporation, except as the term “Company” is used in the definition of “Change in Control” above).

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(n)            “Consultant” means any consultant or independent contractor of the Company or an Affiliate thereof, in each case, who is not an Employee, Executive Officer, or non-employee Director.

(o)            “Disability” shall have the meaning assigned to such term in any individual employment, severance or similar agreement or Award Agreement with the Participant or, if no such agreement exists or the agreement does not define “Disability,” Disability means, with respect to any Participant, that such Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Employees of the Company or an Affiliate thereof.

(p)            “Director” means any individual who is a member of the Board on or after the Effective Date.

(q)            “Effective Date” shall have the meaning set forth in Section 19 of the Plan.

(r)            “Eligible Recipient” means: (i) an Employee; (ii) a non-employee Director; or (iii) a Consultant, in each case, who has been selected as an eligible recipient under the Plan by the Administrator. Notwithstanding the foregoing, to the extent required to avoid the imposition of additional taxes under Code Section 409A, “Eligible Recipient” means: an (1) Employee; (2) a non-employee Director; or (3) a Consultant, in each case, of the Company or a Subsidiary thereof, who has been selected as an eligible recipient under the Plan by the Administrator.

(s)            “Employee” shall mean an employee of the Company or an Affiliate thereof, as described in Treasury Regulation Section 1.421-1(h), including an Executive Officer or Director who is also treated as an employee.

(t)            “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

(u)            “Executive Officer” means each Participant who is an executive officer (within the meaning of Rule 3b-7 under the Exchange Act) of the Company.

(v)            “Exercise Price” means, with respect to any Award under which the holder may subscribe for and purchase Shares, the price per share at which a holder of such Award granted hereunder may subscribe for and purchase Shares issuable upon exercise of such Award.

(w)            “Fair Market Value” as of a particular date shall mean: (i) if the Shares are admitted to trading on a national securities exchange, the fair market value of a Share on any date shall be the closing sale price reported for such share on such exchange on such date or, if no sale was reported on such date, on the last day preceding such date on which a sale was reported; (ii) if the Shares are not then listed on a national securities exchange, the average of the highest reported bid and lowest reported asked prices for the Shares as reported by the National Association of Securities Dealers, Inc. Automated Quotations System or such other quotation system for the last preceding date on which there was a sale of such shares ; or (iii) if the Shares are not then listed on a national securities exchange or traded in an over-the-counter market or the value of such Shares is not otherwise determinable, such value as determined by the Administrator in good faith and in a manner not inconsistent with Code Section 409A.

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(x)            “Free Standing Rights” shall have the meaning set forth in Section 8(a) of the Plan.

(y)            “Incentive Share Option” means an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in Code Section 422.

(z)            “Memorandum and Articles” means the second amended and restated memorandum and articles of association of the Company (as amended and/or restated from time to time).

(aa)      “Nonqualified Share Option” means an Option that is not intended to be an Incentive Share Option.

(bb)      “Option” means an option to subscribe for and purchase Shares granted pursuant to Section 7 of the Plan.

(cc)      “Other Cash-Based Award” means a cash Award granted to a Participant under Section 11 of the Plan, including cash awarded as a bonus or upon the attainment of Performance Goals or otherwise as permitted under the Plan.

(dd)      “Other Share-Based Award” means a right or other interest granted to a Participant under the Plan that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares, including, but not limited to, unrestricted Shares or dividend equivalents, each of which may be subject to the attainment of Performance Goals or a period of continued employment or other terms or conditions as permitted under the Plan.

(ee)      “Outstanding Shares” means the then issued and outstanding Shares, taking into account as issued and outstanding for this purpose such Shares issuable upon the exercise of options or warrants, the conversion of convertible shares or debt, and the exercise of any similar right to acquire such Shares, including, without limitation, Shares issuable pursuant to Awards under this Plan.

(ff)      “Participant” means any Eligible Recipient selected by the Administrator, pursuant to the Administrator’s authority provided for in Section 3 of the Plan, to receive grants of Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, Other Share-Based Awards, Other Cash-Based Awards or any combination of the foregoing, and, upon his or her death, his or her successors, heirs, executors and administrators, as the case may be, solely with respect to any Awards outstanding at the date of the Eligible Recipient’s death.

(gg)      “Performance-Based Award” means any Award granted under the Plan that is subject to one or more performance goals. Any dividends or dividend equivalents payable or credited to a Participant with respect to any unvested Performance-Based Award shall be subject to the same performance goals as the Shares or units underlying the Performance-Based Award.

(hh)      “Performance Goals” means performance goals based on one or more of the following criteria: (i) earnings before interest and taxes; (ii) earnings before interest, taxes, depreciation and amortization; (iii) net operating profit after tax; (iv) cash flow; (v) revenue; (vi) net revenues; (vii) sales; (viii) days sales outstanding; (ix) scrap rates; (x) income; (xi) net income; (xii) operating income; (xiii) net operating income; (xiv) operating margin; (xv) earnings; (xvi) earnings per share; (xvii) return on equity; (xviii) return on investment; (xix) return on capital; (xx) return on assets; (xxi) return on net assets; (xxii) total shareholder return; (xxiii) economic profit; (xxiv) market share; (xxv) appreciation in the fair market value, book value or other measure of value of the Shares; (xxvi) expense or cost control; (xxvii) working capital; (xxviii) volume or production; (xxix) new products; (xxx) customer satisfaction; (xxxi) brand development; (xxxii) employee retention or employee turnover; (xxxiii) employee satisfaction or engagement; (xxxiv) environmental, health or other safety goals; (xxxv) individual performance; (xxxvi) strategic objective milestones; (xxxvii) days inventory outstanding; and (xxxviii) any combination of, or as applicable, a specified increase or decrease in, any of the foregoing. Where applicable, the Performance Goals may be expressed in terms of attaining a specified level of the particular criteria or the attainment of a percentage increase or decrease in the particular criteria, and may be applied to one or more of the Company or an Affiliate thereof, or a division or strategic business unit of the Company, or may be applied to the performance of the Company relative to a market index, a group of other companies or a combination thereof, all as determined by the Administrator. The Performance Goals may include a threshold level of performance below which no payment shall be made (or no vesting shall occur), levels of performance at which specified payments shall be made (or specified vesting shall occur), and a maximum level of performance above which no additional payment shall be made (or at which full vesting shall occur).

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(ii)            “Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any Subsidiary thereof, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary thereof, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, or (iv) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of shares of the Company.

(jj)      “Related Rights” shall have the meaning set forth in Section 8(a) of the Plan.

(kk)      “Restricted Shares” means an Award of Shares granted pursuant to Section 9 of the Plan subject to certain restrictions that lapse at the end of a specified period or periods.

(ll)      “Restricted Share Unit” means a notional account established pursuant to an Award granted to a Participant, as described in Section 10 of the Plan, that is (i) valued solely by reference to Shares, (ii) subject to restrictions specified in the Award Agreement, and (iii) payable in cash or in Shares (as specified in the Award Agreement). The Restricted Share Units awarded to the Participant will vest according to the time-based criteria or performance goals criteria specified in the Award Agreement.

(mm)      “Restricted Period” means the period of time determined by the Administrator during which an Award or a portion thereof is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.

(nn)      “Retirement” means a termination of a Participant’s employment, other than for Cause and other than by reason of death or Disability, on or after the attainment of age 65.

(oo)            “Rule 16b-3” shall have the meaning set forth in Section 3(a) of the Plan.

(pp)      “Shares” means ordinary shares of the Company, par value $0.0001 per share, reserved for issuance under the Plan, as adjusted pursuant to the Plan, and any successor (pursuant to a merger, consolidation or other reorganization) security.

(qq)      “Share Appreciation Right” means the right pursuant to an Award granted under Section 8 of the Plan to receive an amount equal to the excess, if any, of (i) the aggregate Fair Market Value, as of the date such Award or portion thereof is surrendered, of the Shares covered by such Award or such portion thereof, over (ii) the aggregate Exercise Price of such Award or such portion thereof.

(rr)      “Subsidiary” means, with respect to any Person, as of any date of determination, any other Person as to which such first Person owns or otherwise controls, directly or indirectly, more than fifty percent (50%) of the voting shares or other similar interests or a sole general partner interest or managing member or similar interest of such other Person. An entity shall be deemed a Subsidiary of the Company for purposes of this definition only for such periods as the requisite ownership or control relationship is maintained. Notwithstanding the foregoing, in the case of an Incentive Share Option or any determination relating to an Incentive Share Option, “Subsidiary” means a company or corporation that is a subsidiary of the Company within the meaning of Code Section 424(f).

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(ss)      “Substitute Award” shall mean an Award granted under the Plan upon the assumption of, or in substitution for, outstanding equity awards granted by a company or other entity in connection with a corporate transaction, such as a merger, combination, consolidation, or acquisition of property or shares; provided, however, that in no event shall the term “Substitute Award” be construed to refer to an award made in connection with the cancellation and repricing of an Option or Share Appreciation Right.

Section 3.            Administration.

(a)            The Plan shall be administered by the Administrator and shall be administered in accordance with, to the extent applicable, Rule 16b-3 under the Exchange Act (“Rule 16b-3”).

(b)            Pursuant to the terms of the Plan, the Administrator, subject, in the case of any Committee, to any restrictions on the authority delegated to it by the Board, shall have the power and authority, without limitation:

(i)            to select those Eligible Recipients who shall be Participants;

(ii)            to determine whether and to what extent Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units, Other Share-Based Awards, Other Cash-Based Awards or a combination of any of the foregoing, are to be granted hereunder to Participants;

(iii)            to determine the number of Shares to be covered by each Award granted hereunder;

(iv)            to determine the terms and conditions, not inconsistent with the terms of the Plan, of each Award granted hereunder, including, but not limited to, (A) the restrictions applicable to Restricted Shares and Restricted Share Units and the conditions under which restrictions applicable to such Restricted Shares and Restricted Share Units shall lapse, (B) the Performance Goals and periods applicable to Awards, if any, (C) the Exercise Price of each Award, (D) the vesting schedule applicable to each Award, (E) the number of Shares subject to each Award and (F) subject to the requirements of Code Section 409A (to the extent applicable), any amendments to the terms and conditions of outstanding Awards, including, but not limited to, extending the exercise period of such Awards and accelerating the vesting schedule of such Awards;

(v)            to determine the terms and conditions, not inconsistent with the terms of the Plan, which shall govern all written instruments evidencing Options, Share Appreciation Rights, Restricted Shares, Restricted Share Units or Other Share-Based Awards, Other Cash-Based Awards or any combination of the foregoing granted hereunder;

(vi)            to determine the Fair Market Value;

(vii)            to determine the duration and purpose of leaves of absence which may be granted to a Participant without constituting termination of the Participant’s employment for purposes of Awards granted under the Plan;

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(viii)            to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable;

(ix)            to reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan, any Award Agreement or other instrument or agreement relating to the Plan or an Award granted under the Plan; and

(x)            to construe and interpret the terms and provisions of the Plan and any Award issued under the Plan (and any Award Agreement relating thereto), and to otherwise supervise the administration of the Plan and to exercise all powers and authorities either specifically granted under the Plan or necessary and advisable in the administration of the Plan.

(c)            The Administrator shall have the right, from time to time, to delegate to one or more officers of the Company the authority of the Administrator to grant and determine the terms and conditions of Awards granted under the Plan, subject to the requirements of state law and such other limitations as the Administrator shall determine. In no event shall any such delegation of authority be permitted with respect to Awards to any members of the Board or to any Eligible Recipient who is subject to Rule 16b-3 under the Exchange Act. The Administrator shall also be permitted to delegate, to any appropriate officer or employee of the Company, responsibility for performing certain ministerial functions under the Plan. If the Administrator’s authority is delegated to officers or employees in accordance with the foregoing, all provisions of the Plan relating to the Administrator shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to such officer or employee for such purpose. Any action undertaken in accordance with the Administrator’s delegation of authority hereunder shall have the same force and effect as if such action was undertaken directly by the Administrator and shall be deemed for all purposes of the Plan to have been taken by the Administrator.

(d)            All decisions made by the Administrator pursuant to the provisions of the Plan shall be final, conclusive, and binding on all persons, including the Company and the Participants. No member of the Board or the Committee, or any officer or employee of the Company or any Subsidiary thereof acting on behalf of the Board or the Committee, shall be personally liable for any action, omission, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company and of any Subsidiary thereof acting on their behalf shall, to the maximum extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, omission, determination or interpretation.

Section 4.            Shares Reserved for Issuance Under the Plan.

(a)            Subject to Section 5 of the Plan, the number of Shares that are reserved and available for issuance pursuant to Awards granted under the Plan is equal to five percent (5%) of Outstanding Shares as of the Effective Date. The maximum number of Shares that may be issued pursuant to Options intended to be Incentive Share Options is equal to five percent (5%) of Outstanding Shares as of the Effective Date.

(b)            Notwithstanding the foregoing, the maximum number of Shares subject to Awards granted during any fiscal year to any non-employee Director, when taken together with any cash fees paid to such non-employee Director during the fiscal year in respect of his or her service as a Director, shall not exceed $250,000 in total value (calculating the value of any such Awards based on the grant date Fair Market Value of such Awards for financial reporting purposes).

(c)            Shares issued under the Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been or may be reacquired by the Company in the open market, in private transactions or otherwise. Any Shares subject to an Award under the Plan that, after the Effective Date, are forfeited, canceled, settled or otherwise terminated without a distribution of Shares to a Participant will thereafter be deemed to be available for Awards. In applying the immediately preceding sentence, if (i) Shares otherwise issuable or issued in respect of, or as part of, any Award are withheld to cover taxes, such Shares shall be treated as having been issued under the Plan and shall not again be available for issuance under the Plan, (ii) Shares otherwise issuable or issued in respect of, or as part of, any Award of Options or Share Appreciation Rights are withheld to cover the Exercise Price, such Shares shall be treated as having been issued under the Plan and shall not be available for issuance under the Plan, and (iii) any Share-settled Share Appreciation Rights are exercised, the aggregate number of Shares subject to such Share Appreciation Rights shall be deemed issued under the Plan and shall not be available for issuance under the Plan.

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(d)            Substitute Awards shall not reduce the Shares authorized for grant under the Plan. In the event that a company acquired by the Company or any Affiliate or with which the Company or any Affiliate combines has shares available under a pre- existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of equity securities of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for grant under the Plan; provided that Awards using such available Shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employed by or providing services to the Company or its Affiliates immediately prior to such acquisition or combination.

Section 5.         Equitable Adjustments.

In the event of any Change in Capitalization, an equitable substitution or proportionate adjustment shall be made, in each case, as may be determined by the Administrator, in its sole discretion, in (i) the aggregate number of Shares reserved for issuance under the Plan and the maximum number of Shares that may be subject to Awards granted to any Participant in any calendar or fiscal year, (ii) the kind, number and Exercise Price subject to outstanding Options and Share Appreciation Rights granted under the Plan, provided, however, that any such substitution or adjustment with respect to Options and Share Appreciation Rights shall occur in accordance with the requirements of Code Section 409A, and (iii) the kind, number and purchase price of Shares subject to outstanding Restricted Shares or Other Share-Based Awards granted under the Plan, in each case as may be determined by the Administrator, in its sole discretion; provided, however, that any fractional Shares resulting from the adjustment shall be eliminated. Such other equitable substitutions or adjustments shall be made as may be determined by the Administrator, in its sole discretion. Without limiting the generality of the foregoing, in connection with a Change in Capitalization, the Administrator may provide, in its sole discretion, for the cancellation of any outstanding Award granted hereunder in exchange for payment in cash or other property having an aggregate Fair Market Value of the Shares covered by such Award, reduced by the aggregate Exercise Price or purchase price thereof, if any. Notwithstanding anything contained in the Plan to the contrary, any adjustment with respect to an Incentive Share Option due to an adjustment or substitution described in this Section 5 shall comply with the rules of Code Section 424(a), and in no event shall any adjustment be made which would render any Incentive Share Option granted hereunder to be disqualified as an "incentive stock option" for purposes of Code Section 422. The Administrator’s determinations pursuant to this Section 5 shall be final, binding and conclusive.

Section 6.         Eligibility.

The Participants under the Plan shall be selected from time to time by the Administrator, in its sole discretion, from among Eligible Recipients.

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Section 7.         Options.

(a)            General. The Administrator may, in its sole discretion, grant Options to Participants. Solely with respect to Participants who are Employees, the Administrator may grant Incentive Share Options, Nonqualified Share Options or a combination of both. With respect to all other Participants, the Administrator may grant only Nonqualified Share Options. Each Participant who is granted an Option shall enter into an Award Agreement with the Company, containing such terms and conditions as the Administrator shall determine, in its sole discretion, which Award Agreement shall specify whether the Option is an Incentive Share Option or a Nonqualified Share Option and shall set forth, among other things, the Exercise Price of the Option, the term of the Option and provisions regarding exercisability of the Option granted thereunder. The provisions of each Option need not be the same with respect to each Participant. More than one Option may be granted to the same Participant and be outstanding concurrently hereunder. Options granted under the Plan shall be subject to the terms and conditions set forth in this Section 7 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable and set forth in the applicable Award Agreement. The prospective recipient of an Option shall not have any rights with respect to such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date.

(b)            Limits on Incentive Share Options. If the Administrator grants Incentive Share Options, then to the extent that the aggregate fair market value of Shares with respect to which Incentive Share Options are exercisable for the first time by any individual during any calendar year (under all plans of the Company) exceeds $100,000, such Options will be treated as Nonqualified Share Options to the extent required by Code Section 422.

(c)            Exercise Price. The Exercise Price of Shares purchasable under an Option shall be determined by the Administrator in its sole discretion at the time of grant; provided, however, that (i) in no event shall the Exercise Price of an Option be less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant, and (ii) no Incentive Share Option granted to a ten percent (10%) holder of Shares (within the meaning of Code Section 422(b)(6)) shall have an exercise price per share less than one-hundred ten percent (110%) of the Fair Market Value of a Share on such date.

(d)            Option Term. The maximum term of each Option shall be fixed by the Administrator, but in no event shall (i) an Option be exercisable more than ten (10) years after the date such Option is granted, and (ii) an Incentive Share Option granted to a ten percent (10%) holder of Shares (within the meaning of Code Section 422(b)(6)) be exercisable more than five (5) years after the date such Option is granted. Each Option’s term is subject to earlier expiration pursuant to the applicable provisions in the Plan and the Award Agreement. Notwithstanding the foregoing, the Administrator shall have the authority to accelerate the exercisability of any outstanding Option at such time and under such circumstances as the Administrator, in its sole discretion, deems appropriate. Notwithstanding any contrary provision herein, if, on the date an outstanding Option would expire, the exercise of the Option, including by a “net exercise” or “cashless” exercise, would violate applicable securities laws or any insider trading policy maintained by the Company from time to time, the expiration date applicable to the Option will be extended, except to the extent such extension would violate Section 409A, to a date that is thirty (30) calendar days after the date the exercise of the Option would no longer violate applicable securities laws or any such insider trading policy.

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(e)            Exercisability. Each Option shall be exercisable at such time or times and subject to such terms and conditions, including the attainment of pre-established Performance Goals, as shall be determined by the Administrator in the applicable Award Agreement. The Administrator may also provide that any Option shall be exercisable only in installments, and the Administrator may waive such installment exercise provisions at any time, in whole or in part, based on such factors as the Administrator may determine in its sole discretion. Notwithstanding anything to the contrary contained herein, an Option may not be exercised for a fraction of a share.

(f)            Method of Exercise. Options may be exercised in whole or in part by giving written notice of exercise to the Company specifying the number of Shares to be purchased, accompanied by payment in full of the aggregate Exercise Price of the Shares so purchased in cash or its equivalent, as determined by the Administrator. As determined by the Administrator, in its sole discretion, with respect to any Option or category of Options, payment in whole or in part may also be made (i) by means of consideration received under any cashless exercise procedure approved by the Administrator (including the withholding of Shares otherwise issuable upon exercise), (ii) in the form of unrestricted Shares already owned by the Participant which have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the Shares as to which such Option shall be exercised, (iii) any other form of consideration approved by the Administrator and permitted by applicable law or (iv) any combination of the foregoing. In determining which methods a Participant may utilize to pay the Exercise Price, the Administrator may consider such factors as it determines are appropriate; provided, however, that with respect to Incentive Share Options, all such discretionary determinations shall be made by the Administrator at the time of grant and specified in the Award Agreement.

(g)            Rights as Shareholder. A Participant shall have no rights to dividends or any other rights of a shareholder with respect to the Shares subject to an Option until the Participant has given written notice of the exercise thereof, has paid in full for such Shares and has satisfied the requirements of Section 15 of the Plan and the Shares have been issued to the Participant.

(h)            Termination of Employment or Service.

(i)            Unless the applicable Award Agreement provides otherwise, in the event that the employment or service of a Participant with the Company and all Affiliates thereof shall terminate for any reason other than Cause, Retirement, Disability, or death, (A) Options granted to such Participant, to the extent that they are exercisable at the time of such termination, shall remain exercisable until the date that is ninety (90) days after such termination, on which date they shall expire, and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. The ninety (90) day period described in this Section 7(h)(i) shall be extended to one (1) year after the date of such termination in the event of the Participant’s death during such ninety (90) day period. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(ii)            Unless the applicable Award Agreement provides otherwise, in the event that the employment or service of a Participant with the Company and all Affiliates thereof shall terminate on account of Retirement, Disability or the death of the Participant, (A) Options granted to such Participant, to the extent that they were exercisable at the time of such termination, shall remain exercisable until the date that is one (1) year after such termination, on which date they shall expire and (B) Options granted to such Participant, to the extent that they were not exercisable at the time of such termination, shall expire at the close of business on the date of such termination. Notwithstanding the foregoing, no Option shall be exercisable after the expiration of its term.

(iii)            In the event of the termination of a Participant’s employment or service for Cause, all outstanding Options granted to such Participant shall expire at the commencement of business on the date of such termination.

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(iv)            For purposes of this Section 7(h), Options that are not exercisable solely due to a blackout period shall be considered exercisable.

(i)            Other Change in Employment Status. An Option may be affected, both with regard to vesting schedule and termination, by leaves of absence, changes from full-time to part-time employment, partial disability or other changes in the employment status or service of a Participant, as evidenced in a Participant’s Award Agreement.

(j)            Change in Control. Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Options shall be subject to Section 12 of the Plan.

Section 8.             Share Appreciation Rights.

(a)            General. Share Appreciation Rights may be granted either alone (“Free Standing Rights”) or in conjunction with all or part of any Option granted under the Plan (“Related Rights”). Related Rights may be granted either at or after the time of the grant of such Option. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Share Appreciation Rights shall be made, the number of Shares to be awarded, the price per Share, and all other conditions of Share Appreciation Rights. Notwithstanding the foregoing, no Related Right may be granted for more Shares than are subject to the Option to which it relates and any Share Appreciation Right must be granted with an Exercise Price not less than the Fair Market Value of Shares on the date of grant. The provisions of Share Appreciation Rights need not be the same with respect to each Participant. Share Appreciation Rights granted under the Plan shall be subject to the following terms and conditions set forth in this Section 8 and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable, as set forth in the applicable Award Agreement.

(b)            Awards; Rights as Shareholder. The prospective recipient of a Share Appreciation Right shall not have any rights with respect to such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date. Participants who are granted Share Appreciation Rights shall have no rights as shareholders of the Company with respect to the grant or exercise of such rights.

(c)            Exercisability.

(i)            Share Appreciation Rights that are Free Standing Rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.

(ii)            Share Appreciation Rights that are Related Rights shall be exercisable only at such time or times and to the extent that the Options to which they relate shall be exercisable in accordance with the provisions of Section 7 above and this Section 8 of the Plan.

(d)            Payment Upon Exercise.

(i)            Upon the exercise of a Free Standing Right, the Participant shall be entitled to receive up to, but not more than, that number of Shares, determined using the Fair Market Value, equal in value to the excess of the Fair Market Value as of the date of exercise over the price per share specified in the Free Standing Right multiplied by the number of Shares in respect of which the Free Standing Right is being exercised.

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(ii)            A Related Right may be exercised by a Participant by surrendering the applicable portion of the related Option. Upon such exercise and surrender, the Participant shall be entitled to receive up to, but not more than, that number of Shares, determined using the Fair Market Value, equal in value to the excess of the Fair Market Value as of the date of exercise over the Exercise Price specified in the related Option multiplied by the number of Shares in respect of which the Related Right is being exercised. Options which have been so surrendered, in whole or in part, shall no longer be exercisable to the extent the Related Rights have been so exercised.

(iii)            Notwithstanding the foregoing, the Administrator may determine to settle the exercise of a Share Appreciation Right in cash (or in any combination of Shares and cash).

(e)            Rights as Shareholder. A Participant shall have no rights to dividends or any other rights of a shareholder with respect to the Shares subject to a Share Appreciation Right Option until the Participant has given written notice of the exercise thereof, has satisfied the requirements of Section 15 of the Plan and the Shares have been issued to the Participant.

(f)            Termination of Employment or Service.

(i)            In the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Free Standing Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Administrator in the applicable Award Agreement.

(ii)            In the event of the termination of employment or service with the Company and all Affiliates thereof of a Participant who has been granted one or more Related Rights, such rights shall be exercisable at such time or times and subject to such terms and conditions as set forth in the related Options.

(g)            Term.

(i)            The term of each Free Standing Right shall be fixed by the Administrator, but no Free Standing Right shall be exercisable more than ten (10) years after the date such right is granted.

(ii)            The term of each Related Right shall be the term of the Option to which it relates, but no Related Right shall be exercisable more than ten (10) years after the date such right is granted.

(h)            Change in Control. Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Share Appreciation Rights shall be subject to Section 12 of the Plan.

Section 9.             Restricted Shares.

(a)            General. Restricted Shares may be issued either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Restricted Shares shall be made; the number of Shares to be awarded; the price, if any, to be paid by the Participant for the acquisition of Restricted Shares; the Restricted Period, if any, applicable to Restricted Shares; the Performance Goals (if any) applicable to Restricted Shares; and all other conditions of the Restricted Shares. If the restrictions, Performance Goals and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Shares in accordance with the terms of the grant. Any forfeiture of Shares described in this Plan will take effect as a surrender for no consideration of such Shares as a matter of Cayman Islands law. The provisions of the Restricted Shares need not be the same with respect to each Participant.

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(b)            Awards and Certificates. The prospective recipient of Restricted Shares shall not have any rights with respect to any such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date. Except as otherwise provided in Section 9(c) of the Plan, (i) each Participant who is granted an award of Restricted Shares may, in the Company’s sole discretion, be issued a share certificate in respect of such Restricted Shares; and (ii) any such certificate so issued shall be registered in the name of the Participant, and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to any such Award.

The Company may require that the share certificates, if any, evidencing Restricted Shares granted hereunder be held in the custody of the Company until the restrictions thereon shall have lapsed, and that, as a condition of any award of Restricted Shares, the Participant shall have delivered a share power, endorsed in blank, relating to the Shares covered by such Award.

Notwithstanding anything in the Plan to the contrary, any Restricted Shares (whether before or after any vesting conditions have been satisfied) may, in the Company’s sole discretion, be issued in uncertificated form pursuant to the customary arrangements for issuing shares in such form.

(c)            Restrictions and Conditions. The Restricted Shares granted pursuant to this Section 9 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or thereafter:

(i)            The Administrator may, in its sole discretion, provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain Performance Goals, the Participant’s termination of employment or service as a non-employee Director or Consultant of the Company or an Affiliate thereof, or the Participant’s death or Disability.

(ii)            Except as provided in Section 16 of the Plan or in the Award Agreement, the Participant shall generally have the rights of a shareholder of the Company with respect to Restricted Shares during the Restricted Period. In the Administrator’s discretion and as provided in the applicable Award Agreement, a Participant may be entitled to dividends or dividend equivalents on an Award of Restricted Shares, which will be payable in accordance with the terms of such grant as determined by the Administrator. Certificates for unrestricted Shares may, in the Company’s sole discretion, be delivered to the Participant only after the Restricted Period has expired without forfeiture in respect of such Restricted Shares, except as the Administrator, in its sole discretion, shall otherwise determine.

(iii)            The rights of Participants granted Restricted Shares upon termination of employment or service as a non-employee Director or Consultant of the Company or an Affiliate thereof terminates for any reason during the Restricted Period shall be set forth in the Award Agreement.

(d)            Change in Control. Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Restricted Shares shall be subject to Section 12 of the Plan.

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Section 10.           Restricted Share Units.

(a)            General. Restricted Share Units may be issued either alone or in addition to other Awards granted under the Plan. The Administrator shall determine the Eligible Recipients to whom, and the time or times at which, grants of Restricted Share Units shall be made; the number of Restricted Share Units to be awarded; the Restricted Period, if any, applicable to Restricted Share Units; the Performance Goals (if any) applicable to Restricted Share Units; and all other conditions of the Restricted Share Units. If the restrictions, Performance Goals and/or conditions established by the Administrator are not attained, a Participant shall forfeit his or her Restricted Share Units in accordance with the terms of the grant. The provisions of Restricted Share Units need not be the same with respect to each Participant.

(b)            Award Agreement. The prospective recipient of Restricted Share Units shall not have any rights with respect to any such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date.

(c)            Restrictions and Conditions. The Restricted Share Units granted pursuant to this Section 10 shall be subject to the following restrictions and conditions and any additional restrictions or conditions as determined by the Administrator at the time of grant or, subject to Code Section 409A, thereafter:

(i)            The Administrator may, in its sole discretion, provide for the lapse of restrictions in installments and may accelerate or waive such restrictions in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain Performance Goals, the Participant’s termination of employment or service as a non-employee Director or Consultant of the Company or an Affiliate thereof, or the Participant’s death or Disability.

(ii)            Participants holding Restricted Share Units shall have no voting rights. A Restricted Share Unit may, at the Administrator’s discretion, carry with it a right to dividend equivalents. Such right would entitle the holder to be credited with an amount equal to all cash dividends paid on one Share while the Restricted Share Unit is outstanding. The Administrator, in its discretion, may grant dividend equivalents from the date of grant or only after a Restricted Share Unit is vested.

(iii)            The rights of Participants granted Restricted Share Units upon termination of employment or service as a non-employee Director or Consultant of the Company or an Affiliate thereof terminates for any reason during the Restricted Period shall be set forth in the Award Agreement.

(d)            Settlement of Restricted Share Units. Settlement of vested Restricted Share Units shall be made to Participants in the form of Shares, unless the Administrator, in its sole discretion, provides for the payment of the Restricted Share Units in cash (or partly in cash and partly in Shares) equal to the Fair Market Value of the Shares that would otherwise be distributed to the Participant.

(e)            Rights as Shareholder. Except as provided in the Award Agreement in accordance with Section 10(c)(ii), a Participant shall have no rights to dividends or any other rights of a shareholder with respect to the Shares subject to Restricted Share Units until the Participant has satisfied all conditions of the Award Agreement and the requirements of Section 15 of the Plan and the Shares have been issued to the Participant.

(f)            Change in Control. Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Restricted Share Units shall be subject to Section 12 of the Plan.

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Section 11.          Other Share-Based or Cash-Based Awards.

(a)            The Administrator is authorized to grant Awards to Participants in the form of Other Share-Based Awards or Other Cash-Based Awards, as deemed by the Administrator to be consistent with the purposes of the Plan and as evidenced by an Award Agreement. The Administrator shall determine the terms and conditions of such Awards, consistent with the terms of the Plan, at the date of grant or thereafter, including any Performance Goals and performance periods. Shares or other securities or property issued or delivered pursuant to an Award in the nature of a purchase right granted under this Section 11 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, Shares, other Awards, notes or other property, as the Administrator shall determine, subject to any required corporate action.

(b)            The prospective recipient of an Other Share-Based Award or Other Cash-Based Award shall not have any rights with respect to such Award, unless and until such recipient has received an Award Agreement and, if required by the Administrator in the Award Agreement, executed and delivered a fully executed copy thereof to the Company, within a period of sixty (60) days (or such other period as the Administrator may specify) after the award date.

(c)            Notwithstanding anything herein to the contrary, upon a Change in Control, all outstanding Other Share-Based Awards and Other Cash-Based Awards shall be subject to Section 12 of the Plan.

Section 12.         Change in Control.

The Administrator may provide in the applicable Award Agreement that an Award will vest on an accelerated basis upon the Participant’s termination of employment or service in connection with a Change in Control or upon the occurrence of any other event that the Administrator may set forth in the Award Agreement. If the Company is a party to an agreement that is reasonably likely to result in a Change in Control, such agreement may provide for: (i) the continuation of any Award by the Company, if the Company is the surviving company or corporation; (ii) the assumption of any Award by the surviving company or corporation or its parent or subsidiary; (iii) the substitution by the surviving company or corporation or its parent or subsidiary of equivalent awards for any Award, provided, however, that any such substitution with respect to Options and Share Appreciation Rights shall occur in accordance with the requirements of Code Section 409A; or (iv) settlement of any Award for the Change in Control Price (less, to the extent applicable, the per share exercise or grant price), or, if the per share exercise or grant price equals or exceeds the Change in Control Price or if the Administrator determines that Award cannot reasonably become vested pursuant to its terms, such Award shall terminate and be canceled without consideration. To the extent that Restricted Shares, Restricted Share Units or other Awards settle in Shares in accordance with their terms upon a Change in Control, such Shares shall be entitled to receive as a result of the Change in Control transaction the same consideration as the Shares held by shareholders of the Company as a result of the Change in Control transaction. For purposes of this Section 12, “Change in Control Price” shall mean (A) the price per Share paid to shareholders of the Company in the Change in Control transaction, or (B) the Fair Market Value of a Share upon a Change in Control, as determined by the Administrator. To the extent that the consideration paid in any such Change in Control transaction consists all or in part of securities or other non-cash consideration, the value of such securities or other non-cash consideration shall be determined in good faith by the Administrator.

Section 13.          Amendment and Termination.

(a)            The Board or the Committee may amend, alter or terminate the Plan, but no amendment, alteration, or termination shall be made that would impair the rights of a Participant under any Award theretofore granted without such Participant’s consent.

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(b)            Notwithstanding the foregoing, approval of the Company’s shareholders shall be obtained to increase the aggregate Share limit and annual Award limits described in Section 4.

(c)            Subject to the terms and conditions of the Plan, the Administrator may modify, extend or renew outstanding Awards under the Plan, or accept the surrender of outstanding Awards (to the extent not already exercised) and grant new Awards in substitution of them (to the extent not already exercised).

(d)            Notwithstanding the foregoing, no alteration, modification or termination of an Award will, without the prior written consent of the Participant, adversely alter or impair any rights or obligations under any Award already granted under the Plan.

Section 14.           Unfunded Status of Plan.

The Plan is intended to constitute an “unfunded” plan for incentive compensation. With respect to any payments not yet made or Shares not yet transferred to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of the Company.

Section 15.           Withholding Taxes.

Each Participant shall, no later than the date as of which the value of an Award first becomes includible in the gross income of such Participant for federal, state and/or local income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any federal, state, or local taxes of any kind, domestic or foreign, required by law or regulation to be withheld with respect to the Award. The obligations of the Company under the Plan shall be conditional on the making of such payments or arrangements, and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such Participant. Whenever cash is to be paid pursuant to an Award granted hereunder, the Company shall have the right to deduct therefrom an amount sufficient to satisfy any federal, state and local withholding tax requirements related thereto. Whenever Shares are to be issued pursuant to an Award, the Company shall have the right to require the Participant to remit to the Company in cash an amount sufficient to satisfy any related federal, state and local taxes, domestic or foreign, to be withheld and applied to the tax obligations. With the approval of the Administrator, a Participant may satisfy the foregoing requirement by electing to have the Company withhold from issuing Shares or by delivering already owned unrestricted Shares, in each case, having a value equal to the amount required to be withheld or such other greater amount up to the maximum statutory rate under applicable law, as applicable to such Participant, if such other greater amount would not result in adverse financial accounting treatment, as determined by the Administrator (including in connection with the effectiveness of FASB Accounting Standards Update 2016-09). Such Shares shall be valued at their Fair Market Value on the date of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such an election may be made with respect to all or any portion of the Shares to be delivered pursuant to an Award. The Company may also use any other method of obtaining the necessary payment or proceeds, as permitted by law, to satisfy its withholding obligation with respect to any Option or other Award.

Section 16.           Non-United States Employees.

Without amending the Plan, the Administrator may grant Awards to eligible persons residing in non-United States jurisdictions on such terms and conditions different from those specified in the Plan, including the terms of any award agreement or plan, adopted by the Company or any Subsidiary thereof to comply with, or take advantage of favorable tax or other treatment available under, the laws of any non-United States jurisdiction, as may in the judgment of the Administrator be necessary or desirable to foster and promote achievement of the purposes of the Plan and, in furtherance of such purposes the Administrator may make such modifications, amendments, procedures, sub-plans and the like as may be necessary or advisable to comply with provisions of laws in other countries or jurisdictions in which the Company or its Subsidiaries operates or has employees.

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Section 17.	Transfer of Awards.

No purported sale, assignment, mortgage, hypothecation, transfer, charge, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any Award or any agreement or commitment to do any of the foregoing (each, a “Transfer”) by any holder thereof in violation of the provisions of the Plan or an Award Agreement will be valid, except with the prior written consent of the Administrator, which consent may be granted or withheld in the sole discretion of the Administrator. Any purported Transfer of an Award or any economic benefit or interest therein in violation of the Plan or an Award Agreement shall be null and void ab initio, and shall not create any obligation or liability of the Company, and any person purportedly acquiring any Award or any economic benefit or interest therein transferred in violation of the Plan or an Award Agreement shall not be entitled to be recognized as a holder of such Shares. Unless otherwise determined by the Administrator in accordance with the provisions of the immediately preceding sentence, an Option may be exercised, during the lifetime of the Participant, only by the Participant or, during any period during which the Participant is under a legal disability, by the Participant’s guardian or legal representative.

Section 18.	Continued Employment.

The adoption of the Plan shall not confer upon any Eligible Recipient any right to continued employment or service with the Company or an Affiliate thereof, as the case may be, nor shall it interfere in any way with the right of the Company or an Affiliate thereof to terminate the employment or service of any of its Eligible Recipients at any time.

Section 19.	Effective Date and Approval Date.

The Plan will be effective as of the date on which the Plan is approved by the Company’s shareholders (the “Effective Date”). The Plan will be unlimited in duration and, in the event of Plan termination, will remain in effect as long as any Shares awarded under it are outstanding and not fully vested; provided, however, that no Awards will be made under the Plan on or after the tenth anniversary of Effective Date.

Section 20.	Issuance of Shares.

The allotment and issuance of Shares pursuant to the terms of this Plan following the exercise of an Award shall be subject to the Memorandum and Articles of Association. Shares shall not be allotted and issued (or repurchased, redeemed or forfeited) until the time at which the Company’s Register of Members is updated accordingly (the register being prima facie evidence of legal title to Shares).

Section 21.	Code Section 409A.

The intent of the parties is that payments and benefits under the Plan comply with Code Section 409A to the extent subject thereto, and, accordingly, to the maximum extent permitted, the Plan shall be interpreted and be administered to be in compliance therewith. Any payments described in the Plan that are due within the “short-term deferral period” as defined in Code Section 409A shall not be treated as deferred compensation unless applicable law requires otherwise. Notwithstanding anything to the contrary in the Plan, to the extent required in order to avoid accelerated taxation and/or tax penalties under Code Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided upon a “separation from service” to a Participant who is a “specified employee” shall be paid on the first business day after the date that is six (6) months following the Participant’s separation from service (or upon the Participant’s death, if earlier). In addition, for purposes of the Plan, each amount to be paid or benefit to be provided to the Participant pursuant to the Plan, which constitute deferred compensation subject to Code Section 409A, shall be construed as a separate identified payment for purposes of Code Section 409A. Nothing contained in the Plan or an Award Agreement shall be construed as a guarantee of any particular tax effect with respect to an Award. The Company does not guarantee that any Awards provided under the Plan will satisfy the provisions of Code Section 409A, and in no event will the Company be liable for any or all portion of any taxes, penalties, interest or other expenses that may be incurred by a Participant on account of any non-compliance with Code Section 409A.

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Section 22.	Compensation Recovery Policy.

The Plan and all Awards issued hereunder shall be subject to any compensation recovery and/or recoupment policy adopted by the Company to comply with applicable law, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act, or to comport with good corporate governance practices, as such policies may be amended from time to time.

Section 23.	Governing Law.

The Plan shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

Section 24.	Plan Document Controls.

The Plan and each Award Agreement constitute the entire agreement with respect to the subject matter hereof and thereof; provided that in the event of any inconsistency between the Plan and such Award Agreement, the terms and conditions of the Plan shall control.

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EXHIBIT D

FORM OF AMALGAMATED COMPANY CONSTITUTION

THE COMPANIES ACT 1967

_______________

PRIVATE COMPANY LIMITED BY SHARES

_______________

CONSTITUTION

of

DIGIASIA BIOS PTE. LTD.

____________________

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INTERPRETATION

1.	In this Constitution, if not inconsistent with the subject or context, the words standing in the first column of the Table next hereinafter contained shall bear the meanings set opposite to them respectively in the second column thereof:	Interpretation.

WORDS		MEANINGS

"Act"	..	The Companies Act 1967.

"Alternate Director"	..	An alternate director appointed pursuant to regulation 98.

"Auditors"	..	The auditors for the time being of the Company.

"capital"	..	Share capital.

"Company"	..	The abovenamed Company by whatever name from time to time called.

"Constitution"	..	This Constitution, as may be amended from time to time.

"Director"	..	Includes any person acting as a Director of the Company and includes any person duly appointed and acting for the time being as an Alternate Director.

"Directors" or "Board"	..	The Director(s) for the time being of the Company as a body or a quorum of the Directors present at a meeting of the Directors.

"Dividend"	..	Includes bonus.

"General Meeting" or "Meeting"	..	A general meeting of the Members of the Company.

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"in writing"	..	Written or produced by any substitute for writing or partly one and partly another and shall include (except where otherwise expressly specified in this Constitution or the context otherwise requires, and subject to any limitations, conditions or restrictions contained in the Statutes) any representation or reproduction of words, symbols or other information which may be displayed in a visible form, whether in a physical document or in an electronic communication or form or otherwise howsoever.

"Managing Director"	..	A managing director appointed pursuant to regulation 90.

"Member", "holder of any share" or "shareholder"	..	Any registered holder of shares for the time being (which shall, where the Act requires, exclude the Company where it is registered as a member by virtue of its holding shares as treasury shares).

"Month"	..	Calendar month.

"Office"	..	The registered office of the Company for the time being.

"Paid Up"	..	Includes credited as paid up.

"Register of Members"	..	The electronic register of members kept and maintained by the Registrar for private companies under Section 196A of the Act.

"Registrar"	..	The Registrar of Companies appointed under the Act and includes any Deputy or Assistant Registrar of Companies.

"registered address" or "address"	..	In relation to any Member, his physical address for the service or delivery of notices or documents personally or by post, except where otherwise expressly provided in this Constitution.

"regulation"	..	A regulation of this Constitution, as altered or added to from time to time and any reference to a regulation by number is a reference to the regulation of that number in this Constitution.

"Seal"	..	The Common Seal of the Company or in appropriate cases the Official Seal or duplicate Common Seal.

"Secretary"	..	The secretary or secretaries for the time being of the Company and shall include any person entitled to perform the duties of Secretary temporarily and where two or more persons are appointed to act as joint secretaries shall include any one of those persons.

"shares"	..	Shares in the capital of the Company.

"Singapore"	..	The Republic of Singapore.

"Statutes"	..	The Act and every other legislation for the time being in force concerning companies and affecting the Company.

"Year"	..	Calendar year.

"S$"	..	The lawful currency of Singapore.

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(a)	The expressions "current address", "electronic communication" and "financial statements" shall have the meanings ascribed to them respectively in the Act.

(b)	Words denoting the singular number only shall include the plural and vice versa. Words denoting the masculine gender only shall include the feminine gender. Words denoting persons shall include corporations.

(c)	A reference in this Constitution to the Directors and to the doing of any act by two (2) or more Directors shall, in the case where the Company has only one (1) Director, be construed as a reference to that Director and the doing of that act by that Director.

(d)	Any reference in this Constitution to any enactment is a reference to that enactment as for the time being amended or enacted.

(e)	Save as aforesaid, any word or expression used in the Act and the Interpretation Act 1965 shall, if not inconsistent with the subject or context, bear the same meaning in this Constitution.

(f)	The headnotes and marginal notes are inserted for convenience only and shall not affect the construction of this Constitution.

(g)	A Special Resolution shall be effective for any purposes for which an Ordinary Resolution is expressed to be required under any provision of this Constitution.

NAME

2.	The name of the Company is DigiAsia Bios Pte. Ltd.	Name.

REGISTERED OFFICE

3.	The Office of the Company will be situated in the Republic of Singapore.	Office.

LIABILITY OF MEMBERS

4.	The liability of the Members is limited.	Liability of members.

BUSINESS OR ACTIVITY

5.	Subject to the provisions of the Act, any other written law and this Constitution, the Company has:	Business or activity.

(a) full capacity to carry on or undertake any business or activity, do any act or enter into any transaction; and

(b) for the purposes of paragraph (a), full rights, powers and privileges.

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PRIVATE COMPANY

6.	The Company is a private company, and accordingly:		Limited number of members and restrictions on transfer of shares.

	(a)	the number of the Members of the Company (not including persons who are in the employment of the Company or of its subsidiary and persons who having been formerly in the employment of the Company or of its subsidiary were while previously in the employment of the Company or of its subsidiary were and have continued after the determination of that employment to be Members of the Company) shall be limited to fifty. Provided that for the purposes of this provision where two or more persons hold one (1) or more shares in the Company jointly they shall be treated as a single Member; and

	(b)	the right to transfer the shares of the Company shall be restricted in the manner hereinafter appearing.

SHARES

7.	The Company may, subject to and in accordance with the Act, purchase or otherwise acquire its issued shares on such terms and in such manner as the Company may from time to time think fit. Ordinary shares that are purchased or acquired by the Company shall, unless held in treasury in accordance with the Act, be deemed to be cancelled immediately on purchase or acquisition. Preference shares that are purchased or acquired by the Company shall be deemed to be cancelled immediately on purchase or acquisition. On the cancellation of a share as aforesaid, the rights and privileges attached to that share shall expire.		Company may acquire its own issued shares.

8.	(1)	Subject to the Statutes and this Constitution, no shares may be issued by the Directors without the prior approval of the Company in General Meeting but subject thereto and to the provisions of this Constitution, the Directors may allot or grant options over or otherwise dispose of the same to such persons on such terms and conditions (subject to the provisions of the Act) and at such time as the Company in General Meeting may approve.	Issue of Shares.

	(2)	The Company may issue shares for which no consideration is payable to the Company.	Issue of shares for no consideration.

9.	(1)	The rights attached to shares issued upon special conditions shall be clearly defined in this Constitution. Without prejudice to any special right previously conferred on the holders of any existing shares or class of shares but subject to the Act and this Constitution, shares in the Company may be issued by the Directors and any such shares may be issued with such preferred, deferred, or other special rights or such restrictions, whether in regard to dividend, voting, return of capital or otherwise as the Directors, subject to any ordinary resolution of the Company, determine.	Special Rights.

	(2)	Notwithstanding anything in this Constitution, a treasury share shall be subject to such rights and restrictions as may be prescribed in the Act and may be dealt with by the Company in such manner as may be permitted by, and in accordance with, the Act. For the avoidance of doubt, save as expressly permitted by the Act, the Company shall not be entitled to any rights of a Member under this Constitution.	Treasury shares.

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10.	If at any time the share capital is divided into different classes, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, subject to the provisions of the Act, whether or not the Company is being wound up, be varied or abrogated with the sanction of a Special Resolution passed at a separate General Meeting of the holders of shares of the class and to every such Special Resolution the provisions of Section 184 of the Act shall with such adaptations as are necessary apply. To every such separate General Meeting the provisions of this Constitution relating to General Meetings shall mutatis mutandis apply. Provided Always That:	Variation of rights.

(a) the necessary quorum shall be two (2) persons at least holding or representing by proxy or by attorney one-third of the issued shares of the class and that any holder of shares of the class present in person or by proxy or by attorney may demand a poll, but where the necessary majority for such a Special Resolution is not obtained at the Meeting, consent in writing if obtained from the holders of three-fourths of the issued shares of the class concerned within two (2) months of the Meeting shall be as valid and effectual as a Special Resolution carried at the Meeting; or

(b) where all the issued shares of the class are held by one person, the necessary quorum shall be one (1) person and such holder of shares of the class present in person or by proxy or by attorney may demand a poll.

11.	The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class or by this Constitution as are in force at the time of such issue, be deemed to be varied by the creation or issue of further shares ranking equally therewith.	Creation or issue of further shares with special rights.

12.	The Company may use its share capital to pay any expenses (including brokerage or commission) incurred in any issue of shares in accordance with the provisions of the Act.	Power to pay commission and brokerage.

13.	If any shares of the Company are issued for the purpose of raising money to defray the expenses of the construction of any works or the provisions of any plant which cannot be made profitable for a long period, the Company may, subject to the conditions and restrictions mentioned in the Act pay interest on so much of the share capital as is for the time being paid up and may charge the same to capital as part of the cost of the construction or provision.	Power to charge interest on capital.

14.	Except as required by law, no person shall be recognised by the Company as holding any share upon any trust and except as required by law or this Constitution, the Company shall not be bound by or compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as by this Constitution or by law otherwise provided) any other rights in respect of any share, except an absolute right to the entirety thereof in the person entered in the Register of Members as the registered holder thereof.	Exclusion of equities.

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15.	Where two (2) or more persons are registered as the holders of any share they shall be deemed to hold the same as joint tenants with benefit of survivorship subject to the following provisions:		Rights and liabilities of joint holders.

	(a)	the Company shall not be bound to register more than three (3) persons as the holders of any share, except in the case of executors or trustees of a deceased Member;

	(b)	the joint holders of a share shall be liable severally as well as jointly in respect of all payments which ought to be made in respect of such share;

	(c)	on the death of any one (1) of such joint holders the survivor or survivors shall be the only person or persons recognised by the Company as having title to such share but the Directors may require such evidence of death as they may deem fit;

	(d)	any one (1) of such joint holders may give effectual receipts for any dividend payable to such joint holders; and

	(e)	only the person whose name stands first in the Register of Members as one (1) of the joint holders of any share shall be entitled to delivery of the certificate relating to such share or to receive notices from the Company and any notice given to such person shall be deemed notice to all the joint holders.

16.	If by the conditions of allotment of any shares the whole or any part of the amount of the issue price thereof shall be payable by instalments every such instalment shall, when due, be paid to the Company by the person who for the time being shall be the registered holder of the share or his personal representatives, but this provision shall not affect the liability of any allottee who may have agreed to pay the same.		Payment of instalments.

17.	The certificate of title to shares in the capital of the Company shall be in such form as the Directors shall from time to time prescribe, or executed as a deed in accordance with the Act, and shall bear the autographic or facsimile signatures of at least one (1) Director and the Secretary or a second Director or some other person appointed by the Directors, and shall specify the number and class of shares to which it relates, whether the shares are fully or partly paid-up, the amount (if any) unpaid on the shares and any other information as the Act may require. The facsimile signatures may be reproduced by mechanical or other means provided the method or system of reproducing signatures has first been approved by the Directors.		Share Certificates.

18.	Every person whose name is entered as a Member in the Register of Members shall be entitled within sixty (60) days after allotment or within thirty (30) days after the lodgement of any notice of transfer to one (1) certificate for all his shares of any one class or to several certificates in reasonable denominations each for a part of the shares so allotted or transferred. Where a Member transfers part only of the shares comprised in a certificate or where a Member requires the Company to cancel any certificate or certificates and issue new certificates for the purpose of subdividing his holding in a different manner the old certificate or certificates shall be cancelled and a new certificate or certificates for the balance of such shares issued in lieu thereof and the Member shall pay a fee not exceeding S$2/- for each such new certificate as the Directors may determine.		Entitlement to certificates.

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19.	If any certificate or other document of title to shares or debentures be worn out or defaced, then upon production thereof to the Directors, they may order the same to be cancelled and may issue a new certificate in lieu thereof. For every certificate so issued there shall be paid to the Company a fee not exceeding S$2/- as the Directors may determine. Subject to the provisions of the Act and the requirements of the Directors thereunder, if any certificate or document be lost or destroyed or stolen, then upon proof thereof to the satisfaction of the Directors and on such indemnity, undertaking and/or statutory declaration as the Directors deem adequate being given, and on the payment of a fee not exceeding S$2/- as the Directors may determine, a new certificate or document in lieu thereof shall be given to the person entitled to such lost or destroyed or stolen certificate or document.		New certificates may be issued.

RESTRICTION ON TRANSFER OF SHARES

20.	Subject to the restrictions of this Constitution, any Member may transfer all or any of his shares, but every transfer must be in writing and in the usual common form, or in any other form which the Directors may approve. The instrument of transfer of a share shall be signed both by the transferor and by the transferee, and by the witness or witnesses thereto and the transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register of Members in respect thereof. Shares of different classes shall not be comprised in the same instrument of transfer.		Form of Transfer.

21.	(1)	To enable the Company to lodge a notice of transfer of shares with the Registrar under Section 128(1)(a) of the Act, the following items in relation to the transfer of shares must be delivered by the transferor to the Office of the Company:	Documents to be delivered by the transferor to the Company.

(a) the instrument of transfer;

(b) a fee not exceeding S$1 as the Directors from time to time may require;

(c) the certificate of the shares to which the instrument of transfer relates; and

(d) any other evidence as the Directors may reasonably require to show the right of the transferor to make the transfer.

	(2)	Upon receipt of the items referred to in paragraph (1), the Company must, subject to regulation 23, lodge with the Registrar a notice of transfer of shares in accordance with Section 128 of the Act and retain the instrument of transfer referred to in regulation 20. All instruments of transfer which shall be registered shall be retained by the Company, but any instrument of transfer which the Directors may refuse to register shall (except in any case of fraud) be returned to the party presenting the same.	Retention of Transfers.

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22.	No share shall in any circumstances be transferred to any infant or bankrupt or person who is mentally disordered and incapable of managing himself or his affairs, but nothing herein contained shall be construed as imposing on the Company any liability in respect of the registration of such transfer if the Company has no actual knowledge of the same.	Infant, bankrupt or mentally disordered.

23.	The Directors may, in their absolute discretion, decline to lodge a notice of transfer of shares with the Registrar if:	Directors' power to decline to lodge a notice of transfer.
(a) the shares are not fully paid shares;

(b) the Directors do not approve of the transferee; or

(c) the Company has a lien on the shares,

but shall in such event, within thirty (30) days after the date on which the transfer was lodged with the Company send to the transferor and transferee notice of the refusal.

24.	The lodging of any notice of transfer of shares with the Registrar for the purpose of updating the Register of Members may be suspended at any time and for any period as the Directors may from time to time determine, but not for more than a total of thirty (30) days in any Year.	Suspension of lodgement of notice of transfer.

TRANSMISSION OF SHARES

25.	In case of the death of a Member, the survivor or survivors, where the deceased was a joint holder, and the executors or administrators of the deceased, where he was a sole or only surviving holder, shall be the only persons recognised by the Company as having any title to his interest in the shares, but nothing herein shall release the estate of a deceased Member (whether sole or joint) from any liability in respect of any share held by him.	Transmission on death.

26.	(1)	Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may, upon producing such evidence of title as the Directors shall require, be registered as holder of the share in the Register of Members upon giving to the Company notice in writing of such his desire or nominate another person to be registered as the transferee of the share in the Register of Members.	Persons becoming entitled on death or bankruptcy of Member may be registered.

	(2)	Notwithstanding paragraph (1), the Directors shall have the same right to decline or suspend the lodging of a notice of transfer of shares with the Registrar for the purpose of updating the Register of Members under regulations 23 and 24 as they would have had in the case of a transfer of the share by the Member referred to in paragraph (1) before the death or bankruptcy of the Member.

	(3)	If the person so becoming entitled shall elect to be registered himself, he shall deliver or send to the Company a notice in writing signed by him stating that he so elects. If he shall elect to nominate another person to be registered as the transferee of the share in the Register of Members, he shall execute a transfer to that other person a transfer of the share. All the limitations, restrictions and provisions of this Constitution relating to the right to transfer and the lodging of a notice of transfer by the Company in relation to any transfer of shares shall be applicable to any such notice or transfer as aforesaid as if the death or bankruptcy of the Member had not occurred and the notice or transfer were a transfer executed by such Member.

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27.	Save as otherwise provided by or in accordance with this Constitution a person becoming entitled to a share in consequence of the death or bankruptcy of a Member shall be entitled to the same dividends and other advantages to which he would be entitled if he were the registered holder of the share except that he shall not be entitled in respect thereof to exercise any right conferred by membership in relation to Meetings of the Company until he shall have been registered as a Member in respect of the share.	Rights of unregistered executors and trustees.

28.	There shall be paid to the Company in respect of the registration of any probate, letters of administration, certificate of marriage or death, power of attorney or other document relating to or affecting the title to any shares, such fee not exceeding S$2/- as the Directors may from time to time require or prescribe.	Fee for registration of probate etc.

CALLS ON SHARES

29.	The Directors may from time to time make calls upon the Members in respect of any moneys unpaid on their shares, other than in accordance with the conditions of the allotment of the shares, if both of the following conditions are met:	Calls on shares.

(a) no call is payable at less than one (1) month after the date fixed for the payment of the last preceding call; and

(b) at least fourteen (14) days' notice specifying the time or times and place of payment is given by the Company to the Members. A call may be revoked or postponed as the Directors may determine.

30.	Each Member shall (subject to receiving at least fourteen (14) days' notice specifying the time or times and place of payment) pay to the Company at the time or times and place so specified in the notice referred to in regulation 29 the amount called on his shares.	Member to pay to the Company.

31.	A call is treated as having been made at the time when the resolution of the Directors authorising the call was passed and may be required to be paid by instalments.	Time when made.

32.	If a sum called in respect of a share is not paid before or on the day appointed for payment thereof, the person from whom the sum is due shall pay interest on the sum due from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten per cent (10%) per annum as the Directors determine, but the Directors may waive payment of such interest wholly or in part.	Interest on calls.

33.	Any sum which, by the terms of issue of a share, becomes payable on allotment or at any fixed date, shall for all purposes of this Constitution be deemed to be a call duly made and payable on the date on which, by the terms of issue, the same becomes payable, and in case of non-payment all the relevant provisions of this Constitution as to payment of interest and expenses, forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.	Sum due on allotment.

34.	No Member shall be entitled to receive any dividend or to be present or vote at any Meeting or upon a poll, or to exercise any privilege as a Member until he shall have paid all calls for the time being due and payable on every share held by him, whether alone or jointly with any other person, together with interest and expenses (if any).	Rights of member suspended until calls are duly paid.

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35.	The Directors may, on the issue of shares, differentiate between the holders as to the amount of calls to be paid and the times of payments.	Power to differentiate.
36.

The Directors may, if they think fit, receive in advance from any Member (if the Member is willing) all or any part of the moneys uncalled and unpaid upon any shares held by him and such payments in advance of calls shall extinguish, so far as the same shall extend, the liability upon the shares in respect of which it is made, and upon the moneys so received or so much thereof as from time to time exceeds the amount of the calls then made upon the shares concerned the Company may pay interest at such rate not exceeding ten per cent (10%) per annum as may be agreed upon between the Directors and the Member paying such sum. Capital paid on shares in advance of calls shall not, whilst carrying interest, confer a right to participate in profits.

Payment in advance of calls.
FORFEITURE AND LIEN

37.

 If any Member fails to pay in full any call or instalment of a call on the day appointed for payment thereof, the Directors may, as long as any part of the call or instalment remains unpaid, serve a notice on such Member requiring payment of so much of the call or instalment as is unpaid together with any interest which may have accrued thereon and any expenses incurred by the Company by reason of such non-payment.

Notice requiring payment of calls.
38.

The notice must name a day (not earlier than fourteen (14) days after the date of service of the notice) on or before which the payment required by the notice is to be made, and state that in the event of non-payment at or before the time appointed, the shares in respect of which the call was made are liable to be forfeited.

Notice to state time and place.
39.

If the requirements of any such notice as aforesaid are not complied with, any share in respect of which such notice was given may, at any time thereafter but before the payment required by the notice has been made, be forfeited by a resolution of the Directors passed for the purpose of forfeiting the share. Such forfeiture shall include all dividends declared in respect of the forfeited share and not paid before the forfeiture. The Directors may accept a surrender of any share liable to be forfeited hereunder.

Forfeiture on non-compliance with notice.
40.

A share so forfeited or surrendered shall become the property of the Company and may be sold, re-allotted or otherwise disposed of either to the person who was before such forfeiture or surrender the holder thereof or entitled thereto, or to any other person, upon such terms and in such manner as the Directors shall think fit, and at any time before a sale, re-allotment or disposition the forfeiture or surrender may be cancelled on such terms as the Directors think fit. To give effect to any such sale, the Directors may, if necessary, authorise some person to transfer a forfeited or surrendered share to any such person as aforesaid.

Sale of shares forfeited.
41.

A person whose shares have been forfeited or surrendered shall cease to be a Member in respect of the shares, but shall notwithstanding the forfeiture or surrender remain liable to pay to the Company all moneys which at the date of forfeiture or surrender were payable by him to the Company in respect of the shares with interest thereon at ten per cent (10%) per annum (or such lower rate as the Directors may approve) from the date of forfeiture or surrender until payment, but such liability shall cease if and when the Company receives payment in full of all such money in respect of the shares and the Directors may waive payment of such interest either wholly or in part.

Rights and liabilities of Members whose shares have been forfeited or surrendered.

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42.	(1)	The Company has a first and paramount lien on:	Company's lien.

(a) every share (that is not a fully paid share) for all moneys (whether presently payable or not) called or payable at a fixed time in respect of that share; and

(b) all shares (other than fully paid shares) registered in the name of a single person for all moneys presently payable by the person or the person's estate to the Company.

	(2)	Such lien extends to all dividends, interest and other distributions from time to time declared or payable on the share for all calls and instalments due on any such share and interest and expenses thereon but such lien shall only be upon the specific shares in respect of which such calls or instalments are due and unpaid and on all dividends, interest and other distributions from time to time declared in respect of the shares.

	(3)	The Directors may resolve that any share shall for some specified period be wholly or partly exempt from the provisions of paragraph (1) or (2), or both.

43.	The Company may sell, in any manner as the Directors think fit, any share on which the Company has a lien, but no sale shall be made unless:		Sale of shares subject to lien.

	(a)	a sum in respect of which the lien exists is presently payable;

	(b)	a notice in writing, stating and demanding payment of the amount in respect of which the lien exists as is presently payable, has been given by the Company to the registered holder for the time being of the share, or the person entitled to the share by reason of the death or bankruptcy of the registered holder of the share; and

	(c)	a period of fourteen (14) days has expired after the giving of the notice in paragraph (b).

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44.	(1) To give effect to any sale of shares under regulation 43, the Directors may authorise any person to transfer the shares sold to the purchaser of the shares.	Giving effect to the sale.

(2) Subject to regulations 21 and 23, the Company must lodge a notice of transfer of shares in relation to the shares sold to the purchaser with the Registrar.

(3) The purchaser of any shares referred to in paragraph (1) is not bound to see to the application of the purchase money, and the purchaser's title to the shares is not affected by any irregularity or invalidity in the proceedings with respect to the sale of the shares.

45.	The proceeds of any sale of shares under regulation 43 received by the Company must be applied in payment of any part of the amount in respect of which the lien exists as is presently payable and any remaining proceeds from the sale of shares must (subject to any lien for sums not presently payable as existed upon the shares before the sale but which have become presently payable) be paid to the person entitled to the shares at the date of the sale.	Application of proceeds of such sale.

46.	A statutory declaration in writing that the declarant is a Director of the Company and that a share has been duly forfeited or surrendered or sold to satisfy a lien of the Company on a date stated in the declaration shall be conclusive evidence of the facts stated therein as against all persons claiming to be entitled to the share, and such declaration and the receipt of the Company for the consideration (if any) given for the share on the sale, re-allotment or disposal thereof together with the certificate of proprietorship of the share under Seal delivered to a purchaser or allottee thereof shall (subject to the execution of a transfer if the same be required) constitute a good title to the share and the person to whom the share is sold, re-allotted or disposed of shall be registered as the holder of the share and shall not be bound to see to the application of the purchase money (if any) nor shall his title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, surrender, sale, re-allotment or disposal of the share.	Title to shares forfeited or surrendered or sold to satisfy a lien.

47.	The provisions of this Constitution as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share, becomes payable at a fixed time, as if the same had been payable by virtue of a call duly made and notified.

ALTERATION OF CAPITAL

48.	Subject to any special rights for the time being attached to any existing class of shares, any new shares in the Company shall be issued upon such terms and conditions and with such rights and privileges annexed thereto as the General Meeting resolving upon the creation thereof shall direct and if no direction be given as the Directors shall determine subject to the provisions of this Constitution and in particular (but without prejudice to the generality of the foregoing) such shares may be issued with a preferential or qualified right to dividends and in the distribution of assets of the Company or otherwise.	Rights and privileges of new shares.

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49.	(1)	Unless otherwise determined by the Company in General Meeting any new shares shall, before issue, be offered to all persons who, as at the date of the offer, are entitled to receive notices from the Company of General Meetings, in proportion, as nearly as the circumstances admit, to the number of the existing shares held by them.	Issue of new shares to Members.

	(2)	The offer shall be made by notice specifying the number of shares offered, and limiting a time within which the offer, if not accepted, will be deemed to be declined.

	(3)	After the expiration of the time referred to in paragraph (2), or upon the person to whom the offer is made declining the shares offered, the Directors may dispose of those shares in any manner as they think is most beneficial to the Company.

	(4)	The Directors may likewise dispose of or not issue any new shares which (by reason of the ratio which the new shares bear to the shares held by persons entitled to an offer of new shares) cannot, in the opinion of the Directors, be conveniently offered under this regulation 49.

50.	Except so far as otherwise provided by the conditions of issue or by this Constitution, all new shares shall be subject to the provisions of the Statutes and of this Constitution with reference to allotments, payment of calls, lien, transfer, transmission, forfeiture and otherwise		New shares otherwise subject to provisions of the Statutes and this Constitution.
51.	The Company may by Ordinary Resolution, or as otherwise permitted by law:		Power to consolidate, cancel and subdivide shares.
	(a)	consolidate and divide all or any of its share capital;

	(b)	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person or which have been forfeited and diminish the amount of its share capital by the number of the shares so cancelled;

	(c)	subdivide its shares or any of them (subject nevertheless to the provisions of the Statutes and this Constitution) such that in such subdivision the proportion between the amount paid and the amount (if any) unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived;

	(d)	subject to the provisions of the Statutes, convert any class of shares into any other class of shares; and

	(e)	subject to the provisions of the Statutes, convert its share capital or any class of shares from one currency to another currency.

52.	The Company may reduce its share capital in accordance with the provisions of the Act and any other applicable law.		Power to reduce capital.

GENERAL MEETINGS

53.	In accordance with and subject to the provisions of the Act, the Company shall hold a General Meeting as its Annual General Meeting at such place and time as may be determined by the Directors. This is in addition to any other meetings in that Year.		Annual General Meeting.

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54.	(1)	All General Meetings other than Annual General Meetings shall be called Extraordinary General Meetings.	Extraordinary General Meetings.

	(2)	The time and place of any General Meeting shall be determined by the Directors.	Time and Place.

55.	The Directors may, whenever they think fit, convene an Extraordinary General Meeting and Extraordinary General Meetings shall also be convened on such requisition or, in default, may be convened by such requisitionists, as provided by the Act.		Calling Extraordinary General Meetings.

NOTICE OF GENERAL MEETINGS

56.	Subject to the provisions of the Act, at least fourteen (14) days' notice in writing (exclusive both of the day on which the notice is served or deemed to be served and of the day for which the notice is given) of every General Meeting shall be given in the manner hereinafter mentioned to such persons (including the Auditors (if any)) as are under the provisions herein contained and the Act entitled to receive notice from the Company. Provided that a General Meeting notwithstanding that it has been called by a shorter notice than that specified above shall be deemed to have been duly called if it is so agreed:		Notice of Meetings.

	(a)	in the case of an Annual General Meeting, by all the Members entitled to attend and vote thereat; and

	(b)	in the case of an Extraordinary General Meeting, by that number or majority in number of the Members having a right to attend and vote thereat, being a majority together holding not less than 95 per cent (95%) of the total voting rights of all the Members having a right to vote at that General Meeting.

Provided also that the accidental omission to give notice to, or the non-receipt by, any person entitled thereto, shall not invalidate the proceedings at any General Meeting.

57.	(1)	Every notice calling a General Meeting shall specify the place and the date and time of the Meeting, and there shall appear with reasonable prominence in every such notice a statement that a Member entitled to attend and vote is entitled to appoint a proxy to attend and to vote instead of him and that a proxy need not be a Member.	Contents of notice.

	(2)	In the case of an Annual General Meeting, the notice shall also specify the Meeting as such.

	(3)	In the case of any General Meeting at which business other than routine business is to be transacted, the notice shall specify the general nature of the business; and if any resolution is to be proposed as a Special Resolution or as requiring special notice, the notice shall contain a statement to that effect.

58.	Routine business shall mean and include only business transacted at an Annual General Meeting of the following classes, that is to say:		Routine Business.

	(a)	declaring dividends;

	(b)	reading, considering and adopting the financial statements, the Directors' Statement, the Auditors' report and other documents required to be annexed to the financial statements;

	(c)	appointing Auditors and fixing the remuneration of Auditors or determining the manner in which such remuneration is to be fixed; and

	(d)	fixing the remuneration of the Directors proposed to be paid under regulation 84 and/or regulation 86.

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PROCEEDINGS AT GENERAL MEETINGS

59.	(1)	No business shall be transacted at any General Meeting unless a quorum is present. Except as otherwise provided in this Constitution, two (2) Members shall form a quorum save that:	Quorum.

(a) in the event of a corporation being beneficially entitled to the whole of the issued shares in the capital of the Company one (1) person representing such corporation shall be a quorum and shall be deemed to constitute a Meeting and, if applicable, the provisions of Section 179 of the Act shall apply; and

(b) in the event the Company has only one (1) Member, the Company may pass a resolution by that Member recording the resolution and signing the record in accordance with the provisions of the Act.

For the purpose of this regulation, "Member" includes a person attending by proxy or by attorney or as representing a corporation or a limited liability partnership which is a Member.

	(2)	If within half an hour after the time appointed for a General Meeting a quorum is not present, the Meeting, if convened on the requisition of Members, shall be dissolved. In any other case it shall stand adjourned to the same day in the next week at the same time and place, or to such other day and at such other time and place as the Directors may by not less than ten (10) days' notice determine, and if at such adjourned Meeting a quorum is not present within fifteen (15) minutes from the time appointed for holding the Meeting, any Member or Members who are present, shall constitute a quorum, and may transact the business for which the Meeting was called.	Adjournment if quorum not present.

60.	Subject to the provisions of the Act, the Members may participate in a General Meeting by conference telephone or a video conference telephone or by means of similar communications equipment whereby all persons participating in the General Meeting are able to hear each other in which event such Members shall be deemed to be present at the Meeting. A Member participating in a Meeting in the manner aforesaid may also be taken into account in ascertaining the presence of a quorum at the Meeting. Such a Meeting shall be deemed to be held at the place agreed upon by the Members attending the General Meeting, provided that at least one (1) of the Members present at the General Meeting was at that place for the duration of the General Meeting.		Participation in a Meeting by conference telephone.

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61.	Subject to any additional requirements as may be imposed by the Act, all resolutions of the Members shall be adopted by a simple majority vote of the Members present and voting.	Voting.

62.	A resolution in writing may be passed by the Members in accordance with the provisions of the Act and may consist of several documents in the like form, each signed by one (1) or more of such Members. For the purpose of this regulation, 'in writing' and 'signed' include approval by letter, telex, facsimile, cable, telegram, email or any other form of electronic communication or telegraphic communication or means approved by the Directors for such purpose from time to time incorporating, if the Directors deem necessary, the use of security and / or identification procedures and devices approved by the Directors. A resolution to be passed by written means shall not lapse notwithstanding that it has not been passed before the end of the period of 28 days beginning with the date on which the written resolution is circulated to the Members.	Resolution in writing.

63.	The Chairman of the Board of Directors shall preside as Chairman at every General Meeting. If there be no such Chairman or if at any Meeting he be not present within fifteen (15) minutes after the time appointed for holding the Meeting or be unwilling to act, the Members present shall choose some Director to be Chairman of the Meeting or, if no Director be present or if all the Directors present decline to take the chair, the Members present shall elect one (1) of their number to be Chairman of the Meeting.	Chairman. Adjournment.

64.	The Chairman may, with the consent of a General Meeting at which a quorum is present, and must if so directed by a General Meeting, adjourn the Meeting from time to time and from place to place, but no business is to be transacted at any adjourned Meeting other than the business left unfinished at the Meeting from which the adjournment took place. There is no need to give any notice of an adjourned Meeting or of the business to be transacted at an adjourned Meeting unless the adjourned Meeting is to be held more than thirty (30) days after the date of the original Meeting.

65.	At any General Meeting a resolution put to the vote of the Meeting shall be decided on a show of hands unless a poll is (before or on the declaration of the result of the show of hands) demanded by:	Method of voting.

(a) the Chairman; or

(b) any Member or Members present in person or by proxy or by attorney or in the case of a corporation by a representative and representing not less than five per cent. (5%) of the total voting rights of all the Members having the right to vote at the Meeting; or

(c) any Member or Members present in person or by proxy or attorney or in the case of a corporation by a representative, holding shares in the Company conferring a right to vote at the Meeting, being shares on which an aggregate sum has been paid up equal to not less than five per cent. (5%) of the total sum paid up on all the shares conferring that right.

Provided always that no poll shall be demanded on the election of a Chairman or on a question of adjournment. Unless a poll be so demanded (and the demand be not withdrawn) a declaration by the Chairman that a resolution has been carried or carried unanimously or by a particular majority or lost and an entry to that effect in the minute book shall be conclusive evidence of the fact without proof of the number or proportion of the votes recorded in favour of or against the resolution. A demand for a poll may be withdrawn.

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66.	If a poll be duly demanded (and the demand be not withdrawn) it shall be taken in such manner (including the use of ballot or voting papers) as the Chairman may direct and the result of a poll shall be deemed to be the resolution of the Meeting at which the poll was demanded. The Chairman may, and if so requested shall, appoint scrutineers and may adjourn the Meeting to some place and time fixed by him for the purpose of declaring the result of the poll.	Taking a poll.

67.	If any votes be counted which ought not to have been counted or might have been rejected, or if votes are not counted which ought to have been counted, the error shall not vitiate the result of the voting unless it be pointed out at the same Meeting or at any adjournment thereof and not in any case unless it shall in the opinion of the Chairman be of sufficient magnitude to vitiate the result of the voting. The decision of the Chairman of the Meeting on such matters shall be final and conclusive.	Votes counted in error.

68.	In the case of equality of votes, whether on a show of hands or on a poll, the Chairman of the Meeting at which the show of hands takes place or at which the poll is demanded shall be entitled to a casting vote.	Chairman's casting vote.

69.	A poll on any question shall be taken either immediately or at such subsequent time (not being more than thirty (30) days from the date of the Meeting) and place as the Chairman may direct. No notice need be given of a poll not taken immediately.	Time for taking a poll.

70.	The demand for a poll shall not prevent the continuance of a Meeting for the transaction of any business, other than the question on which the poll has been demanded.	Continuance of business after demand for a poll.

VOTES OF MEMBERS

71.	Subject to the Act, this Constitution and to any special rights or restrictions as to voting attached to any class of shares, on a show of hands every Member who is present in person or by proxy or attorney or in the case of a corporation by a representative shall have one (1) vote (provided that in the case of a Member who is represented by two proxies, only one of the two proxies as determined by that Member or, failing such determination, by the Chairman of the Meeting (or by a person authorised by him) in his sole discretion shall be entitled to vote on a show of hands) and on a poll every such Member shall have one (1) vote for every share of which he is the holder.	Voting rights of Members.

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72.

Where there are joint registered holders of any share any one (1) of such persons may vote and be reckoned in a quorum at any Meeting either personally or by proxy or by attorney or in the case of a corporation by a representative as if he were solely entitled thereto, and if more than one (1) of such joint holders be so present at any Meeting, that one (1) of such persons so present whose name stands first in the Register of Members in respect of such share shall alone be entitled to vote in respect thereof. Several executors or administrators of a deceased Member in whose name any share stands shall for the purpose of this regulation be deemed joint holders thereof.

Voting rights of joint holders.
73.

A Member who is mentally disordered or whose person or estate is liable to be dealt with in any way under the law relating to mental capacity may vote, whether on a show of hands or on a poll by his committee, curator bonis or such other person as properly has the management of his estate and any such committee, curator bonis or other person may vote by proxy or attorney, provided that such evidence as the Directors may require of the authority of the person claiming to vote shall have been deposited at the Office not less than seventy-two (72) hours before the time appointed for holding the Meeting.

Voting rights of Members who are mentally disordered.
74.

Subject to the provisions of the Act and this Constitution, no Member shall, unless the Directors otherwise determine, be entitled to be present and to vote at any General Meeting either personally or by proxy or by attorney or in the case of a corporation by a representative and to be reckoned in a quorum if any call or other sum presently payable by him to the Company in respect of such shares remains unpaid.

Right to vote.
75.

No objection shall be raised to the qualification of any voter except at the Meeting or adjourned Meeting at which the vote objected to is given or tendered and every vote not disallowed at such Meeting is valid for all purposes. Any such objection made in due time shall be referred to the Chairman of the Meeting whose decision is final and conclusive.

Objections.
76.

On a poll votes may be given either personally or by proxy or by attorney or in the case of a corporation by its representative and a person entitled to more than one (1) vote need not use all his votes or cast all the votes he uses in the same way.

Votes on a poll.
	(1)	The instrument appointing a proxy must be in writing, in the common or usual form and:	Appointment of proxies

(a)	in the case of an individual, shall be:

	(i)	signed by the appointor or his attorney if the instrument is delivered personally or sent by post; or

(ii)	authorised by that individual through such method and in such manner as may be approved by the Directors, if the instrument is submitted by electronic communication; and

(b) in the case of a corporation or a limited liability partnership, shall be:

(i)	either under its common seal, executed as a deed in accordance with the Act, signed on its behalf by an attorney of or duly authorised officer of the corporation, or in some other manner as may be approved by the Directors, if the instrument is delivered personally or sent by post; or

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(ii) authorised by that corporation through such method and in such manner as may be approved by the Directors, if the instrument is submitted by electronic communication.

The Directors may, but shall not be bound to, require evidence of the authority of any such attorney or officer, and may designate procedures for authenticating any such instrument, and any such instrument not so authenticated by use of such procedures shall be deemed not to have been received by the Company.

	(2)	The instrument appointing a proxy is treated as conferring authority to demand or join in demanding a poll.

	(3)	The Directors may, in their absolute discretion:

(a) approve the method and manner for an instrument appointing a proxy to be authorised; and

(b) designate the procedure for authenticating an instrument appointing a proxy,

as contemplated in regulations 76(1)(a)(ii) and 76(1)(b)(ii) for application to such Members or class of Members as they may determine. Where the Directors do not so approve and designate in relation to a Member (whether of a class or otherwise), regulation 76(1)(a)(i) and/or (as the case may be) regulation 76(1)(b)(i) shall apply.

	(4)	The instrument appointing a proxy shall be deemed to confer authority generally to act at the Meeting for the Member giving the proxy, including authority to demand or join in demanding a poll, to move any resolution or amendment thereto and to speak at the Meeting.

77.	A proxy or attorney may but need not be a Member of the Company.		Proxy need not be a Member.

78.	(1)	The following documents must be deposited at the Office of the Company, or at such other place in Singapore as is specified in the notice convening the Meeting, not less than seventy-two (72) hours before the time appointed for holding the Meeting or adjourned Meeting at which the person named in the instrument proposes to vote, for the purpose of appointing a proxy, or (in the case of a poll taken otherwise than at or on the same day as the Meeting or adjourned Meeting) for the taking of the poll at which it is to be used, and in default shall not be treated as valid unless the Directors otherwise determine:	Deposit of proxies.

(a) the instrument appointing a proxy:

(i) if sent personally or by post, must be left at such place or one of such places (if any) as may be specified for that purpose in or by way of note to or in any document accompanying the notice convening the Meeting (or, if no place is specified, at the Office); or

(ii) if submitted by electronic communication, must be received through such means as may be specified for that purpose in or by way of note to or in any document accompanying the notice convening the Meeting; and

(b) the power of attorney or other authority, if any, under which the instrument appointing the proxy is signed, or a notarially certified copy of that power of attorney or authority.

The instrument shall, unless the contrary is stated thereon, be valid as well for any adjournment of the Meeting as for the Meeting to which it relates; Provided always that an instrument of proxy relating to more than one (1) Meeting (including any adjournment thereof) having once been so delivered in accordance with this regulation for the purposes of any Meeting shall not be required again to be delivered for the purposes of any subsequent Meeting to which it relates.

(2)	The Directors may, in their absolute discretion, and in relation to such Members or class of Members as they may determine, specify the means through which instruments appointing a proxy may be submitted by electronic communications, as contemplated in regulation 78(1)(a)(ii). Where the Directors do not so specify in relation to a Member (whether of a class or otherwise), regulation 78(1)(a)(i) shall apply.

(3)	In the event that forms of proxy are sent to Members of the Company together with any notice of Meeting, the accidental omission to include the form of proxy to, or the non-receipt of such form of proxy by, any person entitled to receive a notice of Meeting shall not invalidate any resolution passed or any proceeding at any such Meeting.

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79.	An instrument appointing a proxy may be in the following form with such variations if any as circumstances may require or in such other form as the Directors may approve and shall be deemed to include the right to demand or join in demanding a poll, to move any resolution or amendment thereto and to speak at the Meeting:	Form of proxies.

DIGIASIA BIOS PTE. LTD.

"I/We*, [name(s)],
of [address(es)], being
a Member/Members* of the abovenamed Company,
appoint [name]
of [address],
or failing him/her*, [name]
of [address], as my/our* proxy
to vote for me/us* and on my/our* behalf
at the (Annual, Extraordinary or Adjourned,
as the case may be) General Meeting of
the Company to be held on [date] and at any adjournment of the Meeting.

Signed on [date].

This form is to be used in favour of/against* the resolution.

* Delete whichever is not applicable. [Unless otherwise instructed, the proxy may vote as he or she thinks fit.]"

An instrument appointing a proxy shall, unless the contrary is stated thereon, be valid as well for any adjournment of the Meeting as for the Meeting to which it relates and need not be witnessed.

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80.	A vote given in accordance with the terms of an instrument of proxy (which for the purposes of this Constitution shall also include a power of attorney) is valid despite:	Intervening death or mental disorder of principal not to revoke proxy.
(a) the previous death or mental disorder of the principal;

(b) the revocation of the proxy, or of the authority under which the proxy was executed; or

(c) the transfer of the share in respect of which the proxy is given,

provided that no intimation in writing of such death, mental disorder, revocation or transfer has been received by the Company at its Office before the commencement of the Meeting or adjourned Meeting (or in the case of a poll taken otherwise than at or on the same day as the Meeting or adjourned Meeting) the time appointed for the taking of the poll at which the vote is cast.

81.	Any corporation which is a Member of the Company may by resolution of its directors or other governing body authorise such person as it thinks fit to act as its representative at any Meeting of the Company or of any class of Members and the person so authorised shall be entitled to exercise the same powers on behalf of the corporation as the corporation could exercise if it were an individual Member and such corporation shall for the purposes of this Constitution (but subject to the Act) be deemed to be present in person at any such Meeting if a person so authorised is present thereat.	Corporations acting by representatives.

DIRECTORS

82.	Subject to the Act, the Company shall have at least one (1) Director, who is ordinarily resident in Singapore, and there shall be no maximum number.	Number of
Directors.
83.	A Director need not be a Member and shall not be required to hold any share qualification unless and until otherwise determined by the Company in General Meeting but shall be entitled to attend and speak at General Meetings.	Qualification.

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84.	(1)	Subject to Section 169 of the Act, if applicable, the remuneration of the Directors shall be determined from time to time by the Company in General Meeting, and shall be divisible among the Directors in such proportions and manner as they may agree and in default of agreement equally, except that in the latter event any Director who shall hold office for part only of the period in respect of which such remuneration is payable shall be entitled only to rank in such division for the proportion of remuneration related to the period during which he has held office.	Remuneration of Directors.

	(2)	The remuneration of the Directors is treated as accruing from day to day.

85.	The Directors shall be entitled to be paid all travelling, hotel and other expenses properly incurred by them in attending and returning from meetings of the Directors or of any committee of the Directors or General Meetings or otherwise howsoever in or about the business of the Company in the course of the performance of their duties as Directors.		Travelling expenses.

86.	Any Director who is appointed to any executive office or serves on any committee or who otherwise performs or renders services, which in the opinion of the Directors are outside his ordinary duties as a Director, may be paid such extra remuneration as the Directors may determine.		Extra Remuneration.

87.	Other than the office of Auditor (or Secretary in the case of the Company having only one (1) Director), a Director may hold any other office or place of profit under the Company and he or any firm of which he is a member may act in a professional capacity for the Company in conjunction with his office of Director for such period and on such terms (as to remuneration and otherwise) as the Directors may determine. Subject to the Act, no Director or intending Director shall be disqualified by his office from transacting or entering into any arrangement with the Company either as vendor, purchaser or otherwise nor shall such transaction or arrangement or any transaction or arrangement entered into by or on behalf of the Company in which any Director shall be in any way interested be avoided nor shall any Director so transacting or being so interested be liable to account to the Company for any profit realised by any such transaction or arrangement by reason only of such Director holding that office or of the fiduciary relation thereby established.		Power of Directors to hold office of profit and to transact with Company.

88.	Every Director and Managing Director shall observe the provisions of Section 156 of the Act relating to the disclosure of the interests of the Directors and Managing Director in transactions or proposed transactions with the Company or of any office or property held by him which might create duties or interests in conflict with his duties or interests as a Director or Managing Director. Subject to such disclosure, a Director shall be entitled to vote in respect of any transaction or arrangement in which he is interested and he shall be taken into account in ascertaining whether a quorum is present.		Directors and Managing Director to observe Section 156 of the Act.

89.	(1)	A Director may be or become a director of or hold any office or place of profit (other than as Auditor or Secretary in the case of the Company having only one (1) Director) or be otherwise interested in any company in which the Company may be interested as vendor, purchaser, shareholder or otherwise and unless otherwise agreed shall not be accountable for any fees, remuneration or other benefits received by him as a director or officer of or by virtue of his interest in such other company.	Holding of office in other companies.

	(2)	The Directors may exercise the voting power conferred by the shares in any company held or owned by the Company in such manner and in all respects as the Directors think fit in the interests of the Company (including the exercise thereof in favour of any resolution appointing the Directors or any of them to be directors of such company or voting or providing for the payment of remuneration to the directors of such company) and any such Director may vote in favour of the exercise of such voting powers in the manner aforesaid notwithstanding that he may be or be about to be appointed a director of such other company.	Directors may exercise voting power conferred by Company's shares in another company.

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MANAGING DIRECTORS

90.	The Directors may from time to time appoint one or more of their body to be Managing Director or Managing Directors (or any equivalent position(s) howsoever described) of the Company and may from time to time (subject to the provisions of any contract between him or them and the Company) remove or dismiss him or them from office and appoint another or others in his or their places.		Appointment of Managing Directors.

91.	A Managing Director (or any equivalent position(s) howsoever described) shall subject to the provisions of any contract between him and the Company be subject to the same provisions as to resignation and removal as the other Directors of the Company and if he ceases to hold the office of Director from any cause he shall ipso facto and immediately cease to be a Managing Director (or any equivalent position(s) howsoever described).		Resignation and removal of Managing Director.

92.	The remuneration of a Managing Director (or any equivalent position(s) howsoever described) shall from time to time be fixed by the Directors and may, subject to the Act and this Constitution, be by way of salary or commission or participation in profits or by any or all of these modes.		Remuneration of Managing Director.

93.	The Directors may from time to time entrust to and confer upon a Managing Director (or any equivalent position(s) howsoever described) for the time being such of the powers exercisable under this Constitution by the Directors as they may think fit and may confer such powers for such time and to be exercised on such terms and conditions and with such restrictions as they think expedient and they may confer such powers either collaterally with or to the exclusion of and in substitution for all or any of the powers of the Directors in that behalf and may from time to time revoke, withdraw, alter or vary all or any of such powers. A Managing Director (or any person holding an equivalent position) shall be subject to the control of the Board.		Powers of Managing Director.

VACATION OF OFFICE OF DIRECTOR

94.	The office of a Director shall be vacated in any one of the following events, namely:		Vacation of office of Director.

	(a)	if he is prohibited from being a Director by reason of any order made under the Act; or

	(b)	if he ceases to be a Director by virtue of any of the provisions of the Act or this Constitution; or

	(c)	subject to the Act, if he resigns by writing under his hand left at the Office; or

	(d)	if he has a receiving or bankruptcy order made against him or suspends payments or makes any arrangement or composition with his creditors generally; or

	(e)	if he becomes mentally disordered and incapable of managing himself or his affairs or if in Singapore or elsewhere an order shall be made by any court claiming jurisdiction in that behalf on the ground (however formulated) of mental disorder for his detention or for the appointment of a guardian or for the appointment of a receiver or other person (by whatever name called) to exercise powers with respect to his property or affairs; or

	(f)	if he becomes disqualified from being a Director by virtue of his disqualification or removal or the revocation of his appointment as a Director, as the case maybe, under any applicable laws; or

	(g)	being a director of a Registered Fund Management Company (as defined in the Securities and Futures (Licensing and Conduct of Business) Regulations (Securities and Futures Act 2001, Regulation 10)), he has been removed by the Registered Fund Management Company as director in accordance with those Regulations.

APPOINTMENT AND REMOVAL OF DIRECTORS

95.	The Company may by Ordinary Resolution remove any Director before the expiration of his period of office, notwithstanding anything in this Constitution or in any agreement between the Company and such Director.		Removal of Directors.

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96.	The Company may by Ordinary Resolution appoint another person in place of a Director removed from office under the immediately preceding regulation.		Appointment in place of Director removed.

97.	The Company (by Ordinary Resolution) and the Directors shall have power at any time and from time to time to appoint any person to be a Director either to fill a casual vacancy or as an additional Director.		Power to fill casual vacancies and to appoint additional Director.

ALTERNATE DIRECTORS

98.	(1)	Any Director may at any time by writing under his hand and deposited at the Office or by telefax or electronic communication sent to the Secretary appoint any person approved by the majority of the Directors to be his Alternate Director during such period as he thinks fit and may in like manner at any time terminate such appointment. Any appointment or removal by telefax or electronic communication shall be confirmed as soon as possible by letter, but may be acted upon by the Company meanwhile.	Appointment of Alternate Directors.

	(2)	A Director or any other person may act as an Alternate Director to represent more than one (1) Director and such Alternate Director shall be entitled at Directors' meetings to one (1) vote for every Director whom he represents in addition to his own vote if he is a Director.

	(3)	The appointment of an Alternate Director shall ipso facto determine on the happening of any event which if he were a Director would render his office as a Director to be vacated and his appointment shall also determine ipso facto if his appointor ceases for any reason to be a Director.

	(4)	An Alternate Director shall be entitled to receive notices of meetings of the Directors and to attend and vote as a Director at any such meeting at which the Director appointing him is not personally present and generally, if his appointor is absent from Singapore or is otherwise unable to act as such Director, to perform all functions of his appointor as a Director (except the power to appoint an Alternate Director) and to sign any resolution in accordance with the provisions of regulation 104.

	(5)	An Alternate Director shall not be taken into account in reckoning the minimum number of Directors allowed for the time being under this Constitution but he shall be counted for the purpose of reckoning whether a quorum is present at any meeting of the Directors attended by him at which he is entitled to vote. Provided that in the event the Company has more than one (1) Director, he shall not constitute a quorum under regulation 101 if he is the only person present at the meeting notwithstanding that he may be an Alternate Director to more than one (1) Director.

	(6)	An Alternate Director may be repaid by the Company such expenses as might properly be repaid to him if he were a Director and he shall be entitled to receive from the Company such proportion (if any) of the remuneration otherwise payable to his appointor as such appointor may by notice in writing to the Company from time to time direct, but save as aforesaid he shall not in respect of such appointment be entitled to receive any remuneration from the Company.

	(7)	An Alternate Director shall not be required to hold any share qualification.

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PROCEEDINGS OF DIRECTORS

99.	(1)

The Directors may meet together for the despatch of business, adjourn or otherwise regulate their meetings as they think fit. Subject to the provisions of this Constitution questions arising at any meeting shall be determined by a majority of votes (of the Directors present and voting) and in case of an equality of votes the Chairman of the meeting shall have a second or casting vote.

Meetings of Directors.

(2)

Any Director or his Alternate Director may participate at a meeting of the Directors by conference telephone or a video conference telephone or by means of similar communications equipment whereby all persons participating in the meeting are able to hear each other in which event such Director or his Alternate Director shall be deemed to be present at the meeting. A Director or his Alternate Director participating in a meeting in the manner aforesaid may also be taken into account in ascertaining the presence of a quorum at the meeting. Such a meeting shall be deemed to be held at the place agreed upon by the Directors attending the meeting, provided that at least one (1) of the Directors present at the meeting was at that place for the duration of the meeting. In the case of a meeting which is not held in person, the fact that a Director is taking part in the meeting must be made known to all the other Directors taking part, and no Director may disconnect or cease to take part in the meeting unless he makes known to all other Directors taking part that he is ceasing to take part in the meeting.

Participation in a Meeting by conference telephone.
100.	A Director may and the Secretary must, on the requisition of a Director, summon a meeting of the Directors.	Convening meetings of Directors.
101.

In the event the Company has more than one (1) Director, the quorum necessary for the transaction of the business of the Directors may be fixed by the Directors and unless so fixed at any other number shall be two (2). Notwithstanding the foregoing, in the event the Company has only one (1) Director, that Director shall form the quorum and may pass a resolution by recording the resolution and signing the record. A meeting of the Directors at which a quorum is present shall be competent to exercise all the powers and discretions for the time being exercisable by the Directors.

Quorum.
102.

The continuing Directors may act notwithstanding any vacancies in their body but if and so long as the number of Directors is reduced below the minimum number fixed by or in accordance with this Constitution as the necessary quorum of Directors, the continuing Directors or Director may not act except for the purpose of summoning a General Meeting for the purpose of appointing Directors.

Proceedings in case of vacancies.
103.

The Directors may from time to time elect a Chairman and if desired a Deputy Chairman and determine the period for which he is or they are to hold office. The Deputy Chairman will perform the duties of the Chairman during the Chairman's absence for any reason. The Chairman and in his absence the Deputy Chairman shall preside as Chairman at meetings of the Directors but if no such Chairman or Deputy Chairman be elected or if at any meeting the Chairman and the Deputy Chairman be not present within ten (10) minutes after the time appointed for holding the same, the Directors present shall choose one of their number to be Chairman of such meeting.

Chairman of Directors.
104.

A resolution in writing signed or approved by a majority of the Directors for the time being (who are not prohibited by law or this Constitution from voting on such resolutions) and constituting a quorum shall be as valid and effectual as if it had been passed at a meeting of the Directors or of a committee of Directors duly convened and held. Any such resolution may be contained in a single document or may consist of several documents all in like form each signed or approved as aforesaid provided that where a Director is not so present but has an alternate who is so present, then such resolution must also be signed by such alternate. A resolution pursuant to this regulation shall be deemed to have been passed on the date when the resolution is signed or approved by the last Director constituting a simple majority of the Directors. For the purpose of this regulation, 'in writing' and 'signed' include approval by letter, telex, facsimile, cable, telegram, email or any other form of electronic communication or telegraphic communication or means approved by the Directors for such purpose from time to time incorporating, if the Directors deem necessary, the use of security and / or identification procedures and devices approved by the Directors. All such resolutions shall be described as "Directors' Resolutions" and shall be forwarded or otherwise delivered to the Secretary without delay, and shalt be recorded by him in the Company's minute book.

Resolutions in writing.

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105.	The Directors may delegate any of their powers to committees consisting of such member or members of their body as they think fit. Any committee so formed shall in the exercise of the powers so delegated conform to any regulations that may be imposed on them by the Directors.	Power to appoint committees.

106.	The meetings and proceedings of any such committee consisting of two (2) or more members shall be governed by the provisions of this Constitution regulating the meetings and proceedings of the Directors, so far as the same are applicable and are not superseded by any regulations made by the Directors under the last preceding regulation.	Proceedings at committee meetings.

107.	All acts done by any meeting of Directors or of a committee of Directors or by any person acting as Director shall as regards all persons dealing in good faith with the Company, notwithstanding that there was some defect in the appointment of any such Director or person acting as aforesaid or that they or any of them were or was disqualified or had vacated office or were not entitled to vote be as valid as if every such person had been duly appointed and was qualified and had continued to be a Director and had been entitled to vote.	Validity of acts of Directors in spite of some formal defect.

GENERAL POWERS OF THE DIRECTORS

108.	The business and affairs of the Company shall be managed by or under the direction or supervision of the Directors, who may exercise all such powers of the Company as are not, by the Statutes or by this Constitution, required to be exercised by the Company in General Meeting. The Directors shall not carry into effect any proposals for selling or disposing of the whole or substantially the whole of the Company's undertaking or property unless those proposals have been approved by the Company in General Meeting. The general powers given by this regulation shall not be limited or restricted by any special authority or power given to the Directors by any other regulation.	General powers of Directors to manage Company's business.

109.	The Directors may establish any local boards or agencies for managing any of the affairs of the Company, either in Singapore or elsewhere, and may appoint any persons to be members of such local boards, or any managers or agents, and may fix their remuneration, and may delegate to any local board, manager or agent any of the powers, authorities and discretions vested in the Directors, with power to sub-delegate, and may authorise the members of any local boards, or any of them, to fill any vacancies therein, and to act notwithstanding vacancies, and any such appointment or delegation may be made upon such terms and subject to such conditions as the Directors may think fit, and the Directors may remove any person so appointed, and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.	Directors may establish local boards or agencies.

110.	The Directors may from time to time by power of attorney or otherwise appoint any corporation, firm, limited liability partnership or person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under this Constitution) and for such period and subject to such conditions as they may think fit, and any such power of attorney (or other form of appointment) may contain such provisions for the protection and convenience of persons dealing with such attorney as the Directors may think fit and may also authorise any such attorney to subdelegate all or any of the powers, authorities and discretions vested in him.	Power to appoint attorneys.

111.	All cheques, promissory notes, drafts, bills of exchange, and other negotiable or transferable instruments and all receipts for moneys paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed, as the case may be, by any two (2) Directors or in such other manner as the Directors shall from time to time by resolution determine.	Signature of cheques and bills.

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BORROWING POWERS

112.	Without limiting the generality of regulation 108 but subject as hereinafter provided and to the provisions of the Statutes, the Directors may exercise all the powers of the Company to do all or any of the following for any debt, liability or obligation of the Company or of any third party:		Directors' borrowing powers.

	(a)	borrow or raise money from time to time for the purpose of the Company;

	(b)	secure the payment of such sums as they think fit and may secure the repayment or payment of such sums by mortgage or charge upon all or any part of the undertaking, property, uncalled capital or assets of the Company; or

	(c)	issue debentures and other securities whether outright or as security or otherwise as they may think fit.

SECRETARY

113.	The Secretary or Secretaries shall and a Deputy or Assistant Secretary or Secretaries may be appointed by the Directors for such term, at such remuneration and upon such conditions as they may think fit, and any Secretary, Deputy or Assistant Secretary so appointed may be removed by them, but without prejudice to any claim he may have for damages for breach of any contract of service between him and the Company. The appointment and duties of the Secretary or Secretaries shall not conflict with the provisions of the Act and in particular Section 171 thereof.		Secretary.
SEAL

114.	(1)	The Directors shall provide for the safe custody of the Seal (if any), which shall only be used by the authority of the Directors or a committee of Directors authorised by the Directors in that behalf, and every instrument to which the Seal shall be affixed shall (subject to the provisions of this Constitution as to certificates for shares) be signed by a Director and shall be countersigned by the Secretary or by a second Director or by some other person appointed by the Directors in place of the Secretary for the purpose. Any facsimile signature may be reproduced by mechanical, electronic or such other method as may be approved by the Directors.	Seal.

	(2)	The Directors may exercise the powers conferred by the Act with regard to having an Official Seal for use abroad, and such powers shall be vested in the Directors.	Official Seal.

	(3)	The Company may have a duplicate Seal as referred to in Section 124 of the Act which shall be a facsimile of the Seal with the addition on its face of the words "Share Seal".	Share Seal.

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AUTHENTICATION OF DOCUMENTS

115.	Any Director or the Secretary or any person appointed by the Directors for the purpose shall have power to authenticate any documents affecting the Constitution of the Company and any resolutions passed by the Company or the Directors, and any books, records, documents, accounts and financial statements relating to the Company, and to certify copies thereof or extracts therefrom as true copies or extracts; and where any books, records, documents, accounts or financial statements are elsewhere than at the Office, the local manager and other officer of the Company having the custody thereof shall be deemed to be a person appointed by the Directors as aforesaid.	Power to authenticate documents.

116.	A document purporting to be a copy of a resolution of the Directors or an extract from the minutes of a meeting of Directors which is certified as such in accordance with the provisions of the last preceding regulation shall be conclusive evidence in favour of all persons dealing with the Company upon the faith thereof that such resolution has been duly passed or, as the case may be, that such extract is a true and accurate record of a duly constituted meeting of the Directors.	Certified copies of resolution of the Directors.

DIVIDENDS

117.

The Company may by Ordinary Resolution declare dividends but (without prejudice to the powers of the Company to pay interest on share capital as hereinbefore provided) no dividend shall be payable except out of the profits of the Company, or in excess of the amount recommended by the Directors.

Payment of dividends.

118.

 Subject to any rights or restrictions attached to any shares or class of shares and except as otherwise permitted under the Act, (a) all dividends shall be declared and paid in proportion to the number of shares held by a Member but where shares are partly paid all dividends must be apportioned and paid proportionately to the amounts paid or credited as paid on the partly paid shares, and (b) all dividends shall be apportioned and paid proportionately to the amounts paid or credited as paid on the shares during any portion or portions of the period in respect of which the dividend is paid, but if any share is issued on terms providing that it shall rank for dividend as from a particular date such share shall rank for dividend accordingly. For the purposes of this regulation, an amount paid or credited as paid on a share in advance of a call is to be ignored.

Apportionment of dividends.

119.

If and so far as in the opinion of the Directors the profits of the Company justify such payments, the Directors may pay the fixed preferential dividends on any class of shares carrying a fixed preferential dividend expressed to be payable on a fixed date on the half-Yearly or other dates (if any) prescribed for the payment thereof by the terms of issue of the shares, and subject thereto may also from time to time pay to the holders of any other class of shares interim dividends thereon of such amounts and on such dates as they may think fit.

Payment of preference and interim dividends.

120.	No dividend or other moneys payable on or in respect of a share shall bear interest against the Company.	Dividends not to bear interest.

121.	The Directors may deduct from any dividend or other moneys payable to any Member on or in respect of a share all sums of money (if any) presently payable by him to the Company on account of calls or otherwise in relation to the shares of the Company.	Deduction of debts due to Company.

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122.

The Directors may retain any dividend or other moneys payable on or in respect of a share on which the Company has a lien and may apply the same in or towards satisfaction of the debts, liabilities or engagements in respect of which the lien exists.

Retention of dividends on shares subject to lien.

123.	The Directors may retain the dividends payable on shares in respect of which any person is under the provisions as to the transmission of shares hereinbefore contained entitled to become a Member or which any person under those provisions is entitled to transfer until such person shall become a Member in respect of such shares or shall duly transfer the same.	Retention of dividends on shares pending transmission.

124.	The payment by the Directors of any unclaimed dividends or other moneys payable on or in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof. All dividends and other moneys payable on or in respect of a share that are unclaimed after first becoming payable may be invested or otherwise made use of by the Directors for the benefit of the Company and any dividend or any such moneys unclaimed after a period of six (6) years from the date they are first payable shall be forfeited and shall revert to the Company but the Directors may at any time thereafter at their absolute discretion annul any such forfeiture and pay the moneys so forfeited to the person entitled thereto prior to the forfeiture.	Unclaimed Dividends or other moneys.

125.	(1)	The Company may, upon the recommendation of the Directors, by Ordinary Resolution direct payment of a dividend in whole or in part by the distribution of specific assets, including:		Payment of dividend in specie.

		(a)	paid up shares of any other company;

		(b)	debentures or debenture stock of any other company; or

		(c)	any combination of any specific assets,

and the Directors must give effect to the resolution.

	(2)	Where any difficulty arises with regard to a distribution directed under paragraph (1), the Directors may do all or any of the following:

		(a)	settle the distribution as they think expedient;

		(b)	fix the value for distribution of the specific assets or any part of the specific assets;

		(c)	determine that cash payments be made to any Members on the basis of the value fixed by the Directors, in order to adjust the rights of all parties; and

		(d)	vest any such specific assets in trustees as may seem expedient to the Directors.

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126.	Any dividend, interest or other moneys payable in cash on or in respect of a share may be paid by cheque or warrant sent through the post directed:			Dividends payable by cheque.

	(a)	in the case of joint holders:

		(i)	to the registered address of the joint holder who is first named on the Register of Members; or

		(ii)	to a person or to an address as the joint holders may in writing direct; or

	(b)	in any other case:

		(i)	to the registered address of the holder; or

		(ii)	to a person or to an address as the holder may in writing direct. Every such cheque or warrant shall be made payable to the order of the person to whom it is sent and payment of the cheque if purporting to be endorsed or the receipt of any such person shall be a good discharge to the Company. Every such cheque or warrant shall be sent at the risk of the person entitled to the money represented thereby and the Company shall not be responsible for the loss of any cheque or warrant sent through the post.

127.	A transfer of shares shall not pass the right to any dividend declared on such shares before the registration of the transfer.			Effect of transfer.

RESERVES

128.	(1)	The Directors may from time to time, before recommending any dividend:		Power to carry profit to reserve.

		(a)	set aside out of the profits of the Company such sums as they think proper as reserves; or

		(b)	carry forward any profits which they may think prudent not to divide, without placing the profits to reserve.

	(2)	The reserves set aside under paragraph (1)(a):

		(a)	are, at the discretion of the Directors, to be applied for any purpose to which the profits of the Company may be properly applied; and

		(b)	may, pending any application under sub-paragraph (a) and at the discretion of the Directors, be employed in the business of the Company or be invested in any investments (other than shares in the Company) as the Directors may from time to time think fit.

	(3)	The Directors may divide the reserve into such special funds as they think fit and may consolidate into one fund any special funds or any parts of any special funds into which the reserve may have been divided.

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BONUS ISSUES AND CAPITALISATION OF PROFITS AND RESERVES

129.	(1)	The Company may, upon the recommendation of the Directors, by Ordinary Resolution, resolve to capitalise any sum for the time being standing to the credit of any of the Company's reserve accounts or any sum standing to the credit of the profit and loss account or otherwise available for distribution.			Power to issue free bonus shares and/or to
capitalise profits.
		(2)	The amount capitalised under paragraph (1) is set free for distribution amongst the Members holding shares in the Company in the proportions in which such sum would have been divisible amongst them had the same been applied or been applicable in paying dividends subject to the following conditions:

			(a)	the capitalised amount must not be paid in cash;

			(b)	the capitalised amount must be applied in or towards either or both of the following:

(i) paying up any amounts for the time being unpaid on any shares held by the Members respectively;

(ii) paying up in full unissued shares or debentures of the Company to be allotted, distributed and credited as fully paid up to and amongst such Members in the proportion aforesaid.

130.		(1)	Whenever such a resolution as aforesaid shall have been passed, the Directors must:		Power of Directors to give effect to bonus issues and/or capitalisation.

			(a)	make all appropriations and applications of the undivided profits resolved to be capitalised by the resolution;

			(b)	make all allotments and issues of fully-paid shares or debentures, if any; and

			(c)	do all acts and things required to give effect to the resolution.

		(2)	The Directors have full power to:

			(a)	make such provisions as they think fit for any fractional entitlements which would arise on the basis aforesaid (including provisions whereby fractional certificates are issued, fractional entitlements are paid in cash or are disregarded or the benefit thereof accrues to the Company rather than to the Members concerned); and

			(b)	authorise any person to enter on behalf of all the Members entitled to the distribution into an agreement with the Company providing:

(i) for the allotment to the Members respectively, credited as fully paid-up, of any further shares or debentures to which they may be entitled upon the capitalisation; or

(ii) for the payment up by the Company on the Member's behalf of the amounts or any part of the amounts remaining unpaid on their existing shares by the application of their respective proportions of the profits resolved to be capitalised, and any agreement made under such authority is effective and binding on all the Members entitled to the distribution.

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MINUTES AND BOOKS

131.	The Directors shall cause minutes to be made in books to be provided for the purpose:		Minutes.

	(a)	of all appointments of officers made by the Directors;

	(b)	of the names of the Directors present at all Meetings of the Company and of the Directors and of any committee of Directors; and

	(c)	of all resolutions and proceedings at all Meetings of the Company and of any class of Members, of the Directors and of committees of Directors.

131A.	Such minutes referred to in regulation 131 above shall be signed by the Chairman of the meeting at which the proceedings were held or by Chairman of the succeeding meeting and shall include approval by letter, telex, facsimile, cable, telegram, email or any other form of electronic communication or telegraphic communication or means approved by the Directors for such purpose from time to time incorporating, if the Directors deem necessary, the use of security and / or identification procedures and devices approved by the Directors.

132.

The Directors shall duly comply with the provisions of the Act and in particular the provisions with regard to registration of charges created by or affecting property of the Company, with regard to keeping a Register of Controllers, a Register of Mortgages and Charges and a Register of Directors' Share and Debenture Holdings and in regard to the production and furnishing of copies of such registers and of any Register of Holders of Debentures of the Company.

Keeping of Registers, etc.
133.	Any register, index, minute book, accounting record, minute or other document required by this Constitution or by the Act to be kept by or on behalf of the Company may be kept either in hard copy form or in electronic form, subject to compliance with the provisions of the Act.	Form of registers, etc.

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FINANCIAL STATEMENTS

134.	The Directors must:

	(a)	cause proper accounting and other records to be kept;	Directors to keep proper accounting and other records.

	(b)	distribute copies of financial statements and other documents as required by the Act; and

	(c)	determine whether, to what extent, at what times and places, and under what conditions or regulations the accounting and other records of the Company are open to the inspection of Members who are not Directors.

135.	Subject to the provisions of the Act, the accounting and other records of the Company shall be kept at the Office or at such other place or places as the Directors think fit within Singapore. No Member (other than a Director or the holding company of the Company) shall have any right of inspecting any account, book, financial statements, document or other records of the Company except as is conferred by law or authorised by the Directors or by an Ordinary Resolution of the Company.		Location and inspection.

136.	The Directors shall, in accordance with the provisions of the Act, cause to be prepared and to be laid before the Company in General Meeting such financial statements, balance sheets, reports, statements and other documents as may be necessary (unless such meeting has been dispensed with in accordance with the provisions of the Act).		Presentation of financial statements.

137.	A copy of the financial statements and, if required, the balance sheet (including every document required by the Act to be annexed thereto), which is to be laid before the Company in General Meeting accompanied by a copy of the Auditor's report thereon (if required), shall not less than fourteen (14) days (or, if a resolution under Section 175A of the Act is in force, not less than twenty-eight (28) days before the date such meeting was to be held) before the date of the Meeting be sent to every Member of, and every holder of debentures (if any) of, the Company and to every other person who is entitled to receive notices from the Company under the provisions of the Act or of this Constitution. Provided always that:		Copies of financial statements.

	(a)	these documents may be sent less than fourteen (14) days before the date of the Meeting if all persons entitled to receive notices of Meetings from the Company so agree; and

	(b)	this regulation shall not require a copy of these documents to be sent to any person whose address the Company is not aware or to more than one of the joint holders of any share in the Company or the several persons entitled thereto in consequence of the death or bankruptcy of the holder or otherwise but any Member to whom a copy of these documents has not been sent shall be entitled to receive a copy free of charge on application at the Office.

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AUDITORS

138.	Auditors shall be appointed (unless the Company is exempted from such requirement under the Act) and their duties regulated in accordance with the provisions of the Act. Every Auditor of the Company shall have a right of access at all times to the accounting and other records of the Company and shall make his report as required by the Act.	Appointment of Auditors.

139.	Subject to the provisions of the Act, all acts done by any person acting as an Auditor shall, as regards all persons dealing in good faith with the Company, be valid, notwithstanding that there was some defect in his appointment or that he was at the time of his appointment not qualified for appointment or subsequently became disqualified.	Validity of acts of Auditors in spite of some formal defect.

140.	The Auditors (or their agent authorised by them in writing for the purpose) shall be entitled to attend any General Meeting and to receive all notices of and other communications relating to any General Meeting to which any Member is entitled and to be heard at any General Meeting on any part of the business of the Meeting which concerns them as Auditors.	Auditors' right to receive notices of and attend at General Meetings.

NOTICES

141.	(1)	Any notice or document (including a share certificate) may be served on or delivered to any Member by any one (1) or more of the following means:		Service of notice.

		(a)	personally to the Member;

		(b)	by sending it through the post in a prepaid cover addressed to such Member at his registered address in Singapore;

		(c)	where such address is outside Singapore, by prepaid air-mail; or

		(d)	(where appropriate) by electronic communications in the manner set out in regulation 142.

	(2)	Where a notice or other document is served or sent by post, service or delivery shall be deemed to be effected:		When service effected.

		(a)	when it is delivered personally to the Member, at the time when it is so delivered; and

		(b)	when it is sent by prepaid mail to an address in Singapore or by prepaid airmail to an address outside Singapore, on the day following that on which the notice was put into the post.

	(3)	In proving such service or sending, it shall be sufficient to prove that the letter containing the notice or document was properly addressed and put into the post as a prepaid letter or airmail letter as the case may be.

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142.	Without prejudice to the provisions of regulation 141 but subject otherwise to, and in accordance with, this Constitution, the Act and/or any other applicable regulations or procedures relating to electronic communications:			Service by electronic communications.

	(a)	any notice or document (including, without limitation, any accounts, balance sheets, financial statements or reports) which is required or permitted to be given, sent or served under the Act or under this Constitution by the Company, or by the Directors, to a Member may be given, sent or served using electronic communications (including by electronic mail or short message service):

		(i)	to the current address of that person;

		(ii)	by making it available on a website prescribed by the Company from time to time; or

		(iii)	in such manner as such Member expressly consents to by giving notice in writing to the Company,

in accordance with the provisions of this Constitution, the Statutes and/or any other application regulations or procedures;

	(b)	for the purposes of regulation 142(a)(ii), where a notice or document is given, sent or served to a Member by making it available on a website, the Company shall give separate notice to the Member of the publication of the notice or document on that website and the manner in which the notice or document may be accessed by any one or more of the following means:		Notice to be given of service on website.

		(i)	by sending such separate notice to the Member personally or through the post pursuant to regulation 141(1);

		(ii)	by sending such separate notice to the Member using electronic communications to his current address pursuant to regulation 142(a); and/or

		(iii)	by way of advertisement in the daily press;

	(c)	for the purposes of regulation 142(a), a Member shall be implied to have agreed to receive such notice or document by way of such electronic communications and shall not have a right to elect to receive a physical copy of such notice or document;		Implied consent.

	(d)	notwithstanding regulation 142(c), the Directors may, at their discretion, at any time by notice in writing give a Member an opportunity to elect within a specified period of time whether to receive such notice or document by way of electronic communications or as a physical copy, and such Member shall be deemed to have consented to receive such notice or document by way of electronic communications if he was given such an opportunity and he failed to make an election within the specified time, and he shall not in any such event be entitled to receive a physical copy of such notice or document; and		Deemed consent.

	(e)	unless otherwise provided under this Constitution, the Act and/or any other applicable regulations or procedures, where a notice or document is given, sent or served by electronic communications to the current address of a person pursuant to regulation 142(a)(i), it shall be deemed to have been duly given, sent or served at the time of transmission of the electronic communication by the email server or facility operated by the Company, its service provider or agent, to the current address of such person (notwithstanding any delayed receipt, non-delivery or "returned mail" reply message or any other error message indicating that the electronic communication was delayed or not successfully sent) and where made available on a website, it shall be deemed to have been duly given, sent or served at the time at which the notice or document is first made available on the website.		When notice given by electronic communications deemed served.

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143.	All notices and documents (including a share certificate) with respect to any shares to which persons are jointly entitled shall be given to whichever of such persons is named first on the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.	Service of notices in respect of joint holders.

144.	Any Member with a registered address shall be entitled to have served upon him at such address any notice to which he is entitled under this Constitution.	Members shall be served at registered address.

145.	A person entitled to a share in consequence of the death or bankruptcy of a Member or otherwise upon supplying to the Company such evidence as the Directors may reasonably require to show his title to the share, and upon supplying also an address for the service of notice, shall be entitled to have served upon him at such address any notice or document to which the Member but for his death or bankruptcy or otherwise would be entitled and such service shall for all purposes be deemed a sufficient service of such notice or document on all persons interested (whether jointly with or as claiming through or under him) in the share. Save as aforesaid any notice or document delivered or sent by post to or left at the registered address of any Member or given, sent or served to any Member using electronic communication in pursuance of this Constitution shall (notwithstanding that such Member be then dead or bankrupt or otherwise not entitled to such share and whether or not the Company have notice of the same) be deemed to have been duly served in respect of any share registered in the name of such Member as sole or joint holder.	Service of notices after death etc. of a Member.

146.	Any notice on behalf of the Company or of the Directors shall be deemed effectual if it purports to bear the signature of the Secretary or other duly authorised officer of the Company, whether such signature is printed or written.	Signature on notice.

147.	When a given number of days' notice or notice extending over any other period is required to be given the day of service shall not, unless it is otherwise provided or required by this Constitution or by the Act, be counted in such number of days or period.	Day of service not counted.

148.	(1)	Notice of every General Meeting shall be given in manner hereinbefore authorised to:		Notice of
General Meeting.
		(a)	every Member;

		(b)	every person entitled to a share in consequence of the death or bankruptcy or otherwise of a Member who but for the same would be entitled to receive notice of the Meeting; and

		(c)	the Auditor (if any) for the time being of the Company.

	(2)	No other person shall be entitled to receive notices of General Meetings, save as provided by the Act.

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149.	The provisions of regulations 141, 142, 146 and 147 shall apply mutatis mutandis to notices of meetings of Directors or any committee of Directors.	Notice of meetings of Directors or any committee of Directors.

WINDING UP

150.	If the Company is wound up (whether the liquidation is voluntary, under supervision, or by the court) the liquidator may, with the authority of a Special Resolution, divide among the Members in specie or kind the whole or any part of the assets of the Company and whether or not the assets shall consist of property of one kind or shall consist of properties of different kinds and may for such purpose set such value as he deems fair upon any one or more class or classes of property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like authority, vest the whole or any part of the assets in trustees upon such trusts for the benefit of Members as the liquidator with the like authority thinks fit and the liquidation of the Company may be closed and the Company dissolved but so that no Member shall be compelled to accept any shares or other securities in respect of which there is a liability.	Distribution of assets in specie.

INDEMNITY

151.	(1)	Subject to the provisions of and so far as may be permitted by the Statutes, every Director or other officer for the time being of the Company shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred or to be incurred by him in the execution and discharge of his duties or in relation thereto. Without prejudice to the generality of the foregoing, no Director or other officer of the Company shall be liable for the acts, receipts, neglects or defaults of any other officer or for joining in any receipt or other act for conformity or for any loss or expense happening to the Company through the insufficiency or deficiency of title to any property acquired by order of the Directors for or on behalf of the Company or for the insufficiency or deficiency of any security in or upon which any of the moneys of the Company shall be invested or for any loss or damage arising from the bankruptcy, insolvency or tortious act of any person with whom any moneys, securities or effects shall be deposited or left or for any other loss, damage or misfortune whatsoever which shall happen in the execution of the duties of his office or in relation thereto unless the same shall happen through his own negligence, wilful default, breach of duty or breach of trust.	Indemnity of officers.

	(2)	Without prejudice to the generality of regulation 151(1) above, every officer of the Company shall be entitled to be indemnified out of the assets of the Company against any liability (other than any liability referred to in section 172B(1)(a) or (b) of the Act) incurred by the officer to a person other than the Company attaching to the officer in connection with any negligence, default, breach of duty or breach of trust.

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152.	Every Auditor is to be indemnified out of the assets of the Company against any liability incurred by the Auditor in defending any proceedings, whether civil or criminal, in which judgment is given in the Auditor's favour or in which the Auditor is acquitted or in connection with any application under the Act in which relief is granted to the Auditor by the Court in respect of any negligence, default, breach of duty or breach of trust.	Indemnity of Auditors.

SECRECY

153.	No Member shall be entitled to require discovery of or any information respecting any detail of the Company's trade or any matter which may be in the nature of a trade secret, mystery of trade or secret process which may relate to the conduct of the business of the Company and which in the opinion of the Directors it will be inexpedient in the interest of the Members of the Company to communicate to the public save as may be authorised by law.	Secrecy.

PERSONAL DATA

154.	(1)	A Member who is a natural person is deemed to have consented to the collection, use and disclosure of his personal data (whether such personal data is provided by that Member or is collected through a third party) by the Company (or its agents or service providers) from time to time for any of the following purposes:		Personal data of Members.

		(a)	implementation and administration of any corporate action by the Company (or its agents or service providers);

		(b)	internal analysis and/or market research by the Company (or its agents or service providers);

		(c)	investor relations communications by the Company (or its agents or service providers);

		(d)	administration by the Company (or its agents or service providers) of that Member's holding of shares in the capital of the Company;

		(e)	implementation and administration of any service provided by the Company (or its agents or service providers) to its members to receive notices of Meetings, annual reports and other Member communications and/or for proxy appointment, whether by electronic means or otherwise;

		(f)	processing, administration and analysis by the Company (or its agents or service providers) of proxies and representatives appointed for any General Meeting (including any adjournment thereof) and the preparation and compilation of the attendance lists, minutes and other documents relating to any General Meeting (including any adjournment thereof);

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	(g)	implementation and administration of, and compliance with, any provision of this Constitution;

	(h)	compliance with any applicable laws, listing rules, take-over rules, regulations and/or guidelines;

	(i)	any other purposes specified in the Company's prevailing privacy or data protection policies; and

	(j)	purposes which are reasonably related to any of the above purpose.

(2)	Any Member who appoints a proxy and/or representative for any General Meeting including any adjournment thereof is deemed to have warranted that where such Member discloses the personal data of such proxy and/or representative to the Company (or its agents or service providers), that Member has obtained the prior consent of such proxy and/or representative for the collection, use and/or disclosure by the Company (or its agents or service providers) of the personal data of such proxy and/or representative for the purposes specified in regulation 154(1), and for any purposes reasonably related to regulation 154(1), and is deemed to have agreed to indemnify the Company in respect of any penalties, liabilities, claims, demands, losses and damages as a result of or in connection with such Member's breach of warranty.		Personal data of proxies and/or representatives.

EXHIBIT E

FORM OF EARNOUT ESCROW AGREEMENT

This EARNOUT ESCROW AGREEMENT (this “Agreement”) is made and entered into as of [●], 2023, by and among Stonebridge Acquisition Corporation, a Cayman Islands exempted company limited by shares (prior to the Effective Time, “Acquiror” and, at and after the Effective Time, “PubCo”), Prashant Gokarn, in his capacity as the Management Representative (as defined in the BCA (as defined below)), StoneBridge Acquisition Sponsor, LLC, a Delaware limited liability company (the “Sponsor”, and together with PubCo and the Management Representative, sometimes referred to individually as a “Party” or collectively as the “Parties”), and Continental Stock Transfer & Trust Company (the “Earnout Escrow Agent”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the BCA (as defined herein).

WHEREAS, DigiAsia Bios Pte. Ltd., a Singapore private company limited by shares, with company registration number 201730295C, PubCo, StoneBridge Acquisition Pte. Ltd., a Singapore private company limited by shares, with company registration number 202239721R and a direct wholly owned subsidiary of Acquiror (“Amalgamation Sub”), and the Management Representative (solely in his capacity as such) have entered into that certain Business Combination Agreement, dated as of January 5, 2023 (together with all exhibits, schedules and annexes thereto, as amended, modified or supplemented from time to time in accordance with its terms, the “BCA”), pursuant to which the parties thereto have agreed to establish an escrow arrangement for the purposes set forth therein;

WHEREAS, in accordance with Section 3.06 of the BCA, Five Million One (5,000,001) PubCo Ordinary Shares held on record by PubCo will constitute the Earnout Shares;

WHEREAS, the Earnout Shares shall be held in escrow by the Earnout Escrow Agent pursuant to the terms of this Agreement (the “Escrow Account”) and shall be released by the Earnout Escrow Agent only upon the occurrence of certain triggering events as specifically set forth in this Agreement and pursuant to Section 3.06 of the BCA;

WHEREAS, in accordance with Section 2.04(a) of the BCA, the memorandum and articles of association of Acquiror shall be amended and restated in their entirety to the PubCo Charter;

WHEREAS, pursuant to Section 11.16 of the BCA and the Management Representative Agreement, the Management Representative has been appointed as the representative, true and lawful attorney in fact and agent for all of the Management Earnout Group for all purposes set forth therein; and

WHEREAS, the Parties desire to constitute and appoint the Earnout Escrow Agent as escrow agent hereunder, and the Earnout Escrow Agent is willing to assume and perform the duties and obligations of the escrow agent pursuant to the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing and of the mutual covenants hereinafter set forth, the parties hereto agree as follows:

1.	Appointment.

(a)	PubCo, the Management Representative, acting on behalf of the Management Earnout Group, and the Sponsor hereby appoint the Earnout Escrow Agent as their escrow agent to hold the Earnout Shares and any Escrowed Dividends (as defined herein) received by the Earnout Escrow Agent pursuant to Section 2(e) in escrow for the Management Representative and the Sponsor and to administer and disburse the Earnout Shares and the Escrow Dividends and otherwise for the purposes set forth herein, and the Earnout Escrow Agent hereby accepts such appointment under the express terms and conditions set forth herein.

(b)	Prior to or in connection with the dissolution of the Sponsor, the Sponsor shall designate a representative to act on behalf of the Sponsor, all on terms reasonably acceptable to the other Parties (any such Person so appointed, the “Sponsor Representative”).

2.	Deposit, Delivery and Receipt of Earnout Shares; Other Actions.

(a)	At the Closing and immediately prior to the Effective Time, the Sponsor will deliver, or cause to be delivered by PubCo, 5,000,001 PubCo Ordinary Shares (the “Earnout Shares”) to the Earnout Escrow Agent electronically through the DTC’s Deposit/Withdrawal At Custodian system to an account designated by the Earnout Escrow Agent.

(b)	The Earnout Escrow Agent will hold the Earnout Shares in the Escrow Account as a book-entry position with a number of Earnout Shares registered in the name of each member of the Management Earnout Group as set forth opposite such member’s name on Exhibit A, until any such Earnout Shares are to be (i) released to each member of the Management Earnout Group in the proportions set forth on Schedule 3.06 of the BCA, or (ii) otherwise forfeited and released to PubCo, in each case, in accordance with the terms of this Agreement and the BCA.

(c)	When all or any portion of the Earnout Shares are required to be released under the BCA, the Parties shall deliver joint written instructions to the Earnout Escrow Agent in accordance with the security procedures set forth in Section 11 and executed by each of (x) PubCo, (y) the Sponsor (or, in the event of a dissolution of the Sponsor, the Sponsor Representative), and (z) the Management Representative (a “Release Notice”). The Parties agree that the Earnout Shares shall not be subject to attachment by any creditor (including any creditor of any party to the BCA).

(d)	The Earnout Escrow Agent does not own or have any interest in the Earnout Shares or any Escrowed Dividends, but is serving as escrow holder, having only possession thereof and agreeing to hold and distribute the Earnout Shares and any Escrowed Dividends in accordance with the terms and conditions set forth herein.

(e)	The Parties agree that the Management Representative shall retain all voting rights and other shareholder rights with respect to the Earnout Shares (except, in each case, the right to receive any dividends or other distributions paid in respect of such Earnout Shares following the Closing and prior to the release of such Earnout Shares, which instead shall be governed by the terms of this Agreement) until such shares are released from the Escrow Account in accordance with the terms of this Agreement and the BCA. For so long as the Earnout Shares are held by the Escrow Agent, the Escrow Agent shall vote the Earnout Shares solely as directed in writing by the Management Representative. Any dividend or other distributions distributed on any Earnout Shares (collectively the “Escrowed Dividends”) shall be distributed to and held by the Earnout Escrow Agent, and shall be disbursed by the Escrow Agent together with and when the Earnout Shares on which such dividend was distributed are released, to the same person or entity to whom such Earnout Shares are released in accordance with the terms of this Agreement. For the avoidance of doubt, any release or distribution of Earnout Shares in accordance with this Agreement shall also be understood to include a distribution of the Escrowed Dividends, if any, with respect to such released Earnout Shares.

(f)	Any cash Escrowed Dividends shall be delivered to the Earnout Escrow Agent to be held in a bank account and be deposited in one or more non-interest-bearing accounts to be maintained by the Earnout Escrow Agent in the name of the Earnout Escrow Agent at one or more of the banks listed in Schedule 3 hereto (the “Approved Banks”). The deposit of such Escrowed Dividends in any of the Approved Banks shall be deemed to be at the direction of the applicable Party entitled to such Escrowed Dividends. At any time and from time to time, the applicable Party entitled to such Escrowed Dividends may direct the Earnout Escrow Agent, by written instruction, (i) to deposit such dividends with a specific Approved Bank, (ii) not to deposit any new dividend amount in any Approved Bank as specified in such written instruction and/or (iii) to withdraw all or any of such dividends that may then be deposited with any Approved Bank specified in such written instruction. With respect to any such written instruction by the applicable Party entitled to the Escrowed Dividends, the Earnout Escrow Agent will withdraw such amount specified in such written instruction as soon as reasonably practicable and the Parties acknowledge and agree that such specified amount remains at the sole risk of the Parties prior to and after such withdrawal. Any amount so withdrawn may be reinvested or deposited with any other Approved Bank or any Approved Bank instructed by the applicable Party entitled to the Escrowed Dividends in such written instruction. So long as the Earnout Escrow Agent is holding any amount of the cash Escrowed Dividends in accordance with this Agreement and absent investment instructions from the applicable Party in accordance with this Section 2(g) (such amount in respect of which no investment instructions have been received, a “Non-Invested Amount”), the Earnout Escrow Agent shall deposit the Non-Invested Amount in a non-interest-bearing account with an Approved Bank and such deposit of the Escrowed Dividend in any of the Approved Banks shall be deemed to be at the direction of the applicable Party entitled to such Escrowed Dividends.

(g)	The Earnout Escrow Agent shall have no duty, responsibility or obligation to invest any cash Escrowed Dividends or other funds or cash held by it hereunder other than in accordance with this Section 2.

(h)	The amounts held in custody by the Earnout Escrow Agent pursuant to this Agreement are at the sole risk of the Parties and, without limiting the generality of the foregoing, the Earnout Escrow Agent shall have no responsibility or liability for any diminution of the cash Escrowed Dividends which may result from any deposits made pursuant to this Agreement, including any losses resulting from a default by an Approved Bank or any other credit losses (whether or not resulting from such default) or other losses on any deposit required to be liquidated in order to make a payment required hereunder. The Parties acknowledge and agree that the Earnout Escrow Agent is acting prudently and at their direction when depositing the cash Escrowed Dividends at any Approved Bank, and the Earnout Escrow Agent is not required to make any further inquiries in respect of any Approved Bank.

3.	Release Notices.

(a)	The Earnout Escrow Agent shall disburse the Earnout Shares only in accordance with the Release Notice. Each such Release Notice shall set forth in reasonable detail the triggering event giving rise to the requested release and the specific release instructions with respect thereto (including the number of Earnout Shares to be released and the identity of the person to whom they should be released).

(b)	If the Earnout Shares are to be released to the Management Earnout Group (as opposed to a release and forfeiture to PubCo), the specified number of Earnout Shares (and the applicable portion of the Escrowed Dividends) shall be released to either (x) the Management Representative in his, her or its capacity as the Management Representative of the Management Earnout Group, or (y) directly to the members of the Management Earnout Group in accordance with the terms of the BCA (in which case, the Management Representative shall specify in the Release Notice the number of Earnout Shares and Escrowed Dividends each member of the Management Earnout Group shall receive in connection with such release and the Escrow Agent and the Sponsor shall have no liability for the accuracy of, or compliance with terms of the BCA or any other document, of such instructions).

(c)	If the BCA requires that all or any portion of the Earnout Shares are to be released and forfeited to PubCo, then the Release Notice shall specify the number of Earnout Shares to be released and forfeited to PubCo (and the applicable portion of the Escrowed Dividends).

(d)	In the event an equitable adjustment is required under Section 4(c) below, any Release Notice shall also include reasonably detailed information with respect to such equitable adjustment.

(e)	During the period from the date of this Agreement until the date upon which all of the Earnout Shares have been released, PubCo, the Management Representative and the Sponsor (or, following the dissolution of the Sponsor, the Sponsor Representative) agree to promptly and jointly issue all applicable Release Notices upon the occurrence of each triggering event, as such events are described in the BCA (and in accordance with Section 4). For the avoidance of doubt, in the event of a conflict between the terms of this Agreement and the BCA, then, as between PubCo, the Sponsor (or the Sponsor Representative) and the Management Representative, the terms of the BCA shall control and the aforementioned parties shall use reasonable best efforts to effect an amendment to this Agreement (including to Section 4 below).

(f)	Within two (2) Business Days following the receipt of any Release Notice and subject to the receipt of required documentation for compliance with applicable anti-money laundering requirements, the Earnout Escrow Agent shall release and deliver to the person or persons designated in the applicable Release Notice the number of Earnout Shares set forth in such Release Notice by transfer of the relevant Earnout Shares into the securities accounts designated in such Release Notice.

(g)	The Earnout Escrow Agent shall be entitled to rely upon, and be held harmless for such reliance, on any Release Notice for any action taken, suffered or omitted to be taken in good faith by it. The Earnout Escrow Agent shall have no obligation to determine whether a triggering event has occurred or is contemplated to occur under the BCA, this Agreement (including, without limitation, under Section 4), or any other document.

4.	Disbursement and Termination.

(a)	Release of Earnout Shares. The Earnout Shares shall be released and delivered as follows:

(i)	One Million Five Hundred Thousand (1,500,000) Earnout Shares will be released from the Earnout Escrow Account and distributed to each member of the Management Earnout Group in the proportions set forth on Schedule 3.06 of the BCA upon receipt of the applicable Release Notice by the Earnout Escrow Agent on the six-month anniversary of the Closing Date.

(ii)	One Million One Hundred Sixty-Six Thousand Six Hundred Sixty-Sixty Seven (1,166,667) Earnout Shares will be released from the Earnout Escrow Account, and distributed to each member of the Management Earnout Group in the proportions set forth on Schedule 3.06 of the BCA upon receipt of the applicable Release Notice by the Earnout Escrow Agent, if: (x) the VWAP of PubCo’s Ordinary Shares equals or exceeds $11.50 per share for twenty (20) trading days of any thirty (30) consecutive trading days, commencing after the Closing, or (y) if PubCo consummates a transaction which results in the shareholders of PubCo having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $11.50 per share (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the PubCo Board);

(iii)	One Million One Hundred Sixty-Six Thousand Six Hundred Sixty-Sixty Seven (1,166,667) Earnout Shares will be released from the Earnout Escrow Account, and distributed to each member of the Management Earnout Group in the proportions set forth on Schedule 3.06 of the BCA upon receipt of the applicable Release Notice by the Earnout Escrow Agent, if: (x) the VWAP of PubCo’s Ordinary Shares equals or exceeds $12.50 per share for twenty (20) trading days out of any thirty (30) consecutive trading days, commencing after the Closing, or (y) if PubCo consummates a transaction which results in the shareholders of PubCo having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $12.50 per share (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the PubCo Board);

(iv)	the final One Million One Hundred Sixty-Six Thousand Six Hundred Sixty-Sixty Seven (1,166,667) Earnout Shares will be released from the Earnout Escrow Account, and distributed to each member of the Management Earnout Group in the proportions set forth on Schedule 3.06 of the BCA upon receipt of the applicable Release Notice by the Earnout Escrow Agent, if: (x) the VWAP of PubCo’s Ordinary Shares equals or exceeds $15.00 per share for twenty (20) trading days out of any thirty (30) consecutive trading days, commencing after the Closing, or (y) if PubCo consummates a transaction which results in the shareholders of PubCo having the right to exchange their shares for cash, securities or other property having a value equaling or exceeding $15.00 per share (for any non-cash proceeds, as determined based on the agreed valuation set forth in the applicable definitive agreements for such transaction or, in the absence of such valuation, as determined in good faith by the PubCo Board); and

(b)	if the conditions set forth in either Sections 4(a)(ii), (iii) or (iv) have not been satisfied following the fifth (5th) anniversary of the Closing Date, any Earnout Shares remaining in the Earnout Escrow Account shall be automatically released to PubCo for cancellation and the members of the Management Earnout Group shall not have any right to receive such Earnout Shares or any benefit therefrom.

(c)	Escrow Termination Date. Subject to the provisions of Section 8, this Agreement shall terminate after all of the Earnout Shares and Escrowed Dividends have been released from the Escrow Account.

(d)	Adjustment. The price targets for PubCo’s Ordinary Shares set forth in, and the number of PubCo’s Ordinary Shares to be issued and released pursuant to, Section 3.06(c) of the BCA shall be equitably adjusted for any share dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event affecting PubCo’s Ordinary Shares after the date of this Agreement. With respect to PubCo’s Ordinary Shares to be issued and released pursuant to Section 3.06(c), such shares shall be equitably adjusted for any share dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event affecting the Acquiror Ordinary Shares after the date of this Agreement.

(e)	Records. The Earnout Escrow Agent shall keep proper books of record and account in which full and correct entries shall be made of all release activity in the Escrow Account.

5.	Earnout Escrow Agent.

(a)	The Earnout Escrow Agent shall have only those duties as are specifically and expressly provided herein, which shall be deemed purely ministerial in nature, and no other duties shall be implied. The Earnout Escrow Agent shall not have any fiduciary, partnership or joint venture relationship with any Party or any other person or entity arising out of or in connection with this Agreement.

(b)	The Earnout Escrow Agent shall not be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with, the terms and conditions of any other agreement, instrument or document among the Parties, in connection herewith, if any, including without limitation the BCA, nor shall the Earnout Escrow Agent be required to determine if any person or entity has complied with any such agreements, nor shall any additional obligations of the Earnout Escrow Agent be inferred from the terms of such agreements, even though reference thereto may be made in this Agreement. In the event of any conflict between the terms and provisions of this Agreement, those of the BCA, any schedule or exhibit attached to this Agreement, or any other agreement among the Parties, the terms and conditions of this Agreement shall govern and control in all respects relating to the Earnout Escrow Agent, but in every other respect involving the parties and beneficiaries of any such other agreement, the other agreement shall control.

(c)	The Earnout Escrow Agent may rely upon, and shall not be liable for acting or refraining from acting upon, any Release Notice or other written notice, document, instruction or request furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper Party or Parties without inquiry and without requiring substantiating evidence of any kind. The Earnout Escrow Agent shall not be liable to any Party, any beneficiary, or other person or entity for refraining from acting upon any Release Notice or other written notice, document, instruction or request furnished to it hereunder setting forth, claiming, containing, objecting to, or related to the transfer or distribution of the Earnout Shares, or any portion thereof, unless such Release Notice or other written notice, document, instruction or notice shall have been delivered to the Earnout Escrow Agent in accordance with Section 11 below and the Earnout Escrow Agent has been able to satisfy any applicable security procedures as may be required hereunder and as set forth in Section 11. The Earnout Escrow Agent shall not be under any duty to inquire into or investigate the validity, accuracy or content of any such document, notice, instruction or request. The Earnout Escrow Agent shall have no duty to solicit any receipt of Earnout Shares which may be due to it or the Escrow Account, nor shall the Earnout Escrow Agent have any duty or obligation to confirm or verify the accuracy or correctness of any number or class of Earnout Shares deposited with it hereunder.

(d)	The Earnout Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith except to the extent that a final adjudication of a court of competent jurisdiction determines that the Earnout Escrow Agent’s fraud, gross negligence or willful misconduct was the primary cause of any loss to either Party. The Earnout Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents, and the Earnout Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by any such attorney or agent in good faith, absent fraud, gross negligence, bad faith or willful misconduct (each as determined by a final, nonappealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof. The Earnout Escrow Agent may consult with counsel, accountants and other skilled persons to be selected and retained by it. The Earnout Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in accordance with, or in reasonable reliance upon, the advice or opinion of any such counsel, accountants or other skilled persons. In the event that the Earnout Escrow Agent shall be uncertain or believe there is some ambiguity as to its duties or rights hereunder or shall receive instructions, claims or demands from any Party which, in its opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action, and its sole obligation shall be to keep safely all property held in escrow until it shall be given a direction in writing by the Parties which eliminates such ambiguity or uncertainty to the satisfaction of Earnout Escrow Agent or by a final and non-appealable order or judgment of a court of competent jurisdiction. To the extent practicable, the Parties agree to pursue any redress or recourse in connection with any dispute arising under the BCA (other than with respect to a dispute involving the Earnout Escrow Agent) without making the Earnout Escrow Agent a party to the same. Anything in this Agreement to the contrary notwithstanding, in no event shall the Earnout Escrow Agent be liable for special, incidental, punitive or indirect damage of any kind whatsoever (including but not limited to lost profits), even if the Earnout Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action, except in the case of fraud, gross negligence or willful misconduct of the Earnout Escrow Agent.

6.	Succession.

(a)	The Earnout Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving thirty (30) days’ advance notice (pursuant to Section 10) in writing of such resignation to the Parties specifying a date when such resignation shall take effect. By delivery of joint written instructions by the Parties to the Escrow Agent, the Parties shall have the right to terminate their appointment of the Earnout Escrow Agent, or successor escrow agent, as Earnout Escrow Agent, upon thirty (30) days’ notice to the Earnout Escrow Agent. If the Earnout Escrow Agent shall resign, be removed or otherwise become incapable of acting, the Parties shall appoint a successor to be the Earnout Escrow Agent. If the Parties have failed to appoint a successor escrow agent prior to the expiration of thirty (30) days after giving notice of such removal or following the receipt of the notice of resignation or incapacity, the Earnout Escrow Agent may petition any court of competent jurisdiction for the appointment of a successor escrow agent within the relevant jurisdiction or for other appropriate relief, and any such resulting appointment shall be binding upon all of the parties hereto. The Earnout Escrow Agent’s sole responsibility after such thirty (30) day notice period expires shall be to hold the Earnout Shares (without any obligation to reinvest the same) and to deliver the same to a designated substitute escrow agent as jointly instructed in writing by the Parties, if any, or in accordance with the directions of a final order or judgment of a court of competent jurisdiction, at which time of delivery, the Earnout Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 8 hereunder. The Earnout Escrow Agent shall have the right to withhold monies or property in an amount equal to any amount due and then owing to the Earnout Escrow Agent, plus any costs and expenses the Earnout Escrow Agent shall reasonably believe may be incurred by the Earnout Escrow Agent that the PubCo is obligated to indemnify or reimburse the Earnout Escrow Agent for pursuant to this Agreement in connection with the termination of this Agreement, so long as the Earnout Escrow Agent has previously submitted a written invoice in respect thereof to the Parties that the Parties have not paid within 30 days of receipt of such invoice.

(b)	Any entity into which the Earnout Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business may be transferred, shall be the Earnout Escrow Agent under this Agreement without further action on the part of any party hereto. The Earnout Escrow Agent shall promptly notify the Parties in the event this occurs.

(c)	Every successor escrow agent appointed hereunder shall execute, acknowledge and deliver to its predecessor, and also to the Parties, an instrument in writing accepting such appointment hereunder, and thereupon such successor escrow agent, without any further action, shall become fully vested with all the rights, immunities and powers and shall be subject to all of the duties and obligations, of its predecessor; and every predecessor escrow agent shall deliver all property and moneys held by it hereunder to such successor escrow agent, at which time of delivery the Earnout Escrow Agent’s obligations hereunder shall cease and terminate, subject to the provisions of Section 8.

7.	Compensation and Reimbursement. PubCo agrees to (a) pay the Earnout Escrow Agent upon execution of this Agreement, and from time to time thereafter, all reasonable compensation for the services to be rendered hereunder by the Escrow Agent as described in Schedule 2 attached hereto, and (b) pay or reimburse the Earnout Escrow Agent upon request for all reasonable and documented expenses, disbursements and advances, including, without limitation, reasonable attorney’s fees and expenses, incurred or made by it in connection with the performance, modification and termination of this Agreement.

8.	Indemnity.

(a)	Subject to Section 8(c) below, the Earnout Escrow Agent shall be liable for any and all losses, damages, claims, costs, charges, penalties and related interest, counsel fees and expenses, payments, expenses and liability (collectively, “Losses”), only to the extent such Losses are determined by a court of competent jurisdiction to be a result of its own fraud, gross negligence, bad faith or willful misconduct (as determined by final adjudication of a court of competent jurisdiction); provided, however, that any liability of the Earnout Escrow Agent will be limited in the aggregate to the aggregate value of the Earnout Shares and Earnout Dividends deposited with the Earnout Escrow Agent.

(b)	The Parties shall severally indemnify and hold the Earnout Escrow Agent harmless from and against, and the Earnout Escrow Agent shall not be responsible for, any and all Losses arising out of or attributable to the Earnout Escrow Agent’s duties under this Agreement or this appointment, including the reasonable costs and expenses of defending itself against any Losses or enforcing this Agreement (collectively, “Agent Claims”), except to the extent that such Losses are determined by a court of competent jurisdiction to be a result of the Earnout Escrow Agent’s own fraud, gross negligence, bad faith or willful misconduct (as determined by final adjudication of a court of competent jurisdiction). Notwithstanding the foregoing, and except as provided in Section 7, as between themselves, the Parties agree that any Agent Claims payable hereunder shall be paid (or reimbursed, as applicable): (a) in the case that the Agent Claim is not attributable to actions or inactions of any particular Party, by PubCo; and (b) in the event that the Agent Claim is attributable to the actions or inactions of a certain Party, by such Party (and such Party shall reimburse the other Parties, in the event that such other Party(ies) has made indemnification payments under this Section 8(b) in respect of such Agent Claim).

(c)	Notwithstanding anything in this Agreement to the contrary, none of the Parties or the Earnout Escrow Agent shall be liable for any incidental, punitive, indirect or special damages of any nature whatsoever, including, but not limited to, loss of anticipated profits, occasioned by a breach of any provision of this Agreement even if apprised of the possibility of such damages.

(d)	In order that the indemnification provisions contained in this Section 8 shall apply, upon the assertion of a claim for which one party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion in writing after it becomes aware, and shall keep the other party advised with respect to all developments concerning such claim; provided, that failure to give prompt notice shall not relieve the indemnifying party of any liability to the indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action has been materially prejudiced by the indemnified party’s failure to timely give such notice. The indemnifying party shall have the option to participate with the indemnified party in the defense of such claim or to defend against said claim in its own name or the name of the indemnified party unless such claim is (i) brought by the indemnified party or (ii) the indemnified party reasonably determines that there may be a conflict of interest between the indemnified party and the indemnifying party in the defense of such claim and the indemnified party does in fact assume the defense. The indemnified party shall in no case confess any claim, make any compromise or take any action adverse to the indemnifying party in any case in which the indemnifying party may be required to indemnify it, except with the indemnifying party’s prior written consent, which shall not be unreasonably withheld or delayed.

(e)	For the avoidance of doubt, this Section 8 shall survive termination of this Agreement or the resignation, replacement or removal of the Earnout Escrow Agent for any reason.

9.	Patriot Act Disclosure/Taxpayer Identification Numbers/Tax Reporting.

(a)	Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Earnout Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the Parties acknowledge that Section 326 of the USA PATRIOT Act and the Earnout Escrow Agent’s identity verification procedures require the Earnout Escrow Agent to obtain applicable information which is required to confirm the Parties’ identity including without limitation name, address and organizational documents (“identifying information”). The Parties agree to provide the Earnout Escrow Agent with and consent to the Earnout Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Earnout Escrow Agent for the purposes of this Agreement.

(b)	Certification and Tax Reporting. The Earnout Escrow Agent shall make such reports to the applicable tax authorities as directed by PubCo and shall have no obligation under this Agreement to make any other reports with respect to taxes. If required by law, the Earnout Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, and shall remit such taxes to the appropriate authorities.

10.	Notices. All notices, demands and other communications given pursuant to the terms and provisions hereof shall be in writing, except for communications from the Parties setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of funds, including but not limited to funds transfer instructions (all of which shall be specifically governed by Section 11 below), shall be deemed effective on the date of receipt, and may be sent by:

(a)	by electronic submission (including e-mail); or

(b)	by registered mail, return receipt requested; to the appropriate notice address set forth below or at such other address as any party hereto may have furnished to the other parties hereto in writing by registered mail, return receipt requested.

If to the Management Representative:

Attention: Prashant Gokarn

E-mail: [____________]

With a copy (which shall not constitute notice) to:

[____________]

[____________]

[____________]

Attn: [____________]

Email: [____________]

If to Sponsor:

[____________]

[____________]

Attention: [____________]

E-mail: [____________]

If to PubCo:

[____________]

Attention: [____________]

Email: [____________]

with a copy (which shall not constitute notice) to:

[____________]

[____________]

[____________]

Attn: [____________]

Email: [____________]

With a copy (which shall not constitute notice) to:

[____________]

[____________]

[____________]

Attn: [____________]

Email: [____________]

If to the Earnout Escrow Agent:

Continental Stock Transfer & Trust Company

1 State Street 30th Floor

New York, NY 10004-1561

Attn: [____________]

Email: [____________]

11.	Security Procedures.

(a)	Notwithstanding anything to the contrary as set forth in this Agreement, any instructions setting forth, claiming, containing, objecting to, or in any way related to the transfer or distribution of the Earnout Shares, including but not limited to any such instructions that may otherwise be set forth in a Release Notice or other written notice, document, instruction or request permitted pursuant to Section 4 of this Agreement, may be given to the Earnout Escrow Agent only by confirmed facsimile or other electronic transmission (including e-mail) and no instruction for or related to the transfer or distribution of the Earnout Shares, or any portion thereof, shall be deemed delivered and effective unless the Earnout Escrow Agent actually shall have received such instruction by facsimile or other electronic transmission (including e-mail) at the number or e-mail address provided to the Parties by the Earnout Escrow Agent in accordance with Section 10 and as further evidenced by a confirmed transmittal to that number or e-mail address.

(b)	In the event transfer instructions are so received by the Earnout Escrow Agent by facsimile or other electronic submission (including e-mail), the Earnout Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on Schedule 1 hereto, and the Earnout Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. The persons and telephone numbers for call-backs may be changed only in a writing actually received and acknowledged by the Earnout Escrow Agent. If the Earnout Escrow Agent is unable to reach the Management Representative after a reasonable amount of time, the Earnout Escrow Agent is hereby authorized both to receive written instructions from and seek written confirmation of such instructions by any one or more of PubCo’s executive officers (“Executive Officers”), as the case may be, which shall include the titles of Chief Legal Officer and Chief Financial Officer, as the Earnout Escrow Agent may select. Such Executive Officer shall deliver to the Earnout Escrow Agent a fully executed incumbency certificate, and the Earnout Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer as confirmation on behalf of the Management Representative.

(c)	Notwithstanding anything to the contrary herein, the Earnout Escrow Agent shall only deliver or distribute the Earnout Shares upon receipt of and in accordance with the delivery instructions set forth in the applicable Release Notice.

(d)	The Parties acknowledge that the security procedures set forth in this Section 11 are commercially reasonable.

12.	Compliance with Court Orders. In the event that any escrow or trust property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court affecting the property deposited under this Agreement, the Earnout Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders, judgments or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Earnout Escrow Agent obeys or complies with any such writ, order, judgment or decree, it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

13.	Miscellaneous.

(a)	Amendment. Except for transfer instructions as provided in Section 11, the provisions of this Agreement may be waived, altered, amended or supplemented, in whole or in part, only by a writing signed by the parties hereto, to the extent they are still in existence.

(b)	Assignment. Neither this Agreement nor any right, obligation or interest hereunder may be assigned in whole or in part by any party hereto, except as provided in Section 6, without the prior written consent of all of the other parties hereto.

(c)	Governing Law; Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of New York, without regard to its principles of conflicts of law except Section 5-1401 and Section 5-1402 of the New York General Obligations Law. Each party to this Agreement irrevocably waives any objection on the grounds of venue, forum non-conveniens, lack of jurisdiction or any similar grounds and irrevocably consents to service of process by mail or in any other manner permitted by applicable law and consents to the jurisdiction of any court of the State of New York or United States federal court located in the State of New York. The parties to this Agreement further hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising or relating to this Agreement.

(d)	Force Majeure. No party to this Agreement is liable to any other party hereto for losses due to, or if it is unable to perform its obligations under the terms of this Agreement because of acts reasonably beyond its control including, without limitation, acts of God, fire, terrorism, disease, pandemic, floods, strikes, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest; provided, that the Earnout Escrow Agent shall use commercially reasonable efforts to resume performance as soon as practicable. If any such act occurs, then the Earnout Escrow Agent shall give, as promptly as practicable, written notice to the Parties, stating the nature of such act and any action being taken to avoid or minimize its effect.

(e)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. All signatures of the parties to this Agreement may be transmitted by facsimile or pdf (including via e-mail). A signature to this Agreement transmitted electronically shall have the same authority, effect, and enforceability as an original signature, and will be binding and effective upon such party when a counterpart shall have been signed by each of the parties hereto and delivered to the other parties hereto.

(f)	Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable by reason of any applicable law of a jurisdiction, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(g)	Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.” The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof. All references to currency, monetary values and dollars set forth herein shall mean U.S. dollars. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

(h)	Enforcement, Remedies and Compliance. A person or entity who is not a party to this Agreement shall have no right to enforce any term of this Agreement. Each Party represents, warrants and covenants that each document, notice, instruction or request provided by such Party to the Earnout Escrow Agent shall comply with applicable laws and regulations. Where, however, the conflicting provisions of any such applicable law may be waived, they are hereby irrevocably waived by the parties hereto to the fullest extent permitted by law, to the end that this Agreement shall be enforced as written. Except as expressly provided in Section 8 above, nothing in this Agreement, whether express or implied, shall be construed to give to any person or entity, other than the heirs, successors and assigns of the Parties and other than the Earnout Escrow Agent and the Parties, any legal or equitable right, remedy, interest or claim under or in respect of this Agreement or any funds escrowed hereunder. Except as otherwise expressly provided herein or as between the applicable Parties in the BCA, any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

(i)	Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY OF THE TRANSACTIONS RELATED HERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE. EACH PARTY HERETO HEREBY FURTHER AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES HERETO MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE SUCH WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13(i).

(j)	Publicity. Except as may be required by applicable law (including securities laws), court order, regulatory authority (including a securities authority) or as shall be required or desirable to be presented by a party to any tax authority of such party, none of the parties hereto shall disclose, issue a news release, public announcement, advertisement, or other form of publicity concerning the existence of this Agreement or the services to be provided hereunder without obtaining the prior written approval of the other parties hereto, which may be withheld in the other parties’ sole discretion; provided that the Earnout Escrow Agent may use PubCo’s name in its customer lists or otherwise as required by applicable law or regulation.

(k)	Successors. All the covenants and provisions of this Agreement by or for the benefit of the parties hereto shall bind and inure to the benefit of their respective permitted successors and assigns hereunder.

(l)	Third Party Beneficiaries. The provisions of this Agreement are intended to benefit only the parties hereto and their respective permitted successors and assigns. No rights shall be granted to any other person or entity by virtue of this Agreement, and there are no third party beneficiaries hereof.

(m)	Survival. Notwithstanding anything to the contrary, all provisions regarding indemnification, liability and limits thereon, compensation and expenses (with respect to any fees or expenses payable in respect of the period preceding the termination or expiry of this Agreement) and confidentiality shall survive the termination or expiration of this Agreement. For the avoidance of doubt, Section 8, Section 6, Section 7 (with respect to any outstanding fees or expenses payable in respect of the period preceding the termination or expiry of this Agreement) and Section 13 shall survive termination of this Agreement or the resignation, replacement or removal of the Earnout Escrow Agent for any reason.

(n)	Amalgamation of Agreement. This Agreement together with the BCA constitutes the entire agreement between the parties hereto related to the Earnout Shares and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

(o)	No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event any ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by all parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Escrow Earnout Agreement as of the date set forth above.

STONEBRIDGE ACQUISITION CORPORATION

By:
Name:
Title:

MANAGEMENT REPRESENTATIVE

Name: Prashant Gokarn

StoneBridge Acquisition Sponsor LLC

By:
Name:
Title:

Continental Stock Transfer & Trust Company, as Earnout Escrow Agent

By:
Name:
Title:

Signature page to Earnout Escrow Agreement

Schedule 1

Security Procedures

To be attached.

Schedule 2

Compensation and Reimbursement

To be attached.

Schedule 3

Approved Banks

To be attached.

Exhibit A

Earnout Shares

Management Earnout Group Member	Number of Earnout Shares

EXHIBIT F

FORM OF DIRECTOR NOMINATION AGREEMENT

THIS DIRECTOR NOMINATION AGREEMENT (this “Agreement”) is made and entered into as of [●], 2023 (the “Effective Time”), by and between StoneBridge Acquisition Corporation, a Cayman Islands exempted company limited by shares (prior to the Effective Time, “Acquiror” and, at and after the Effective Time, “PubCo”), StoneBridge Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”), and Alexander Rusli (the “Founder”). Capitalized terms used but not otherwise defined in this Agreement have the respective meanings given to them in the BCA (as defined below).

WHEREAS, the PubCo and certain of its affiliates have consummated the business combination and the other transactions (collectively, the “Transactions”) contemplated by the Business Combination Agreement, dated as of January 5, 2023, by and among the PubCo, StoneBridge Acquisition Pte. Ltd., a Singapore private company limited by shares, with company registration number 202239721R, the Company, and Alexander Rusli solely in his capacity as the Shareholder Representative thereunder;

WHEREAS, in its capacity as the sponsor of the special purpose acquisition company that was the predecessor to the PubCo, the Sponsor desires that, after giving effect to the Transactions, it will continue to have representation on the PubCo Board so as to continue to create value for its direct and indirect equityholders (collectively with the Sponsor, the “Sponsor Parties”) and for the other direct and indirect equityholders of the PubCo; and

WHEREAS, in furtherance of the foregoing, the Sponsor desires to have certain director nomination rights with respect to the PubCo, and the PubCo desires to provide the Sponsor, on behalf of the Sponsor Parties, with such rights, in each case, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficient of which are hereby acknowledged, each of the parties to this Agreement agrees as follows:

ARTICLE I
NOMINATION RIGHT

Section 1.1             Sponsor’s PubCo Board Nomination Right.

(a)            From the Effective Time until the termination of this Agreement in accordance with Section 2.1, at every meeting of the PubCo Board, or a committee thereof, or action by written consent, at or by which directors of the PubCo are appointed by the PubCo Board or are nominated to stand for election and elected by shareholders of the PubCo, the Sponsor shall have the right to appoint or nominate for election to the PubCo Board, as applicable, two (2) individuals, to serve as director of the PubCo (each individual appointed or nominated by the Sponsor for election to the PubCo Board pursuant to this Section 1.1(a), a “Nominee”); provided, that such representative shall be reasonably acceptable to the Founder. At the Effective Time, unless otherwise designated by the Sponsor, the Nominees shall be [_______] and [______], who the Founder has confirmed as being reasonably acceptable to the Founder.

(b)            The PubCo shall take, and Founder shall use his best efforts to cause PubCo to take, all necessary actions within its control, including but not limited to calling a meeting of the PubCo Board or executing an action by unanimous written consent of the PubCo Board, such that, as of the Effective Time, the Nominee shall either be elected by the PubCo’s shareholders at the meeting held to approve the Transactions or appointed to the PubCo Board as of the Effective Time as a director of the PubCo.

(c)            From and after the Effective Time, the PubCo shall take, and Founder shall use his commercially reasonable efforts to cause PubCo to take, all actions necessary (including, without limitation, calling special meetings of the PubCo Board and the shareholders of the PubCo and recommending, supporting and soliciting proxies) to ensure that: (i) the Nominee is included in the PubCo Board’s slate of nominees to the shareholders of the PubCo for the election of directors of the PubCo and recommended by the PubCo Board at any meeting of shareholders called for the purpose of electing directors of the PubCo; and (ii) the Nominee, if up for election, is included in the proxy statement prepared by management of the PubCo in connection with the PubCo’s solicitation of proxies or consents in favor of the foregoing for every meeting of the shareholders of the PubCo called with respect to the election of members of the PubCo Board, and at every adjournment or postponement thereof, and on every action or approval by written resolution of the shareholders of the PubCo or the PubCo Board with respect to the election of directors of the PubCo.

(d)            If the Nominee ceases to serve for any reason, the Sponsor shall be entitled to designate and appoint or nominate such person’s successor in accordance with this Agreement and the PubCo Board shall promptly fill the vacancy with such successor Nominee; provided, that such successor shall be reasonably acceptable to the Founder.

(e)            Notwithstanding any of this Section 1.1 to the contrary, the election or appointment of the Nominee to the PubCo Board shall be subject to the prior execution by the Nominee of an irrevocable resignation letter in the form attached hereto as Exhibit A.

(f)            The PubCo shall indemnify the Nominee on the same basis as all other members of the PubCo Board and pursuant to an indemnity agreement with terms that are no less favorable to the Nominee than the indemnity agreements entered into between the PubCo and its other non-employee directors.

(g)            The Nominee shall be entitled to compensation (including equity awards) that is consistent with the compensation received by other non-employee directors of the PubCo. In addition, the PubCo shall pay the reasonable, documented, out-of-pocket expenses incurred by the Nominee in connection with his or her services provided to or on behalf of the PubCo and its Subsidiaries, including attending Company Board and committee meetings or events attended on behalf of the PubCo or at the PubCo’s request.

(h)            Notwithstanding the provisions of this Section 1.1, the Sponsor shall not be entitled to designate a Person as a nominee to the PubCo Board upon a written determination by the PubCo Board or relevant committee thereof that the Person would not be qualified under any applicable law, rule or regulation to serve as a director of the PubCo. In such an event, the Sponsor shall be entitled to select a Person as a replacement Nominee and the PubCo shall take all necessary actions within its control to cause that Person to be nominated as a Nominee, including, without limitation, taking such necessary actions to cause that Person to be nominated as a Nominee at the same meeting (or, if permitted, pursuant to the same action by written consent of the shareholders) as the initial Person was to be nominated; provided, than any such replacement Nominee shall be reasonably acceptable to the Founder.

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ARTICLE II
miscellaneous

Section 2.1             Termination. This Agreement shall terminate automatically and become void and of no further force or effect, without any notice or other action by any Person, on the later of (i) the first (1st) anniversary of the Effective Time and (ii) when the Sponsor ceases to hold at least 1.5% the equity shares of the PubCo on a fully diluted basis.

Section 2.2             Notices. All notices, requests and other communications to the PubCo hereunder shall be in writing (including electronic transmission) and shall be given in accordance with the provisions of the BCA. All notices, requests and other communications to the Sponsor hereunder shall be in writing (including electronic transmission) to the following address and shall be given in accordance with the provisions of the BCA:

If to Sponsor, to:

One World Trade Center, Suite 8500

New York, NY 10007

Attention: Prabhu Antony

E-mail: p.antony@stonebridgespac.com

Section 2.3             Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the Transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.

Section 2.4             Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, directly or indirectly, including by operation of law, by any party hereto without the prior written consent of the other party hereto, except notwithstanding any of the foregoing, the Sponsor may, in connection with a transfer of Company Shares to one of its Affiliates, assign its rights and obligations hereunder to such Affiliate transferee, in which case the prior consent of the PubCo shall not be required.

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Section 2.5             No Third Party Beneficiaries. This Agreement is exclusively for the benefit of the parties hereto, and their respective successors and permitted assigns, and this Agreement shall not be deemed to confer upon or give to any other third party any remedy, claim, liability, reimbursement, cause of action or other right by virtue of any applicable law in any jurisdiction to enforce any of the terms to this Agreement.

Section 2.6             Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement. Each party hereto acknowledges and agrees that, in entering into this Agreement, such party has not relied on any promises or assurances, written or oral, that are not reflected in this Agreement.

Section 2.7             Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

Section 2.8             Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby may be brought in federal and state courts located in the State of New York, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party hereto to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against the other party hereto in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 2.8. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE SUBJECT MATTER HEREOF.

Section 2.9             Specific Performance. The parties hereto acknowledge that the rights of each party hereto to consummate the transactions contemplated hereby are unique and recognize and affirm that in the event of a breach of this Agreement by any party hereto, money damages may be inadequate and such non-breaching party may have no adequate remedy at law. Accordingly, the parties hereto agree that such non-breaching party shall have the right to enforce its rights and the other party’s obligations hereunder by an action or actions for specific performance and/or injunctive relief (without posting of bond or other security), including any order, injunction or decree sought by such non-breaching party to cause the other party to perform its/their respective agreements and covenants contained in this Agreement and to cure breaches of this Agreement, without the necessity of proving actual harm and/or damages or posting a bond or other security therefore. Each party hereto further agrees that the only permitted objection that it may raise in response to any action for any such equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

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Section 2.10            Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or e-mail shall be as effective as delivery of a manually executed counterpart of the Agreement.

Section 2.11           Amendment. This Agreement may be amended, modified or supplemented at any time only by the written consent of all of the parties hereto, and any amendment, modification or supplement so effected shall be binding on all of the parties.

Section 2.12           Rights Cumulative. Except as otherwise expressly limited by this Agreement, all rights and remedies of each of the parties hereto under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or law.

Section 2.13            Further Assurances. Each of the parties hereto shall execute and deliver such further instruments and do such further acts and things as may be required to carry out the intent and purpose of this Agreement.

Section 2.14            Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as a deed as of the date first written above.

STONEBRIDGE ACQUISTION CORPORATION

By:
Name:
Title:

STONEBRIDGE ACQUISTION SPONSOR LLC

By:
Name:
Title:

FOUNDER

Alexander Rusli

[Signature Page to Director Nomination Agreement]

Exhibit A

FORM OF IRREVOCABLE RESIGNATION

[__], 2023

STONEBRIDGE ACQUISITION CORPORATION

[ADDRESS]

ATTENTION: SECRETARY

Re: Resignation

Ladies and Gentlemen:

This irrevocable resignation is delivered pursuant to Section 1.1(e) of the Director Nomination Agreement, dated as of [__], 2022 (the “Agreement”), by and between StoneBridge Acquisition Corporation, a Cayman Islands exempted company limited by shares (prior to the Effective Time, “Acquiror” and, at and after the Effective Time, “PubCo”), StoneBridge Acquisition Sponsor LLC, a Delaware limited liability company (the “Sponsor”) and Alexander Rusli, (“Founder”). If, following such time that the Agreement is terminated in accordance with its terms, the PubCo Board requests in writing that I resign as a director of the PubCo, I hereby tender the immediate resignation of my position as a director of the PubCo and from any and all committees of the PubCo Board on which I serve, such resignation effective as of the time of the PubCo Board’s such written request.

This resignation may not be withdrawn by me at any time.

Sincerely,

[Applicable Nominee]

EXHIBIT G

FORM OF COMPANY SHAREHOLDER LOCK-UP AGREEMENT

[●], 2023

[Shareholder] 1

Re: Lock-Up Agreement for Company Shares

Ladies and Gentlemen:

This letter (this “Letter Agreement”) is being delivered to you in accordance with that certain Business Combination Agreement dated as of January 5, 2023, by and among StoneBridge Acquisition Corporation, a Cayman Islands exempted company limited by shares (prior to the Effective Time (as defined in the BCA), “Acquiror” and after the Effective Time “PubCo”), StoneBridge Acquisition Pte. Ltd., a Singapore private company limited by shares, with company registration number 202239721R, and a direct wholly owned subsidiary of Acquiror (“Amalgamation Sub”), DigiAsia Bios Pte. Ltd., a Singapore private company limited by shares, with company registration number 201730295C (the “Company”), and Prashant Gokarn, solely in his capacity as the Management Representative (as may be amended, restated or supplemented from time to time, the “BCA”). Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to such terms in the BCA.

In order to induce Acquiror to proceed with the Amalgamation and the other transactions contemplated by the BCA, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned shareholder of the Amalgamated Company (the “Shareholder”) hereby agrees with Acquiror as follows:

1.	Subject to the exceptions set forth herein, the Shareholder agrees not to, without the prior written consent of the Acquiror Board or PubCo Board, as the case may be, (i) sell, offer to sell, contract or agree to sell, assign, lend, offer, encumber, donate, hypothecate, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder, (A) any PubCo Ordinary Shares, or (B) any securities convertible into or exercisable or exchangeable for PubCo Ordinary Shares, in each case, held by it immediately after the Effective Time (the “Lock-up Shares”), (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (iii) publicly announce any intention to effect any transaction specified in clause (i) or (ii) (the actions specified in clauses (i)-(iii), collectively, “Transfer”) until the earlier of (i) nine months after the Closing Date, and (ii) subsequent to the Amalgamation, (x) if the last sale price of the PubCo Ordinary Shares equals or exceeds $12.00 per PubCo Ordinary Share (as adjusted for share splits, share consolidations, share capitalizations, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Amalgamation, or (y) the date on which PubCo completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of PubCo’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property (the “Lock-Up Period”).

1 Parties that will sign the Form of Lock-up Agreement will include all executive officers, heads of business lines and directors of DigiAsia as well as any other existing shareholder of DigiAsia holding greater than 1% of its share capital.

2.	The restrictions set forth in paragraph 1 shall not apply to:

(i)	(A) another entity that is an affiliate of the undersigned, or to any investment fund or other entity controlling, controlled by, managing or managed by or under common control with the undersigned or affiliates of the undersigned or who shares a common investment advisor with the undersigned or (B) as part of a distribution to members, partners or shareholders of the undersigned via dividend or share repurchase;

(ii)	Transfers by virtue of the laws of the state of the entity’s organization and the entity’s organizational documents upon liquidation or dissolution of the entity;

(iii)	transactions relating to PubCo Ordinary Shares or other securities convertible into or exercisable or exchangeable for PubCo Ordinary Shares acquired in open market transactions after the Effective Date;

(iv)	Transfers made pursuant to a bona fide gift or charitable contribution;

(v)	Transfers made by will or intestate succession upon the death of a Shareholder;

(vi)	Transfers pursuant to a court order or settlement agreement related to the distribution of assets in connection with the dissolution of marriage or civil union;

(vii)	the exercise of share options or warrants to purchase PubCo Ordinary Shares or the vesting of share awards of PubCo Ordinary Shares and any related transfer of PubCo Ordinary Shares to PubCo in connection therewith (a) deemed to occur upon the “cashless” or “net” exercise of such options or warrants or (b) for the purpose of paying the exercise price of such options or warrants or for paying taxes due as a result of the exercise of such options or warrants, the vesting of such options, warrants or share awards, or as a result of the vesting of such PubCo Ordinary Shares, it being understood that all PubCo Ordinary Shares received upon such exercise, vesting or transfer will remain subject to the restrictions of this Letter Agreement during the Lock-Up Period;

(viii)	surrender of Company Shares or other securities convertible into or exercisable or exchangeable for PubCo Ordinary Shares for cancellation pursuant to any contractual arrangement in effect at the Effective Time;

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(ix)	the entry, by the Shareholder, at any time after the Effective Time, of any trading plan providing for the sale of PubCo Ordinary Shares by the Shareholder, which trading plan meets the requirements of Rule 10b5-1(c) under the Exchange Act, provided, however, that such plan does not provide for, or permit, the sale of any PubCo Ordinary Shares during the Lock-Up Period and no public announcement or filing is voluntarily made or required regarding such plan during the Lock-Up Period;

(x)	transactions in the event of completion of a liquidation, merger, stock exchange or other similar transaction which results in all of Acquiror’s shareholders having the right to exchange their PubCo Ordinary Shares for cash, securities or other property; and

(xi)	transactions to satisfy any U.S. federal, state, or local income tax obligations of the Shareholder (or its direct or indirect owners) arising from a change in the U.S. Internal Revenue Code of 1986, as amended (the “Code”), or the U.S. Treasury Regulations promulgated thereunder (the “Regulations”) after the date on which the BCA was executed by the parties, which change prevents the Amalgamation from qualifying as either a “reorganization” pursuant to Section 368(a) of the Code or a transaction governed by Section 351 of the Code (and the Amalgamation does not qualify for similar tax-free treatment pursuant to any successor or other provision of the Code or Regulations taking into account such changes), solely and to the extent necessary to cover any tax liability as a direct result of the transaction.

provided, however, that (A) in the case of clauses (i) through (iv), these permitted transferees must enter into a written agreement, in substantially the form of this Letter Agreement, agreeing to be bound by these Transfer restrictions. For purposes of this paragraph, “affiliate” shall have the meaning set forth in Rule 405 under the Securities Act of 1933, as amended.

3.	In furtherance of the foregoing, Acquiror, and any duly appointed transfer agent for the registration or transfer of the securities described in the BCA, are hereby authorized to decline to make any transfer of such securities if such transfer would constitute a violation or breach of this Letter Agreement.

4.	This Letter Agreement and the terms of the BCA embody the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred herein or the documents or instrument referred to herein, which collectively supersedes all prior agreements and the understandings between the parties hereto with respect to the subject matter contained herein. This Letter Agreement may be amended, supplemented or modified only by execution of a written instrument signed by the undersigned Shareholder and Acquiror or PubCo, as applicable (and with respect to Acquiror or PubCo, only with the written consent of a majority of Acquiror’s or PubCo’s directors, as applicable, which shall include at least one of the independent directors thereof).

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5.	This Letter Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. This Letter Agreement shall not be assigned by any party hereto, except by operation of law or consistent with the terms herein, without the prior written consent of the other party and any assignment without such consent shall be null and void; provided, that no such assignment shall relieve the assigning party of its obligations hereunder.

6.	This Letter Agreement and any action, proceeding, claim or dispute (whether in contract, tort or otherwise) (each, an “Action”) that may be based upon, arise out of or relate to this Letter Agreement or the negotiation, execution or performance hereof shall be governed by, construed and enforced in accordance with the laws (both substantive and procedural) of the State of New York, without regard to the conflicts of law principles thereof. All Actions arising out of or relating to this Letter Agreement shall be heard and determined exclusively in the federal or state courts sitting in New York County, New York (the “Specified Courts”). Each party hereto hereby (i) submits to the exclusive personal and subject matter jurisdiction of any Specified Court for the purpose of any Action arising out of or relating to this Letter Agreement by any party hereto and (ii) irrevocably waives, and agrees not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject to the personal or subject matter jurisdiction of the above named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the transactions contemplated hereby may not be enforced in or by any Specified Court. Each party hereto agrees that a final judgment in any Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by laws.

7.	This Letter Agreement shall become effective on the date hereof and terminate on the earlier of (i) the expiration of the Lock-up Period, (ii) termination of the BCA, and (iii) the liquidation of Acquiror.

[Signature pages follow]

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IN WITNESS WHEREOF, each party has duly executed this Letter Agreement, as of the date first written above.

Very truly yours,

Shareholder:

Signature:

Name:

Title:

[Signature Page to Lock-Up Agreement]

Acknowledged and agreed by:

StoneBridge Acquisition Corporation

Signature:

Name:

Title:

[Signature Page to Lock-Up Agreement]

Signature:

Name:

Title:

[Signature Page to Lock-Up Agreement]

EXHIBIT H

FORM OF REGISTRATION RIGHTS AGREEMENT

REGISTRATION RIGHTS AGREEMENT

BY AND AMONG

STONEBRIDGE ACQUISITION CORPORATION,

DIGIASIA BIOS PTE. LTD.,

AND

THE SHAREHOLDERS PARTY HERETO

DATED AS OF JANUARY 5, 2023

TABLE OF CONTENTS

Article I EFFECTIVENESS		4

1.1.	Effectiveness	4

Article II DEFINITIONS		4

2.1.	Definitions	4
2.2.	Other Interpretive Provisions	7

Article III REGISTRATION RIGHTS		8

3.1.	Demand Registration	8
3.2.	Shelf Registration	9
3.3.	Piggyback Registration	11
3.4.	Lock-Up Agreements	12
3.5.	Registration Procedures	12
3.6.	Underwritten Offerings	15
3.7.	No Inconsistent Agreements	16
3.8.	Registration Expenses	16
3.9.	Indemnification	17
3.10.	Rules 144 and 144A and Regulation S	19
3.11.	Existing Registration Statements	19

Article IV MISCELLANEOUS		20

4.1.	Authority; Effect	20
4.2.	Notices	20
4.3.	Termination and Effect of Termination	20
4.4.	Permitted Transferees	20
4.5.	Remedies	21
4.6.	Amendments	21
4.7.	Governing Law	21
4.8.	Consent to Jurisdiction; Venue; Service	21
4.9.	WAIVER OF JURY TRIAL	21
4.10.	Merger; Binding Effect, Etc.	21

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4.11.	Counterparts	22
4.12.	Severability	22
4.13.	No Recourse	22

2

This REGISTRATION RIGHTS AGREEMENT (as it may be amended from time to time in accordance with the terms hereof, the “Agreement”), dated as of January 5, 2023 is made by and among StoneBridge Acquisition Corporation, a Cayman Islands exempted company limited by shares (prior to the Effective Time (as defined in the Business Combination Agreement), the “Acquiror” and, at and after the Effective Time, “PubCo”), DigiAsia Bios Pte. Ltd., a Singapore private company limited by shares, with company registration number 201730295C (the “Company”) and the undersigned parties listed under “Investors” on the signature page hereto (collectively, together with their Permitted Transferees, the “Investors”).

RECITALS

WHEREAS, each of the Investors is a security holder of the Company; and

WHEREAS, the Acquiror, StoneBridge Acquisition Pte. Ltd., a Singapore private company limited by shares, with company registration number 202239721R and a direct wholly owned subsidiary of the Acquiror (“Amalgamation Sub”), the Company and Prashant Gokarn (solely in his capacity as the Management Representative) have entered into a Business Combination Agreement, dated as of the date hereof (as may be amended, restated or supplemented from time to time, the “Business Combination Agreement”), pursuant to which, Amalgamation Sub will amalgamate with the Company, with the Company surviving the amalgamation as a wholly owned subsidiary of PubCo, and as consideration therefor, the security holders of the Company will receive certain securities of PubCo; and

WHEREAS, the Acquiror, the Company and the Investors desire to enter into this Agreement, pursuant to which the Investors shall be granted certain registration rights with respect to certain securities of PubCo received by them in connection with the Amalgamation;

NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

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ARTICLE I

EFFECTIVENESS

1.1. Effectiveness. This Agreement shall become effective upon the Closing.

ARTICLE II

DEFINITIONS

2.1. Definitions. Capitalized terms used but not otherwise defined in this Section 2.1 or elsewhere in this Agreement shall have the meanings ascribed to such terms in the Business Combination Agreement:

“Acquiror” shall have the meaning set forth in the preamble.

“Adverse Disclosure” means public disclosure of material non-public information that, in the good faith judgment of the board of directors of PubCo: (i) would be required to be made in any Registration Statement filed with the SEC by PubCo so that such Registration Statement, from and after its effective date, does not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; (ii) would not be required to be made at such time but for the filing, effectiveness or continued use of such Registration Statement; and (iii) PubCo has a bona fide business purpose for not disclosing publicly.

“Affiliate” means, (i) with respect to any specified Person that is not a natural person, (a) any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person, and (b) any corporation, trust, limited liability company, general or limited partnership or other entity advised or managed by, or under common control or management with, such Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise) and (ii) with respect to any natural person, any Member of the Immediate Family of such natural person, or any Person that is, directly or indirectly, controlled by such specified natural person; provided that PubCo and each of its subsidiaries shall be deemed not to be Affiliates of any Investor.

“Agreement” shall have the meaning set forth in the preamble.

“Applicable Courts” shall have the meaning set forth in Section 4.8.

“Business Combination Agreement” shall have the meaning set forth in the recitals to this Agreement.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Singapore are authorized or required by law to close.

“Charitable Gifting Event” means any Transfer by a holder of Registrable Securities, or any subsequent Transfer by such holder’s members, partners or other employees, in connection with a bona fide gift to any Charitable Organization made on the date of, but prior to, the execution of the underwriting agreement entered into in connection with any Underwritten Public Offering.

“Charitable Organization” means a charitable organization as described by Section 501(c)(3) of the U.S. Internal Revenue Code of 1986, as in effect from time to time.

“Company” shall have the meaning set forth in the preamble.

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“Demand Notice” shall have the meaning set forth in Section 3.1.3.

“Demand Registration” shall have the meaning set forth in Section 3.1.1.1.

“Demand Registration Request” shall have the meaning set forth in Section 3.1.1.1.

“Demand Registration Statement” shall have the meaning set forth in Section 3.1.1.3.

“Demand Suspension” shall have the meaning set forth in Section 3.1.6.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“FINRA” means the Financial Industry Regulatory Authority.

“Holders” means, as of any determination time, Investors who hold Registrable Securities under this Agreement.

“Investors” shall have the meaning set forth in the preamble.

“Issuer Free Writing Prospectus” means an issuer free writing prospectus, as defined in Rule 433 under the Securities Act, relating to an offer of the Registrable Securities.

“Loss” shall have the meaning set forth in Section 3.9.1.

“Member of the Immediate Family” means, with respect to any Person who is an individual, (i) each parent, spouse (but not including a former spouse or a spouse from whom such Person is legally separated) or child (including those adopted) of such individual and (ii) each trustee, solely in his or her capacity as trustee, for a trust naming only one or more of the Persons listed in sub-clause (i) as beneficiaries.

“Non-Underwritten Offering” means any Public Offering other than an Underwritten Public Offering.

“Options” means any options to subscribe for, purchase or otherwise directly acquire PubCo Ordinary Shares.

“Participation Conditions” shall have the meaning set forth in Section 3.2.5.2.

“Permitted Transferee” means any Affiliate of an Investor.

“Person” means any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

“Piggyback Notice” shall have the meaning set forth in Section 3.3.1.

“Piggyback Registration” shall have the meaning set forth in Section 3.3.1.

“Potential Takedown Participant” shall have the meaning set forth in Section 3.2.5.2.

“Pro Rata Portion” means, with respect to each Holder requesting that its shares be registered or sold in an Underwritten Public Offering, a number of such shares equal to the aggregate number of Registrable Securities to be registered or sold (excluding any shares to be registered or sold for the account of PubCo) multiplied by a fraction, the numerator of which is the aggregate number of Registrable Securities held by such Holder, and the denominator of which is the aggregate number of Registrable Securities held by all Holders requesting that their Registrable Securities be registered or sold.

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“Prospectus” means (i) the prospectus included in any Registration Statement, all amendments and supplements to such prospectus, including post-effective amendments and supplements, and all other material incorporated by reference in such prospectus, and (ii) any Issuer Free Writing Prospectus.

“PubCo” shall have the meaning set forth in the preamble.

“PubCo Indemnitees” shall have the meaning set forth in Section 3.9.5.

“PubCo Ordinary Shares” means the ordinary shares of PubCo, par value $0.0001 per share.

“Public Offering” means the offer and sale of Registrable Securities for cash pursuant to an effective Registration Statement under the Securities Act (other than a Registration Statement on Form F-4, Form S-4 or Form S-8 or any successor form).

“Registrable Securities” means (i) all PubCo Ordinary Shares that are not then subject to forfeiture to PubCo, (ii) all PubCo Ordinary Shares issuable upon exercise, conversion or exchange of any option, warrant or convertible security not then subject to vesting or forfeiture to PubCo, (iii) all Warrants and (iv) all PubCo Ordinary Shares directly or indirectly issued or then issuable with respect to the securities referred to in clauses (i), (ii) or (iii) above by way of a share dividend or share split, or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization. As to any particular Registrable Securities, such securities shall cease to be Registrable Securities when (x) a Registration Statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such Registration Statement, (y) such securities shall have been Transferred pursuant to Rule 144 or (z) such securities shall have ceased to be outstanding.

“Registration” means registration under the Securities Act of the offer and sale to the public of any Registrable Securities under a Registration Statement. The terms “register”, “registered” and “registering” shall have correlative meanings.

“Registration Expenses” shall have the meaning set forth in Section 3.8.

“Registration Statement” means any registration statement of PubCo filed with, or to be filed with, the SEC under the Securities Act, including the related Prospectus, amendments and supplements to such registration statement, including pre- and post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement other than a registration statement (and related Prospectus) filed on Form F-4, Form S-4 or Form S-8 or any successor form thereto.

“Representatives” means, with respect to any Person, any of such Person’s officers, directors, employees, agents, attorneys, accountants, actuaries, consultants, equity financing partners or financial advisors or other Person associated with, or acting on behalf of, such Person.

“Rule 144” means Rule 144 under the Securities Act (or any successor rule).

“SEC” means the U.S. Securities and Exchange Commission or any successor agency having jurisdiction under the Securities Act.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and any successor thereto, and any rules and regulations promulgated thereunder, all as the same shall be in effect from time to time.

“Shelf Period” shall have the meaning set forth in Section 3.2.3.

“Shelf Registration” shall have the meaning set forth in Section 3.2.1.1.

“Shelf Registration Notice” shall have the meaning set forth in Section 3.2.2.

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“Shelf Registration Request” shall have the meaning set forth in Section 3.2.1.1.

“Shelf Registration Statement” shall have the meaning set forth in Section 3.2.1.1.

“Shelf Suspension” shall have the meaning set forth in Section 3.2.4.

“Shelf Takedown Notice” shall have the meaning set forth in Section 3.2.5.2.

“Shelf Takedown Request” shall have the meaning set forth in Section 3.2.5.1.

“Transfer” means, with respect to any Registrable Security, any interest therein, or any other securities or equity interests relating thereto, a direct or indirect transfer, sale, exchange, assignment, pledge, hypothecation or other encumbrance or other disposition thereof, including the grant of an option or other right, whether directly or indirectly, whether voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise. “Transferred” shall have a correlative meaning.

“Underwritten Public Offering” means an underwritten Public Offering, including any bought deal or block sale to a financial institution conducted as an underwritten Public Offering.

“Underwritten Shelf Takedown” means an Underwritten Public Offering pursuant to an effective Shelf Registration Statement.

“Warrants” means any warrants to subscribe for, purchase or otherwise directly acquire PubCo Ordinary Shares.

“WKSI” means any Securities Act registrant that is a well-known seasoned issuer as defined in Rule 405 under the Securities Act at the most recent eligibility determination date specified in paragraph (2) of that definition.

2.2. Other Interpretive Provisions.

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and any subsection and section references are to this Agreement unless otherwise specified.

(c) The term “including” is not limiting and means “including without limitation.”

(d) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(e) Whenever the context requires, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms.

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ARTICLE III

REGISTRATION RIGHTS

PubCo will perform and comply, and cause each of Pubco’s subsidiaries to perform and comply, with such of the following provisions as are applicable to them. Each Holder will perform and comply with such of the following provisions as are applicable to such Holder.

3.1. Demand Registration.

3.1.1. Request for Demand Registration.

3.1.1.1. At any time after the Closing, any Holder shall have the right to make one or more written requests from time to time (a “Demand Registration Request”) to PubCo for Registration of all or part of the Registrable Securities held by such Holder. Any such Registration pursuant to a Demand Registration Request shall hereinafter be referred to as a “Demand Registration”.

3.1.1.2. Each Demand Registration Request shall specify (x) the kind and aggregate amount of Registrable Securities to be registered, and (y) the intended method or methods of disposition thereof including pursuant to an Underwritten Public Offering.

3.1.1.3. Upon receipt of a Demand Registration Request, PubCo shall as promptly as practicable file a Registration Statement (a “Demand Registration Statement”) relating to such Demand Registration, and use its reasonable best efforts to cause such Demand Registration Statement to be promptly declared effective under the Securities Act.

3.1.2. Limitation on Demand Registrations. PubCo shall not be obligated to take any action to effect any Demand Registration if a Demand Registration or Piggyback Registration was declared effective or an Underwritten Shelf Takedown was consummated within the preceding ninety (90) days (unless otherwise consented to by PubCo).

3.1.3. Demand Notice. Promptly upon receipt of a Demand Registration Request pursuant to Section 3.1.1 (but in no event more than two (2) Business Days thereafter), PubCo shall deliver a written notice (a “Demand Notice”) of any such Demand Registration Request to all other Holders and the Demand Notice shall offer each such Holder the opportunity to include in the Demand Registration that number of Registrable Securities as each such Holder may request in writing. Subject to Section 3.1.7, PubCo shall include in the Demand Registration all such Registrable Securities with respect to which PubCo has received written requests for inclusion therein within three (3) Business Days after the date that the Demand Notice was delivered.

3.1.4. Demand Withdrawal. Any Holder that has requested its Registrable Securities be included in a Demand Registration pursuant to Section 3.1.1 or Section 3.1.3 may withdraw all or any portion of its Registrable Securities included in a Demand Registration from such Demand Registration at any time prior to the effectiveness of the applicable Demand Registration Statement. Upon receipt of a notice to such effect with respect to all of the Registrable Securities included in such Demand Registration, PubCo shall cease all efforts to secure effectiveness of the applicable Demand Registration Statement.

3.1.5. Effective Registration. PubCo shall use reasonable best efforts to cause the applicable Demand Registration Statement to become effective promptly after receipt of a Demand Registration Request and remain effective for not less than one hundred eighty (180) days (or such shorter period as will terminate when all Registrable Securities covered by such Demand Registration Statement have been sold or withdrawn), or, if such Demand Registration Statement relates to an Underwritten Public Offering, such longer period as in the opinion of counsel for the underwriter or underwriters a Prospectus is required by law to be delivered in connection with sales of Registrable Securities by an underwriter or dealer.

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3.1.6. Delay in Filing; Suspension of Registration. If the filing, initial effectiveness or continued use of a Demand Registration Statement at any time would require PubCo to make an Adverse Disclosure, PubCo may, upon giving prompt written notice of such action to the Holders, delay the filing or initial effectiveness of, or suspend use of, the Demand Registration Statement (a “Demand Suspension”); provided, however, that PubCo shall not be permitted to exercise a Demand Suspension more than one (1) time during any twelve (12)-month period or for a total period of greater than sixty (60) days; and provided further that PubCo shall not register any securities for its own account or that of any other shareholder during such sixty (60)-day period, other than pursuant to a registration relating to the sale or grant of securities to employees or directors of PubCo or a subsidiary pursuant to a share option, share purchase, equity incentive or similar plan; a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities; or a registration in which the only PubCo Ordinary shares being registered are PubCo Ordinary Shares issuable upon conversion of debt securities that are also being registered. In the case of a Demand Suspension, the Holders agree to suspend use of the applicable Prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. PubCo shall immediately notify the Holders in writing upon the termination of any Demand Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented as the Holders may reasonably request. PubCo shall, if necessary, supplement or amend the Demand Registration Statement, if required by the registration form used by PubCo for the Demand Registration or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Holders holding a majority of Registrable Securities that are included in such Demand Registration Statement.

3.1.7. Priority of Securities Registered Pursuant to Demand Registrations. If the managing underwriter or underwriters of a proposed Underwritten Public Offering of the Registrable Securities included in a Demand Registration advise PubCo in writing that, in its or their opinion, the number of securities requested to be included in such Demand Registration exceeds the number that can be sold in such offering without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be, in the case of any Demand Registration, (x) first, allocated to each Holder that has requested to participate in such Demand Registration an amount equal to the lesser of (i) the number of such Registrable Securities requested to be registered or sold by such Holder, and (ii) a number of such shares equal to such Holder’s Pro Rata Portion, and (y) second, and only if all the securities referred to in clause (x) have been included, the number of other securities that, in the opinion of such managing underwriter or underwriters can be sold without having such adverse effect.

3.2. Shelf Registration.

3.2.1. Request for Shelf Registration.

3.2.1.1. At any time after the Closing, upon the written request of any Holder from time to time (a “Shelf Registration Request”), PubCo shall promptly file with the SEC a shelf Registration Statement pursuant to Rule 415 under the Securities Act (“Shelf Registration Statement”) relating to the offer and sale of Registrable Securities by any Holders thereof from time to time providing for any method or combination of methods of distribution legally available to any Holder, and PubCo shall use its reasonable best efforts to cause such Shelf Registration Statement to promptly become effective under the Securities Act. Any such Registration pursuant to a Shelf Registration Request shall hereinafter be referred to as a “Shelf Registration”.

3.2.1.2. If on the date of the Shelf Registration Request PubCo is a WKSI, then the Shelf Registration Request may request Registration of an unspecified amount of Registrable Securities to be sold by unspecified Holders. If on the date of the Shelf Registration Request PubCo is not a WKSI, then the Shelf Registration Request shall specify the aggregate amount of Registrable Securities to be registered. PubCo shall provide to any Holder the information necessary to determine PubCo’s status as a WKSI upon such Holder’s request.

3.2.2. Shelf Registration Notice. Promptly upon receipt of a Shelf Registration Request (but in no event more than two (2) Business Days thereafter (or such shorter period as may be reasonably requested in connection with an underwritten “block trade”)), PubCo shall deliver a written notice (a “Shelf Registration Notice”) of any such request to all other Holders, which notice shall specify, if applicable, the amount of Registrable Securities to be registered, and the Shelf Registration Notice shall offer each such Holder the opportunity to include in the Shelf Registration that number of Registrable Securities as each such Holder may request in writing. PubCo shall include in such Shelf Registration all such Registrable Securities with respect to which PubCo has received written requests for inclusion therein within three (3) Business Days (or such shorter period as may be reasonably requested in connection with an underwritten “block trade”) after the date that the Shelf Registration Notice has been delivered.

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3.2.3. Continued Effectiveness. PubCo shall use its reasonable best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act in order to permit the Prospectus forming part of the Shelf Registration Statement to be usable by Holders until the earlier of: (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement or another Registration Statement filed under the Securities Act (but in no event prior to the applicable period referred to in Section 4(a)(3) of the Securities Act and Rule 174 thereunder); and (ii) the date as of which no Holder holds Registrable Securities (such period of continuous effectiveness, the “Shelf Period”). Subject to Section 3.2.4, PubCo shall be deemed not to have used its reasonable best efforts to keep the Shelf Registration Statement effective during the Shelf Period if PubCo voluntarily takes any action or omits to take any action that would result in Holders of the Registrable Securities covered thereby not being able to offer and sell any Registrable Securities pursuant to such Shelf Registration Statement during the Shelf Period, unless such action or omission is required by applicable law.

3.2.4. Suspension of Registration. If the continued use of such Shelf Registration Statement at any time would require PubCo to make an Adverse Disclosure, PubCo may, upon giving prompt written notice of such action to the Holders, suspend use of the Shelf Registration Statement (a “Shelf Suspension”); provided, however, that PubCo shall not be permitted to exercise a Shelf Suspension more than one (1) time during any twelve (12)-month period or for a total period of greater than sixty (60) days. In the case of a Shelf Suspension, the Holders agree to suspend use of the applicable Prospectus in connection with any sale or purchase of, or offer to sell or purchase, Registrable Securities, upon receipt of the notice referred to above. PubCo shall immediately notify the Holders in writing upon the termination of any Shelf Suspension, amend or supplement the Prospectus, if necessary, so it does not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading and furnish to the Holders such numbers of copies of the Prospectus as so amended or supplemented as the Holders may reasonably request. PubCo shall, if necessary, supplement or amend the Shelf Registration Statement, if required by the registration form used by PubCo for the Shelf Registration Statement or by the instructions applicable to such registration form or by the Securities Act or the rules or regulations promulgated thereunder or as may reasonably be requested by the Holders holding a majority of Registrable Securities that are included in such Shelf Registration Statement.

3.2.5. Shelf Takedown.

3.2.5.1. At any time PubCo has an effective Shelf Registration Statement with respect to a Holder’s Registrable Securities, by notice to PubCo specifying the intended method or methods of disposition thereof, such Holder may make a written request (a “Shelf Takedown Request” and such Holder, the “Requesting Holder”) to PubCo to effect a Public Offering, including pursuant to an Underwritten Shelf Takedown, of all or a portion of such Holder’s Registrable Securities that may be registered under such Shelf Registration Statement, and as soon as practicable PubCo shall amend or supplement the Shelf Registration Statement as necessary for such purpose.

3.2.5.2. Promptly upon receipt of a Shelf Takedown Request (but in no event more than two (2) Business Days thereafter (or more than twenty-four (24) hours thereafter in connection with an underwritten “block trade”)) for any Underwritten Shelf Takedown, PubCo shall deliver a notice (a “Shelf Takedown Notice”) to each other Holder with Registrable Securities covered by the applicable Registration Statement, or to all other Holders if such Registration Statement is undesignated (each, a “Potential Takedown Participant”). The Shelf Takedown Notice shall offer each such Potential Takedown Participant the opportunity to include in any Underwritten Shelf Takedown such number of Registrable Securities as each such Potential Takedown Participant may request in writing. PubCo shall include in the Underwritten Shelf Takedown all such Registrable Securities with respect to which PubCo has received written requests for inclusion therein within three (3) Business Days (or within twenty-four (24) hours in connection with an underwritten “block trade”) after the date that the Shelf Takedown Notice has been delivered. Any Potential Takedown Participant’s request to participate in an Underwritten Shelf Takedown shall be binding on the Potential Takedown Participant; provided that each such Potential Takedown Participant that elects to participate may condition its participation on the Underwritten Shelf Takedown being completed within ten (10) Business Days of its acceptance at a price per share (after giving effect to any underwriters’ discounts or commissions) to such Potential Takedown Participant of not less than a percentage of the closing price for the shares on their principal trading market on the Business Day immediately prior to such Potential Takedown Participant’s election to participate, as specified in such Potential Takedown Participant’s request to participate in such Underwritten Shelf Takedown (the “Participation Conditions”). Notwithstanding the delivery of any Shelf Takedown Notice, but subject to the Participation Conditions (to the extent applicable), all determinations as to whether to complete any Underwritten Shelf Takedown and as to the timing, manner, price and other terms of any Underwritten Shelf Takedown contemplated by this Section 3.2.5 shall be determined by the Requesting Holder.

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3.2.5.3. PubCo shall not be obligated to take any action to effect any Underwritten Shelf Takedown if a Demand Registration or Piggyback Registration was declared effective or an Underwritten Shelf Takedown was consummated within the preceding ninety (90) days (unless otherwise consented to by PubCo).

3.2.6. Priority of Securities Sold Pursuant to Shelf Takedowns. If the managing underwriter or underwriters of a proposed Underwritten Shelf Takedown, or the Requesting Holder of a proposed “block trade” conducted as an Underwritten Shelf Takedown, in each case pursuant to Section 3.2.5 advise PubCo in writing that, in its or their opinion, the number of securities requested to be included in the proposed Underwritten Shelf Takedown exceeds the number that can be sold in such Underwritten Shelf Takedown without being likely to have an adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, the number of Registrable Securities to be included in such offering shall be (x) first, allocated to each Holder that has requested to participate in such Underwritten Shelf Takedown an amount equal to the lesser of (i) the number of such Registrable Securities requested to be registered or sold by such Holder, and (ii) a number of such shares equal to such Holder’s Pro Rata Portion, and (y) second, and only if all the securities referred to in clause (x) have been included, the number of other securities that, in the opinion of such managing underwriter or underwriters (or Requesting Holder, as the case may be) can be sold without having such adverse effect.

3.3. Piggyback Registration.

3.3.1. Participation. At any time after the Closing, if PubCo at any time proposes to file a Registration Statement under the Securities Act or to conduct a Public Offering with respect to any offering of its equity securities for its own account or for the account of any other Persons (other than (i) a Registration under Sections 3.1 or 3.2, (ii) a Registration on Form F-4, Form S-4 or Form S-8 or any successor form to such forms or (iii) a Registration of securities solely relating to an offering and sale to employees or directors of PubCo or its subsidiaries pursuant to any employee share plan or other employee benefit plan arrangement), then, as soon as practicable (but in no event less than five (5) Business Days prior to the proposed date of filing of such Registration Statement or, in the case of a Public Offering under a Shelf Registration Statement, the anticipated pricing or trade date), PubCo shall give written notice (a “Piggyback Notice”) of such proposed filing or Public Offering to all Holders, and such Piggyback Notice shall offer the Holders the opportunity to register under such Registration Statement, or to sell in such Public Offering, such number of Registrable Securities as each such Holder may request in writing (a “Piggyback Registration”). Subject to Section 3.3.2, PubCo shall include in such Registration Statement or in such Public Offering as applicable, all such Registrable Securities that are requested to be included therein within three (3) Business Days after the receipt by such Holder of any such notice; provided, however, that if at any time after giving written notice of its intention to register or sell any securities and prior to the effective date of the Registration Statement filed in connection with such Registration, or the pricing or trade date of a Public Offering under a Shelf Registration Statement, PubCo determines for any reason not to register or sell or to delay the Registration or sale of such securities, PubCo shall give written notice of such determination to each Holder and, thereupon, (x) in the case of a determination not to register or sell, shall be relieved of its obligation to register or sell any Registrable Securities in connection with such Registration or Public Offering (but not from its obligation to pay the Registration Expenses in connection therewith), without prejudice, however, to the rights of any Holders entitled to request that such Registration or sale be effected as a Demand Registration under Section 3.1 or an Underwritten Shelf Takedown under Section 3.2, as the case may be, and (y) in the case of a determination to delay Registration or sale, in the absence of a request for a Demand Registration or an Underwritten Shelf Takedown, as the case may be, shall be permitted to delay registering or selling any Registrable Securities, for the same period as the delay in registering or selling such other securities. Any Holder shall have the right to withdraw all or part of its request for inclusion of its Registrable Securities in a Piggyback Registration by giving written notice to PubCo of its request to withdraw, prior to the applicable Registration Statement becoming effective or, in connection with an Underwritten Shelf Takedown, the execution of the related underwriting agreement.

3.3.2. Priority of Piggyback Registration. If the managing underwriter or underwriters of any proposed offering of Registrable Securities included in a Piggyback Registration informs PubCo and the participating Holders in writing that, in its or their opinion, the number of securities that such Holders and any other Persons intend to include in such offering exceeds the number that can be sold in such offering without being likely to have a significant adverse effect on the price, timing or distribution of the securities offered or the market for the securities offered, then the securities to be included in such Registration shall be (i) first, one hundred percent (100%) of the securities that PubCo proposes to sell; (ii) second, and only if all the securities referred to in clause (i) have been included, the number of Registrable Securities that, in the opinion of such managing underwriter or underwriters, can be sold without having such adverse effect, with such number to be allocated among the Holders that have requested to participate in such Registration based on an amount equal to the lesser of (x) the number of such Registrable Securities requested to be sold by such Holder, and (y) a number of such shares equal to such Holder’s Pro Rata Portion; (iii) third, and only if all of the Registrable Securities referred to in clause (ii) have been included in such Registration, any other securities eligible for inclusion in such Registration.

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3.3.3. No Effect on Other Registrations. No Registration of Registrable Securities effected pursuant to a request under this Section 3.3 shall be deemed to have been effected pursuant to Sections 3.1 and 3.2 or shall relieve PubCo of its obligations under Sections 3.1 and 3.2.

3.4. Lock-Up Agreements.

3.4.1. Each Investor participating in a Registration or sale of Registrable Securities pursuant to Section 3.1, 3.2 or 3.3 conducted as an Underwritten Public Offering agrees, and PubCo agrees and shall cause each director and officer of PubCo to agree, that, in connection with each such Registration or sale of Registrable Securities pursuant to Section 3.1, 3.2 or 3.3 conducted as an Underwritten Public Offering, if requested, to become bound by and to execute and deliver a customary lock-up agreement with the underwriter(s) of such Underwritten Public Offering restricting such applicable person or entity’s right to (a) Transfer, directly or indirectly, any equity securities of PubCo held by such person or entity or (b) enter into any swap or other arrangement that transfers to another any of the economic consequences of ownership of such securities during the period commencing on the date of the final Prospectus relating to the Underwritten Public Offering and ending on the date specified by the underwriters (such period not to exceed ninety (90) days). The terms of such lock-up agreements shall be negotiated among the applicable Investors requested to enter into lock-up agreements in accordance with the immediately preceding sentence, PubCo and the underwriters and shall include customary exclusions from the restrictions on Transfer set forth therein, including that such restrictions on the applicable Investors shall be conditioned upon all officers and directors of PubCo, as well as all Investors, being subject to the same restrictions; provided, that, to the extent any Investor is granted a release or waiver from the restrictions contained in this Section 3.4.1 and in such Investor’s lock-up agreement prior to the expiration of the period set forth in such Investor’s lock-up agreement, then all Investors shall be automatically granted a release or waiver from the restrictions contained in this Section 3.4.1 and the applicable lock-up agreements to which they are party to the same extent, on substantially the same terms as and on a pro rata basis with, the Investor to which such release or waiver is granted. The provisions of this Section 3.4.1 shall not apply to any Investor that holds less than five percent (5%) of then total issued and outstanding PubCo Ordinary Shares.

3.5. Registration Procedures.

3.5.1. Requirements. In connection with PubCo’s obligations under Sections 3.1 through 3.3, PubCo shall use its reasonable best efforts to effect such Registration and to permit the sale of such Registrable Securities in accordance with the intended method or methods of distribution thereof as expeditiously as reasonably practicable, and in connection therewith PubCo shall:

3.5.1.1. As promptly as practicable prepare the required Registration Statement, including all exhibits and financial statements required under the Securities Act to be filed therewith, and Prospectus, and, before filing a Registration Statement or Prospectus or any amendments or supplements thereto, (x) furnish to the underwriters, if any, and to the Holders of the Registrable Securities covered by such Registration Statement, copies of all documents prepared to be filed, which documents shall be subject to the review of such underwriters and such Holders and their respective counsel, (y) make such changes in such documents concerning the Holders prior to the filing thereof as such Holders, or their counsel, may reasonably request and (z) except in the case of a Registration under Section 3.3 not file any Registration Statement or Prospectus or amendments or supplements thereto to which the Holders, in such capacity, or the underwriters, if any, shall reasonably object;

3.5.1.2. Prepare and file with the SEC such amendments and post-effective amendments to such Registration Statement and supplements to the Prospectus as may be (x) reasonably requested by any Holder with Registrable Securities covered by such Registration Statement, (y) reasonably requested by any participating Holder (to the extent such request relates to information relating to such Holder), or (z) necessary to keep such Registration Statement effective for the period of time required by this Agreement, and comply with provisions of the applicable securities laws with respect to the sale or other disposition of all securities covered by such Registration Statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in such Registration Statement;

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3.5.1.3. Notify the participating Holders and the managing underwriter or underwriters, if any, and (if requested) confirm such notice in writing and provide copies of the relevant documents, as soon as reasonably practicable after notice thereof is received by PubCo (i) when the applicable Registration Statement or any amendment thereto has been filed or becomes effective, and when the applicable Prospectus or any amendment or supplement thereto has been filed; (ii) of any written comments by the SEC, or any request by the SEC or other federal or state governmental authority for amendments or supplements to such Registration Statement or such Prospectus, or for additional information (whether before or after the effective date of the Registration Statement) or any other correspondence with the SEC relating to, or which may affect, the Registration; (iii) of the issuance by the SEC of any stop order suspending the effectiveness of such Registration Statement or any order by the SEC or any other regulatory authority preventing or suspending the use of any preliminary or final Prospectus or the initiation or threatening of any proceedings for such purposes; (iv) if, at any time, the representations and warranties of PubCo in any applicable underwriting agreement cease to be true and correct in all material respects; and (v) of the receipt by PubCo of any notification with respect to the suspension of the qualification of the Registrable Securities for offering or sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose;

3.5.1.4. Promptly notify each selling Holder and the managing underwriter or underwriters, if any, when PubCo becomes aware of the happening of any event as a result of which the applicable Registration Statement or the Prospectus included in such Registration Statement (as then in effect) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements therein (in the case of such Prospectus or any preliminary Prospectus, in light of the circumstances under which they were made) not misleading, when any Issuer Free Writing Prospectus includes information that may conflict with the information contained in the Registration Statement, or, if for any other reason, it shall be necessary during such time period to amend or supplement such Registration Statement or Prospectus in order to comply with the Securities Act and, as promptly as reasonably practicable thereafter, prepare and file with the SEC, and furnish without charge to the selling Holders and the managing underwriter or underwriters, if any, an amendment or supplement to such Registration Statement or Prospectus, which shall correct such misstatement or omission or effect such compliance;

3.5.1.5. To the extent PubCo is eligible under the relevant provisions of Rule 430B under the Securities Act, if PubCo files any Shelf Registration Statement, PubCo shall include in such Shelf Registration Statement such disclosures as may be required by Rule 430B under the Securities Act (referring to the unnamed selling security holders in a generic manner by identifying the initial offering of the securities to the Holders) in order to ensure that the Holders may be added to such Shelf Registration Statement at a later time through the filing of a Prospectus supplement rather than a post-effective amendment;

3.5.1.6. Use its reasonable best efforts to prevent, or obtain the withdrawal of, any stop order or other order or notice preventing or suspending the use of any preliminary or final Prospectus;

3.5.1.7. Promptly incorporate in a Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment such information as the managing underwriter or underwriters and the participating Holders agree should be included therein relating to the plan of distribution with respect to such Registrable Securities; and make all required filings of such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment as soon as reasonably practicable after being notified of the matters to be incorporated in such Prospectus supplement, Issuer Free Writing Prospectus or post-effective amendment;

3.5.1.8. Furnish to each selling Holder and each underwriter, if any, without charge, as many conformed copies as such Holder or underwriter may reasonably request of the applicable Registration Statement and any amendment or post-effective amendment or supplement thereto, including financial statements and schedules, all documents incorporated therein by reference and all exhibits (including those incorporated by reference);

3.5.1.9. Deliver to each selling Holder and each underwriter, if any, without charge, as many copies of the applicable Prospectus (including each preliminary Prospectus) and any amendment or supplement thereto and such other documents as such Holder or underwriter may reasonably request in order to facilitate the disposition of the Registrable Securities by such Holder or underwriter (it being understood that PubCo shall consent to the use of such Prospectus or any amendment or supplement thereto by each of the selling Holders and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus or any amendment or supplement thereto);

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3.5.1.10. On or prior to the date on which the applicable Registration Statement becomes effective, use its reasonable best efforts to register or qualify, and cooperate with the selling Holders, the managing underwriter or underwriters, if any, and their respective counsel, in connection with the Registration or qualification of such Registrable Securities for offer and sale under the securities or “Blue Sky” laws of each state and other jurisdiction as any such selling Holder or managing underwriter or underwriters, if any, or their respective counsel reasonably request in writing and do any and all other acts or things reasonably necessary or advisable to keep such Registration or qualification in effect for such period as required by Section 3.1 or Section 3.2, as applicable, provided that PubCo shall not be required to qualify generally to do business in any jurisdiction where it is not then so qualified or to take any action which would subject it to taxation or general service of process in any such jurisdiction where it is not then so subject;

3.5.1.11. Cooperate with the selling Holders and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing Registrable Securities to be sold and not bearing any restrictive legends and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters may request prior to any sale of Registrable Securities to the underwriters;

3.5.1.12. Use its reasonable best efforts to cause the Registrable Securities covered by the applicable Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the seller or sellers thereof or the underwriter or underwriters, if any, to consummate the disposition of such Registrable Securities;

3.5.1.13. Make such representations and warranties to the Holders being registered, and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in public offerings similar to the offering then being undertaken;

3.5.1.14. Enter into such customary agreements (including underwriting and indemnification agreements) and take all such other actions as the participating Holders or the managing underwriter or underwriters, if any, reasonably request in order to expedite or facilitate the Registration and disposition of such Registrable Securities;

3.5.1.15. Obtain for delivery to the Holders of the securities being registered and to the underwriter or underwriters, if any, an opinion or opinions from counsel for PubCo dated the most recent effective date of the Registration Statement or, in the event of an Underwritten Public Offering, the date of the closing under the underwriting agreement, in customary form, scope and substance, which opinions shall be reasonably satisfactory to such Holders or underwriters, as the case may be, and their respective counsel;

3.5.1.16. In the case of an Underwritten Public Offering, obtain for delivery to PubCo and the managing underwriter or underwriters, with copies to the Holders included in such Registration or sale, a comfort letter from PubCo’s independent certified public accountants or independent auditors (and, if necessary, any other independent certified public accountants or independent auditors of any subsidiary of PubCo or any business acquired by PubCo for which financial statements and financial data are, or are required to be, included in the Registration Statement) in customary form and covering such matters of the type customarily covered by comfort letters as the managing underwriter or underwriters reasonably request, dated the date of execution of the underwriting agreement and brought down to the closing under the underwriting agreement;

3.5.1.17. Cooperate with each seller of Registrable Securities and each underwriter, if any, participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with FINRA;

3.5.1.18. Use its reasonable best efforts to comply with all applicable securities laws and, if a Registration Statement was filed, make available to its security holders, as soon as reasonably practicable, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder;

3.5.1.19. Provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by the applicable Registration Statement;

3.5.1.20. Use its reasonable best efforts to cause all Registrable Securities covered by the applicable Registration Statement to be listed on each securities exchange on which any of PubCo’s equity securities are then listed or quoted and on each inter-dealer quotation system on which any of PubCo’s equity securities are then quoted;

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3.5.1.21. Make available upon reasonable notice at reasonable times and for reasonable periods for inspection by a representative appointed by the Holders holding a majority of Registrable Securities being sold, by any underwriter participating in any disposition to be effected pursuant to such Registration Statement and by any attorney, accountant or other agent retained by such Holders or any such underwriter, all pertinent financial and other records and pertinent corporate documents and properties of PubCo, and cause all of PubCo’s officers, directors and employees and the independent public accountants who have certified its financial statements to make themselves available to discuss the business of PubCo and to supply all information reasonably requested by any such Person in connection with such Registration Statement;

3.5.1.22. In the case of an Underwritten Public Offering, cause the senior executive officers of PubCo to participate in the customary “road show” presentations that may be reasonably requested by the managing underwriter or underwriters in any such offering and otherwise to facilitate, cooperate with, and participate in each proposed offering contemplated herein and customary selling efforts related thereto;

3.5.1.23. Take no direct or indirect action prohibited by Regulation M under the Exchange Act;

3.5.1.24. Take all reasonable action to ensure that any Issuer Free Writing Prospectus utilized in connection with any Registration complies in all material respects with the Securities Act, is filed in accordance with the Securities Act to the extent required thereby, is retained in accordance with the Securities Act to the extent required thereby and, when taken together with the related Prospectus, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading;

3.5.1.25. Cooperate with the Holders of Registrable Securities subject to the Registration Statement and with the managing underwriter or agent, if any, to facilitate any Charitable Gifting Event and to prepare and file with the SEC such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to permit any such recipient Charitable Organization to sell in the Public Offering if it so elects; and

3.5.1.26. Take all such other commercially reasonable actions as are necessary or advisable in order to expedite or facilitate the disposition of such Registrable Securities in accordance with the terms of this Agreement.

3.5.2. PubCo Information Requests. PubCo may require each seller of Registrable Securities as to which any Registration or sale is being effected to furnish to PubCo customary information regarding such Holder and the ownership and distribution of its Registrable Securities as PubCo may from time to time reasonably request in writing and PubCo may exclude from such Registration or sale the Registrable Securities of any such Holder who unreasonably fails to furnish such information within a reasonable time after receiving such request. Each Holder agrees to furnish such information to PubCo and to cooperate with PubCo as reasonably necessary to enable PubCo to comply with the provisions of this Agreement.

3.5.3. Discontinuing Registration. Each Holder agrees that, upon receipt of any notice from PubCo of the happening of any event of the kind described in Section 3.5.1.4, such Holder will discontinue disposition of Registrable Securities pursuant to such Registration Statement until such Holder’s receipt of the copies of the supplemented or amended Prospectus contemplated by Section 3.5.1.4, or until such Holder is advised in writing by PubCo that the use of the Prospectus may be resumed, and has received copies of any additional or supplemental filings that are incorporated by reference in the Prospectus, or any amendments or supplements thereto, and if so directed by PubCo, such Holder shall deliver to PubCo (at PubCo’s expense) all copies, other than permanent file copies then in such Holder’s possession, of the Prospectus covering such Registrable Securities current at the time of receipt of such notice. In the event PubCo shall give any such notice, the period during which the applicable Registration Statement is required to be maintained effective shall be extended by the number of days during the period from and including the date of the giving of such notice to and including the date when each seller of Registrable Securities covered by such Registration Statement either receives the copies of the supplemented or amended Prospectus contemplated by Section 3.5.1.4 or is advised in writing by PubCo that the use of the Prospectus may be resumed.

3.6. Underwritten Offerings.

3.6.1. Shelf and Demand Registrations. If requested by the underwriters for any Underwritten Public Offering, pursuant to a Registration or sale under Sections 3.1 or 3.2, PubCo shall enter into an underwriting agreement with such underwriters, such agreement to be reasonably satisfactory in substance and form to each of PubCo, the Holders holding a majority of Registrable Securities being sold and the underwriters, and to contain such representations and warranties by PubCo and such other terms as are generally prevailing in agreements of that type, including indemnities no less favorable to the recipient thereof than those provided in Section 3.9 of this Agreement. The Holders of the Registrable Securities proposed to be distributed by such underwriters shall cooperate with PubCo in the negotiation of the underwriting agreement and shall give consideration to the reasonable suggestions of PubCo regarding the form thereof, and such Holders shall complete and execute all questionnaires, powers of attorney and other documents reasonably requested by the underwriters and required under the terms of such underwriting arrangements. Any such Holder shall not be required to make any representations or warranties to or agreements with PubCo or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities, such Holder’s intended method of distribution and any other representations to be made by the Holder as are generally prevailing in agreements of that type, and the aggregate amount of the liability of such Holder under such agreement shall not exceed such Holder’s proceeds from the sale of its Registrable Securities in the offering, net of underwriting discounts and commissions but before expenses.

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3.6.2. Piggyback Registrations. If PubCo proposes to register or sell any of its securities under the Securities Act as contemplated by Section 3.3 and such securities are to be distributed through one or more underwriters, PubCo shall, if requested by any Holder pursuant to Section 3.3 and, subject to the provisions of Section 3.3.2, use its reasonable best efforts to arrange for such underwriters to include on the same terms and conditions that apply to the other sellers in such Registration or sale all the Registrable Securities to be offered and sold by such Holder among the securities of PubCo to be distributed by such underwriters in such Registration or sale. The Holders of Registrable Securities to be distributed by such underwriters shall be parties to a customary underwriting agreement between PubCo and such underwriters and shall complete and execute all questionnaires, powers of attorney and other documents reasonably requested by the underwriters and required under the terms of such underwriting arrangements. Any such Holder shall not be required to make any representations or warranties to or agreements with PubCo or the underwriters other than representations, warranties or agreements regarding such Holder, such Holder’s title to the Registrable Securities, such Holder’s intended method of distribution and any other representations to be made by the Holder as are generally prevailing in agreements of that type, and the aggregate amount of the liability of such Holder shall not exceed such Holder’s proceeds from the sale of its Registrable Securities in the offering, net of underwriting discounts and commissions but before expenses.

3.6.3. Selection of Underwriters; Selection of Counsel. In the case of an Underwritten Public Offering under Sections 3.1 or 3.2, the managing underwriter or underwriters to administer the offering shall be determined by the Holders holding a majority of Registrable Securities being sold in such offering; provided that such underwriter or underwriters shall be reasonably acceptable to PubCo. In the case of an Underwritten Public Offering under Section 3.3, the managing underwriter or underwriters to administer the offering shall be determined by PubCo; provided that such underwriter or underwriters shall be reasonably acceptable to the Holders holding a majority of Registrable Securities being sold in such offering. In the case of an Underwritten Public Offering under Sections 3.1, 3.2 or 3.3, each participating Holder shall be entitled to select its counsel, including, without limitation, any additional local counsel necessary to deliver any required legal opinions.

3.6.4. Non-Underwritten Offerings. Notwithstanding anything herein to the contrary and subject to applicable law, regulation and stock exchange rules, any Non-Underwritten Offering shall be conducted in accordance with PubCo’s insider trading policy to the extent that such selling Holder is then subject to such policy.

3.7. No Inconsistent Agreements. Neither PubCo nor any of its subsidiaries shall hereafter enter into, and neither PubCo nor any of its subsidiaries is currently a party to, any agreement with respect to its securities that is inconsistent with the rights granted to the Holders by this Agreement.

3.8. Registration Expenses. All expenses incident to PubCo’s performance of or compliance with this Agreement shall be paid by PubCo, including (i) all registration and filing fees, and any other fees and expenses associated with filings required to be made with the SEC or FINRA, (ii) all fees and expenses in connection with compliance with any securities or “Blue Sky” laws (including reasonable fees and disbursements of counsel for the underwriters in connection with blue sky qualifications of the Registrable Securities), (iii) all printing, duplicating, word processing, messenger, telephone, facsimile and delivery expenses (including expenses of printing certificates for the Registrable Securities in a form eligible for deposit with The Depository Trust Company and of printing Prospectuses), (iv) all fees and disbursements of counsel for PubCo and of all independent certified public accountants or independent auditors of PubCo and any subsidiaries of PubCo (including the expenses of any special audit and comfort letters required by or incident to such performance), (v) Securities Act liability insurance or similar insurance if PubCo so desires or the underwriters so require in accordance with then-customary underwriting practice, (vi) all fees and expenses incurred in connection with the listing of the Registrable Securities on any securities exchange or quotation of the Registrable Securities on any inter-dealer quotation system, (viii) all reasonable fees and disbursements of legal counsel for the selling Holders, (ix) any reasonable fees and disbursements of underwriters customarily paid by issuers or sellers of securities, (x) all fees and expenses incurred in connection with the distribution or Transfer of Registrable Securities to or by a Holder or its Permitted Transferees in connection with a Public Offering, (xi) all fees and expenses of any special experts or other Persons retained by PubCo in connection with any Registration or sale, (xii) all of PubCo’s internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties) and (xiii) all expenses related to the “road show” for any Underwritten Public Offering, including the reasonable out-of-pocket expenses of the Holders and underwriters, if so requested. All such expenses are referred to herein as “Registration Expenses”. PubCo shall not be required to pay any fees and disbursements to underwriters not customarily paid by the issuers of securities in an offering similar to the applicable offering, including underwriting discounts and commissions and transfer taxes, if any, attributable to the sale of Registrable Securities.

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3.9. Indemnification.

3.9.1. Indemnification by PubCo. PubCo shall indemnify and hold harmless, to the fullest extent permitted by law, each Holder, each shareholder, stockholder, member, limited or general partner of such Holder, each shareholder, stockholder, member, limited or general partner of each such shareholder, stockholder, member, limited or general partner, each of their respective Affiliates, officers, directors, shareholders, employees, advisors, and agents and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Persons and each of their respective Representatives from and against any and all losses, penalties, judgments, suits, costs, claims, damages, liabilities and expenses, joint or several (including reasonable costs of investigation and legal expenses and any indemnity and contribution payments made to underwriters ) (each, a “Loss” and collectively “Losses”) arising out of or based upon (i) any untrue or alleged untrue statement of a material fact contained in any Registration Statement under which such Registrable Securities are registered or sold under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or any other disclosure document produced by or on behalf of PubCo or any of its subsidiaries including any report and other document filed under the Exchange Act, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading or (iii) any violation or alleged violation by PubCo or any of its subsidiaries of any federal, state, foreign or common law rule or regulation applicable to PubCo or any of its subsidiaries and relating to action or inaction in connection with any such Registration, disclosure document or other document or report; provided, that no selling Holder shall be entitled to indemnification pursuant to this Section 3.9.1 in respect of any untrue statement or omission contained in any information relating to such selling Holder furnished in writing by such selling Holder to PubCo specifically for inclusion in a Registration Statement and used by PubCo in conformity therewith (such information “Selling Shareholder Information”). This indemnity shall be in addition to any liability PubCo may otherwise have. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Holder or any indemnified party and shall survive the Transfer of such securities by such Holder and regardless of any indemnity agreed to in the underwriting agreement that is less favorable to the Holders. PubCo shall also indemnify underwriters, selling brokers, dealer managers and similar securities industry professionals participating in the distribution, their officers and directors and each Person who controls such Persons (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above (with appropriate modification) with respect to the indemnification of the indemnified parties.

3.9.2. Indemnification by the Selling Holders. Each selling Holder agrees (severally and not jointly) to indemnify and hold harmless, to the fullest extent permitted by law, PubCo, its directors and officers and each Person who controls PubCo (within the meaning of the Securities Act or the Exchange Act) from and against any Losses resulting from (i) any untrue statement of a material fact in any Registration Statement under which such Registrable Securities were registered or sold under the Securities Act (including any final, preliminary or summary Prospectus contained therein or any amendment thereof or supplement thereto or any documents incorporated by reference therein) or (ii) any omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus or preliminary Prospectus, in light of the circumstances under which they were made) not misleading, in each case to the extent, but only to the extent, that such untrue statement or omission is contained in such selling Holder’s Selling Shareholder Information. In no event shall the liability of any selling Holder hereunder be greater in amount than the dollar amount of the proceeds from the sale of its Registrable Securities in the offering giving rise to such indemnification obligation, net of underwriting discounts and commissions but before expenses, less any amounts paid by such Holder pursuant to Section 3.9.4 and any amounts paid by such Holder as a result of liabilities incurred under the underwriting agreement, if any, related to such sale.

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3.9.3. Conduct of Indemnification Proceedings. Any Person entitled to indemnification hereunder shall (i) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification (provided that any delay or failure to so notify the indemnifying party shall relieve the indemnifying party of its obligations hereunder only to the extent, if at all, that it forfeits substantive legal rights by reason of such delay or failure) and (ii) permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party; provided, however, that any Person entitled to indemnification hereunder shall have the right to select and employ separate counsel and to participate in the defense of such claim, but the fees and expenses of such counsel shall be at the expense of such Person unless (a) the indemnifying party has agreed in writing to pay such fees or expenses, (b) the indemnifying party shall have failed to assume the defense of such claim within a reasonable time after receipt of notice of such claim from the Person entitled to indemnification hereunder and employ counsel reasonably satisfactory to such Person, (c) the indemnified party has reasonably concluded (based upon advice of its counsel) that there may be legal defenses available to it or other indemnified parties that are different from or in addition to those available to the indemnifying party, or (d) in the reasonable judgment of any such Person (based upon advice of its counsel) a conflict of interest may exist between such Person and the indemnifying party with respect to such claims (in which case, if the Person notifies the indemnifying party in writing that such Person elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such claim on behalf of such Person). If the indemnifying party assumes the defense, the indemnifying party shall not have the right to settle such action without the consent of the indemnified party. No indemnifying party shall consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of an unconditional release from all liability in respect to such claim or litigation without the prior written consent of such indemnified party. If such defense is not assumed by the indemnifying party, the indemnifying party will not be subject to any liability for any settlement made without its prior written consent, but such consent may not be unreasonably withheld. It is understood that the indemnifying party or parties shall not, except as specifically set forth in this Section 3.9.3, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees, disbursements or other charges of more than one separate firm admitted to practice in such jurisdiction at any one time unless (x) the employment of more than one counsel has been authorized in writing by the indemnifying party or parties, (y) an indemnified party has reasonably concluded (based on the advice of counsel) that there may be legal defenses available to it that are different from or in addition to those available to the other indemnified parties or (z) a conflict or potential conflict exists or may exist (based upon advice of counsel to an indemnified party) between such indemnified party and the other indemnified parties, in each of which cases the indemnifying party shall be obligated to pay the reasonable fees and expenses of such additional counsel or counsels.

3.9.4. Contribution. If for any reason the indemnification provided for in Section 3.9.1 and Section 3.9.2 is unavailable to an indemnified party or insufficient in respect of any Losses referred to therein (other than as a result of exceptions or limitations on indemnification contained in Section 3.9.1 and Section 3.9.2), then the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party or parties on the other hand in connection with the acts, statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. In connection with any Registration Statement filed with the SEC by PubCo, the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission, it being understood and agreed that, with respect to each selling Holder, such information will be limited to such Holder’s Selling Shareholder Information. The parties hereto agree that it would not be just or equitable if contribution pursuant to this Section 3.9.4 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in this Section 3.9.4. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. The amount paid or payable by an indemnified party as a result of the Losses referred to in Sections 3.9.1 and 3.9.2 shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 3.9.4, in connection with any Registration Statement filed by PubCo, a selling Holder shall not be required to contribute any amount in excess of the dollar amount of the proceeds from the sale of its Registrable Securities in the offering giving rise to such indemnification obligation, net of underwriting discounts and commissions but before expenses, less any amounts paid by such Holder pursuant to Section 3.9.2 and any amounts paid by such Holder as a result of liabilities incurred under the underwriting agreement, if any, related to such sale. If indemnification is available under this Section 3.9, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 3.9.1 and 3.9.2 hereof without regard to the provisions of this Section 3.9.4. The remedies provided for in this Section 3.9 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

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3.9.5. Indemnification Priority. PubCo hereby acknowledges and agrees that any of the Persons entitled to indemnification pursuant to Section 3.9.1 (each, a “PubCo Indemnitee” and collectively, the “PubCo Indemnitees”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by other sources. PubCo hereby acknowledges and agrees (i) that it is the indemnitor of first resort (i.e., its obligations to a PubCo Indemnitee are primary and any obligation of such other sources to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such PubCo Indemnitee are secondary) and (ii) that it shall be required to advance the full amount of expenses incurred by a PubCo Indemnitee and shall be liable for the full amount of all expenses, judgments, penalties, fines and amounts paid in settlement to the extent legally permitted and as required by the terms of this Agreement without regard to any rights a PubCo Indemnitee may have against such other sources. PubCo further agrees that no advancement or payment by such other sources on behalf of a PubCo Indemnitee with respect to any claim for which such PubCo Indemnitee has sought indemnification, advancement of expenses or insurance from PubCo shall affect the foregoing, and that such other sources shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such PubCo Indemnitee against PubCo.

3.10. Rules 144 and 144A and Regulation S. PubCo shall file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder (or, if PubCo is not required to file such reports, it will, upon the request of any Holder, make publicly available such necessary information for so long as necessary to permit sales that would otherwise be permitted by this Agreement pursuant to Rule 144, Rule 144A or Regulation S under the Securities Act, as such rules may be amended from time to time or any similar rule or regulation hereafter adopted by the SEC), and it will take such further action as any Holder may reasonably request, all to the extent required from time to time to enable such Holder to sell Registrable Securities without Registration under the Securities Act in transactions that would otherwise be permitted by this Agreement and within the limitation of the exemptions provided by (i) Rule 144, Rule 144A or Regulation S under the Securities Act, as such rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of any Holder, PubCo will deliver to such Holder a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.

3.11. Existing Registration Statements. Notwithstanding anything herein to the contrary and subject to applicable law and regulation, PubCo may satisfy any obligation hereunder to file a Registration Statement or to have a Registration Statement become effective by a specified date by designating, by notice to the Holders, a Registration Statement that previously has been filed with the SEC or become effective, as the case may be, as the relevant Registration Statement for purposes of satisfying such obligation, and all references to any such obligation shall be construed accordingly; provided that such previously filed Registration Statement may be, and is, amended or, subject to applicable securities laws, supplemented to add the number of Registrable Securities, and, to the extent necessary, to identify as selling shareholders those Holders demanding the filing of a Registration Statement pursuant to the terms of this Agreement. To the extent this Agreement refers to the filing or effectiveness of other Registration Statements, by or at a specified time and PubCo has, in lieu of then filing such Registration Statements or having such Registration Statements become effective, designated a previously filed or effective Registration Statement as the relevant Registration Statement for such purposes, in accordance with the preceding sentence, such references shall be construed to refer to such designated Registration Statement, as amended or supplemented in the manner contemplated by the immediately preceding sentence.

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ARTICLE IV

MISCELLANEOUS

4.1. Authority; Effect. Each party hereto represents and warrants to and agrees with each other party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound. This Agreement does not, and shall not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association. PubCo and its subsidiaries shall be jointly and severally liable for all obligations of each such party pursuant to this Agreement.

4.2. Notices. Any notices, requests, demands and other communications required or permitted in this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx (or other nationally recognized overnight delivery service) or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), in each case addressed as follows:

If to PubCo to:

DigiAsia Corp.

1 Raffles Place #28-02, One Raffles Place Singapore (048616)

Attn: Prashant Gokarn

with a copy (which shall not constitute notice) to:

PT Digi Asia Bios

Prudential Centre 5th Floor Unit F-G, J1. Casablanca Raya Kav. 8

Attn: Alexander Rusli

If to an Investor, to his, her or its address as set forth on Schedule A.

Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to the other applicable party or parties.

4.3. Termination and Effect of Termination. This Agreement may be terminated only by an agreement in writing signed by PubCo and all Holders. Notwithstanding any termination of this Agreement in accordance with the foregoing sentence, the provisions of Sections 3.8 (Registration Expenses), 3.9 (Indemnification) and 3.10 (Rules 144 and 144A and Regulation S) shall survive any such termination. No termination under this Agreement shall relieve any Person of liability for breach or Registration Expenses incurred prior to termination. In the event this Agreement is terminated, each Person entitled to indemnification rights pursuant to Section 3.9 hereof shall retain such indemnification rights with respect to any matter that (i) may be an indemnified liability thereunder and (ii) occurred prior to such termination.

4.4. Permitted Transferees. The rights of a Holder hereunder may be assigned (but only with all related obligations as set forth below) in connection with a Transfer of Registrable Securities to a Permitted Transferee of that Holder. Without prejudice to any other or similar conditions imposed hereunder with respect to any such Transfer, no assignment permitted under the terms of this Section 4.4 will be effective unless the Permitted Transferee to which the assignment is being made, if not a Holder, has delivered to PubCo a written acknowledgment and agreement in form and substance reasonably satisfactory to PubCo that the Permitted Transferee will be bound by, and will be a party to, this Agreement. A Permitted Transferee to whom rights are transferred pursuant to this Section 4.4 may not again transfer those rights to any other Permitted Transferee, other than as provided in this Section 4.4.

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4.5. Remedies. The parties to this Agreement shall have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies that may be available, each of the parties hereto shall be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including preliminary or temporary relief) as may be appropriate in the circumstances. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

4.6. Amendments. This Agreement may not be orally amended, modified or extended, nor shall any oral waiver of any of its terms be effective. This Agreement may be amended, modified or extended, and the provisions hereof may be waived, only by an agreement in writing signed by PubCo and all Holders. Each such amendment, modification, extension or waiver shall be binding upon all Holders. In addition, each party hereto may waive any right hereunder (solely as applicable to such party) by an instrument in writing signed by such party.

4.7. Governing Law. This Agreement, the rights of the parties under or in connection herewith or in connection with any of the transactions contemplated hereby, and all actions arising in whole or in part under or in connection herewith or therewith (whether at law or in equity, whether sounding in contract, tort, statute or otherwise), shall be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

4.8. Consent to Jurisdiction; Venue; Service. Each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the personal jurisdiction and venue of the state or federal courts sitting in New York County, New York (the “Applicable Courts”) for the purpose of any suit, action or other proceeding described in Section 4.7; and (ii) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the Applicable Courts, that its property is exempt or immune from attachment or execution, that any such suit, action or proceeding brought in one of the Applicable Courts is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court. Each party to this Agreement hereby also (x) consents to service of process in any action described in this Section 4.8 in any manner permitted by New York law, (y) agrees that service of process made in accordance with clause (x) or made by overnight delivery by a nationally recognized courier service addressed to a party’s address specified pursuant to Section 4.2 shall constitute good and valid service of process in any such action and (z) waives and agrees not to assert (by way of motion, as a defense or otherwise) in any such action any claim that service of process made in accordance with clause (x) or (y) does not constitute good and valid service of process.

4.9. WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO THIS AGREEMENT OR ANY AND ALL ACTIONS OR PROCEEDINGS (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DESCRIBED IN SECTION 4.8. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 4.9 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4.9 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

4.10. Merger; Binding Effect, Etc. This Agreement constitutes the entire agreement of the parties with respect to its subject matter, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter, and shall be binding upon and inure to the benefit of the parties hereto and thereto and their respective heirs, representatives, successors and permitted assigns. Except as otherwise expressly provided herein, no Holder or other party hereto may assign any of its respective rights or delegate any of its respective obligations under this Agreement without the prior written consent of PubCo, and any attempted assignment or delegation in violation of the foregoing shall be null and void.

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4.11. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one instrument. The parties hereto agree that execution of this Agreement by industry standard electronic signature software and/or by exchanging executed signature pages in .pdf format via e-mail shall have the same legal force and effect as the exchange of original signatures, and that in any proceeding arising under or related to this Agreement, each party hereby waives any right to raise any defense or waiver based upon execution of this Agreement by means of such electronic signatures or maintenance of the executed agreement electronically.

4.12. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

4.13. No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, PubCo and each Holder covenant, agree and acknowledge that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any current or future director, officer, employee, general or limited partner or member of any Holder or of any Affiliate or assignee thereof, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any current or future officer, agent or employee of any Holder or any current or future member of any Holder or any current or future director, officer, employee, partner or member of any Holder or of any Affiliate or assignee thereof, as such, for any obligation of any Holder under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation.

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IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Acquiror:	STONEBRIDGE ACQUISITION CORPORATION

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Company:	DIGIASIA BIOS PTE. LTD.

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement as of the date first above written.

Investor:

By:
Name:
Title:

[Signature Page to Registration Rights Agreement]

SCHEDULE A

[Addresses]